As filed with the Securities and Exchange Commission on June 25, 2010

Registration No. 333-163937

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 5 TO FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ZOO ENTERTAINMENT, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation or organization)

7372
(Primary Standard Industrial Classification Code Number)

71-1033391
(I.R.S. Employer
Identification No.)

3805 Edwards Road, Suite 400, Cincinnati, Ohio 45209
(513) 824-8297

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Approximate date of commencement of proposed sale to the public: From time to time after the date this registration statement becomes effective.

Mark Seremet, President and Chief Executive Officer
ZOO ENTERTAINMENT, INC.
3805 Edwards Road, Suite 400, Cincinnati, Ohio 45209
(513) 824-8297

(Name, Address and Telephone Number
of Agent for Service)

With copies to:
MINTZ LEVIN COHN FERRIS GLOVSKY AND POPEO, P.C.
Chrysler Center, 666 Third Avenue, New York, New York 10017
Attention: Kenneth Koch, Esq.

 If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated Filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED JUNE 25, 2010

PROSPECTUS

ZOO ENTERTAINMENT, INC.
1,569,204 Shares of Common Stock

This Prospectus relates to the resale of up to 1,569,204 shares of our common stock to be offered by the selling stockholders identified herein. Of these shares, (i) 536,140 represent currently issued shares of our common stock to be offered for resale by selling stockholders, which were issued upon conversion of 321,684 shares of Series A Convertible Preferred Stock (“Series A Preferred Stock”) issued to our lead investors in connection with the financings that closed on November 20, 2009 and December 16, 2009 (collectively, the “Financing”), (ii) 1,029,971 represent currently unissued shares of our common stock to be offered for resale by selling stockholders following issuance upon the exercise of outstanding common stock purchase warrants issued to our lead investors in the Financing, and to Solutions 2 Go, Inc. in consideration of making certain payments to us in advance of purchasing certain products from us and (iii) 3,093 represent shares of our common stock to be offered for resale by selling stockholders, which were issued in connection with that certain Mutual Settlement, Release and Waiver Agreement, as amended.

For a list of the selling stockholders, please refer to the section entitled “Selling Stockholders” of this Prospectus. The shares may be offered from time to time by the selling stockholders. All expenses of the registration incurred in connection herewith are being borne by us, but any brokers’ or underwriters’ fees or commissions will be borne by the selling stockholders. We will not receive any proceeds from the sale of the shares by the selling stockholders. However, we may receive the exercise price of any common stock we sell to selling stockholders upon exercise of the warrants.

The selling stockholders have not advised us of any specific plans for the distribution of the shares covered by this Prospectus, but it is anticipated that such shares will be sold from time to time primarily in transactions, which may include block transactions, on any stock exchange, market or trading facility on which our common stock is then traded at the market price then prevailing, although sales may also be made in negotiated transactions or otherwise. The selling stockholders and the brokers and dealers through whom sale of their shares may be made may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), and their commissions or discounts and other compensation may be regarded as underwriters’ compensation. See the “Plan of Distribution” section of this Prospectus.

Our common stock trades under the symbol “ZOOE.OB” on the OTC Bulletin Board.  Our common stock was listed on the OTC Bulletin Board under the symbol “DFTW.OB” prior to January 30, 2009. The closing price of our common stock on the OTC Bulletin Board on June 2, 2010, the last day any shares of our common stock were reported to have traded, was $8.00 per share. We have applied to list our shares of common stock on The NASDAQ Global Market under the symbol "ZOO". No assurance can be given that out listing application will be approved.

Our principal executive offices are located at 3805 Edwards Road, Suite 400, Cincinnati, Ohio 45209, and our telephone number at such address is (513) 824-8297.

We are currently undertaking an underwritten public offering to raise an aggregate of up to $26 million through the sale of shares of our common stock (the "Public Offering"). We have filed a Registration Statement on Form S-1 with respect to the sale of such shares, and one of the selling stockholders identified herein is expected to sell a portion of the shares held by it in the Public Offering.

YOU SHOULD CONSIDER CAREFULLY THE RISKS ASSOCIATED WITH INVESTING IN OUR COMMON STOCK. BEFORE MAKING AN INVESTMENT, PLEASE READ THE “RISK FACTORS” SECTION OF THIS PROSPECTUS, WHICH BEGINS ON PAGE 4.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE DATE OF THIS PROSPECTUS IS JUNE [●], 2010.

TABLE OF CONTENTS

You should rely only on the information contained in this Prospectus. We have not authorized anyone to provide you with information different from or in addition to that contained in this Prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. The information contained in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery of this Prospectus or of any sale of the common stock. Our business, financial conditions, results of operations and prospects may have changed since that date.

Persons outside the United States who come into possession of this Prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this Prospectus outside of the United States.

PROSPECTUS SUMMARY

The following is only a summary. You should read this entire Prospectus, especially the section entitled “Risk Factors” starting on page 4, and our current public information, including the financial statements and the other documents to which we may refer you as described under the caption “Where You Can Find Additional Information” on the inside back cover of this Prospectus, before deciding whether to purchase the common stock offered in this Prospectus.  Unless the context otherwise indicates, the use of the terms “we,” “our” or “us” collectively refer to Zoo Entertainment, Inc. (“ZOO” or the “Company”) and its operating subsidiaries, Zoo Games, Inc. (“Zoo Games”) and Zoo Publishing, Inc. (“Zoo Publishing”).

The Company

We are a developer, publisher, and distributor of interactive entertainment software targeting family-oriented mass-market consumers with retail prices ranging from $9.99 to $49.99 per title. Unlike most video game companies, we typically conceive of game concepts internally and then utilize external development teams and resources to develop the software products. Our entertainment software is developed for use on major consoles, handheld gaming devices, personal computers, and mobile smart-phone devices. We currently develop and/or publish video games that operate on platforms including Nintendo’s Wii, DS, and Game Boy Advance, Sony’s PlayStation Portable (“PSP”), PlayStation 2 (“PS2”), and PlayStation 3 (“PS3”), Microsoft’s Xbox 360 and Apple’s iPhone. We also develop and seek to sell downloadable games for emerging “connected services” including Microsoft’s Xbox Live Arcade, Sony’s PlayStation 3 Network, Nintendo’s Dsiware, Facebook, and for use on personal computers (“PCs”). In addition, we operate our website indiePub Games, www.indiepubgames.com, for independent software developers to compete for prizes and publishing contracts. indiePub Games is also a destination site for gaming enthusiasts to play free games, vote in contests, and participate in the development of innovative entertainment software.

Our current video game titles and overall business strategy target family-oriented, mass-market consumers. Rather than depending on a relatively limited number of “blockbuster” titles to generate our revenue, we focus on delivering a consistent portfolio and broad stream of strong titles at compelling values. In some instances, these titles are based on licenses of well-known properties such as Jeep, Hello Kitty, Shawn Johnson, and Remington, and in other cases, based on our original intellectual property. Our games span a diverse range of categories, including sports, family, racing, game-show, strategy and action-adventure, among others. In addition, we develop video game titles that are bundled with unique accessories such as fishing rods, bows, steering wheels, and guns, which help to differentiate our products and provide additional value to our target demographic. Our focus is to create more product and value for our customer while simultaneously putting downward pressure on our development expenditures and time to market.

For the fiscal year ended December 31, 2009, we generated revenues of $48.7 million compared to $36.3 million in the fiscal year ended December 31, 2008, representing a growth rate of approximately 34%. For the quarter ended March 31, 2010, we generated revenues of $17.1 million compared to $13.9 million in the quarter ended March 31, 2009, representing a growth rate of approximately 23%.

Industry Overview

The interactive entertainment industry is mainly comprised of video game hardware platforms, video game software titles and peripherals. Within this industry, combined sales of hardware, software and game peripherals, were $19.6 billion within the U.S. market in 2009 as reported by an independent research firm, NPD Group. Of that total, hardware sales were $7.1 billion, software sales totaled $9.9 billion, and peripheral accessory sales decreased slightly to $2.5 billion. The industry, which started in the 1970’s and 1980’s with titles such as Pong and Pac-Man, continues to expand into new market opportunities while the industry overall is expected to reach $48.9 billion by 2011 with software revenues alone projected to reach $22.3 billion according to Gamasutra, an online publication for video game developers. The industry is expected to grow at an average yearly rate of 6.2% through 2013, according to Gamasutra. More than half of all Americans claim to play personal computer and video games, according to the Entertainment Software Association, an independent association serving video game publishers. According to the New York Times, the average video game player is 33 years old and has been playing for nearly 12 years.

The introductions of new gaming platforms such as the PS3, Xbox 360, Wii and the Internet have created additional opportunities for overall market growth. Throughout the world, consumers are spending significant time and money playing video games that range from the traditional console titles, to “massively multiplayer” online role-playing games (“MMOs”), to hand-held cell phone games. The online gaming experience has expanded both the audience and the revenue opportunities for games, offering at one end of the spectrum new types of games for more casual gamers and, at the other end, large-scale subscription multi-player experiences for more sophisticated gamers.

The interactive entertainment software market is composed of two primary markets. The first is the console systems market, which is comprised of software created for dedicated game consoles that use a television as a display. The most recently released console systems include Sony’s PS3, Microsoft’s Xbox 360, and Nintendo’s Wii. The second primary market is software created for use on PCs. In addition to these primary markets, additional viable markets exist for the Internet and mobile/handheld systems (iPhone/iPod, mobile phones, Sony’s PSP, Nintendo’s DS). Additionally, internet-based gaming on social networks (“social gaming”) has dramatically increased over the past two years and continues to grow rapidly. Social networks such as Facebook are continually innovating new methods and channels for users to play games while connecting and sharing with each other.

We believe that the overall growth trends within the interactive entertainment software industry are strong and the content is becoming more broadly appealing, allowing the industry to continue to capture the younger consumer while retaining the older player with content that is more relevant to them. In addition, we expect that the global popularity of video games, coupled with the growing base of available markets, will permit us to grow revenues and profits.

Strategy

Our objective is to become a leading provider of casual entertainment software through traditional video game distribution channels, as well as to become a leader in the emerging digital distribution of casual content.

Retail

We view our retail operations as our core business which provides enormous exposure and generates cash flows allowing us to explore our digital strategy. We plan to grow and develop our extensive catalog of games, which currently exceeds 100 different titles. Some tactical initiatives to grow our business through retail channels include the following:

•
Leverage Our Management Team’s Relationships to Increase Distribution of Our Products: Our executive team includes the founders and former operators of Take Two Interactive Software, Jack of All Games and Paragon Software. Collectively, the management team has over 75 years of experience growing and operating video game companies and has deep and long-lasting relationships with many of the leading video game retailers.

•
Create Value Through Innovation: We believe that by fostering and promoting innovative gaming ideas, we can deliver additional value to our customers while also increasing our revenue. Our accessory-bundled game titles such as “Deer Drive” and “Mathews Bow Hunting” are a few example of how we can increase the average selling price per title by including a functional accessory as part of the game.

•
Exploit Current Catalog and Grow Number and Diversity of New Titles: Our current catalog includes approximately 100 different titles addressing a variety of segments including sports, family, racing, game-show, strategy and action-adventure.

•
Partner with World-Class Brands: We anticipate selectively growing the number of licensing deals we currently have as sell-through rates with branded and celebrity-endorsed gaming titles are typically higher than original intellectual property.

•
Improve Profitability By Bringing Distribution In-House: Historically, a significant portion of our retail products have been distributed by third party distributors. The distribution agreement with our domestic distributor has recently expired, giving us the opportunity to sell our products directly to retailers.

Digital

We have a full end-to-end digital distribution strategy. We recently launched the indiePub Games community and competition website where independent developers compete for cash prizes and the opportunity to be published by us across all platforms (consoles, online and/or mobile). Consumers have access to hundreds of free games and can vote on their favorites to help determine which games we develop for broader distribution across multiple channels. This model of user-generated intellectual property and crowd-sourced game ideas not only lowers the cost of game development and publication, but also allows for valuable pre-production consumer testing and feedback.

We will also seek to create and sell downloadable games for emerging digital connected services including Microsoft’s Xbox Live Arcade, Sony’s PlayStation 3 Network, Nintendo’s Virtual Console, and for use on PCs.

Some tactical initiatives to grow our business through digital channels include the following:

•
Leverage the indiePub Games’ Platform for Content and Distribution: We plan to increase the utilization of indiePub Games for content generation from users and for distribution of our games. We believe indiePub Games will become a more important part of our business as we build out the platform.

•
Utilize Digital Distribution to Lower Variable Costs and Reduce Inventory Risk: As we expand our digital distribution capabilities, we foresee our inventory risk decreasing along with the costs associated with having a physical inventory of games. By offering games via download, we eliminate a significant number of variable costs associated with the physical manufacturing and distribution of our console games.

Company History

We were originally incorporated in the State of Nevada on February 13, 2003 under the name Driftwood Ventures, Inc. On December 20, 2007, through a merger, the Company reincorporated in the State of Delaware as a public shell company with no operations. We commenced operations in our current line of business in March 2007. On September 12, 2008, our wholly-owned subsidiary, DFTW Merger Sub, Inc., merged with and into Zoo Games, with Zoo Games surviving the merger and becoming a wholly-owned subsidiary of the Company (the “Merger”). In connection with the Merger, the outstanding shares of common stock of Zoo Games were exchanged for shares of common stock of the Company. As a result thereof, the historical and current business operations of Zoo Games now comprise our principal business operations. On December 3, 2008, the Company changed its name to “Zoo Entertainment, Inc.”

Our principal executive offices are located at 3805 Edwards Road, Suite 400 Cincinnati, OH 45209 and our telephone number is (513) 824-8297. Our website address is www.zoogamesinc.com. We have not incorporated by reference in the Prospectus the information on, or accessible through, our website.

The Offering

Securities Offered
1,569,204 shares of our common stock to be offered by the selling stockholders, of which  (i) 536,140 represent currently issued shares of our common stock to be offered for resale by selling stockholders that were issued to our lead investors in connection with the financings that closed on each of November 20, 2009 and December 16, 2009 (collectively, the “Financing”), (ii) 1,029,971 represent currently unissued shares of our common stock to be offered for resale by selling stockholders following issuance upon exercise of outstanding common stock purchase warrants issued to the lead investors in the Financing, and to Solutions 2 Go, Inc. in consideration of Solutions 2 Go, Inc. making certain payments to us in advance of purchasing certain products from us and (iii) 3,093 represent shares of our common stock issued to selling stockholders in connection with that certain Mutual Settlement, Release and Waiver Agreement, as amended.

Use of Proceeds
We will not receive any of the proceeds from the sale of the common stock offered by the selling stockholders. However, we may receive the exercise price of any common stock we sell to the selling stockholders upon exercise of the warrants. If all warrants included in this Prospectus are exercised for cash (and not pursuant to the cashless exercise feature included in the warrants), the total amount of proceeds we would receive is approximately $7,080,000. We expect to use the proceeds we receive from the exercise of warrants, if any, for general working capital purposes.

Risk Factors	The securities offered hereby involve a high degree of risk. See “Risk Factors” beginning on page 4.

Offering Price	All or part of the shares of common stock offered hereby may be sold from time to time in amounts and on terms to be determined by the selling stockholders at the time of sale.

OTCBB Trading Symbol	ZOOE.OB

Proposed NASDAQ Global Market Trading Symbol	ZOO. No assurance can be given that such listing will be approved.

RISK FACTORS

Investing in our stock is highly speculative and risky. You should be able to bear a complete loss of your investment. Before making an investment decision, you should carefully consider the following risk factors in conjunction with any other information included or incorporated by reference in, including in conjunction with forward-looking statements made herein. If any event or circumstance described in the following risk factors actually occurs, it could materially adversely affect our business, operating results and financial condition. The risks and uncertainties described below are not the only ones which we face. There may be additional risks and uncertainties not presently known to us or those we currently believe are immaterial which could also have a material negative impact on our business, operating results and financial condition. If any of these risks materialize, the trading price of our common stock could decline.

Risks Related to Our Business

We have experienced operating losses since our inception, and may incur future losses.

We have incurred start-up costs, restructuring costs, impairment of goodwill and other intangible assets, and losses from discontinued operations during the past two and a half years. For the years ended December 31, 2008 and 2009, we incurred net losses of $21.7 million and $13.2 million, respectively. Through March 31, 2010, we had cumulative net losses of approximately $44.8 million. If we do become profitable, we may not be able to sustain our profitability. Continued losses or an inability to sustain profitability would likely have an adverse effect on our future operating prospects.

Our business activities may require additional financing that might not be obtainable on acceptable terms, if at all, which could have a material adverse effect on our financial condition, liquidity and our ability to operate going forward.

We may need to or may choose to raise additional capital or incur debt to strengthen our cash position, facilitate expansion, pursue strategic investments or to take advantage of business opportunities as they arise.

Failure to obtain any such financing on acceptable terms on a timely basis, or at all, could result in a decrease in our stock price and could have a material adverse effect on our financial condition and business, and could require us to significantly reduce our operations.

If our products fail to gain market acceptance, we may not have sufficient revenues to pay our expenses and to develop a continuous stream of new games.

Our success depends on generating revenues from existing and new products. The market for video game products is subject to continually changing consumer preferences and the frequent introduction of new products. As a result, video game products typically have short market lives spanning only three to 12 months. Our products may not achieve and sustain market acceptance sufficient to generate revenues to cover our costs and allow us to become profitable. If our products fail to gain market acceptance, we may not have sufficient revenues to develop a continuous stream of new games, which we believe is essential to covering costs and achieving future profitability.

Product development schedules are long and frequently unpredictable, and we may experience delays in introducing products, which may adversely affect our revenues.

The development cycle for certain of our products can exceed one year. In addition, the creative process inherent in video game development makes the length of the development cycle difficult to predict, especially in connection with products for a new hardware platform involving new technologies. As a result, we may experience delays in product introductions. If an unanticipated delay affects the release of a video game we may not achieve anticipated revenues for that game, for example, if the game is delayed until after an important selling season or after market interest in the subject matter of the game has begun to decline. A delay in introducing a video game could also require us to spend more development resources to complete the game, which would increase costs and lower margins, and could affect the development schedule for future products.

 The global economic downturn could result in a reduced demand for our products and increased volatility in our stock price.

Current uncertainty in global economic conditions pose a risk to the overall economy as consumers and retailers may defer or choose not to make purchases in response to tighter credit and negative financial news, which could negatively affect demand for our products. Additionally, due to the weak economic conditions and tightened credit environment, some of our retailers and distributors may not have the same purchasing power, leading to lower purchases of our games for placement into distribution channels. Consequently, demand for our products could be materially different from expectations, which could negatively affect our profitability and cause our stock price to decline.

Our market is subject to rapid technological change, and if we do not adapt to, and appropriately allocate our resources among, emerging technologies, our revenues will be negatively affected.

Technology changes rapidly in the interactive entertainment industry. We must continually anticipate and adapt our products to emerging technologies. When we choose to incorporate a new technology into a product or to develop a product for a new platform, operating system or media format, we will likely be required to make a substantial investment one to two years prior to the introduction of the product. If we invest in the development of video games incorporating a new technology or for a new platform that does not achieve significant commercial success, our revenues from those products likely will be lower than we anticipated and may not cover our development costs. If, on the other hand, we elect not to pursue the development of products incorporating a new technology or for new platforms that achieve significant commercial success, our potential revenues would also be adversely affected, and it may take significant time and resources to shift product development resources to that technology or platform. Any such failure to adapt to, and appropriately allocate resources among, emerging technologies would harm our competitive position, reduce our market share and significantly increase the time we take to bring popular products to market.

Customer accommodations could materially and adversely affect our business, results of operations, financial condition, and liquidity.

When demand for our product offerings falls below expectations, we may negotiate accommodations to retailers or distributors in order to maintain our relationships with our customers and access to our sales channels. These accommodations include negotiation of price discounts and credits against future orders commonly referred to as price protection. At the time of product shipment, we establish reserves for price protection and other similar allowances. These reserves are established according to our estimates of the potential for markdown allowances based upon our historical rates, expected sales, retailer inventories of products and other factors. We cannot predict with certainty whether existing reserves will be sufficient to offset any accommodations we will provide, nor can we predict the amount or nature of accommodations that we will provide in the future. If actual accommodations exceed our reserves, our earnings would be reduced, possibly materially. Any such reduction may have an adverse effect on our business, financial condition or results of operations. The granting of price protection and other allowances reduces our ability to collect receivables and impacts our availability for advances from our factoring arrangement. The continued granting of substantial price protection and other allowances may require additional funding sources to fund operations, but there can be no assurance that such funds will be available to us on acceptable terms, if at all.

Significant competition in our industry could adversely affect our business.

The interactive entertainment software industry is highly competitive. It is characterized by the continuous introduction of new titles and the development of new technologies. Our competitors vary in size from very small companies with limited resources to very large corporations with greater financial, marketing and product development resources than us.

Many of our competitors have significantly greater financial, marketing and product development resources than we do. As a result, current and future competitors may be able to:

•	respond more quickly to new or emerging technologies or changes in customer preferences;

•	undertake more extensive marketing campaigns;

•	adopt more aggressive pricing policies;

•	devote greater resources to secure rights to valuable licenses and relationships with leading software developers;

•	gain access to wider distribution channels; and

•	have better access to prime shelf space.

If we are unable to compete successfully, we could lose sales, market share, opportunities to license marketable intellectual property and access to next-generation platform technology. We also could experience difficulty hiring and retaining qualified software developers and other employees. Any of these consequences would significantly harm our business, results of operations and financial condition.

If game platform manufacturers refuse to license their platforms to us or do not manufacture our games on acceptable terms, on a timely basis or at all, our revenues would be adversely affected.

We  sell our products for use on proprietary game platforms manufactured by other companies, including Microsoft, Nintendo and Sony. These companies can significantly affect our business because:

•	we may only publish their games for play on their game platforms if we receive a platform license from them, which is renewable at their discretion;

•	we must obtain their prior review and approval to publish games on their platforms;

•
if the popularity of a game platform declines or, if the manufacturer stops manufacturing a platform, does not meet the demand for a platform or delays the introduction of a platform in a region important to us, the games that we have published and that we are developing for that platform would likely produce lower sales than we anticipate;

•	these manufacturers control the manufacture of, or approval to manufacture, and manufacturing costs of our game discs and cartridges;

•
these manufacturers have the exclusive right to (1) protect the intellectual property rights to their respective hardware platforms and technology and (2) discourage others from producing unauthorized software for their platforms that compete with our games; and

•	the manufacturing times, particularly in the fourth quarter, can be quite long. We may be unable to manufacture our products in a timely manner, if at all, to meet holiday or other demands.

We currently have licenses from Nintendo to develop products for the Wii, DS and Game Boy Advance, from Sony to develop products for the PSP, PS2 and PS3, and from Apple to develop products for the iPhone. These licenses are non-exclusive, and as a result, many of our competitors also have licenses to develop and distribute video game software for these systems. These licenses must be periodically renewed, and if they are not, or if any of our licenses are terminated or adversely modified, we may not be able to publish games for such platforms or we may be required to do so on less attractive terms. In addition, the interactive entertainment software products that we intend to develop for platforms offered by Nintendo or Sony generally are manufactured exclusively by that platform manufacturer or its approved replicator. These manufacturers generally have approval and other rights that will provide them with substantial influence over our costs and the release schedule of such products. Each of these manufacturers is also a publisher of games for its own hardware platform. A manufacturer may give priority to its own products or those of our competitors, especially if their products compete with our products. Any unanticipated delays in the release of our products or increase in our development, manufacturing, marketing or distribution costs as a result of actions by these manufacturers would significantly harm our business, results of operations and financial condition.

Failure to renew our existing brand and content licenses on favorable terms or at all and to obtain additional licenses would impair our ability to introduce new products and services or to continue to offer our products and services based on third-party content.

Some of our revenues are derived from our products and services based on or incorporating brands or other intellectual property licensed from third parties. Any of our licensors could decide not to renew our existing license or not to license additional intellectual property and instead license to our competitors or develop and publish its own products or other applications, competing with us in the marketplace. Several of these licensors already provide intellectual property for other platforms, and may have significant experience and development resources available to them should they decide to compete with us rather than license to us. In the past, competitors have successfully outbid us for licenses that we previously held.

We have both exclusive and non-exclusive license arrangements and both licenses that are global and licenses that are limited to specific geographies. Our licenses generally have terms that range from two to five years. We may be unable to renew these licenses or to renew them on terms favorable to us, and we may be unable to secure alternatives in a timely manner. Failure to maintain or renew our existing licenses or to obtain additional licenses would impair our ability to introduce new products and services or to continue to offer our current products or services, which would materially harm our business, operating results and financial condition. Some of our existing licenses impose, and licenses that we obtain in the future might impose, development, distribution and marketing obligations on us. If we breach our obligations, our licensors might have the right to terminate the license which would harm our business, operating results and financial condition.

Even if we are successful in gaining new licenses or extending existing licenses, we may fail to anticipate the entertainment preferences of our end users when making choices about which brands or other content to license. If the entertainment preferences of end users shift to content or brands owned or developed by companies with which we do not have relationships, we may be unable to establish and maintain successful relationships with these developers and owners, which would materially harm our business, operating results and financial condition. In addition, some rights are licensed from licensors that have or may develop financial difficulties, and may enter into bankruptcy protection under U.S. federal law or the laws of other countries. If any of our licensors files for bankruptcy, our licenses might be impaired or voided, which could materially harm our business, operating results and financial condition.

Rating systems for interactive entertainment software, potential legislation and vendor or consumer opposition could inhibit sales of our products.

Trade organizations within the video game industry require digital entertainment software publishers to provide consumers with information relating to graphic violence, profanity or sexually explicit material contained in software titles, and impose penalties for noncompliance. Certain countries have also established similar rating systems as prerequisites for sales of digital entertainment software in their countries. In some instances, we may be required to modify our products to comply with the requirements of these rating systems, which could delay the release of those products in these countries. We believe that we comply with such rating systems and properly display the ratings and content descriptions received for our titles. Several proposals have been made for legislation to regulate the digital entertainment software, broadcasting and recording industries, including a proposal to adopt a common rating system for digital entertainment software, television and music containing violence or sexually explicit material, and the Federal Trade Commission has issued reports with respect to the marketing of such material to minors. Consumer advocacy groups have also opposed sales of digital entertainment software containing graphic violence or sexually explicit material by pressing for legislation in these areas, including legislation prohibiting the sale of certain ‘‘M’’ rated video games to minors, and by engaging in public demonstrations and media campaigns. Retailers may decline to sell digital entertainment software containing graphic violence or sexually explicit material, which may limit the potential market for our ‘‘M’’ rated products, and adversely affect our operating results. If any groups, whether governmental entities, hardware manufacturers or advocacy groups, were to target our ‘‘M’’ rated titles, we might be required to significantly change or discontinue a particular title, which could adversely affect our business.

We could also experience delays in obtaining ratings which would adversely impact our ability to manufacture products.

We are dependent on third parties to manufacture our products, and any delay or interruption in production would negatively affect both our ability to make timely product introductions and our results of operations.

All of our products are manufactured by third parties who set the manufacturing prices for those products. Therefore, we depend on these manufacturers, including platform manufacturers, to fill our orders on a timely basis and to manufacture our products at an acceptable cost. If we experience manufacturing delays or interruptions, it would harm our business and results of operations.

We may be unable to develop and publish new products if we are unable to secure or maintain relationships with third party video game software developers.

We utilize the services of independent software developers to develop our video games. Consequently, our success in the video game market depends on our continued ability to obtain or renew product development agreements with quality independent video game software developers. However, we cannot assure you that we will be able to obtain or renew these product development agreements on favorable terms, or at all, nor can we assure you that we will be able to obtain the rights to sequels of successful products which were originally developed for us by independent video game software developers.

Many of our competitors have greater financial resources and access to capital than we do, which puts us at a competitive disadvantage when bidding to attract independent video game software developers. We may be unable to secure or maintain relationships with quality independent video game software developers if our competitors can offer them better shelf access, better marketing support, more development funding, higher royalty rates, more creative control or other advantages. Usually, our agreements with independent software developers are easily terminable if either party declares bankruptcy, becomes insolvent, ceases operations or materially breaches its agreement.

We have less control over a game developed by a third party because we cannot control the developer’s personnel, schedule or resources. In addition, any of our third-party developers could experience a business failure, be acquired by one of our competitors or experience some other disruption. Any of these factors could cause a game not to meet our quality standards or expectations, or not to be completed on time or at all. If this happens with a game under development, we could lose anticipated revenues from the game or our entire investment in the game.

Our failure to manage our growth and expansion effectively could adversely affect our business.

Our ability to successfully offer our products and implement our business plan in a rapidly evolving market requires an effective planning and management process. We expect to increase the scope of our operations domestically and internationally. This growth will continue to place a significant strain on management systems and resources. If we are unable to effectively manage our growth or scale our development, our business could be adversely affected.

The acquisition of other companies, businesses or technologies could result in operating difficulties, dilution or other harmful consequences.

We have made acquisitions in the past and, although we are not currently pursuing any significant acquisition, we may in the future pursue additional acquisitions, any of which could be material to our business, operating results and financial condition. Certain of our acquired companies were subsequently disposed during the past two and a half years.  These acquisitions resulted in operating losses and losses from dispositions.  Future acquisitions could divert management’s time and focus from operating our business. In addition, integrating an acquired company, business or technology is risky and may result in unforeseen operating difficulties and expenditures. We may also raise additional capital for the acquisition of, or investment in, companies, technologies, products or assets that complement our business. Future acquisitions or dispositions could result in potentially dilutive issuances of our equity securities, including our common stock, or the incurrence of debt, contingent liabilities, amortization expenses or acquired in-process research and development expenses, any of which could harm our financial condition and operating results. Future acquisitions may also require us to obtain additional financing, which may not be available on favorable terms or at all.

Acquisitions involve a number of risks and present financial, managerial and operational challenges, including:

•	diversion of management's attention from running existing business;

•	increased expenses, including travel, legal, administrative and compensation expenses resulting from newly hired employees;

•	increased costs to integrate personnel, customer base and business practices of the acquired company;

•	adverse effects on reported operating results due to possible write-down of goodwill associated with acquisitions;

•	potential disputes with sellers of acquired businesses, technologies, services or products; and

•	dilution to stockholders if we issue securities in any acquisition.

Any acquired business, technology, product or service could significantly under-perform relative to our expectations, and we may not achieve the benefits we expect from acquisitions. In addition, a significant portion of the purchase price of companies we acquire may be allocated to acquired goodwill and other intangible assets, which must be assessed for impairment at least annually. In the future, if our acquisitions do not yield expected returns, we may be required to take charges to our earnings based on this impairment assessment process, which could harm our operating results. For all these reasons, our pursuit of an acquisition and investment strategy or any individual acquisition or investment, could have a material adverse effect on our business, financial condition and results of operations.

Our success depends on our ability to attract and retain our key employees. We may experience increased costs to continue to attract and retain senior management and highly qualified software developers.

 Our success depends to a significant extent upon the performance of senior management and on our ability to attract, motivate and retain highly qualified software developers. We believe that as a result of consolidation in our industry, there are now fewer highly skilled independent developers available to us. Competition for these developers is intense, and we may not be successful in attracting and retaining them on terms acceptable to us or at all. An increase in the costs necessary to attract and retain skilled developers, and any delays resulting from the inability to attract necessary developers or departures, may adversely affect our revenues, margins and results of operations.

 The loss of the services of any of our executive officers or other key employees could harm our business. All of our executive officers and key employees are under short-term employment agreements which means, that their future employment with the Company is uncertain. All of our executive officers and key employees are bound by a contractual non-competition agreement; however, it is uncertain whether such agreements are enforceable and, if so, to what extent, which could make us vulnerable to recruitment efforts by our competitors.

Our future success also depends on our ability to identify, attract and retain highly skilled technical, managerial, finance, marketing and creative personnel. We face intense competition for qualified individuals from numerous technology, marketing and mobile entertainment companies. We may be unable to attract and retain suitably qualified individuals who are capable of meeting our growing creative, operational and managerial requirements, or may be required to pay increased compensation in order to do so.  Volatility or lack of performance in our stock price may also affect our ability to attract and retain our key employees. If we are unable to attract and retain the qualified personnel we need to succeed, our business, operating results and financial condition would be harmed.

The loss of any of our key customers could adversely affect our sales.

Our sales to Cokem, Walmart (via Atari) and Gamestop accounted for approximately 35%, 24% and 10%, respectively, of our gross revenues for the three months ended March 31, 2010. Our sales to Cokem, Jack of All Games (via Atari) and Gamestop accounted for approximately 29%, 21% and 11%, respectively, of our gross revenues for the year ended December 31, 2009.  Although we seek to broaden our customer base, we anticipate that a small number of customers will continue to account for a large concentration of our sales given the consolidation of the retail industry. We do not have written agreements in place with several of our major customers. Consequently, our relationship with these retailers could change at any time. Our business, results of operations and financial condition could be adversely affected if:

•	we lose any of our significant customers;

•	any of these customers purchase fewer of our offerings;

•	any of these customers encounter financial difficulties, resulting in the inability to pay vendors, store closures or liquidation;

•	less favorable foreign intellectual property laws making it more difficult to protect our properties from appropriation by competitors;

•	we incur difficulties with distributors;

•	we incur difficulties collecting our accounts receivable;

•	we continue to rely on limited business relationships.

Our failure to manage or address any of these could adversely affect our business.

If our products contain errors, our reputation, results of operations and financial condition may be adversely affected.

As video games incorporate new technologies, adapt to new hardware platforms and become more complex, the risk of undetected errors in products when first introduced increases. If, despite our testing procedures, errors are found in new products after shipments have been made, we could experience a loss of revenues, delay in timely market acceptance of its products and damage to our reputation, any of which may negatively affect our business, results of operations and financial condition.

If we are unsuccessful in protecting our intellectual property, our revenues may be adversely affected.

The intellectual property embodied in our video games is susceptible to infringement, particularly through unauthorized copying of the games, or piracy. The increasing availability of high bandwidth Internet service has made, and will likely continue to make, piracy of video games more common. Infringement of our intellectual property may adversely affect our revenues through lost sales or licensing fees, particularly where consumers obtain pirated video game copies rather than copies sold by us, or damage to our reputation where consumers are wrongly led by infringers to believe that low-quality infringing material originated from us. Preventing and curbing infringement through enforcement of the our intellectual property rights may be difficult, costly and time consuming, and thereby ultimately not cost-effective, especially where the infringement takes place in foreign countries where the laws are less favorable to rights holders or not sufficiently developed to afford the level of protection we desire.

If we infringe on the intellectual property of others, our costs may rise and our results of operations may be adversely affected.

Although we take precautions to avoid infringing the intellectual property of others, it is possible that we or our third-party developers have done so or may do so in the future. The number and complexity of elements in our products that result from the advances in the capabilities of video game platforms increases the probability that infringement may occur. Claims of infringement, regardless of merit, could be time consuming, costly and difficult to defend. Moreover, as a result of disputes over intellectual property, we may be required to discontinue the distribution of one or more of its products, or obtain a license for the use of or redesign those products, any of which could result in substantial costs and material delays and materially adversely affect our results of operations.

Indemnity provisions in various agreements potentially expose us to substantial liability for intellectual property infringement, damages caused by malicious software and other losses .

In the ordinary course of our business, most of our agreements with carriers and other distributors include indemnification provisions. In these provisions, we agree to indemnify them for losses suffered or incurred in connection with our products and services, including as a result of intellectual property infringement and damages caused by viruses, worms and other malicious software. The term of these indemnity provisions is generally perpetual after execution of the corresponding license agreement, and the maximum potential amount of future payments we could be required to make under these indemnification provisions is generally unlimited. Large future indemnity payments could harm our business, operating results and financial condition.

We may be unable to develop and introduce in a timely way new products or services, which could harm our brand.

The planned timing and introduction of new products and services are subject to risks and uncertainties. Unexpected technical, operational, deployment, distribution or other problems could delay or prevent the introduction of new products and services, which could result in a loss of, or delay in, revenues or damage to our reputation and brand. Our attractiveness to branded content licensors might also be reduced. In addition, new products and services may not achieve sufficient market acceptance to offset the costs of development, particularly when the introduction of a product or service is substantially later than a planned “day-and-date” launch, which could materially harm our business, operating results and financial condition.

Our business is subject to risks generally associated with the entertainment industry, and we may fail to properly assess consumer tastes and preferences, causing product sales to fall short of expectations.

Our business is subject to all of the risks generally associated with the entertainment industry and, accordingly, our future operating results will depend on numerous factors beyond our control, including the popularity, price and timing of new hardware platforms being released; economic, political and military conditions that adversely affect discretionary consumer spending; changes in consumer demographics; the availability and popularity of other forms of entertainment; and critical reviews and public tastes and preferences, which may change rapidly and cannot be predicted. A decline in the popularity of certain game genres or particular platforms could cause sales of our titles to decline dramatically. The period of time necessary to develop new game titles, obtain approvals of platform licensors and produce finished products is unpredictable. During this period, consumer appeal for a particular title may decrease, causing product sales to fall short of expectations.

 We have developed and may expand international operations, which may subject us to economic, political, regulatory and other risks.

We continue to seek the most cost-effective method to distribute our products internationally.  There are many risks involved with international operations, including:

•	difficulty in maintaining or finding a suitable distribution partner;

•	social, economic and political instability;

•	compliance with multiple and conflicting foreign and domestic laws and regulations;

•	changes in foreign and domestic legal and regulatory requirements or policies resulting in burdensome government controls, tariffs, restrictions, embargoes or export license requirements;

•	currency fluctuations;

•	difficulties in staffing and managing international operations;

•	less favorable foreign intellectual property laws making it more difficult to protect our properties from appropriation by competitors;

•	potentially adverse tax treatment;

•	higher costs associated with doing business internationally;

•	challenges caused by distance, language and cultural differences;

•	difficulties with distributors;

•	protectionist laws and business practices that favor local businesses in some countries;

•	foreign exchange controls that might prevent us from repatriating income earned in countries outside the United States;

•	price controls;

•	the servicing of regions by many different carriers;

•	imposition of public sector controls;

•	restrictions on the export or import of technology;

•	greater fluctuations in sales to end users and through carriers in developing countries, including longer payment cycles and greater difficulties collecting our accounts receivable; and

•	relying on limited business relationships.

Our failure to manage or address any of these could adversely affect our business. In addition, developing user interfaces that are compatible with other languages or cultures can be expensive. As a result, our ongoing international expansion efforts may be more costly than we expect. Further, expansion into developing countries subjects us to the effects of regional instability, civil unrest and hostilities, and could adversely affect us by disrupting communications and making travel more difficult. These risks could harm our international expansion efforts, which, in turn, could materially and adversely affect our business, operating results and financial condition.

Our business is ‘‘hit ’’ driven. If we do not deliver ‘‘hit ’’ titles, or if consumers prefer competing products, our sales could suffer.

While many new products are regularly introduced, only a relatively small number of ‘‘hit’’ titles account for a significant portion of net revenue. Competitors may develop titles that imitate or compete with our ‘‘hit’’ titles, and take sales away from us or reduce our ability to command premium prices for those titles. Hit products published by our competitors may take a larger share of consumer spending than we anticipate which could cause our product sales to fall below our expectations. If our competitors develop more successful products or offer competitive products at lower price, or if we do not continue to develop consistently high-quality and well received products, our revenue, margins, and profitability will decline.

Our business is subject to seasonal fluctuations.

We experience fluctuations in quarterly and annual operating results as a result of: the timing of the introduction of new titles; variations in sales of titles developed for particular platforms; market acceptance of our titles; development and promotional expenses relating to the introduction of new titles, sequels or enhancements of existing titles; projected and actual changes in platforms; the timing and success of title introductions by our competitors; product returns; changes in pricing policies by us and our competitors; the size and timing of acquisitions; the timing of orders from major customers; order cancellations; and delays in product shipment. Sales of our products are also seasonal, with peak shipments typically occurring in the fourth calendar quarter as a result of increased demand for titles during the holiday season. Quarterly and annual comparisons of operating results are not necessarily indicative of future operating results.

Risks Relating to Our Common Stock

The liquidity of our common stock will be affected by its limited trading market.

Bid and ask prices for shares of our common stock are quoted on the OTC Bulletin Board under the symbol “ZOOE.OB”.  On March 23, 2010, we were de-listed from the OTC Bulletin Board due to an absence of market makers.  From March 23, 2010 to April 18, 2010, our common stock was quoted on the OTC Pink Sheets.  Effective April 19, 2010, we were able to secure a market maker on the OTC Bulletin Board and our common stock resumed quotation on the OTC Bulletin Board. There is currently no broadly followed, established trading market for our common stock. An active and liquid trading market for our shares of common stock may never develop or be maintained. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders. The absence of an active trading market reduces the liquidity of our common stock. As a result of the lack of trading activity, the quoted price for our common stock on the OTC Bulletin Board is not necessarily a reliable indicator of its fair market value, and you may not be able to sell your shares quickly or at or above the price you paid for such shares. Further, if we cease to be quoted or if we are unable to list or maintain a listing on NASDAQ, holders of our common stock would find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, our common stock, and the market value of our common stock would likely decline.  Additionally, there are no assurances that we will be able to continue to secure a market maker on the OTC Bulletin Board, and in such event, our common stock could be quoted on the OTC Pink Sheets, and the market value of our common stock may decline.

Future sales of common stock by our existing stockholders may cause our stock price to fall.

Sales of a substantial number of shares of our common stock in the public market, or the perception that these sales may occur, could cause the market price of our common stock to decline significantly. As of the date of this Prospectus, we have 4,630,741 shares of common stock outstanding, excluding shares of common stock issuable upon exercise of options or warrants.  This number includes the 1,569,204 shares that we are registering for resale in this Prospectus, which may be resold in the public market immediately following the effectiveness of this Prospectus.  Of the remaining outstanding shares, (i) 2,483,108 may be resold in the public market immediately and (ii) 578,429 additional shares are deemed to be “restricted securities” (as that term is defined in Rule 144 promulgated under the Securities Act) and may be resold pursuant to the provisions of Rule 144.  In addition, as of the date of this Prospectus, options to purchase up to an aggregate of 1,265,238 shares of common stock and warrants to purchase up to an aggregate of 1,039,703 shares of common stock were issued and outstanding. We and one of the selling stockholders named herein plan to sell approximately $26.0 million of our common stock in the Public Offering, and all of such shares will be freely tradeable, without restriction.

As shares saleable under Rule 144 or under this Prospectus or in the Public Offering are sold or as restrictions on resale end, the market price of our common stock could drop significantly if the holders of restricted shares sell them or are perceived by the market as intending to sell them.  We may also sell additional shares of common stock in subsequent public offerings, which may adversely affect market prices for our common stock.

The market price of our common stock is highly volatile and subject to wide fluctuations, and you may be unable to resell your shares at or above the current price.

The market price of our common stock is likely to be highly volatile and could be subject to wide fluctuations in response to a number of factors that are beyond our control, including announcements of new products or services by our competitors. In addition, the market price of our common stock could be subject to wide fluctuations in response to a variety of factors, including:

•	quarterly variations in our revenues and operating expenses;

•	developments in the financial markets, and the worldwide or regional economies;

•	announcements of innovations or new products or services by us or our competitors;

•	fluctuations in merchant credit card interest rates;

•	significant sales of our common stock or other securities in the open market; and

•	changes in accounting principles.

In the past, stockholders have often instituted securities class action litigation after periods of volatility in the market price of a company’s securities. If a stockholder were to file any such class action suit against us, we would incur substantial legal fees and our management’s attention and resources would be diverted from operating our business to respond to the litigation, which could harm our business.

We and a selling stockholder are currently undertaking the Public Offering of our common stock to raise up to an aggregate of $26 million. There is no assurance that we will complete this offering, or if we do, that it will not be dilutive to existing stockholders.

We and a selling stockholder are currently undertaking the Public Offering to raise an aggregate of up to $26 million through the sale of shares of our common stock. Although we have filed a Registration Statement on Form S-1 with respect to the sale of our common stock in the Public Offering, there can be no assurance that the Public Offering will be completed or if it is complated, there can be no assurance of the amount of net proceeds we will receive. In the event that we complete the Public Offering, we cannot guarantee the size of the offering, and it may result in substantial dilution to our existing stockholders.

The sale of securities by us in any equity or debt financing could result in dilution to our existing stockholders and have a material adverse effect on our earnings.

Any sale of common stock by us in a future private placement offering could result in dilution to the existing stockholders as a direct result of our issuance of additional shares of our capital stock. In addition, our business strategy may include expansion through internal growth by acquiring complementary businesses, acquiring or licensing additional brands, or establishing strategic relationships with targeted customers and suppliers. In order to do so, or to finance the cost of our other activities, we may issue additional equity securities that could dilute our stockholders’ stock ownership. We may also assume additional debt and incur impairment losses related to goodwill and other tangible assets, and this could negatively impact our earnings and results of operations.

If securities or industry analysts do not publish research or reports about our business, or if they downgrade their recommendations regarding our common stock, our stock price and trading volume could decline.

The trading market for our common stock, if and when it develops, will be influenced by the research and reports that industry or securities analysts publish about us or our business. If any of the analysts who cover us downgrade our common stock, our common stock price would likely decline. If analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our common stock price or trading volume to decline.

If we cannot satisfy, or continue to satisfy, the NASDAQ Global Market’s listing requirements, our common stock may not be listed or may be delisted, which could negatively impact the price of our common stock and your ability to sell them.

We have applied to list our shares of common stock on The NASDAQ Global Market upon the consummation of the Public Offering, but we cannot assure you that we will be able to meet the initial listing requirements at that time. The NASDAQ Global Market also requires its listed companies to comply with specific additional requirements in order for their shares to continue to be listed. Accordingly, even if our shares of common stock are listed on The NASDAQ Global Market upon completion of the Public Offering, we cannot assure you that we will be able to continue to comply with such listing requirements and our common stock could be delisted in the future. If The NASDAQ Global Market does not list our common stock, or subsequently delists our common stock from trading, we could face significant consequences, including:

●	a limited availability for market quotations for our common stock;

●	reduced liquidity with respect to our common stock;

●
a determination that our common stock is a “penny stock,” which will require brokers trading in our common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity for our common stock;

●	limited amount of news and analyst coverage; and

●	a decreased ability to obtain additional financing in the future.

If The NASDAQ Global Market does not list our securities, any market that develops in shares of our common stock may be subject to the penny stock restrictions, which will reduce the liquidity of our securities and make trading difficult or impossible.

SEC Rule 15g-9 establishes the definition of a “penny stock,” for purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to a limited number of exceptions. In the event the price of our shares of common stock falls below $5.00 per share, our shares will be considered to be penny stocks. This classification severely and adversely affects the market liquidity for our common stock. For any transaction involving a penny stock, unless exempt, the penny stock rules require that a broker-dealer approve a person’s account for transactions in penny stocks and the broker-dealer receive from the investor a written agreement to the transaction setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker-dealer must obtain financial information and investment experience and objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker-dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, which, in highlight form, sets forth:

●	the basis on which the broker-dealer made the suitability determination, and

●	that the broker-dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stock in both public offerings and in secondary trading and commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Because of these regulations, broker-dealers may not wish to engage in the above-referenced necessary paperwork and disclosures and/or may encounter difficulties in their attempt to sell securities subject to the penny stock rules. If The NASDAQ Global Market does not list our securities, the holders of our securities may have difficulty selling their shares in the market due to the reduced level of trading activity in the market. These additional sales practice and disclosure requirements could impede the sale of our securities. In addition, the liquidity for our securities may decrease, with a corresponding decrease in the price of our securities. If The NASDAQ Global Market does not list our securities, our shares will likely be subject to the penny stock rules for the foreseeable future and our stockholders will, in all likelihood, find it difficult to sell their securities. Furthermore, the “penny stock” rules could also hamper our ability to raise funds in the future.

If we continue to fail to maintain an effective system of internal controls, we might not be able to report our financial results accurately or prevent fraud; in that case, our stockholders could lose confidence in our financial reporting, which could negatively impact the price of our stock.

Effective internal controls are necessary for us to provide reliable financial reports and prevent fraud. In addition, Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, requires us to evaluate and report on our internal control over financial reporting for all our current operations and have our independent registered public accounting firm attest to our evaluation beginning with our Annual Report on Form 10-K for the year ending December 31, 2010. Our management has determined that we have a material weakness in our internal control over financial reporting related to not having a sufficient number of personnel with the appropriate level of experience and technical expertise to appropriately resolve non-routine and complex accounting matters or to evaluate the impact of new and existing accounting pronouncements on our consolidated financial statements while completing the financial statements close process. Until this deficiency in our internal control over financial reporting is remediated, there is a reasonable possibility that a material misstatement to our annual or interim consolidated financial statements could occur and not be prevented or detected by our internal controls in a timely manner. We are committed to appropriately addressing this matter and we have engaged additional qualified personnel to assist in these areas. We will continue to reassess our accounting and finance staffing levels to ensure that we have the appropriate accounting resources to handle the existing workload. We are in the process of preparing and implementing an internal plan of action for compliance with Section 404 and strengthening and testing our system of internal controls to provide the basis for our report. The process of implementing our internal controls and complying with Section 404 will be expensive and time - consuming, and will require significant attention of management. We cannot be certain that these measures will ensure that we implement and maintain adequate controls over our financial processes and reporting in the future. Even if we conclude, and our independent registered public accounting firm concurs, that our internal control over financial reporting provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles, because of its inherent limitations, internal control over financial reporting may not prevent or detect fraud or misstatements. Failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations. If we or our independent registered public accounting firm discover a material weakness or a significant deficiency in our internal control, the disclosure of that fact, even if quickly remedied, could reduce the market’s confidence in our financial statements and harm our stock price. In addition, a delay in compliance with Section 404 could subject us to a variety of administrative sanctions, including ineligibility for short form resale registration, action by the Securities and Exchange Commission, and the inability of registered broker-dealers to make a market in our common stock, which could further reduce our stock price and harm our business.

We do not anticipate paying dividends.

We have never paid cash or other dividends on our common stock. Payment of dividends on our common stock is within the discretion of our Board of Directors and will depend upon our earnings, our capital requirements and financial condition, and other factors deemed relevant by our Board of Directors.

Our officers, directors and principal stockholders can exert significant influence over us and may make decisions that may not be in the best interests of all stockholders.

Our officers, directors and principal stockholders (greater than 5% stockholders) collectively beneficially own approximately 80.4% of our outstanding common stock. As a result, this group will be able to affect the outcome of, or exert significant influence over, all matters requiring stockholder approval, including the election and removal of directors and any change in control. In particular, this concentration of ownership of our common stock is likely to have the effect of delaying or preventing a change of control of us or otherwise discouraging or preventing a potential acquirer from attempting to obtain control of us. This, in turn, could have a negative effect on the market price of our common stock. It could also prevent our stockholders from realizing a premium over the market prices for their shares of common stock. Moreover, the interests of this concentration of ownership may not always coincide with our interests or the interests of other stockholders, and, accordingly, this group could cause us to enter into transactions or agreements that we would not otherwise consider.

The requirements of being a public company may strain our resources, divert management ’ s attention and affect our ability to attract and retain qualified members for our Board of Directors.

As a public company, we are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Sarbanes-Oxley Act of 2002.  The requirements of these rules and regulations increase our legal, accounting and financial compliance costs, may make some activities more difficult, time-consuming and costly and may also place undue strain on our personnel, systems and resources.

In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, we will need to expend significant resources and provide significant management oversight. We have a substantial effort ahead of us to implement appropriate processes, document our system of internal control over relevant processes, assess their design, remediate any deficiencies identified and test their operation. As a result, management’s attention may be diverted from other business concerns, which could harm our business, operating results and financial condition. These efforts will also involve substantial accounting-related costs.

Our financial results could vary significantly from quarter to quarter and are difficult to predict.

Our revenues and operating results could vary significantly from quarter to quarter because of a variety of factors, many of which are outside of our control. As a result, comparing our operating results on a period-to-period basis may not be meaningful. In addition, we may not be able to predict our future revenues or results of operations. We base our current and future expense levels on our internal operating plans and sales forecasts, and our operating costs are to a large extent fixed. As a result, we may not be able to reduce our costs sufficiently to compensate for an unexpected shortfall in revenues, and even a small shortfall in revenues could disproportionately and adversely affect financial results for that quarter. Individual products and services represent meaningful portions of our revenues and net loss in any quarter. We may incur significant or unanticipated expenses when licenses are renewed.

In addition to other risk factors discussed in this section, factors that may contribute to the variability of our quarterly results include:

•	the number of new products and services released by us and our competitors;

•	the amount we reserve against returns and allowances;

•	the timing of release of new products and services by us and our competitors, particularly those that may represent a significant portion of revenues in a period;

•	the popularity of new products and services, and products and services released in prior periods;

•	the expiration of existing content licenses;

•	the timing of charges related to impairments of goodwill, intangible assets, royalties and minimum guarantees;

•	changes in pricing policies by us or our competitors;

•	changes in the mix of original and licensed content, which have varying gross margins; the seasonality of our industry;

•	fluctuations in the size and rate of growth of overall consumer demand for video game products, services and related content;

•	strategic decisions by us or our competitors, such as acquisitions, divestitures, spin-offs, joint ventures, strategic investments or changes in business strategy;

•	our success in entering new geographic markets;

•	foreign exchange fluctuations;

•	accounting rules governing recognition of revenue;

•	the timing of compensation expense associated with equity compensation grants; and

•	decisions by us to incur additional expenses, such as increases in marketing or research and development.

 As a result of these and other factors, our operating results may not meet the expectations of investors or public market analysts who choose to follow our company. Failure to meet market expectations would likely result in decreases in the trading price of our common stock.

FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements, which reflect the views of our management with respect to future events and financial performance. These forward-looking statements are subject to a number of uncertainties and other factors that could cause actual results to differ materially from such statements. Forward-looking statements are identified by words such as “anticipates,” “believes,” “estimates,” “expects,” “plans,” “projects,” “could,” would,” “should,” and similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on the information available to management at this time and which speak only as of this date. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

●	our inability to achieve sustained profitability;

●	expectations regarding our potential growth;

●	our ability to implement our business strategy;

●	our ability to obtain additional financing, if necessary;

●	our financial performance;

●	the introduction of new products and market acceptance of new and existing products;

●	expectations regarding the size of our market;

●	our competitive position;

●	demand for our products;

●	our inability to enter into license agreements with manufactures of game platforms;

●	our ability to have our shares of common stock listed for trading on The NASDAQ Global Market;

●	the costs of recruiting and retaining key employees;

●	the lack of market to our shares of common stock;

●	global economic conditions;

●	compliance with applicable laws; and

●	our liquidity.

For a discussion of some of the factors that may cause actual results to differ materially from those suggested by the forward-looking statements, please read carefully the information under “Risk Factors” beginning on page 4.

The identification in this document of factors that may affect future performance and the accuracy of forward-looking statements is meant to be illustrative and by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. You may rely only on the information contained in this Prospectus.

We have not authorized anyone to provide information different from that contained in this Prospectus. Neither the delivery of this Prospectus nor the sale of common stock means that information contained in this Prospectus is correct after the date of this Prospectus. This Prospectus is not an offer to sell or solicitation of an offer to buy these securities in any circumstances under which the offer or solicitation is unlawful.

USE OF PROCEEDS

We will not receive any proceeds from the sale or other disposition of the common stock covered hereby by the selling stockholders pursuant to this Prospectus. However, we may receive the sale price of any common stock we sell to the selling stockholders upon exercise of the warrants. If all warrants included in this Prospectus are exercised for cash (and not pursuant to the cashless exercise feature included in the warrants), the total amount of proceeds we would receive is approximately $7,080,000.  We expect to use the proceeds we receive from the exercise of warrants, if any, for general working capital purposes.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following management discussion and analysis (“MD&A”) together with our audited Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus. This Prospectus contains forward-looking statements that involve risks, uncertainties and assumptions. Actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including, but not limited to, those presented under “Risk Factors” and elsewhere herein.

The following discussion should be read in conjunction with, and is qualified in its entirety by, the financial statements and the notes thereto included in this Prospectus. This discussion contains certain forward-looking statements that involve substantial risks and uncertainties. When used in this Prospectus, the words “anticipate,” “believe,” “estimate,” “expect,” “may,” “should,” “could” and similar expressions as they relate to our management or us are intended to identify such forward-looking statements. Our actual results, performance or achievements could differ materially from those expressed in, or implied by, these forward-looking statements. Historical operating results are not necessarily indicative of the trends in operating results for any future period.

Overview

We are a developer, publisher, and distributor of interactive entertainment software targeting family-oriented mass-market consumers with retail prices ranging from $9.99 to $49.99 per title. Unlike most video game companies, we typically conceive of game concepts internally and then utilize external development teams and resources to develop the software products. Our entertainment software is developed for use on major consoles, handheld gaming devices, personal computers, and mobile smart-phone devices. We currently develop and/or publish video games that operate on platforms including Nintendo’s Wii, DS, and Game Boy Advance, Sony’s PSP, PS2, and PS3, Microsoft’s Xbox 360 and Apple’s iPhone. We also develop and seek to sell downloadable games for emerging “connected services” including Microsoft’s Xbox Live Arcade, Sony’s PlayStation 3 Network, Nintendo’s Dsiware, Facebook, and for use on PCs. In addition, we operate our website indiePub Games, www.indiepubgames.com, for independent software developers to compete for prizes and publishing contracts. indiePub Games is also a destination site for gaming enthusiasts to play free games, vote in contests, and participate in the development of innovative entertainment software.

Our current video game titles and overall business strategy target family-oriented, mass-market consumers. Rather than depending on a relatively limited number of “blockbuster” titles to generate our revenue, we focus on delivering a consistent portfolio and broad stream of strong titles at compelling values. In some instances, these titles are based on licenses of well-known properties such as Jeep, Hello Kitty, Shawn Johnson, and Remington, and in other cases, based on our original intellectual property. Our games span a diverse range of categories, including sports, family, racing, game-show, strategy and action-adventure, among others. In addition, we develop video game titles that are bundled with unique accessories such as fishing rods, bows, steering wheels, and guns, which help to differentiate our products and provide additional value to our target demographic. Our focus is to create more product and value for our customer while simultaneously putting downward pressure on our development expenditures and time to market.

Zoo Entertainment; Merger with Zoo Games

Zoo Entertainment, Inc. was originally incorporated in the State of Nevada on February 13, 2003 under the name Driftwood Ventures, Inc.  On December 20, 2007, through a merger, the Company reincorporated in the State of Delaware as a public shell company with no operations.

On July 7, 2008, the Company entered into an Agreement and Plan of Merger, as subsequently amended on September 12, 2008 (the “Merger Agreement”) with DFTW Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), Zoo Games and a stockholder representative, pursuant to which Merger Sub would merge with and into Zoo Games, with Zoo Games as the surviving corporation (the “Merger”).  In connection with the Merger, all of the outstanding shares of common stock of Zoo Games were exchanged for common stock of the Company.

On September 12, 2008, the Company, Merger Sub, Zoo Games and the stockholder representative completed the Merger and each outstanding share of Zoo Games common stock, $0.001 par value per share (the “Zoo Games Common Stock”), on a fully-converted basis, converted automatically into and became exchangeable for  shares of the Company’s common stock, $0.001 par value per share, based on an exchange ratio equal to 7.023274. In addition, each of the 559 options to purchase shares of Zoo Games common stock (the “Zoo Games Options”) outstanding under Zoo Games’ 2008 Long-Term Incentive Plan were assumed by the Company, subject to the same terms and conditions as were applicable under such plan immediately prior to the Merger, and converted into 405 options to purchase shares of the Company’s common stock at an exercise price of $1,548 per share, 703 options to purchase shares of the Company’s common stock at an exercise price of $1,350 per share and 2,814 options to purchase shares of the Company’s common stock at an exercise price of $912 per share. The 411 warrants to purchase shares of Zoo Games common stock outstanding at the time of the Merger (the “Zoo Games Warrants”) were assumed by the Company and converted into 2,383 warrants to acquire shares of the Company’s common stock at an exercise price of $1,704 and 531 warrants to acquire shares of the Company’s common stock at an exercise price of $1,278 per share. The merger consideration consisted of (i) 43,498 shares of the Company’s common stock, (ii) the reservation of 3,922 shares of the Company’s common stock required for the assumption of the Zoo Games Options and (iii) the reservation of 2,914 shares of the Company’s common stock required for the assumption of the Zoo Games Warrants.

 Upon the closing of the Merger, as the sole remedy for the Zoo Games stockholders’ indemnity obligations, on behalf of the Zoo Games stockholders pursuant to the Merger Agreement, the Company deposited 4,350 shares of the Company’s common stock (the “Escrow Shares”), otherwise payable to such stockholders, into escrow to be held by the escrow agent until December 31, 2009 in accordance with the terms and conditions of an escrow agreement. No claims were made against the Zoo Games stockholders pursuant to the Merger Agreement, and the Escrow Shares were released from escrow.

Effective as of the closing of the Merger, Zoo Games became our wholly-owned subsidiary. As a result thereof, the historical and current business operations of Zoo Games now comprise our principal business operations.

Zoo Games was treated as the acquirer for accounting purposes in the reverse merger and the financial statements of the Company represent the historical activity of Zoo Games and consolidate the activity of Zoo beginning on September 12, 2008, the date of the reverse merger.

Zoo Games

Zoo Games commenced operations in March 2007 as Green Screen Interactive Software, LLC, a Delaware limited liability company, and in May 2008, converted to a Delaware corporation. On August 14, 2008, it changed its name to Zoo Games, Inc. Since its initial organization and financing, Zoo Games embarked on a strategy of partnering with and/or acquiring companies with compelling intellectual property, distribution capabilities, and/or management with demonstrated records of success.

In June 2007, Zoo Games acquired the assets of Supervillain Studios, Inc., which were held by the wholly-owned subsidiary of Zoo Games, Supervillain Studios, LLC. The acquisition provided Zoo Games with access to proprietary high end casual gaming content, established video game designers, technical experts and producers capable of providing Zoo Games with high quality, original casual games. On July 22, 2008, Zoo Games released Order Up!, its first offering from Supervillain. In our effort to refocus our cash on our core business, the Company sold the assets of Supervillain Studios LLC back to its original owners on September 16, 2008.

In December 2007, Zoo Games acquired the capital stock of Zoo Publishing. The acquisition of Zoo Publishing provided Zoo Games with a profitable core business and North American distribution and further enhanced its experienced management team. Zoo Publishing distributes software titles throughout North America and generated over $30 million in annual revenue in 2007.  Zoo Publishing exploits its development expertise, in combination with its sales, marketing and licensing expertise, to target the rapidly expanding market for casual games, particularly on Nintendo’s platforms, where Zoo Publishing has experienced considerable success. By nurturing and growing this business unit, Zoo Games believes it will be able to rapidly build a much larger distribution network, enabling it to place a significant number of software titles with major retailers.

 In April 2008, Zoo Games acquired the capital stock of Zoo Digital, a business operated in the United Kingdom. This acquisition provided Zoo Games with a profitable core business in the United Kingdom and European distribution, and further enhanced its experienced management team. Zoo Digital distributes software titles in Europe and generated over $6.8 million in annual revenue in 2007. In our effort to refocus our cash on our core business operations, the Company sold Zoo Digital back to its original owners on November 28, 2008.

In May 2009, we formed a new company in the United Kingdom that is a wholly-owned subsidiary of Zoo Games called Zoo Entertainment Europe Ltd. to focus on the sales and distribution of our products in Europe.  In our effort to refocus our cash on our core business operations, we discontinued the operations of Zoo Europe effective December 2009.

The financial statements of Zoo Entertainment and Zoo Games include operations of each division from the date that they were acquired. Currently, we have determined that we operate in one segment in the United States. The results for Supervillain, Repliqa and Zoo Digital are included in discontinued operations for the periods presented.

Results of Operations

For the Three Months Ended March 31, 2010 as compared to the Three Months Ended March 31, 2009

The following table sets forth, for the period indicated, the amount and percentage of net revenue for significant line items in our statement of operations:

	(Amounts in Thousands Except Per Share Data)
	For The Three Months Ended March 31,
	2010		2009

Revenue	$17,132	100%	$13,884	100%

Cost of goods sold	13,515	79	11,483	83

Gross profit	3,617	21	2,401	17

Operating expenses:

General and administrative	1,605	9	1,394	10
Selling and marketing	836	5	863	6
Research and development	-	0	80	1
Depreciation and amortization	500	3	434	3

Total operating expenses	2,941	17	2,771	20

Income (loss) from operations	676	4	(370)	(3)

Interest expense, net	253	1	1,033	7

Income (loss) from operations before income tax expense	423	3	(1,403)	(10)

Income tax expense	133	1	-	-

Net income (loss)	$290	2%	$(1,403)	(10)%

Earnings (loss) per common share - basic	$0.26		$(22.01)

Earnings (loss) per common share - diluted	$0.10		$(22.01)

Net Revenues. Net revenues for the three months ended March 31, 2010 were approximately $17.1 million, compared to approximately $13.9 million for the three months ended March 31, 2009, all consisting of casual game sales in North America.  The breakdown of gross sales by platform is as follows:

	Three Months Ended March 31,
	2010	2009
Nintendo Wii	68%	64%
Nintendo DS	32%	32%
SONY PS2	0%	2%
Microsoft Xbox	0%	2%

The biggest sellers during the 2010 period were (i) Deal or No Deal on the Nintendo Wii platform, (ii) Deer Drive bundled with our gun blaster for the Nintendo Wii platform, and (iii) Dream Chronicles on the Nintendo DS platform.  The various Wii games bundled with our gun blaster accounted for approximately 21% of our revenue during the 2010 period, accounting for most of the revenue increase from the 2009 period to the 2010 period.  The biggest sellers during the 2009 period were (i) Deal or No Deal, (ii) M&M Kart Racing, and (iii) Calvin Tucker’s Redneck Jamboree, all on the Nintendo Wii platform.  The 2010 period consisted of approximately 1.53 million units sold in North America at an average gross price of $11.22, while the 2009 period consisted of approximately 1.46 million units sold in North America at an average gross price of $10.04.   The average price increase resulted primarily from the inclusion of the higher priced game bundles sold in 2010, offset, in part, by various older products that were sold at lower prices in the 2010 period than in the 2009 period.  In addition, we continue to increase our customer base and distribution channels, providing us with more outlets for the sales of our products.

Gross Profit. Gross profit for the three months ended March 31, 2010 was approximately $3.6 million, or 21% of net revenue, while the gross profit for the three months ended March 31, 2009 was approximately $2.4 million, or 17% of net revenue. The costs included in the cost of goods sold consist of manufacturing and packaging costs, royalties due to licensors relating to the current period’s revenues and the amortization of product development costs relating to the current period’s revenues. The Atari sales agreement was in place for all sales during the entire 2009 period and Atari’s fees recorded as a reduction in revenue during the 2009 period were approximately $1.5 million (10% of net revenue). The Atari agreement was in place for only certain sales during the 2010 period and Atari’s fees recorded as a reduction in revenue during the 2010 period were $625,000 (4% of net revenue).  For those sales that were not distributed through Atari, the Company pays the shipping costs. The net improvement to the gross margin in the 2010 period from the 2009 period was due mainly to the reduction in the percentage of sales distributed through Atari by 6%. This improvement was partially offset by a 3% increase in shipping costs, as a percentage of revenue, which is a result of the Company being responsible for shipping costs for sales not distributed through Atari.

General and Administrative Expenses. General and administrative expenses for the three months ended March 31, 2010 were approximately $1.6 million as compared to $1.4 million for the comparable period in 2009.  The 2010 period included $246,000 of non-cash stock-based compensation due to the issuance of stock and options to certain directors and employees, while the 2009 period included only $22,000 of non-cash stock-based compensation.  Without this stock-based compensation, the general and administrative expenses actually decreased less than 1% from the 2009 to 2010 period.

Selling and Marketing Expenses. Selling and marketing expenses decreased 3% to $836,000 for the three months ended March 31, 2010 from $863,000 for the three months ended March 31, 2009 due primarily to lower average salaries, partially offset by increased sales commissions during the 2010 period as compared with the prior year.  These expenses all relate to the sales of casual games in North America and consist primarily of the salaries, commissions and related costs for Zoo Publishing.

Research and Development Expenses. Research and development expenses for the three months ended March 31, 2010 were $0 as compared to $80,000 for the three months ended March 31, 2009. This expense is generally a direct result of our decision to discontinue the development of certain games.  The 2009 expense resulted from discontinuing one video game project during the period while none were discontinued during the 2010 period.

Depreciation and Amortization Expenses. Depreciation and amortization costs for the three months ended March 31, 2010 were $500,000 as compared to $434,000 in the prior period. Both periods include $412,000 resulting from the amortization of intangibles acquired from the Zoo Publishing acquisition. The 2010 period also includes $65,000 resulting from the amortization of content intangibles obtained from the New World IP license in May 2009.  The balance relates to depreciation of fixed assets during the period.

Interest Expense.   Interest expense for the three months ended March 31, 2010 was $253,000 as compared to approximately $1.0 million for the three months ended March 31, 2009.  The 2010 period includes $30,000 of interest on the Solutions 2 Go loan and $100,000 of non-cash interest relating to the warrants issued for the Solutions 2 Go exclusive distribution rights.   Interest paid by Zoo Publishing in the 2010 period for the receivable factoring facility was $117,000.  The 2009 period includes $698,000 of non-cash interest expense relating to the amortization on the Zoo Entertainment Notes, $135,000 of interest relating to the Zoo Entertainment Notes and approximately $195,000 of interest on the various promissory notes due to the sellers of Zoo Publishing of which $160,000 is non-cash interest imputed at the then market rate.

Income Tax Benefit.   We recorded an income tax expense of $133,000 for the three months ended March 31, 2010 against pretax income of $423,000.  For the three months ended March 31, 2009, we recorded no income tax benefit against the $1.4 million pretax loss because we had already maximized the benefit of our loss carryforward.

Earnings (Loss) Per Common Share.  The basic earnings per share for the three months ended March 31, 2010 was $0.26 based on a weighted average shares outstanding for the period of approximately 1.1 million, while the basic loss per common share for the three months ended March 31, 2009 was $(22.01), based on a weighted average shares outstanding for the period of 63,740.  The diluted earnings per share for the three months ended March 31, 2010 was $0.10 based on a weighted average shares outstanding for the period of approximately 2.9 million, while the basic loss per common share for the three months ended March 31, 2009 was $(22.01), based on a weighted average shares outstanding for the period of 63,740.

For the Year Ended December 31, 2009 as Compared to the Year Ended December 31, 2008

The following table sets forth, for the period indicated, the amount and percentage of net revenue for significant line items in our statement of operations:

	(Amounts in Thousands Except Per Share Data)
	Year Ended December 31,
	2009		2008
Revenue	$48,709	100%	$36,313	100%
Cost of goods sold	39,815	82	30,883	85
Gross profit	8,894	18	5,430	15

Operating expenses:
General and administrative	6,788	14	10,484	29
Selling and marketing	2,484	5	4,548	13
Research and development	390	1	5,857	16
Impairment of goodwill	14,704	30	-	-
Depreciation and amortization	1,875	4	1,760	5
Total operating expenses	26,241	54	22,649	62

Loss from operations	(17,347)	(36)	(17,219)	(47)

Interest expense, net	(2,975)	(6)	(3,638)	(10)
Gain on extinguishment of debt	5,315	11	-	-
Gain on legal settlement	4,328	9	-	-
Other income – insurance recovery	860	2	1,200	3
Loss from continuing operations before income tax (expense) benefit	(9,819)	(20)	(19,657)	(54)
Income tax (expense) benefit	(3,143)	(6)	4,696	13
Loss from continuing operations	(12,962)	(27)	(14,961)	(41)
Loss from discontinued operations net of tax benefit	(235)	-	(6,734)	(19)
Net loss	$(13,197)	(27)	$(21,695)	(60)
Loss per common share from continuing operations	$(234.00)		$(354.00)

Net Revenues

Net revenues for the year ended December 31, 2009 were approximately $48.7 million, an increase of approximately 34% over the revenues for the year ended December 31, 2008 of approximately $36.3 million, primarily all consisting of casual game sales in North America.

Because of a fire in our third party warehouse in October 2008, we entered into a distribution agreement with Atari that has remained in effect for certain customers through 2009. Pursuant to this agreement, we sell product to Atari at a discount and they distribute product to certain of our customers. The sales in 2009 are recorded net of the $3.7 million fee to Atari and the sales in 2008 are recorded net of the $1.4 million fee to Atari. Without the Atari fee, the sales increase from 2008 to 2009 would have been 39%.

The breakdown of gross sales by platform is as follows:

	Year Ended December 31,
	2009	2008
Nintendo Wii	64%	45%
Nintendo DS	31	50
Sony PS2	3	2
Microsoft Xbox	2	0
Nintendo Game Boy Advance	0	2
Sony PSP	0	1

The best sellers during the 2009 period were (i) Deal or No Deal, (ii) M&M Kart Racing, and (iii) M&M Beach Party, all on the Nintendo Wii platform. The various Wii games bundled with our gun blaster product, which were introduced in the latter half of 2009, accounted for approximately 10% of our sales during 2009 and contributed to the increase in average gross selling price per game as compared to 2008. The biggest sellers during the 2008 period were (i) M&M Kart Racing on the Nintendo Wii platform, (ii) the compilation of Battle Ship, Connect 4, Sorry  and Trouble on the Nintendo DS platform, and (iii) Deal or No Deal on the Nintendo DS platform. Approximately 5.2 million units were sold in North America at an average gross price of $9.73 in 2009 as compared to approximately 4.1 million units sold for an average gross price of $9.57 in 2008. The increase in unit sales was primarily a result of both new games introduced in 2009 and new customers and distribution channels to sell our product to in 2009.  Net sales allowances provided to customers for returns, markdowns, price protection and other deductions was 6.4% of gross sales for 2009 as compared to 7.4% of gross sales for 2008.  The 2009 period includes approximately $1.1 million from sales and royalties earned from sales of our product outside North America, while the continuing operations in the 2008 period do not include any sales or royalties earned from sales outside North America.

Gross Profit

Gross profit for the year ended December 31, 2009 was approximately $8.9 million, or 18% of net revenue, while the gross profit for the year ended December 31, 2008 was approximately $5.4 million, or 15% of net revenue. The costs included in the cost of goods sold consist of manufacturing and packaging costs, royalties due to licensors relating to the current period’s revenues and the amortization of product development costs relating to the current period’s revenues. The sales agreement with Atari, Inc. (“Atari”) was in place during the entire 2009 period and for three months during 2008. Atari’s fees that are recorded as a reduction in revenue during 2009 were approximately $3.7 million as compared to $1.4 million for the three months that the agreement was in effect in 2008. Without the fees to Atari, the gross profit would have been 24% of net revenue in 2009 and 18% of net revenue in 2008. As part of our business plan to focus on higher margin games and more cost effective product licenses, we opted to discontinue certain lower-margin products in the 2009 period through the accelerated sale of such products at lower than normal prices. The increased average selling price of the gun bundles that were introduced in the latter part of 2009 helped to offset the reduced margin of the products discontinued in that year. The 2008 period also included a close-out initiative for a license that terminated during that period resulting in similar overall margins for the 2008 period. The 2008 period included an unusually large amount of amortization of product development costs for a game developed internally that did not earn out its development cost at the expected rate, resulting in an additional 2% charge to the cost of goods sold and therefore a 2% decrease in the gross margin for 2008.

General and Administrative Expenses

General and administrative expenses for the year ended December 31, 2009 were approximately $6.8 million as compared to $10.5 million for the year ended December 31, 2008. A reduction in the corporate headcount in the New York office from 2008 to 2009 resulted in approximately $1.7 million of the decrease from reduced salaries, rent and related expenses. Additional costs incurred in the 2008 period resulted from the Company’s reverse merger and costs relating to going public, which were approximately $964,000 in accounting and legal fees and approximately $582,000 in other consulting costs. These costs did not recur in 2009. Equity compensation included in general and administrative expenses are approximately $592,000 in 2009 and approximately $1.6 million in 2008. During 2009 we incurred approximately $856,000 in cost for our European sales office that both began and was closed during 2009. These costs are included in the 2009 general and administrative expenses.

Selling and Marketing Expenses

Selling and marketing expenses for the years ended December 31, 2009 and 2008 were approximately $2.5 million and $4.5 million, respectively. These expenses all relate to the sales of casual games in North America and consist primarily of the salaries, commissions and related costs for Zoo Publishing. The expenses in the 2009 period reflect a reduction in salaries and related costs of $949,000 from the 2008 period due to the transition of that operation from New Jersey to Ohio in 2009 and resulting reduction in headcount and base salaries. The balance of the variance resulted primarily from approximately $1.0 million in advertising and marketing expenses incurred in 2008 for various products that did not recur in 2009.

Research and Development Expenses

Research and development expenses were $390,000 in 2009 as compared to approximately $5.9 million in 2008. These expenses are a direct result of our decision to discontinue the development of certain games during these periods. The 2008 costs consisted of approximately $5.1 million relating to various video game products that were discontinued during the year and approximately $720,000 for a video game that was still in development that we deemed unrecoverable in 2008. The Company has modified its business model to focus on casual products which carry significantly lower development risks and costs.

Impairment of Goodwill

The Company incurred a triggering event as of September 30, 2009 based on the equity infusion of approximately $4.0 million for 50% ownership in our equity and the conversion of the existing convertible debt during the fourth quarter of 2009. As such, we performed an impairment analysis, resulting in the full impairment of goodwill of $14.7 million.

Depreciation and Amortization Expenses

Depreciation and amortization costs for the year ended December 31, 2009 were approximately $1.9 million as compared to approximately $1.8 million in 2008. The amortization of intangibles acquired from the Zoo Publishing acquisition that is included in these amounts is approximately $1.6 million for both 2009 and 2008. The 2009 period includes $130,000 resulting from the amortization of content intangibles obtained from the New World IP license in May 2009. The balance relates to depreciation of fixed assets during the period.

Interest Expense

Interest expense for 2009 was approximately $3.0 million as compared to approximately $3.6 million for 2008. The 2009 period includes approximately $1.6 million of non-cash interest expense relating to the amortization on the Zoo Entertainment notes, $496,000 of interest relating to the Zoo Entertainment notes and approximately $358,000 of interest on the various promissory notes due to the sellers of Zoo Publishing, of which $294,000 is non-cash interest imputed at the then market rate. In addition, the 2009 period includes $58,000 of interest on the Solutions 2 Go loan and $132,000 of non-cash interest relating to the warrants issued for the Solutions 2 Go exclusive distribution rights. Interest paid by Zoo Publishing in 2009 for the receivable factoring facility and other financing arrangements were $354,000. The 2008 period includes $1.3 million of non-cash interest expense relating to the amortization on the Zoo Entertainment notes, $610,000 of non-cash interest expense relating to the accelerated amortization of the debt discount resulting from the early extinguishment of debt and approximately $1.2 million of interest on the various promissory notes due to the sellers of Zoo Publishing of which $1.0 million is non-cash interest imputed at the then market rate. Also included in 2008 is $536,000 of interest expense on other notes including the Zoo Entertainment notes.

Gain on Extinguishment of Debt

The 2009 period includes approximately $5.3 million of gain on extinguishment of debt resulting from the November 2009 conversion of approximately $11.9 million of existing debt, including related accrued interest, into 1,188,439 shares of Series B Convertible Preferred Stock (“Series B Preferred Stock”) that subsequently converted into 1,980,739 shares of common stock in March 2010. The total fair value of the Series B Preferred Stock was determined to be approximately $3.0 million, based on a $1.50 value per common share, the same value per share as the sale of Series A Preferred Stock with identical rights and features. Of the $8.9 million gain on extinguishment of debt, approximately $3.6 million is recorded as additional paid-in-capital because that debt holder was also a shareholder with a beneficial ownership of greater than 10% of our outstanding common stock at the time of the debt conversion and deemed to be a related party. The remaining $5.3 million balance was recorded as a gain on extinguishment of the debt.

Gain on Legal Settlement

During the 2009 period, we settled a lawsuit brought by the former sellers of Zoo Publishing, resulting in a net gain on settlement of approximately $4.3 million. The settlement eliminated the Company’s obligations for certain outstanding notes, employee loans and other obligations for an aggregate amount of approximately $3.9 million. The settlement returned 9,274 shares to treasury valued at approximately $1.1 million. The Company’s remaining cash obligations and litigation expense amounted to approximately $710,000, resulting in a net gain on settlement of approximately $4.3 million.

Other Income – Insurance Recovery

During the 2009 period, our third party warehouse received $860,000 from their insurance company relating to losses incurred by us from a fire in October 2008. Those proceeds were applied against other amounts due from us to the third party warehouse and are reported as Other Income in 2009. In 2008, we received $1.2 million from our insurance company relating to business losses incurred from the same fire at a third party warehouse that housed our inventory in October 2008.

Income Tax (Expense) Benefit

We recorded an income tax expense of approximately $3.1 million for the year ended December 31, 2009. There were various book to tax differences that resulted in us having taxable income for 2009; the income tax expense, in part, is based on permanent differences that are non-deductible for tax purposes, predominantly related to the impairment of goodwill. The net deferred tax component of the tax expense is approximately $2.9 million. During the year ended December 31, 2008, we recorded a tax benefit of approximately $6.1 million, approximately $4.7 million was from continuing operations and approximately $1.4 million was attributed to discontinued operations.

Loss from Discontinued Operations

During the year ended December 31, 2009, we wrote-off $235,000 relating to the balance due from the sale of Zoo Digital in 2008 because it was determined to be uncollectible during this period. During the year ended December 31, 2008, we incurred an aggregate of approximately $6.7 million in net losses, net of an approximately $1.4 million tax benefit, from four operating divisions which were subsequently discontinued, so the net losses relating to those operations are recorded separately as a loss from discontinued operations. The loss relating to Zoo Digital was approximately $4.6 million, the loss relating to Supervillain was approximately $3.2 million, the loss relating to Repliqa was $219,000 and the loss relating to the on-line initiative was $146,000.

Loss per Common Share from Continuing Operations

The loss per common share from continuing operations for the year ended December 31, 2009 was $234, based on a weighted average shares outstanding for the period of 55,826, versus a loss per share from continuing operations of $354, based on a weighted average shares outstanding of 42,324 for the year ended December 31, 2008.

Liquidity and Capital Resources

March 31, 2010

We earned net income of $290,000 for the three months ended March 31, 2010 and incurred a net loss of approximately $1.4 million for the three months ended March 31, 2009. Our principal source of cash during the 2010 period was from the use of our purchase order and receivable financing arrangements and cash generated from operations. Net cash used in operating activities for the three months ended March 31, 2010 was $3.1 million, consisting primarily of the use of customer advances for product sales in the current quarter, product development costs, building inventory for future sales and an increase in receivables as we became less dependent on prepayments from Atari.  Net cash provided by operating activities for the three months ended March 31, 2009 was $470,000, primarily consisting of reduction in inventory and accounts receivable and an increase in accounts payable, offset by payments of accrued expenses and product development costs.

December 31, 2009

We incurred a loss from continuing operations of approximately $13.0 million, including an impairment charge related to goodwill of $14.7 million, for the year ended December 31, 2009 and a net loss of approximately $15.0 million from continuing operations for the year ended December 31, 2008. Our principal sources of cash during the 2009 period were proceeds from the $5.0 million equity raise in the fourth quarter of 2009, cash generated from the use of our purchase order and receivable financing arrangements, and cash generated from operations throughout the year.

Net cash used in continuing operations for the year ended December 31, 2009 was approximately $5.5 million, while net cash used in continuing operations for the year ended December 31, 2008 was $12.1 million. The specifics of the Atari sales agreement, which was in effect during the 2009 period for some of our customers, where Atari prepays us for the cost of goods for most of our sales and pays the balance due within 15 days of shipping the product, resulted in significant improvements for our cash provided from operations in the 2009 period, as compared to the 2008 period. The nature of the customer advances from Atari also reduces our receivables, as compared to standard trade sales where we generally would not collect the receivable until up to 60 days after shipment of our goods. As of the end of December 2008, Atari was distributing for all of our customers, while at the end of December 2009, Atari was distributing for only certain customers. The net increase in receivables for the year ended December 31, 2009 was approximately $2.2 million, while the net increase in receivables for the year ended December 31, 2008 was approximately $500,000. The inventory decreased by approximately $1.0 million from December 31, 2008 to December 31, 2009 as we made an effort to minimize our cash outlay for product by building product to order and increasing our inventory turns. Also in the 2008 period, we were spending more cash developing higher-cost video games that had a longer development cycle which put a strain on our working capital for that period. In 2009, we focused mostly on developing lower-cost video games and our cash constraints also limited our spending on development of new video games in 2009.

Net cash used in investing activities for the year ended December 31, 2009 was $338,000, while net cash provided by investing activities for the year ended December 31, 2008 was approximately $2.1 million. The cash used in the 2009 period consisted of $312,000 invested for intellectual property and $26,000 for the purchase of fixed assets. During the 2008 period, the Company benefited from the receipt of approximately $1.7 million of cash from the reverse merger and used $67,000 cash for the purchase of fixed assets.

Net cash provided by financing activities for the year ended December 31, 2009 was approximately $7.6 million, while net cash provided by financing activities for the year ended December 31, 2008 was approximately $12.9 million. The 2009 period includes approximately $90,000, net, repaid to the purchase order financing facility and net proceeds of approximately $900,000 received from the receivable factoring facility, as well as $7,000 from the exercise of warrants. In addition, we received a $2.0 million customer advance from Solutions 2 Go, Inc. in the 2009 period for exclusive Canadian distribution rights which is being treated as a loan due to the fixed maturity date and interest bearing features of the advance. During 2008 we received approximately $6.1 million from the sale of equity securities, received approximately $8.8 million from the issuance of convertible notes and repaid a net amount of approximately $2.0 million for the purchase order financing and factor arrangements.

The $5.0 million sale of our Series A Preferred Stock and common stock purchase warrants that closed on November 20, 2009 and December 16, 2009, and the conversion of approximately $11.9 million underlying our convertible notes into equity, put us into a positive net working capital position of approximately $5.6 million as of December 31, 2009, leaving us better positioned to meet our cash needs.

Factoring Facility

Zoo Publishing has a factoring facility with our factor, Working Capital Solutions, Inc. (“WCS”), which utilizes existing accounts receivable in order to provide working capital to fund our continuing business operations. Under the terms of our factoring and security agreement (the “Factoring Agreement”), our receivables are sold to the factor, with recourse. The factor, in its sole discretion, determines whether or not it will accept each receivable based upon the credit risk factor of each individual receivable or account. Once a receivable is accepted by the factor, the factor provides funding, subject to the terms and conditions of the factoring and security agreement. The amount remitted to us by the factor equals the invoice amount of the receivable adjusted for any discounts or allowances provided to the account, less 25%, which is deposited into a reserve account established pursuant to the agreement, less allowances and fees. In the event of default, valid payment dispute, breach of warranty, insolvency or bankruptcy on the part of the receivable account, the factor can require the receivable to be repurchased by us in accordance with the agreement. The amounts to be paid by us to the factor for any accepted receivable include a factoring fee of 0.6% for each ten (10) day period the account is open.   For the three months ended March 31, 2010, we sold approximately $4.2 million of receivables to the factor with recourse and paid fees of $117,000.  At March 31, 2010, accounts receivable and due from factor included approximately $2.8 million of amounts due from our customers to the factor.  The factor had an advance outstanding to the Company of approximately $1.9 million as of March 31, 2010.

On April 1, 2010, Zoo Publishing, Zoo Games and the Company entered into a First Amendment to Factoring and Security Agreement pursuant to which the parties amended the Factoring Agreement to, among other things: (i) increase the maximum amount of funds available pursuant to the factoring facility to $5,250,000;  and (ii) extend its term to a period initially ending on April 1, 2012, subject to automatic renewal for successive one year periods unless Zoo Publishing terminates the Factoring Agreement with written notice 90 days prior to the next anniversary of the date of the Factoring Agreement, or  unless  Zoo Publishing terminates the Factoring Agreement on a date other than an anniversary date with 30 days prior written notice.

Purchase Order Facility

In addition to the receivable financing agreement with WCS, Zoo Publishing also utilizes purchase order financing with Wells Fargo Bank, National Association (“Wells Fargo”) to fund the manufacturing of video game products. Under the terms of that certain assignment agreement (the “Assignment Agreement”), we assign purchase orders received from customers to Wells Fargo, and request that Wells Fargo purchase the required materials to fulfill such purchase orders.  Wells Fargo, which may accept or decline the assignment of specific purchase orders, retains us to manufacture, process and ship ordered goods, and pays us for our services upon Wells Fargo’s receipt of payment from the customers for such ordered goods.  Upon payment in full of the purchase order invoice by the applicable customer to Wells Fargo, Wells Fargo re-assigns the applicable purchase order to us.  We pay to Wells Fargo a commitment fee in the aggregate amount of $337,500, on the earlier of the 12 month anniversary of the date of the Assignment Agreement, or the date of termination of the Assignment Agreement.  Wells Fargo is not obligated to provide purchase order financing under the Assignment Agreement if the aggregate outstanding funding exceeds $5,000,000.  The Assignment Agreement is for an initial term of 12 months, and continues thereafter for successive 12 month renewal terms unless either party terminates the Assignment Agreement by written notice to the other no later than 30 days prior to the end of the initial term or any renewal term.  If the term of the Assignment Agreement is renewed for one or more 12 month terms, for each such 12 month term, we agreed to pay to Wells Fargo a commitment fee in the sum of $337,500, which is payable upon the earlier of the anniversary of such renewal date or the date of termination of the Assignment Agreement.  The initial and renewal commitment fees are subject to waiver if certain product volume requirements are met.

The amount outstanding to Wells Fargo as of March 31, 2010 was approximately $1.1 million. The interest rate is prime plus 4.0% on outstanding advances and as of March 31, 2010, the effective interest rate was 7.25%.  The charges and interest expense on the advances are included in the cost of goods sold in the accompanying condensed consolidated statement of operations and were $203,000 and $40,000 for the three months ended March 31, 2010 and 2009, respectively.

On April 6, 2010, Zoo Publishing, the Company and Wells Fargo entered into an amendment to the existing agreement. Pursuant to the amendment, the parties agreed to, among other things: (i) increase the amount of funding available pursuant to the facility to $10,000,000; (ii) reduce the set-up funding fee to 2% and increase the total commitment fee to approximately $407,000 for the next 12 months and to $400,000 for the following 12 months if the agreement is renewed for an additional year; (ii) reduce the interest rate to prime plus 2% on outstanding advances; and (iii) extend its term until April 5, 2011, subject to automatic renewal for successive 12 month terms unless either party terminates the agreement with written notice 30 days prior to the end of the initial term or any renewal term. In consideration for the extension, the Company paid to Wells Fargo an aggregate fee of approximately $32,000.

In connection with the Assignment Agreement, on April 6, 2009, we also entered into an amended and restated security agreement and financing statement (the “Security Agreement”) with Wells Fargo. The Security Agreement amends and restates in its entirety that certain security agreement and financing statement, by and between Transcap Trade Finance, LLC and Zoo Publishing, dated as of August 20, 2001. Pursuant to the Security Agreement, we granted to Wells Fargo a first priority security interest in certain of our assets as set forth in the Security Agreement, as well as a subordinate security interest in certain other of our assets (the “Common Collateral”), which security interest is subordinate to the security interests in the Common Collateral held by certain of our senior lenders, as set forth in the Security Agreement.

Also in connection with the Assignment Agreement, on April 6, 2009, Mark Seremet, President and Chief Executive Officer of Zoo Games and a director of Zoo Entertainment, and David Rosenbaum, the President of Zoo Publishing, entered into a Guaranty with Wells Fargo, pursuant to which Messrs. Seremet and Rosenbaum agreed to guaranty the full and prompt payment and performance of the obligations under the Assignment Agreement and the Security Agreement.

On May 12, 2009, the Company entered into a letter agreement with each of Mark Seremet and David Rosenbaum (the “Fee Letters”), pursuant to which, in consideration for Messrs. Seremet and Rosenbaum entering into the Guaranty with Wells Fargo for the full and prompt payment and performance by the Company and its subsidiaries of the obligations in connection with a purchase order financing (the “Loan”), the Company agreed to compensate Mr. Seremet in the amount of $10,000 per month, and Mr. Rosenbaum in the amount of $7,000 per month, for so long as the executive remains employed while the Guaranty and Loan remain in full force and effect. If the Guaranty is not released by the end of the month following termination of employment of either Messrs. Seremet or Rosenbaum, the monthly fee shall be doubled for each month thereafter until the Guaranty is removed.

In connection with the financing consummated on November 20, 2009, Messrs. Seremet and Rosenbaum agreed to amend their respective Fee Letters, pursuant to which: in the case of Mr. Seremet, the Company will pay to Mr. Seremet a fee of $10,000 per month for so long as the Guaranty remains in full force and effect, but only until November 30, 2010; and, in the case of Mr. Rosenbaum, the Company will pay to Mr. Rosenbaum a fee of $7,000 per month for so long as the Guaranty remains in full force and effect, but only until November 30, 2010. In addition, the amended Fee Letters provide that, in consideration of each of their continued personal guarantees, we will issue to each of Messrs. Seremet and Rosenbaum, an option to purchase shares of common stock or restricted shares of common stock, equal to approximately a 6.25% ownership interest on a fully diluted basis, respectively.  On February 11, 2010, we issued options to purchase 337,636 shares of common stock to each of Mark Seremet and David Rosenbaum pursuant to the Fee Letters. The options have an exercise price of $1.50 per share and vest as follows: 72% vested immediately, 14% vest on May 12, 2010 and 14% vest on May 12, 2011.  The options were subject to the effectiveness of an amendment to our Certificate of Incorporation to effectuate a one-for-600 reverse stock split of shares of our outstanding common stock (the “Reverse Stock Split”).

On January 13, 2010, our Board of Directors and stockholders holding approximately 66.7% of our outstanding voting capital stock approved an amendment to our Certificate of Incorporation to authorize the reverse stock split, and our Board of Directors authorized the implementation of the reverse stock split on April 23, 2010.   Effective on May 10, 2010, we filed with the Secretary of State of the State of Delaware a Certificate of Amendment to our Certificate of Incorporation (the “Certificate of Amendment”), effecting a reverse stock split of our common stock at a ratio of one-for-600. As a result of the Reverse Stock Split, every 600 shares of our issued and outstanding common stock were combined into one share of our common stock.

Other

As a result of a fire in October 2008 that destroyed our inventory and impacted our cash flow from operations, we entered into an agreement with Atari. This agreement became effective on October 24, 2008 and provided for Zoo Publishing to sell its products to Atari without recourse and Atari would resell the products to wholesalers and retailers that are acceptable to Atari in North America.  This agreement provides for Atari to prepay the Company for the cost of goods and pay the balance due within 15 days of shipping the product.  Atari’s fees approximate 10% of our standard selling price.  Atari takes a reserve from the initial payment for potential customer sales allowances, returns and price protection that was analyzed and reviewed within a sixty day period to be liquidated no later than July 31, 2009.  The agreement initially expired on March 31, 2009, but was amended to extend the term for certain customers until March 31, 2010.

Zoo Entertainment Notes

On July 7, 2008, as amended, we entered into a note purchase agreement under which the purchasers agreed to provide loans to us in the aggregate principal amount of $9.0 million, in consideration for the issuance and delivery of senior secured convertible promissory notes. As partial inducement to purchase the notes, we issued to the purchasers warrants to purchase 13,637 shares of our common stock. The notes had an interest rate of five percent (5%) for the one year term of the note commencing from issuance, unless extended. All of the warrants have a five year term and an exercise price of $6.00 per share. In connection with the note purchase agreement, we satisfied a management fee obligation by issuing additional senior secured convertible promissory notes in the principal amount of $750,000 and warrants to purchase 1,137 shares of our common stock. All of the warrants have a five year term and an exercise price of $6.00 per share.

On September 26, 2008, we entered into a note purchase agreement, as amended, with four investors, pursuant to which the purchasers agreed to provide a loan to us in the aggregate principal amount of $1.4 million, in consideration for the issuance and delivery of senior secured convertible promissory notes. As partial inducement to purchase the notes, we issued to the purchasers warrants to purchase 2,122 shares of our common stock. The notes had an interest rate of five percent (5%) for the time period beginning on September 26, 2008 and ended on November 20, 2009. The warrants have a five year term and an exercise price of $6.00 per share.

On November 20, 2009, the requisite holders (the “ Holders” ) of our senior secured convertible notes issued in the aggregate principal amount of $11.15 million described above agreed that if we raised a minimum of $4.0 million of new capital, they will convert their debt into shares of Series B Preferred Stock that will ultimately convert into shares of common stock representing approximately 36.5% of our equity. As a result of the consummation of our sale of Series A Preferred Stock resulting in gross proceeds to us of approximately $4.2 million, on November 20, 2009, approximately $11.9 million of principal plus accrued and unpaid interest underlying the notes converted into an aggregate of 1,188,439 shares of Series B Preferred Stock. On January 13, 2010, our Board of Directors and stockholders holding approximately 66.7% of our outstanding voting capital stock approved an amendment to our Certificate of Incorporation to increase the number of authorized shares of common stock from 250,000,000 shares to 3,500,000,000 shares (the “Charter Amendment” ).  On March 10, 2010, we filed the Charter Amendment with the Secretary of State of the State of Delaware. The Charter Amendment increased our authorized shares of common stock from 250,000,000 shares to 3,500,000,000 shares. Upon the filing of the Charter Amendment on March 10, 2010, all of the outstanding shares of Series B Preferred Stock automatically converted into 1,980,739 shares of our common stock.

Zoo Publishing Notes

In connection with Zoo Games’ acquisition of Zoo Publishing, there was an outstanding 3.9% promissory note for the benefit of the former shareholders of Zoo Publishing in the aggregate principal amount of $2,957,500. Of that amount, $1,137,500 of the principal plus accrued and unpaid interest was scheduled to be paid on or before September 18, 2009 and the remaining $1,820,000 plus accrued and unpaid interest was scheduled to be paid on or before December 18, 2010. Also in connection with the acquisition of Zoo Publishing, Zoo Games was required to pay an individual an aggregate of $608,400. Of that amount, $292,500 was due on December 18, 2010 and $315,900 was scheduled to be paid on July 31, 2011, in cash or our common stock based on the fair market value of our common stock as of July 31, 2011, at the election of Zoo Games. In connection with the Settlement Agreement dated June 18, 2009, all the Zoo Publishing Notes and the note to the individual were cancelled and no cash payments were required to be made for either the principal amounts of the notes or the interest accrued. The net amount of the obligations relieved for the Zoo Publishing Notes was approximately $3.0 million and is included in the Gain on Settlement on the Consolidated Statement of Operations.

As part of the acquisition of Zoo Publishing, Zoo Games was required to pay $1,200,000 to an employee of Zoo Publishing. Of that amount, as of September 30, 2009, Zoo Games paid $487,000; $93,000 is past due and $620,000 will be paid on July 31, 2011, in cash or our common stock based on the fair market value of our common stock as of July 31, 2011, at the election of Zoo Games.

Zoo Publishing has additional debt outstanding which debt existed prior to Zoo Games’ acquisition of that subsidiary. As of March 31, 2010, Zoo Publishing owed approximately $300,000 as a result of the repurchase of certain stock from a former stockholder. The terms of this note are repayment in monthly increments of $10,000.

We believe the existing cash and cash generated from operations are sufficient to meet our immediate operating requirements along with our current financial arrangements.  However, we cannot assure you that this will be the case, and we may be required to obtain alternative or additional financing to maintain or expand our existing operations through the sale of our securities, an increase in our credit facilities or otherwise.  The failure by us to obtain such financing, if needed, could have a material adverse effect upon our business, financial conditions and results of operations.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America ("GAAP") requires management to make estimates and assumptions about future events and apply judgments that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of net revenues and expenses during the reporting periods. We base our estimates and judgments on historical experience and current trends and other assumptions that management believes to be reasonable at the time our consolidated financial statements are prepared. On a regular basis, management reviews the accounting policies, assumptions, estimates and judgments to ensure that our financial statements are fairly presented in accordance with GAAP. However, because future events and their effects cannot be determined with certainty, actual amounts could differ significantly from these estimates.

We have identified the policies below as critical to our business operations and the understanding of our financial results and they require management's most difficult, subjective or complex judgments, resulting from the need to make estimates about the effect of matters that are inherently uncertain. The impact and any associated risks related to these policies on our business operations is discussed throughout Management's Discussion and Analysis of Financial Condition and Results of Operations where such policies affect our reported and expected financial results.

Revenue Recognition

We recognize revenue upon the transfer of title and risk of loss to our customers. Accordingly, we recognize revenue for software when (1) there is persuasive evidence that an arrangement with our customer exists, which is generally a customer purchase order, (2) the product is delivered, (3) the selling price is fixed or determinable, (4) collection of the customer receivable is deemed probable and (5) we do not have any continuing obligations. Our payment arrangements with customers typically provide net 30 and 60-day terms. Advances received from customers are reported on the balance sheet as deferred revenue until we meet our performance obligations, at which point we recognize the revenue.

Revenue is recognized after deducting estimated reserves for returns and price concessions. In specific circumstances when we do not have a reliable basis to estimate returns and price concessions or are unable to determine that collection of receivables is probable, we defer the recognition of the revenue until such time as we can reliably estimate any related returns and allowances and determine that collection of the receivables is probable.

Allowances for Returns and Price Concessions

We accept returns and grant price concessions in connection with our publishing arrangements. Following reductions in the price of our products, we grant price concessions to permit customers to take credits against amounts they owe us with respect to merchandise unsold by them. Our customers must satisfy certain conditions to entitle them to return products or receive price concessions, including compliance with applicable payment terms and confirmation of field inventory levels.

Our distribution arrangements with customers do not give them the right to return titles or to cancel firm orders. However, we sometimes accept returns from our distribution customers for stock balancing and make accommodations for customers, which include credits and returns, when demand for specific titles falls below expectations.

We make estimates of future product returns and price concessions related to current period product revenue. We estimate the amount of future returns and price concessions for published titles based upon, among other factors, historical experience and performance of the titles in similar genres, historical performance of the hardware platform, customer inventory levels, analysis of sell-through rates, sales force and retail customer feedback, industry pricing, market conditions and changes in demand and acceptance of our products by consumers.

Significant management judgments and estimates must be made and used in connection with establishing the allowance for returns and price concessions in any accounting period. We believe we can make reliable estimates of returns and price concessions. However, these estimates are inherently subjective and actual results may differ from initial estimates as a result of changes in circumstances, market conditions and assumptions. Adjustments to estimates are recorded in the period in which they become known.

Inventory

Inventory is stated at the lower of actual cost or market. We estimate the net realizable value of slow-moving inventory on a title-by-title basis and charge the excess of cost over net realizable value to cost of sales.

Product Development Costs

We utilize third party product developers to develop the titles we publish.

We frequently enter into agreements with third party developers that require us to make advance payments for game design and enhancements. In exchange for our advance payments, we receive the exclusive publishing and distribution rights to the finished game title as well as, in some cases, the underlying intellectual property rights for that game. We typically enter into these agreements after we have completed the design documentation for our products. We contract with third party developers that have proven technology and the experience and ability to build the designed video game. As a result, technological feasibility is determined to have been achieved at the time in which we enter the agreement and we therefore capitalize such advance payments as prepaid product development costs.  On a product by product basis, we reduce prepaid product development costs and record amortization using the proportion of current year unit sales and revenues to the total unit sales and revenues expected to be recorded over the life of the title.

At each balance sheet date, or earlier if an indicator of impairment exists, we evaluate the recoverability of capitalized prepaid product development costs, advance development payments and any other unrecognized minimum commitments that have not been paid, using an undiscounted future cash flow analysis, and charge any amounts that are deemed unrecoverable to cost of goods sold if the product has already been released. If the product development process is discontinued prior to completion, any prepaid unrecoverable advances are charged to research and development expense. We use various measures to estimate future revenues for our product titles, including past performance of similar titles and orders for titles prior to their release. For sequels, the performance of predecessor titles is also taken into consideration.

In December 2007, the Financial Accounting Standards Board (“FASB”) issued FASB Accounting Standards Update (“ASU”) Topic 808-10-15, “Accounting for Collaborative Arrangements” (“ASC 808-10-15”), which defines collaborative arrangements and requires collaborators to present the result of activities for which they act as the principal on a gross basis and report any payments received from (made to) the other collaborators based on other applicable authoritative accounting literature, and in the absence of other applicable authoritative literature, on a reasonable, rational and consistent accounting policy is to be elected.  Effective January 1, 2009, the Company adopted the provisions of ASC 808-10-15.  The adoption of this statement did not have an impact on the Company’s consolidated financial position, results of operations or cash flows. Our arrangements with third party developers are not considered collaborative arrangements because the third party developers do not have significant active participation in the design and development of the video games, nor are they exposed to significant risks and rewards as their compensation is fixed and not contingent upon the revenue that the Company will generate from sales of our product.  If we enter into any future arrangements with product developers that are considered collaborative arrangements, we will account for them accordingly.

Licenses and Royalties

Licenses consist of payments and guarantees made to holders of intellectual property rights for use of their trademarks, copyrights, technology or other intellectual property rights in the development of our products. Agreements with rights holders generally provide for guaranteed minimum royalty payments for use of their intellectual property. When significant performance remains to be completed by the licensor, we record payments when actually paid. Certain licenses extend over multi-year periods and encompass multiple game titles. In addition to guaranteed minimum payments, these licenses frequently contain provisions that could require us to pay royalties to the license holder, based on pre-agreed unit sales thresholds.

Amounts paid for licensing fees are capitalized on the balance sheet and are amortized as royalties in cost of goods sold on a title-by-title basis at a ratio of current period revenues to the total revenues expected to be recorded over the remaining life of the title. Similar to product development costs, we review our sales projections quarterly to determine the likely recoverability of our capitalized licenses as well as any unpaid minimum obligations. When management determines that the value of a license is unlikely to be recovered by product sales, capitalized licenses are charged to cost of goods sold, based on current and expected revenues, in the period in which such determination is made. Criteria used to evaluate expected product performance and to estimate future sales for a title include: historical performance of comparable titles; orders for titles prior to release; and the estimated performance of a sequel title based on the performance of the title on which the sequel is based.

Asset Impairment

Business Combinations — Goodwill and Intangible Assets. The purchase method of accounting requires that assets acquired and liabilities assumed be recorded at their fair values on the date of a business acquisition. Our consolidated financial statements and results of operations reflect an acquired business from the completion date of an acquisition. The costs to acquire a business, including transaction, integration and restructuring costs, are allocated to the fair value of net assets acquired upon acquisition. Any excess of the purchase price over the estimated fair values of the net tangible and intangible assets acquired is recorded as goodwill.

Goodwill is the excess of purchase price paid over identified intangible and tangible net assets of acquired companies. Intangible assets consist of trademarks, customer relationships, content and product development. Certain intangible assets acquired in a business combination are recognized as assets apart from goodwill. Identified intangibles other than goodwill are generally amortized using the straight-line method over the period of expected benefit ranging from one to ten years, except for intellectual property, which are usage-based intangible assets that are amortized using the shorter of the useful life or expected revenue stream.

We perform a goodwill impairment test at least on an annual basis and whenever events or changes in circumstances indicate that the carrying value may not be recoverable from estimated future cash flows. We will perform tests of impairment in the fourth quarter of each fiscal year or earlier if indicators of impairment exist. We determine the fair value of each reporting unit using a discounted cash flow analysis and compare such values to the respective reporting unit's carrying amount.

We incurred a triggering event as of September 30, 2009 based on the equity infusion of approximately $4.0 million for 50% ownership in our equity and the conversion of the existing convertible debt during the fourth quarter of 2009. As such, we performed an impairment analysis which resulted in an impairment of goodwill of $14.7 million in 2009. There was no impairment of other intangible assets.

Long-Lived Assets Including Identifiable Intangibles.  We review long-lived assets for impairment whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable. Determining whether impairment has occurred typically requires various estimates and assumptions, including determining which cash flows are directly related to the potentially impaired asset, the useful life over which cash flows will occur, their amount and the asset's residual value, if any. In turn, measurement of an impairment loss requires a determination of fair value, which is based on the best information available. We use internal discounted cash flow estimates, quoted market prices when available and independent appraisals, as appropriate, to determine fair value. We derive the required cash flow estimates from our historical experience and our internal business plans and apply an appropriate discount rate. See section above entitled “Asset Impairment.”

Stock-based Compensation

Stock-based compensation expense is measured at the grant date based on the fair value of the award and is recognized as expense over the vesting period. Determining the fair value of share-based awards at the grant date requires judgment, including, in the case of stock option awards, estimating expected stock volatility. In addition, judgment is also required in estimating the amount of share-based awards that are expected to be forfeited. If actual results differ significantly from these estimates, stock-based compensation expense and our results of operations could be materially impacted.

Income Taxes

Zoo Games was a limited liability company from inception until May 16, 2008 and followed all applicable United States tax regulations for a limited liability company. Effective May 16, 2008 when Zoo Games was incorporated, it became necessary for us to make certain estimates and assumptions to compute the provision for income taxes including allocations of certain transactions to different tax jurisdictions, amounts of permanent and temporary differences, the likelihood of deferred tax assets being recovered and the outcome of contingent tax risks. These estimates and assumptions are revised as new events occur, more experience is acquired and additional information is obtained. The impact of these revisions is recorded in income tax expense or benefit in the period in which they become known.

We account for uncertain income tax positions by recognizing in the consolidated financial statements only those tax positions we determine to be more likely than not of being sustainable upon examination, based on the technical merits of the positions, under the presumption that the taxing authorities have full knowledge of all relevant facts. The determination of which tax positions are more likely than not sustainable requires us to use significant judgments and estimates, which may or may not be borne out by actual results.

Recently Issued Accounting Pronouncements

Effective January 1, 2009, the Company adopted ASC Topic 815 which clarifies the determination of whether an instrument (or an embedded feature) is indexed to an entity’s own stock. The adoption of ASC Topic 815 did not have a significant impact on our results of operations or financial position.

In June 2009, the FASB issued ASC Topic 105 which establishes the FASB Accounting Standards Codification (the “Codification”) as the single source of authoritative GAAP for all non-governmental entities, with the exception of the SEC and its staff. ASC Topic 105 changes the referencing and organization of accounting guidance and is effective for interim and annual periods ending after September 15, 2009. Since it is not intended to change or alter existing GAAP, the Codification did not have any impact on our financial condition or results of operations. Going forward, FASB will not issue new standards in the form of Statements, FASB Staff Positions, or Emerging Issues Task Force Abstracts.  Instead, it will issue ASUs. The FASB will not consider ASUs as authoritative in their own right.  These updates will serve only to update the Codification, provide background information about the guidance, and provide the bases for conclusions on the change(s) in the Codification.

Accounting Standards Updates Not Yet Effective

There are no ASUs that are effective after March 31, 2010 that are expected to have a significant effect on our consolidated financial position or results of operations.

Off-Balance Sheet Arrangements

We do not have any relationships with unconsolidated entities or financial partners, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. In addition, we do not have any undisclosed borrowings or debt, and we have not entered into any synthetic leases.

Fluctuations in Operating Results and Seasonality

We experience fluctuations in quarterly and annual operating results as a result of: the timing of the introduction of new titles; variations in sales of titles developed for particular platforms; market acceptance of our titles; development and promotional expenses relating to the introduction of new titles, sequels or enhancements of existing titles; projected and actual changes in platforms; the timing and success of title introductions by our competitors; product returns; changes in pricing policies by us and our competitors; the size and timing of acquisitions; the timing of orders from major customers; order cancellations; and delays in product shipment. Sales of our products are also seasonal, with peak shipments typically occurring in the fourth calendar quarter as a result of increased demand for titles during the holiday season. Quarterly and annual comparisons of operating results are not necessarily indicative of future operating results.

BUSINESS

Company History

Zoo Entertainment, Inc. was originally incorporated in the State of Nevada on February 13, 2003 under the name Driftwood Ventures, Inc. On December 20, 2007, through a merger, the Company reincorporated in the State of Delaware as a public shell company with no operations.

On September 12, 2008, our wholly-owned subsidiary, DFTW Merger Sub, Inc., merged with and into Zoo Games, with Zoo Games surviving the Merger and becoming a wholly-owned subsidiary of the Company. In connection with this Merger, the outstanding shares of common stock of Zoo Games were exchanged for shares of common stock of the Company. As a result of the Merger, the historical and current business operations of Zoo Games now comprise the Company’s principal business operations. On December 3, 2008, the Company changed its name to “Zoo Entertainment, Inc.”

Zoo Games commenced operations in March 2007 as Green Screen Interactive Software, LLC, a Delaware limited liability company, and in May 2008, converted to a Delaware corporation. On August 14, 2008, it changed its name to Zoo Games, Inc. Since its initial organization and financing, Zoo Games embarked on a strategy of partnering with and acquiring companies with compelling intellectual property, distribution capabilities, and management with demonstrated records of success.

In June 2007, Zoo Games acquired the assets of Supervillain Studios, Inc. which were held by a wholly-owned subsidiary of Zoo Games, Supervillain Studios, LLC (“Supervillain”). The acquisition provided Zoo Games with access to proprietary high end casual gaming content, established video game designers, technical experts and producers capable of providing Zoo Games with high quality, original casual games. On July 22, 2008, Zoo Games released Order Up!, its first offering from Supervillain. In our effort to refocus our cash on our core business, we sold Supervillain back to its original owners on September 16, 2008.

In December 2007, Zoo Games acquired the capital stock of Destination Software, Inc. (now known as Zoo Publishing). The acquisition of Zoo Publishing provided Zoo Games with a core business and North American distribution~~,~~ and further enhanced its experienced management team. Zoo Publishing distributes software titles throughout North America and generated over $30 million in annual revenue in 2007. Zoo Publishing expects to exploit its development expertise, in combination with its sales, marketing and licensing expertise, to target the rapidly expanding market for casual games, particularly on Nintendo’s platforms, where Zoo Publishing has experienced considerable success. By nurturing and growing this business unit, Zoo Games believes it will be able to rapidly build a much larger distribution network, enabling it to place a significant number of software titles with major retailers.

In April 2008, Zoo Games acquired the capital stock of Zoo Digital Publishing Limited, a business operated in the United Kingdom. This acquisition provided Zoo Games with a profitable core business in the United Kingdom and European distribution~~,~~ and further enhanced its experienced management team. Zoo Digital distributes software titles throughout Europe and generated over $6.8 million in annual revenue in 2007. In our effort to refocus our cash on our core business operations, Zoo Publishing, we sold Zoo Digital back to its original owners on November 28, 2008.

In May 2009, we formed a new company in the United Kingdom that is a wholly-owned subsidiary of Zoo Games called Zoo Entertainment Europe Ltd. (“Zoo Europe”), to focus on the sales and distribution of our products in Europe. In our effort to refocus our cash on our core business operations, we decided to discontinue operations of Zoo Europe effective December 2009.

Our principal executive offices are located at 3805 Edwards Road, Suite 400 Cincinnati, OH 45209, and our telephone number is (513) 824-8297. Our website address is www.zoogamesinc.com.

Overview

We are a developer, publisher, and distributor of interactive entertainment software targeting family-oriented mass-market consumers with retail prices ranging from $9.99 to $49.99 per title. Unlike most video game companies, we typically conceive of game concepts internally and then utilize external development teams and resources to develop the software products. Our entertainment software is developed for use on major consoles, handheld gaming devices, personal computers, and mobile smart-phone devices. We currently develop and/or publish video games that operate on platforms including Nintendo’s Wii, DS, and Game Boy Advance, Sony’s PSP, PS2, and PS3, Microsoft’s Xbox 360 and Apple’s iPhone. We also develop and seek to sell downloadable games for emerging “connected services” including Microsoft’s Xbox Live Arcade, Sony’s PlayStation 3 Network, Nintendo’s Dsiware, Facebook, and for use on PCs. In addition, we operate our website indiePub Games, www.indiepubgames.com, for independent software developers to compete for prizes and publishing contracts. indiePub Games is also a destination site for gaming enthusiasts to play free games, vote in contests, and participate in the development of innovative entertainment software.

Our current video game titles and overall business strategy target family-oriented, mass-market consumers. Rather than depending on a relatively limited number of “blockbuster” titles to generate our revenue, we focus on delivering a consistent portfolio and broad stream of strong titles at compelling values. In some instances, these titles are based on licenses of well-known properties such as Jeep, Hello Kitty, Shawn Johnson, and Remington, and in other cases, based on our original intellectual property. Our games span a diverse range of categories, including sports, family, racing, game-show, strategy and action-adventure, among others. In addition, we develop video game titles that are bundled with unique accessories such as fishing rods, bows, steering wheels, and guns, which help to differentiate our products and provide additional value to our target demographic. Our focus is to create more product and value for our customer while simultaneously putting downward pressure on our development expenditures and time to market.

Industry Overview

The interactive entertainment industry is mainly comprised of video game hardware platforms, video game software titles and peripherals. Within this industry, combined sales of hardware, software and game peripherals were $19.6 billion within the U.S. market in 2009 as reported by an independent research firm, NPD Group. Of that total, hardware sales were $7.1 billion, software sales totaled $9.9 billion, and peripheral accessory sales decreased slightly to $2.5 billion. The industry, which started in the 1970’s and 1980’s with titles such as Pong and Pac-Man, continues to expand into new market opportunities while the industry overall is expected to reach $48.9 billion by 2011 with software revenues alone projected to reach $22.3 billion. The industry is expected to grow at an average yearly rate of 6.2% through 2013. More than half of all Americans claim to play personal computer and video games. The average video game player is 33 years old and has been playing for nearly 12 years.

The introductions of new gaming platforms such as the PS3, Xbox 360, Wii and the Internet have created additional opportunities for overall market growth. Throughout the world, consumers are spending significant time and money playing video games that range from the traditional console titles to “massively multiplayer” online role-playing games (“MMOs”) and hand-held cell phone games. The online gaming experience has expanded both the audience and the revenue opportunities for games, offering at one end of the spectrum new types of games for more casual gamers and, at the other end, large-scale subscription multi-player experiences for more sophisticated gamers. Gaming on mobile phones, still relatively new, was anticipated to hit $10 billion in 2009.

The interactive entertainment software market is composed of two primary markets. The first is the console systems market, which is comprised of software created for dedicated game consoles that use a television as a display. The most recently released console systems include Sony’s PS3, Microsoft’s Xbox 360, and Nintendo’s Wii. The second primary market is software created for use on PCs. In addition to these primary markets, additional viable markets exist for the Internet, mobile/handheld systems (iPhone/iPod, mobile phones, Sony PSP, Nintendo DS). Additionally, internet-based gaming on social networks (“social gaming”) has dramatically increased over the past two years and continues to grow rapidly. Social networks such as Facebook and Google’s Orkut are continually innovating new methods and channels for users to play games while connecting and sharing with each other.

We believe that the overall growth trends within the interactive entertainment software industry are strong and the content is becoming more broadly appealing, allowing the industry to continue to capture the younger consumer while retaining the older player with content that is more relevant to them. In addition, we believe that the global popularity of video games, coupled with the growing base of available markets, will continue to permit publishers to substantially grow revenues and profits for the foreseeable future.

Interactive Entertainment Software Markets

Console Systems. The console systems market is currently dominated by three major platforms: Microsoft’s Xbox 360, Sony’s PS3 and Nintendo’s Wii. These systems are now installed on an aggregate worldwide basis in well over 100 million households. The console market is characterized by generational transitions in the hardware (e.g., Sony’s PlayStation 1 to PS2), which traditionally have been times of adaptation for existing publishers and times of opportunity for emerging publishers.

With the launch of the Xbox 360 platform in late 2005 and the 2007 launches of Sony’s PS3 and Nintendo’s Wii, the next console transition is in full force. Cumulative worldwide sales for the Nintendo Wii reached 50 million units in March 2009, making this the fastest-selling games console in history, surpassing Sony’s PS2. Improvements on next-generation peripherals such as the Wii Balance Board or the PlayStation 3 Eyetoy have also contributed to increased sales in the total industry. We believe the new generation of these systems creates additional market opportunity for us and other publishers that can access both the existing and installed base of current-generation systems while also focusing on the creation of new titles for next-generation systems. We believe that video game publishers will be able to generate increased margins as the installed base of Xbox 360, PS3 and Wii achieves critical mass. These increased margins are also expected to be driven by the elimination of some or all of the physical materials that were necessary to publish in the past, as there is increased adoption of the digital delivery capabilities of these three consoles, enabling consumers to download games to their consoles over the internet.

PC Systems. The Gartner Group, a market research firm, estimates that by the end of 2012 nearly 77% of U.S. households will have at least one broadband connected computer. Meanwhile, according to a recent Nielsen study, broadband penetration grew to 95.1% among active internet users in January 2010. PC games are also becoming more accessible for players due to websites such as indiePub Games and Steam that allow developers and publishers to post downloadable games in which consumers can download (for free or at a cost) directly through the site in an efficient manner.

Mobile/Handheld System. With more than five million units sold worldwide within six months of launch, the Sony PSP and Nintendo DS demonstrated the vitality of the handheld games business, previously dominated by Nintendo’s Game Boy product line. The Nintendo DS has been the most successful handheld gaming console in the marketplace, selling more than 125 million units worldwide as of December 2009. As of May 17, 2010, 540 titles have released for Sony PSP with an average of 146,353 units sold per title, while 1,285 titles have released for Nintendo DS with an average of 167,377 units sold per title, as reported in NPD Data. This success has fueled Nintendo to release a new handheld platform, the DSi. The portable gaming system sold two million units in Japan during the first five months of availability. The U.S. launch was April 5, 2009. The market for “portable” games has been substantially enhanced by the rise of more powerful mobile phones, such as Apple’s iPhone/iPod, and Google’s Android platform, and the increased bandwidth of mobile networks, including the 3G Network. The adoption rate of these more powerful devices continues to gain momentum as is evident in the sale of 8.7 million iPhones during the first quarter of 2010. According to Apple, this represented an increase of 100 percent unit growth over same period in 2009.

Internet. The next generation of hardware is resulting in a significantly higher percentage of consoles being connected to the internet. Publishers are generating new revenue streams from the sale of downloadable console games and other micro-transaction based games. Using systems such as Xbox Live Arcade and PS3 Network (Home), publishers now have the ability to distribute downloadable products over the internet. In addition, the MMO genre continues on its high growth path, with revenue expected to grow over 150% from 2006 through 2011 according to DFC Intelligence, an independent market research firm.

Social networking is estimated to currently account for 11% of all time spent online in the U.S. In December 2009, there were 248 million unique monthly users on the top eight social networks in the U.S., an increase of 41% from January 2009 according to Mintel, a market research firm. With more than 400 million active users worldwide and over 120 million users in the U.S. Facebook was by far the largest social network in 2009. More importantly, 70% of its users engage with its platform applications that include interactive games, text-based games, quizzes and puzzles. Social gaming via Facebook has quickly grown into both a pastime for users and revenue center for developers and publishers. For example, Zynga, developer of numerous popular Facebook games, has an annualized revenue run rate of more than $300 million according to Reuters.

We believe the outlook for the various gaming market segments is very strong, growing rapidly in many segments, and accessible to us.

Strategy

Our objective is to become a leading provider of casual entertainment software through traditional video game distribution channels, as well as to become a leader in the emerging digital distribution of casual content.

Our retail business complements our digital strategy, which allows us access to the growing market and popularity of user-generated content. We intend to capitalize on the expanding demographics of video game players and continue to focus on leveraging strong third party developers and user-generated content to grow a profitable business.

Retail

We view our retail operations as our core business which provides enormous exposure and generates cash flows allowing us to explore our digital strategies. We plan to grow and exploit our extensive catalog of games, which currently exceeds 100 different titles. Some tactical initiatives to grow our business through retail channels include the following:

Leverage Our Management Team’s Relationships to Increase Distribution of Our Products. Our new executive management team is comprised of various individuals with deep backgrounds and expertise in building and managing successful interactive entertainment software companies. The current executive team includes the founders and former operators of Take Two Interactive Software, Jack of All Games and Paragon Software. Collectively, the management team has over 75 years of experience growing and operating video game companies and has deep and long-lasting relationships with many of the leading video game retailers. We plan to leverage these relationships to increase our penetration within existing retailers and to expand our distribution into new retailers.

Create Value Through Innovation. We believe that by fostering and promoting innovative gaming ideas, we can deliver additional value to our customers while also increasing our revenue. Our accessory-bundled game titles such as “Deer Drive” and “Mathews Bow Hunting” are a few examples of how we can increase the average selling price per title by including a functional accessory as part of the game, which allows us to capture additional incremental revenue and profit.

Exploit Current Catalog and Grow Number and Diversity of New Titles. Our current catalog includes approximately 100 different titles addressing a variety of segments including sports, family, racing, game-show, strategy and action-adventure. We believe that maintaining a diversified mix of products can reduce our operating risks and enhance profitability. We typically offer our products for use on multiple platforms to reduce the risks associated with any single platform, leverage our costs over a larger installed hardware base, and increase unit sales. In the future, we anticipate working with third party developers to develop new titles based on internally generated intellectual property.

Partner with World-Class Brands. We anticipate selectively growing the number of licensing deals we currently have as we have experienced stronger sell-through rates with branded and celebrity-endorsed gaming titles. We believe our management team’s experience in acquiring and exploiting third party licenses in the video game market will allow us to opportunistically partner with third party intellectual property holders to acquire licenses at attractive values which will allow us to increase both revenues and profits.

Improve Profitability By Bringing Distribution In-House. Historically, a significant portion of our retail products have been distributed by third party distributors. The distribution agreement with our domestic distributor has recently expired, giving us the opportunity to sell our retail products directly to retailers. We believe our management team’s experience will allow us to distribute our products as effectively as the third party distributor while allowing us to capture incremental profits.

Digital

We have a full end-to-end digital distribution strategy. We recently launched the indiePub Games community and competition website, www.indiepubgames.com, where independent developers compete for cash prizes and the opportunity to be published by us across all platforms (consoles, online and/or mobile). Consumers have access to hundreds of free games and vote on their favorites to help determine what games see broader exposure. This model of user-generated intellectual property and crowd-sourced game ideas not only lowers the cost of game development and publication, but also allows for valuable pre-production consumer testing and feedback as part of the daily activity of people playing, rating and commenting on independent games.

We will also seek to create and sell downloadable games for emerging digital connected services including Microsoft’s Xbox Live Arcade, Sony’s PlayStation 3 Network and Nintendo’s Virtual Console, and for use on PCs.

Some tactical initiatives to grow our business through digital channels include the following:

Leverage the indiePub Games’ Platform for Content and Distribution: We plan to increase the utilization of indiePub Games for content generation from users and for distribution of our games. We believe indiePub Games will become a more important part of our business as we build out the platform.

Utilize Digital Distribution to Lower Variable Costs and Reduce Inventory Risk: As we expand our digital distribution capabilities, we foresee our inventory risk decreasing along with the costs associated with having a physical inventory of games. By offering games via download, we eliminate a significant number of variable costs associated with the physical manufacturing and distribution of our console games. Digital distribution also offers a faster time-to-market for our products, ultimately resulting in higher margins and increased profitability.

Products

We are a developer, publisher and distributor of casual gaming software for use on major platforms including Nintendo’s Wii, DS and Game Boy Advance, Sony’s PSP and PS2, PCs, Microsoft’s Xbox 360, and Apple’s iPhone.

In 2009, we released the following games:

On the Nintendo Wii Platform:

ARCADE SHOOTING GALLERY
ATV QUAD KINGS
BIGFOOT COLLISION COURSE
BUILD N RACE
CHICKEN BLASTER
CHRYSLER CLASSIC RACING
COLDSTONE SCOOP IT UP
DEAL OR NO DEAL
DEER DRIVE
DODGE RACING
DREAM DANCE & CHEER
GLACIER 2
GROOVIN BLOCKS
JELLY BELLY BALLISTIC BEAN
M&M’S BEACH PARTY
MONSTER TRUCK MAYHEM
PACIFIC LIBERATOR
PUZZLE KINGDOMS
SMILEY WORLD ISLAND CHALLENGE
ULTIMATE DUCK HUNTING
YAMAHA SUPERCROSS

On the Nintendo Wii Platform with Peripherals:

CHICKEN BLASTER WITH GUN
CHICKEN SHOOT WITH GUN
DEER DRIVE W ITH GUN
ULTIMATE DUCK HUNTING WITH GUN

On the Nintendo DS Platform:

ANIMAL PARADISE WILD
BIGFOOT COLLISION COURSE
CHICKEN BLASTER
DINER DASH: FLO ON THE GO
DODGE RACING
DREAM DANCER
DREAM SALON
GARFIELD GETS REAL
HELLO KITTY BIG CITY DREAMS
HISTORY CHANNEL GREAT EMPIRE
JELLY BELLY BALLISTIC BEAN
MARGOTS BEPUZZLED
PUZZLE KINGDOMS
SMILEY WORLD ISLAND CHALLENGE
WEDDING DASH
YAMAHA SUPER CROSS RACING

On the Sony PS2 Platform:

SUZUKI TT SUPERBIKES 2

On the Microsoft Xbox Platform:

RAIDEN FIGHTER ACES
SKI DOO SNOWMOBILE CHALLENGE

Product Development

We use third party development studios to create our video game products. We carefully select third parties to develop video games based on their capabilities, suitability, availability and cost. We structure our development contracts with third party developers to ensure the timely and satisfactory performance by associating payments to such developers with the achievement of substantive development milestones.

Customers

Our customers are comprised of national and regional retailers, specialty retailers and video game rental outlets. We believe we have developed close relationships with a number of retailers, including GameStop, Kmart and Target. We also have strong relationships with Atari, Jack of All Games (“JOAG”), Cokem and Filpoint SVG, who act as resellers of our products to smaller retail outlets and provide program buying for Wal-Mart, Best Buy and other larger customers. For the three months ended March 31, 2010, our most significant customers were Cokem, Walmart (via Atari) and Gamestop, which accounted for approximately 35%, 24% and 10%, respectively, of our gross revenues. For the year ended December 31, 2009, our most significant customers were Cokem, JOAG and GameStop, which accounted for approximately 29%, 21% and 11% of our gross revenue, respectively. For the fiscal year ended December 31, 2008, our most significant customers were JOAG and Cokem, which accounted for approximately 30% and 14% of our net revenue, respectively.

Competition

The interactive entertainment software industry is highly competitive. It is characterized by the continuous introduction of new titles and the development of new technologies. Our competitors vary in size from very small companies with limited resources to very large corporations with greater financial, marketing and product development resources than us.

The principal factors of competition in our industry are:

•	the ability to select and develop popular titles;

•	the ability to identify and obtain rights to commercially marketable intellectual properties; and

•	the ability to adapt products for use with new technologies.

Successful competition in our industry is also based on price, access to retail shelf space, product quality, product enhancements, brand recognition, marketing support and access to distribution channels.

We compete with Microsoft, Nintendo and Sony, which publish software for their respective systems. We also compete with numerous companies licensed by the platform manufacturers to develop or publish software products for use with their respective systems. These competitors include Activision Blizzard, Inc., Atari, Inc., Capcom Interactive, Inc., Electronic Arts, Inc., Konami, Corp., Majesco Entertainment Company, Namco Networks America, Inc., SCi Entertainment Group PLC, Sega Corporation, Take-Two Interactive Software, Inc., THQ, Inc., Ubisoft Entertainment and Vivendi Universal Games, among others. We will face additional competition from the entry of new companies into the video game market, including large diversified entertainment companies as well as other independent publishing companies.

Many of our competitors have significantly greater financial, marketing and product development resources than we do. As a result, current and future competitors may be able to:

•	respond more quickly to new or emerging technologies or changes in customer preferences;

•	undertake more extensive marketing campaigns;

•	adopt more aggressive pricing policies;

•	devote greater resources to secure rights to valuable licenses and relationships with leading software developers;

•	gain access to wider distribution channels; and

•	have better access to prime shelf space.

There is also intense competition for shelf space among video game developers and publishers, all of whom have greater brand name recognition, significantly more titles and greater leverage with retailers and distributors than we do. In addition, regardless of our competitors’ financial resources or size, our success depends on our ability to successfully execute our competitive strategies.

We believe that large diversified entertainment, cable and telecommunications companies, in addition to large software companies, are increasing their focus on the interactive entertainment software market, which will likely result in consolidation and greater competition.

We also compete with providers of alternative forms of entertainment, such as providers of non-interactive entertainment, including movies, television and music, and sporting goods providers. If the relative popularity of video games were to decline, our revenues, results of operations and financial condition likely would be harmed.

These competitive factors may result in price reductions, reduced gross margins and loss of market share, and may have a material adverse effect on our business.

Intellectual Property

Platform Licenses:

Hardware platform manufacturers require that publishers and developers obtain licenses from them to develop and publish titles for their platforms. We currently have licenses from Sony to develop and publish products for PS2, PS3, PSP Go and PSP, and from Nintendo to develop products for the Game Boy Advance, GameCube, DS, Wii, Dsi, Steam, PSN, Wii Ware, DSi Ware and Micro. We are also licensed by Apple to produce applications on iPhone. These licenses are non-exclusive and must be periodically renewed. These companies generally have approval over games for their platforms, on a title-by-title basis, at their discretion.

Licenses from Third Parties:

While we develop and publish original titles, many of our titles are based on rights, licenses, and properties, including copyrights and trademarks, owned by third parties. In addition, original titles many times include third party licensed materials such as software and music. License agreements with third parties have variable terms and are terminable on a variety of events. Licensors often have fairly strict approval rights. We are often required to make minimum guaranteed royalty payments over the term of such licenses, including advance payments against these guarantees.

Trademarks, Trade Names and Copyrights:

Zoo Games and its subsidiaries have used and applied to register certain trademarks to distinguish our products from those of our competitors in the United States and in foreign countries. Zoo Games and its subsidiaries are also licensed to use certain trademarks, copyrights and technologies. We believe that these trademarks, copyrights and technologies are important to our business. The loss of some of our intellectual property rights might have a negative impact on our financial results and operations.

Seasonality

The interactive entertainment business is highly seasonal, with sales typically higher during the peak holiday selling season during the fourth quarter of the calendar year. Traditionally, the majority of our sales for this key selling period ship in the fourth fiscal quarter. Significant working capital is required to finance the manufacturing of inventory of products that ship during this quarter.

Manufacturing

Sony, Nintendo and Microsoft control the manufacturing of our products that are compatible with their respective video game consoles and ship the products to us for distribution. Video games for Microsoft, Nintendo and Sony game consoles consist of proprietary format CD-ROMs or DVD-ROMs and are typically delivered to us within the relatively short lead time of approximately two to three weeks. Sony’s PSP products adhere to a similar production time frame, but use a proprietary media format called a Universal Media Disc (“UMD”).

With respect to DS products, which use a cartridge format, Nintendo typically delivers these products to us within 30 to 40 days after receipt of a purchase order.

Initial production quantities of individual titles are based upon estimated retail orders and consumer demand. At the time a product is approved for manufacturing, we must generally provide the platform manufacturer with a purchase order for that product, and either cash in advance or an irrevocable letter of credit for the entire purchase price. To date, we have not experienced any material difficulties or delays in the manufacture and assembly of our products. However, manufacturers’ difficulties, which are beyond our control, could impair our ability to bring products to the marketplace in a timely manner.

Employees

As of June 25, 2010, we had 33 full-time employees and one part-time employee; of our employees, six are in product development, 23 are in selling, general and administrative functions, and four full-time employees and one part-time employee are located at a third-party warehouse. None of our employees are represented by a labor union or are parties to a collective bargaining agreement, and we believe our relationship with our employees is good.

Properties

Our principal offices are located at 3805 Edwards Road, Suite 400 Cincinnati, OH 45209, where we lease approximately 7,705 square feet of office space for a monthly rent of $9,600 from March 1, 2010 through February 28, 2012, and a monthly rent of $10,300 from March 1, 2012 through February 28, 2014, pursuant to a lease agreement that expires on February 28, 2014.

We believe that our existing facilities are suitable and adequate for our business, appropriately used and have sufficient capacity for our intended purpose.

Legal Proceedings

On February 19, 2009, Susan J. Kain Jurgensen, Steven W. Newton, Mercy R. Gonzalez, Bruce C. Kain, Wesley M. Kain, Raymond Pierce and Cristie E. Walsh filed a complaint against Zoo Publishing, Zoo Games and Zoo in the Supreme Court of the State of New York, New York County, alleging claims for breach of certain loan agreements and employment agreements, intentional interference and fraudulent transfer. The complaint sought compensatory damages, punitive damages and preliminary and permanent injunctive relief, among other remedies. On June 18, 2009, we reached a settlement whereby we agreed to pay to the plaintiffs an aggregate of $560,000 (the “Settlement Amount”) in full satisfaction of the disputed claims, without any admission of any liability of wrongdoing as follows: (a) $300,000 on June 26, 2009; (b) $60,000 on or before the earlier of (i) the date that is 90 days from June 18, 2009 or (ii) the date the Company obtains new and available financing, including any amounts currently held in escrow that will be released from escrow after June 18, 2009, in any form and from any source, in an amount totaling at least $2,000,000; (c) $100,000 on or before December 18, 2009; and (d) $100,000 on or before June 18, 2010. To date, $460,000 of the Settlement Amount has been paid to the plaintiffs. The Zoo Publishing Notes and all other notes, employment, agreements, loan agreements, options, warrants and other agreements relating to the plaintiffs (except with respect to that certain Employment Agreement between Zoo Publishing and Cristie E. Walsh) were terminated and all outstanding obligations of the Company related to these agreements were cancelled. In addition, the plaintiffs returned to us an aggregate of 9,274 shares of our common stock owned by them prior to such date.

We are also involved, from time to time, in various other legal proceedings and claims incident to the normal conduct of our business. Although it is impossible to predict the outcome of any legal proceeding and there can be no assurances, we believe that such legal proceedings and claims, individually and in the aggregate, are not likely to have a material adverse effect on our financial condition, results of operations or cash flows.

MANAGEMENT

Directors and Executive Officers of Zoo Entertainment, Inc.

Set forth below, as of June 25, 2010, are the names of our directors and executive officers, their ages, their offices in Zoo Entertainment, Inc., if any, their principal occupations or employment for the past five years, the length of their tenure as directors and the names of other public companies in which such persons hold directorships, if any.

Name	Age	Position(s)
Mark Seremet	45	Director, Chief Executive Officer and President
Jay Wolf	37	Executive Chairman of the Board and Secretary
Barry Regenstein	53	Director
John Bendheim	56	Director
Drew Larner	46	Director
Moritz Seidel	39	Director
David Smith	63	Director
David Fremed	49	Chief Financial Officer
David Rosenbaum	57	President of Zoo Publishing
Steven Buchanan	50	Chief Operating Officer of Zoo Publishing

Our Board of Directors has concluded that at the time of this filing, each of the members of the Board of Directors should serve as a director based upon his particular experience, qualifications, attributes and skills, in light of our business and structure. Biographical information for our directors and executive officers are as follows:

Mark Seremet. Mr. Seremet has been our Chief Executive Officer and President since May 2009, and has served as a director since September 2008. He has been Chief Executive Officer of Zoo Games since January 2009 and has served as President of Zoo Games since April 2007. Prior to his start at Zoo, Mr. Seremet was an activist internet investor with investments in private companies. From 2005 to 2006 Mr. Seremet also served as CEO of Spreadshirt.com, a provider of online, customized merchandise. Mr. Seremet is a co-founder and the first CEO of Take-Two Interactive Software, Inc., which he helped take public in 1997, and where he was President and Chief Operating Officer from 1993 to 1998. Additionally, he served as the Chief Operating Officer of Picis from 1998-2000, SA in Barcelona, Spain and orchestrated its registration for an initial public offering on the Nouveau Marche. Mr. Seremet is also the founder and Chief Executive Officer of Paragon Software, which was acquired in 1992 by MicroProse. Mr. Seremet serves on the board of Serklin, Inc. He was named Young Entrepreneur of the Year by the U.S. Small Business Administration in 1989 for Pennsylvania and the Mid-Atlantic region and received a B.S. in Business Computer Systems Analysis from Saint Vincent College. Mr. Seremet’s extensive experience in the video game industry, his familiarity with our business and his management and entrepreneurial skills, are an asset to his services as a director.

Jay Wolf. Mr. Wolf has served as a director and our Secretary since October 1, 2007, and as Executive Chairman of our Board of Directors since February 11, 2010. He is the founder and principal of Wolf Capital LP an investment advisory firm he formed in October 2009 to focus on small cap public companies. From November 2003 until September 2009, Mr. Wolf was a partner at Trinad Capital LLC, an activist hedge fund focused on micro-cap public companies. During his work at Trinad, Mr. Wolf assisted distressed and early stage public companies through active board participation, the assembly of management teams and business and financial strategies. Prior to his work at Trinad, Mr. Wolf served as executive vice president of Corporate Development for Wolf Group Integrated Communications Ltd. Prior to that, Mr. Wolf worked at Canadian Corporate Funding, Ltd., a Toronto-based merchant bank as an analyst in the firm’s senior debt department and subsequently for Trillium Growth Capital, the firm’s venture capital fund. Mr. Wolf currently also sits on the boards of directors of Xcorporeal, Inc. (XCR), Hythiam Inc. (HYTM) and NorthStar Systems, Inc. Mr. Wolf is also a member of the board of governors at Cedars-Sinai Hospital. He is a former director of Asianada, Inc., ProLink Holdings Corp., Mandalay Media, Inc., Atrinsic, Inc., Shells Seafood Restaurants, Inc., Optio Software, Inc., Xcorporeal Operations, Inc., Zane Acquisition I, Inc., Zane Acquisition II, Inc., Starvox Communications, Inc. and Noble Medical Technologies, Inc. Mr. Wolf received his B.A from Dalhousie University.

Mr. Wolf was Chief Operating Officer and Chief Financial Officer of Starvox Communications, Inc. from March 2005 to March 2007. On March 26, 2008, StarVox Communications, Inc. filed a voluntary petition for liquidation under Chapter 7 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Northern District of California, San Jose. Shells Seafood Restaurants, Inc., a company for which Mr. Wolf formerly served as a director, filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Middle District of Florida, Tampa Division, on September 2, 2008.

Mr. Wolf’s broad range of investment and operations experience, which includes senior and subordinated debt lending, private equity and venture capital investments, mergers and acquisitions advisory work and public equity investments, enable him to have the qualifications and skills to serve on our Board of Directors.

Barry Regenstein. Mr. Regenstein has served as a director since October 1, 2007. Mr. Regenstein is also President and Chief Financial Officer of Command Security Corporation. Mr. Regenstein has served as Command Security Corporation’s President since January 2006, as its Executive Vice President and Chief Operating Officer from August 2004 until December 2005, and also as its Chief Financial Officer since October 2004. Trinad Capital Master Fund, Ltd. is a significant shareholder of Command Security Corporation and Mr. Regenstein has formerly served as a consultant for Trinad Capital Master Fund, Ltd. from February 2004 until August 2004. Prior to that period, Mr. Regenstein served as a Senior Vice President and Chief Financial Officer of GlobeGround North America LLC (formerly Hudson General Corporation), an airport services company from 2001 until 2003. Mr. Regenstein also served as Vice President and Chief Financial Officer of GlobeGround North America LLC from 1997 to 2001 and was employed in various executive capacities with GlobeGround North America LLC from 1982 to 2003. Prior to joining Hudson General Corporation, he was with Coopers & Lybrand in Washington, D.C. Mr. Regenstein is a Certified Public Accountant and received a B.S. in Accounting from the University of Maryland and an M.S. in Taxation from Long Island University. Mr. Regenstein is also a member of the Board of Directors of Command Security Corporation (NYSE Amex: MOC). He is a former director of Mandalay Media, Inc., Lateral Media, Inc., ProLink Holdings Corp., New Motion, Inc. and Starvox Communications, Inc. Mr. Regenstein’s over 30 years of business experience, including over 25 years in operations and finance of contract services companies, are valuable to his contributions as a director.

John Bendheim. Mr. Bendheim has served as a director since June 2008. Mr. Bendheim is President of Bendheim Enterprises, Inc., a real estate investment holding company with operations located exclusively in California and Nevada. Mr. Bendheim has specialized in providing equity funding for real estate transactions. Previously, he was President of Benditel Incorporated (1988-1994), an apparel manufacturer based in Los Angeles, California. Mr. Bendheim has invested in real estate for his personal account since 1976 and has owned apartments, surgery centers, office buildings, condominiums, model homes, industrial buildings, recreational vehicle parks, and convenience centers. Mr. Bendheim was the past Chairman of the Cedars-Sinai Board of Governors (2000-2002) and is the current chairman of the Los Angeles Sports & Entertainment Commission. He is a member of the Board of Directors of the Brentwood School, California Republic Bank, Cedars-Sinai Medical Center, Lowenstein Foundation, Beverly Hills Chamber of Commerce, University Of Southern California Alumni Association Board of Governors, Cedars Sinai Medical Genetics Institute- Community Advisory Board, USC Marshall School Board of Leaders, Wallace Annenberg Center For the Performing Arts, Los Angeles Committee on Foreign Relations, and the Evergreen Community School. Mr. Bendheim received a B.S. degree in 1975 and an MBA in 1976 from the University of Southern California. Mr. Bendheim’s extensive management skills and his experience in providing equity funding for companies, are useful in his services as a director.

Drew Larner. Mr. Larner has served as a director since September 2008. He is CEO of Rdio, Inc., a digital music subscription service. From 2003 to 2009, he was a Managing Director of Europlay Capital Advisors, a Los Angeles-based merchant bank and advisory firm specializing in media and technology companies. Prior to Europlay, Mr. Larner spent over 12 years as an executive in the motion picture industry, most recently as Executive Vice-President at Spyglass Entertainment Group. In that role, he was involved in all operations of Spyglass with specific oversight of business development, international distribution and business and legal affairs. Mr. Larner was responsible for managing the company’s output arrangements with the Walt Disney Company, Kirch Media, Canal Plus and Toho Towa (among others) as well as the equity investments of Disney, Svensk Filmindustri (a subsidiary of the Bonnier Group) and Lusomundo Audiovisuais (a subsidiary of Portuguese Telecom) in Spyglass. During Mr. Larner’s tenure at Spyglass, the company released over fifteen feature films including the blockbuster hit The Sixth Sense , as well as successes Seabis cuit , Bruce Almighty and The Recruit. Prior to Spyglass, Mr. Larner spent a total of five years at Morgan Creek Productions during which time he headed up the business and legal affairs department and then moved on to run Morgan Creek International, the company’s international distribution subsidiary. In this period, Morgan Creek released over twenty feature films including hits Ace Ventura: Pet Detective , its sequel Ace Ventura: When Nature Calls , Robin Hood: Prince of Thieves and Last of the Mohicans. Additionally, Mr. Larner spent two years as Vice President/Business Affairs at Twentieth Century Fox. Mr. Larner began his career as an attorney in the Century City office of O’Melveny & Myers. Mr. Larner currently serves on the Board of Directors of Broadspring, an online search and advertising company. Mr. Larner received a B.A. from Wesleyan University, after which he earned a J.D. from Columbia Law School. Mr. Larner’s background and experience with technology and entertainment are assets to his services as a director.

Moritz Seidel. Mr. Seidel has served as a director since January 2009. Since April 2007, Mr. Seidel has been the managing director of T7M7 Unternehmensaufbau GmbH, a privately held venture capital firm focused on early-stage investments in Ecommerce and gaming companies. He has also served as a Managing Director of MyBestBrands GmbH, a B2C Ecommerce service, since November 2008. In 1998 he founded Webfair AG, a company that provides software solutions to automotive original equipment manufacturers (OEMs) and became its Chief Executive Officer. Webfair´s software is used today by more than 50% of all automotive OEMs to monitor the status, bonus schemes and improvement processes of their dealer networks in Europe. In March 2006, Webfair AG was acquired by Urban Science Inc., headquartered in Detroit, Michigan. Mr. Seidel was responsible for the integration of Webfair AG within the international Urban Science organization and left the company in April 2007. From 1994 to 1997, Mr. Seidel was a consultant with Roland Berger & Partner, the largest management consulting firm of European origin. His focus was consumer goods, retail and internet. He is a member of the Entrepreneurs Organization (YEO and EO). Mr. Seidel graduated from the University of Regensburg, Germany with a Diploma in Business Studies (Diplom Kaufmann) and went to school in Germany and United States. Mr. Seidel’s experience with internet and gaming companies, coupled with his management skills, are valuable contributions to his services as a director.

David Smith. Mr. Smith has served as a director since December 2009. Mr. Smith is the President, CEO, Chairman and primary beneficial owner of Coast Asset Management, LLC, a private investment management firm. Since 1971, following his graduation from the MBA program at the University of California at Berkeley, Mr. Smith has worked in various capacities in the securities industry. His past experience includes work at Security Pacific Bank (1973-1983), where Mr. Smith most recently served as a Vice President responsible for the sales and fixed income arbitrage trading activities of the Investment Department. In March 1983, Mr. Smith joined Oppenheimer and Company as a bond arbitrageur trading that firm's proprietary capital account. In 1986, Mr. Smith was appointed a Senior Vice President at Oppenheimer, a position he held until he left in November 1990. Following his departure from Oppenheimer, Mr. Smith founded the predecessor for what would ultimately become Coast Asset Management, LLC. Mr. Smith’s experience in the securities industry and his entrepreneurial skills are assets to our Board of Directors.

David J. Fremed. Mr. Fremed has been our Chief Financial Officer since May 2009, and Chief Financial Officer of Zoo Games since August 2007. He is a broad-based financial executive with extensive experience in financial operations, budgeting and forecasting, and strategic planning. Prior to working at Zoo Games, he was Executive VP and Chief Financial Officer at Grand Toys International Limited (Nasdaq: GRIN ) where he helped grow the company from $10 million to $150 million in just two years. Mr. Fremed also spent four years at Atari, Inc. as Senior VP of Finance and Chief Financial Officer. During that time he was responsible for all financial functions including treasury, SEC reporting, and compliance. Prior to Atari, Mr. Fremed spent ten years at Marvel Entertainment, Inc. (NYSE: MVL) and its predecessor in various financial capacities, including Chief Financial Officer. Mr. Fremed earned his MBA in Finance from New York University in 1987 and is a Certified Public Accountant.

David Rosenbaum. Mr. Rosenbaum has been the President of Zoo Publishing since April 2009. He has served in various capacities at Zoo Publishing since July 2006 including as Senior Vice President of Sales. Mr. Rosenbaum served as the Sales Manager of Elmex Corporation, a western model company, from 1975 to 1980, and again from 1982 to 1983. He served as the Sales Manager of General Toy Distribution, a toy distribution company, from 1979 to 1981. Mr. Rosenbaum was also the Sales Manager of Kramer Brothers Distribution Company, a hobby distributor, from 1981 to 1982, and of Associated Independent Distributors from 1983 to 1989. In 1989, Mr. Rosenbaum founded Jack of All Games, which he sold in 1998, but remained on as President through March 2006. Mr. Rosenbaum received a B.A. from the University of Cincinnati in 1974.

Steven Buchanan. Mr. Buchanan has been the Chief Operating Officer of Zoo Publishing since February 2010. Mr. Buchanan has served as a consultant in a range of capacities at Zoo Publishing since March 2009. Mr. Buchanan has held a variety of executive titles at Jack of All Games, a video game distribution company, including Executive Vice President of Sales and Marketing and President from 1999 to 2009. At various times between 1992 and 1999, he served as District Sales Manager, Eastern Zone Sales Manager and National Sales Director of Sega of America, a video game publisher. Mr. Buchanan also served as a Buyer Merchandiser from 1981 to 1992, specializing in video games, at Meijer, a Michigan based hypermarket.

There are no family relationships among our directors or executive officers.

Committees of the Board of Directors.

The Board has determined that each member of the audit committee is “independent,” as that term is defined under Rule 10A-3(b)(1) of the Exchange Act.

Audit Committee. The Audit Committee of our Board of Directors consists of Messrs. Barry Regenstein (Chairman), John Bendheim and Drew Larner. Our Audit Committee held one meeting in 2008, since we became an operating company as a result of the merger with Zoo Games in September 2008. Our Audit Committee has the authority to retain and terminate the services of our independent accountants, review annual financial statements, consider matters relating to accounting policy and internal controls and review the scope of annual audits. The Audit Committee acts under a written charter, which more specifically sets forth its responsibilities and duties, as well as requirements for the Committee’s composition and meetings. The Board has determined that Messrs. Barry Regenstein, John Bendheim and Drew Larner are “financial experts” serving on its Audit Committee, and are independent, as the SEC has defined that term under Item 407 of Regulation S-K. Please see the biographical information for these individuals contained in the section above. During 2008, the Audit Committee held one meeting. During 2009, the Audit Committee held five meetings.

Nominating and Governance Committee.  Our Board of Directors has established a Nominating and Governance Committee, comprised of Moritz Seidel, David Smith and Barry Regenstein, each of whom is an independent director. Mr. Moritz serves as Chairman of the Nominating and Governance Committee. We have also adopted a Nominating and Governance Committee Charter.

The Nominating and Governance Committee is authorized to:
•	assist the Board of Director by identifying qualified candidates for director nominees and to recommend to the Board of Directors the director nominees for the next annual meeting of stockholders;

•	lead the Board of Directors in its annual review of the performance of the Board of Directors;

•	recommend to the Board of Directors director nominees for each Board of Directors committees; and

•	develop and recommend to the Board of Directors corporate governance guidelines applicable to us.

We have no formal policy regarding board diversity. Our Board of Directors may therefore consider a broad range of factors relating to the qualifications and background of nominees, which may include diversity, which is not only limited to race, gender or national origin. Our Board of Directors’ priority in selecting board members is identification of persons who will further the interests of our stockholders through his or her established record of professional accomplishment, the ability to contribute positively to the collaborative culture among board members and professional and personal experiences and expertise relevant to our growth strategy.

Compensation Committee. We have a Compensation Committee consisting of Messrs. Barry Regenstein, Drew Larner and John Bendheim. The Compensation Committee determines matters pertaining to the compensation and expense reporting of certain of our executive officers, and administers our stock option, incentive compensation, and employee stock purchase plans. The Compensation Committee acts under a written charter, which more specifically sets forth its responsibilities and duties, as well as requirements for the Committee’s composition and meetings. During 2008, the Compensation Committee held one meeting. During 2009, the Compensation Committee held three meetings.

Code of Conduct and Ethics.

We have adopted a code of ethics that applies to our officers, directors and employees. You will be able to review these documents by accessing our public filings at the SEC’s website at www.sec.gov. In addition, a copy of the code of ethics will be provided without charge upon request to us. We intend to disclose any amendments to or waivers of certain provisions of our code of ethics in a current report on Form 8-K.

Independence of Directors. Our Board currently consists of seven members. They are Jay Wolf, Barry Regenstein, John Bendheim, Drew Larner, Moritz Seidel, Mark Seremet and David Smith. Messrs. Regenstein, Bendheim, Larner, Seidel and Smith are independent directors. We have determined their independence using the definition of independence set forth under the applicable NASDAQ Marketplace rules.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows the compensation paid or accrued during the fiscal years ended December 31, 2009 and 2008 to (1) our Chief Executive Officer and (2) our two most highly compensated executive officers, other than our Chief Executive Officer, who earned more than $100,000 during the fiscal year ended December 31, 2009 and (3) our former Chief Executive Officer (collectively, the “named executive officers”) .

Name and Principal Position	Year	Salary	Bonus	Stock Awards*		Option Awards*		All Other Compensation		Total

Robert S. Ellin,	2009	$—	$—	$—		$—		$—		$—
former Chief Executive Officer	2008	—	—	275,000	(2)	—		—		275,000
of Zoo Entertainment (1)

Mark E. Seremet,	2009	325,000	—	—		107,788	(4)	105,300	(5)	538,088
Chief Executive Officer of Zoo	2008	260,222	—	25,000	(6)	368,327	(7)	7,200	(8)	660,749
Entertainment (3)

David J. Fremed,	2009	328,500	—	—		—		21,300	(9)	349,800
Chief Financial Officer of Zoo	2008	314,000	—	—		26,618	(12)	15,600	(11)	356,218
Entertainment (10)

David Rosenbaum,	2009	375,000	—	—		—		85,700	(13)	460,700
President of Zoo	2008	375,000	187,500	—		398,589	(14)	25,000	(15)	986,089
Publishing

*
The amounts reported reflect the aggregate grant date fair value of these awards computed in accordance with FASB ASC Topic 718 "Stock Compensation" ("ASC Topic 718"). There were no forfeitures during 2009.  See the disclosure under the caption "Equity-Based Compensation" in Note 2 to our consolidated financial statements for the year ended December 31, 2009 contained elsewhere in this prospectus for assumptions underlying valuation of equity awards.

(1)	Mr. Ellin resigned as our Chief Executive Officer on May 1, 2009 and resigned as a director on November 18, 2009.

(2)	Mr. Ellin received 417 restricted shares of our common stock in June 2008 valued at $660 per share in accordance with ASC Topic 718.

(3)	Mr. Seremet became Chief Executive Officer of Zoo Entertainment on May 1, 2009. He has also served as the Chief Executive Officer of Zoo Games since January 2009.

(4)	Mr. Seremet received options to acquire 1,250 shares of our stock with a grant date fair value of $107,788 in accordance with ASC Topic 718.

(5)	Mr. Seremet received $90,000 in 2009 as cash compensation for his personal guaranty of various loan facilities and we paid a net amount for family medical benefits of $15,300.

(6)	Mr. Seremet received 28 shares of our common stock in lieu of a cash bonus in 2008 with a grant date fair value of $25,000 in accordance with ASC Topic 718.

(7)	Mr. Seremet received options to acquire 1,171 shares of our stock with a grant date fair value of $368,327 in accordance with ASC Topic 718.

(8)	Includes a $600 monthly car allowance.

(9)	Includes a $500 monthly car allowance and family medical benefits totaling $15,300.

(10)	Mr. Fremed became Chief Financial Officer of Zoo Entertainment on May 1, 2009. He has also served as the Chief Financial Officer of Zoo Games since August 2007.

(11)	Consists of family medical benefits.

(12)	Mr. Fremed received options to acquire 117 shares of our stock valued at $26,618 in accordance with ASC Topic 718.

(13)	Mr. Rosenbaum received $63,000 in 2009 as cash compensation for his personal guaranty of various loan facilities and the Company paid a net amount for family medical benefits of $22,700.

(14)	Mr. Rosenbaum received options to acquire 1,267 shares of our stock with a grant date fair value of $398,589 in accordance with ASC Topic 718.

(15)	Consists of family medical benefits.

On January 14, 2009, Zoo Games entered into an employment agreement (the “Seremet Employment Agreement”) with Mark Seremet, a director and President of Zoo Games, pursuant to which Mr. Seremet also became Chief Executive Officer of Zoo Games. The Seremet Employment Agreement is for a term of three years, at an initial base salary of $325,000 per year and provides for a bonus at the discretion of the Company’s Board of Directors. The Seremet Employment Agreement is renewable automatically for successive one year periods unless either party gives written notice not to renew at least 60 days prior to the expiration of the initial term or any renewal terms. We also granted Mr. Seremet an option to purchase 1,250 shares of our common stock, at an exercise price of $180 per share, pursuant to our 2007 Employee, Director and Consultant Stock Plan, as amended. Mr. Seremet also became Chief Executive Officer and President of Zoo Entertainment on May 1, 2009.

On January 14, 2009, Mr. Seremet’s previous employment agreement was terminated in connection with Zoo Games and Mr. Seremet entering into the Seremet Employment Agreement. Under the previous employment agreement, Mr. Seremet agreed to serve as President of Zoo Games. Mr. Seremet’s previous employment agreement provided for a term ending on April 30, 2011 with an annual base salary of $250,000 and a bonus based on a performance milestones as determined by the compensation committee of Zoo Games. The previous employment agreement was renewable automatically for successive one year periods unless either party gives written notice not to renew at least 60 days prior to the expiration of the initial term or any renewal terms. Mr. Seremet was entitled to receive a monthly car allowance of up to $600 per month and was entitled to participate in Zoo Games’s benefit plans in the same manner and at the same levels as Zoo Games makes such opportunities available to all of Zoo Games’s employees. If the previous employment agreement was terminated by Mr. Seremet for Good Reason (as defined in the Original Employment Agreement) or by Zoo Games without Cause (as defined in the previous employment agreement) then Mr. Seremet was entitled to receive (a) 1.5 times the sum of his then current base salary and bonus earned with respect to the employment year preceding the year in which he was terminated (the “Prior Bonus”), payable over eighteen months from the termination date, (b) payment of premiums for Mr. Seremet under Zoo Games’s health plans or materially similar benefits, (c) any earned but unpaid base salary or bonus, (d) any earned but unpaid performance bonus from the prior fiscal year and (e) acceleration of vesting of all outstanding stock options and restricted stock which have not vested as of the date of such termination, if any. If Mr. Seremet’s employment was terminated as the result of his death, his heirs would have been entitled to receive (i) any earned but unpaid base salary or bonus, (ii) any earned but unpaid performance bonus from the prior fiscal year and (iii) acceleration of vesting of all outstanding stock options and restricted stock which have not vested as of the date of death, if any. Mr. Seremet was subject to traditional non-competition and employee non-solicitation restrictions while he was employed by Zoo Games and for a period of one year after termination, except that if the agreement was not renewed at the end of a term, the one-year restricted period shall not apply unless Mr. Seremet is paid the sum of his then current base salary and Prior Bonus. The options to purchase 1,171 shares of common stock issued to Mr. Seremet in 2008 are fully-vested and have an exercise price of $912 per share.

On January 1, 2008, Zoo Publishing entered into an employment agreement with David Rosenbaum, which was subsequently amended on July 1, 2008 and July 23, 2009, pursuant to which he became Senior Vice President of Sales. The term of the agreement is four years with an annual base salary of $375,000 for the first two years and $400,000 for the remaining years. Mr. Rosenbaum is eligible to receive a bonus as may be approved by the Board of Directors. If Mr. Rosenbaum’s employment is terminated by the Company without cause, severance must be paid according to the following: if the termination is within the first 12 months of the employment agreement, Mr. Rosenbaum shall receive 24 months of compensation less the amount already paid; if the termination is after 12 months but before 36 months, Mr. Rosenbaum shall receive 12 months of severance pay; if the termination is after 36 months, Mr. Rosenbaum shall receive the remainder of pay due to him under the employment agreement. The options to purchase 1,267 shares of common stock issued to Mr. Rosenbaum in 2008 are fully-vested and have an exercise price of $912 per share. In April 2009, Mr. Rosenbaum was appointed as President of Zoo Publishing.

On May 12, 2009, we entered into a letter agreement with each of Mark Seremet and David Rosenbaum (the “Fee Letters”), pursuant to which, in consideration for Messrs. Seremet and Rosenbaum each entering into a Guaranty with Wells Fargo for the full and prompt payment and performance by the Company and its subsidiaries of the obligations in connection with a purchase order financing (the “Loan”), we agreed to compensate Mr. Seremet in the amount of $10,000 per month, and Mr. Rosenbaum in the amount of $7,000 per month, for so long as such executive remains employed while the Guaranty and Loan remain in full force and effect. If the Guaranty is not released by the end of the month following termination of employment of either Messrs. Seremet or Rosenbaum, as applicable, the monthly fee shall be doubled for each month thereafter until the Guaranty is removed.

In connection with the financing consummated on November 20, 2009, Messrs. Seremet and Rosenbaum agreed to amend their respective Fee Letters, pursuant to which: in the case of Mr. Seremet, the Company will pay to Mr. Seremet a fee of $10,000 per month for so long as the Guaranty remains in full force and effect, but only until November 30, 2010; and, in the case of Mr. Rosenbaum, the Company will pay to Mr. Rosenbaum a fee of $7,000 per month for so long as the Guaranty remains in full force and effect, but only until November 30, 2010. In addition, the amended Fee Letters provide that, in consideration of each of their continued personal guarantees, we will issue to each of Messrs. Seremet and Rosenbaum, an option to purchase shares of common stock or restricted shares of common stock, equal to approximately a 6.25% ownership interest on a fully diluted basis. On February 11, 2010, we issued options to purchase 337,636 shares of common stock to each of Mark Seremet and David Rosenbaum pursuant to the Fee Letters. The options have an exercise price of $1.50 per share and vest as follows: 72% vest immediately, 14% vest on May 12, 2010 and 14% vest on May 12, 2011.

On June 4, 2007, as amended on August 8, 2008, David J. Fremed and Zoo Games entered into an employment agreement pursuant to which Mr. Fremed became Chief Financial Officer of Zoo Games. Mr. Fremed’s employment agreement provides for a term that commenced on August 16, 2007 and ends on June 15, 2010, with a starting annual base salary of $250,000. Mr. Fremed’s annual base salary will increase to no less than $265,000 after 12 months and to no less than $285,000 after twenty-four months. Mr. Fremed is entitled to a bonus of at least $50,000 per 12 month period, based on certain milestones and paid quarterly. Mr. Fremed also received equity grants of incentive units when Zoo Games was a limited liability company. Mr. Fremed is entitled to receive reimbursement of up to $500 per month for expenses associated with his automobile. Mr. Fremed is entitled to participate in Zoo Games’s benefit plans in the same manner and the same levels as Zoo Games makes such opportunities available to the senior executives of Zoo Games. Mr. Fremed’s employment is at will and Zoo Games may terminate Mr. Fremed’s employment at any time. However, if Zoo Games terminates the employment agreement without Cause (as defined in the employment agreement), then Mr. Fremed will continue to receive six months of salary, bonus and benefits. If Zoo Game s terminates the employment agreement as a result of Change in Control of Zoo Games (as defined in the employment agreement), or if, in connection with a Change in Control of Zoo Games, Mr. Fremed's duties are diminished below those of the Chief Financial Officer, or are materially diminished below those that he had in the month prior to the Change in Control and Mr. Fremed resigns due to such diminution of duties, then Mr. Fremed will be entitled to receive 12 months of salary, bonus and benefits. Under the employment agreement, Mr. Fremed is subject to traditional non-competition and employee non-solicitation restrictions while he is employed by Zoo Games and for a period of one year thereafter except that the one-year restricted period shall not apply unless Mr. Fremed is paid his then current base salary. The options to purchase 117 shares of common stock issued to Mr. Fremed in 2008 are fully-vested and have an exercise price of $1,350 per share.

Effective February 15, 2010, Zoo Games entered into a second amendment to Mr. Fremed’s employment agreement (the “Amended Employment Agreement”). The term of the Amended Employment Agreement is for two years, at an annual base salary of $335,000. He is also eligible to receive a bonus at the discretion of the Board of Directors.

2009 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table presents the outstanding equity awards held by each of the named executive officers as of December 31, 2009.
						Stock Awards
								Equity
	Option Awards							Incentive	Equity
			Equity					Plan	Incentive Plan
			Incentive					Awards:	Awards:
			Plan					Number of	Market or
			Awards:			Number	Market	Unearned	Payout Value
	Number of	Number of	Number of			Of Shares	Value of	Shares,	of Unearned
	Securities	Securities	Securities			or Units	Shares or	Units or	Shares, Units
	Underlying	Underlying	Underlying			Of Stock	Units of	Other	or Other
	Unexercised	Unexercised	Unexercised	Option		That	Stock That	Rights That	Rights That
	Options (#)	Options (#)	Unearned	Exercise	Option	Have Not	Have Not	Have Not	Have Not
Name	Exercisable	Unexercisable	Options	Price($)	Expiration Date	Vested (#)	Vested ($)	Vested (#)	Vested ($)
Robert S. Ellin	-	-	-	-	-	-	-	-	-
Mark Seremet	1,171	-	-	912	July 2018	-	-	-	-
	14	-	-	1,548	May 2018	-	-	-	-
	-	1,250	-	180	January 2019	-	-	-	-
David Rosenbaum	1,267	-	-	912	July 2018	-	-	-	-
David Fremed	71	-	-	1,548	May 2018	-	-	-	-
	39	78	-	1,350	September 2018	-	-	-	-

On February 11, 2010, we issued an aggregate of 281,104 shares of restricted common stock and options to purchase an aggregate of 1,260,917 shares of common stock to various employees, directors and consultants, outside of our 2007 Plan, as set forth below.

We issued options to purchase 337,636 shares of our common stock to each of Mark Seremet, our director, Chief Executive Officer and President, and David Rosenbaum, President of Zoo Publishing, Inc., in consideration for their continued personal guarantees of the payment and performance by us of certain obligations in connection with a previously entered into purchase order financing, pursuant to Fee Letters entered into between the Company and each of Messrs. Seremet and Rosenbaum, dated as of May 12, 2009, as amended on August 31, 2009 and November 20, 2009. The options have an exercise price of $1.50 per share and vest as follows: 72% vested immediately, 14% vest on May 12, 2010 and 14% vest on May 12, 2011.

We issued to Jay Wolf, our Executive Chairman of the Board of Directors and Secretary, 265,860 shares of restricted common stock in consideration for Mr. Wolf agreeing to serve as Chairman of the Board of Directors, and options to purchase 36,413 shares of common stock in consideration for his services as a director. The options have an exercise price of $2.46 per share and vest as follows: 25% vested immediately, and 25% vest on each of the first, second and third anniversaries of the date of grant.

In consideration for agreeing to serve as Chief Operating Officer of Zoo Publishing, we also issued to Steve Buchanan options to purchase 175,996 shares of common stock. The options have an exercise price of $2.46 per share and 25% vest on each of the first, second, third and fourth anniversaries of the date of grant.

Additionally, we issued to David Fremed, our Chief Financial Officer, options to purchase 60,688 shares of common stock in consideration for his services as Chief Financial Officer. The options have an exercise price of $2.46 per share and vest as follows: 70% vested immediately, and 15% vest on each of the first and second anniversaries of the date of grant.

In consideration for their services as directors, we issued options to purchase 21,241 shares, 12,138 shares, 12,138 shares, 21,241 shares and 25,489 shares, respectively, to each of Drew Larner, David Smith, Moritz Seidel, John Bendheim and Barry Regenstein. The options have an exercise price of $2.46 per share and vest as follows: 25% vested immediately, and 25% vest on each of the first, second and third anniversaries of the date of grant. We issued 4,573 shares, 3,049 shares and 7,622 shares, respectively, of restricted common stock to each of Drew Larner, John Bendheim and Barry Regenstein in consideration for each of them serving as a member of our compensation committee.

Additionally, we issued options to purchase an aggregate of 220,301 shares of common stock to various employees  in consideration for their services, at an exercise price of $2.46 per share and with the vesting schedule as set forth in each option holder’s respective option agreement.

The issuances of all such shares of restricted stock and options were conditioned upon, and would not vest prior to, the effectiveness of the filing of the amendments to our Certificate of Incorporation to (i) increase our authorized shares of common stock from 250,000,000 shares to 3,500,000,000 shares and (ii) effect the 1-for-600 reverse stock split. The charter amendments had been approved by our board of directors and by written consent of our stockholders in January 2010. In the event the charter amendments had not been filed prior to September 1, 2010, the shares of restricted stock and options would have been deemed immediately canceled.

DIRECTOR COMPENSATION

The following table reflects the compensation paid to our current directors during the year ended December 31, 2009.

	Fees					Nonqualified
	Earned or				Non-Equity	Deferred
	Paid in		Stock	Option	Incentive Plan	Compensation	All Other
	Cash		Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)		($)	($)	($)	($)	($)	($)
Barry Regenstein	12,500	(1)	—	—	—	—	—	12,500
Drew Larner	7,500	(2)	—	—	—	—	—	7,500
John Bendheim	5,000	(3)	—	—	—	—	—	5,000

(1)	$10,000 for chairman of the Audit Committee and $2,500 as a member of the Compensation Committee.
(2)	$5,000 for chairman of the Compensation Committee and $2,500 as a member of the Compensation Committee
(3)	$2,500 as a member of the Compensation Committee and $2,500 as a member of the Compensation Committee

The Board previously considered, and subsequently approved on February 11, 2010, the following compensation scheme for the members of the Audit Committee and the Compensation Committee for the fiscal year 2009.

•	Audit Committee:

-
Chairman - $20,000 per year, plus non-qualified options to purchase 1,667 shares of our common stock, vesting over three years and in accordance with the terms set forth in our standard form of non-qualified stock option agreement.

-
Members - $5,000 per year, plus non-qualified options to purchase 42 shares of our common stock, vesting over three years and in accordance with the terms set forth in our standard form of non-qualified stock option agreement.

•	Compensation Committee:

-
Chairman- $10,000 per year, plus non-qualified options to purchase 84 shares of our common stock, vesting over three years and in accordance with the terms set forth in our standard form of non-qualified stock option agreement.

-
Members - $5,000 per year, plus non-qualified options to purchase 42 shares of our common stock, vesting over three years and in accordance with the terms set forth in our standard form of non-qualified stock option agreement.

Members of the Audit Committee and Compensation Committee received six months of cash compensation during 2009 for their service during 2009. On February 11, 2010, we issued 4,573 shares, 3,049 shares and 7,622 shares, respectively, of restricted common stock to each of Drew Larner, John Bendheim and Barry Regenstein in consideration for each of them serving as a member of our Compensation Committee and Audit Committee in lieu of the balance of the cash compensation that was due to them for their 2009 service. No stock options were issued to any directors during 2009 in connection with the compensation packages described above.

Termination of Employment and Change-in-Control Arrangements

Mr. Seremet’s employment agreement may be terminated for Cause (as defined in his employment agreement) by Zoo Games upon written notice, without Cause by Zoo Games, for Good Reason by Mr. Seremet, death or disability, or at Mr. Seremet’s election upon 30 days prior written notice. In the event the employment agreement is terminated for Cause, death or disability, or at the election of Mr. Seremet, Zoo Games will have no further obligations other than the payment of earned but unpaid salary and accrued vacation days.  In the event that the employment agreement is terminated without Cause by Zoo Games or for Good Reason by Mr. Seremet, Zoo Games shall pay to Mr. Seremet any earned but unpaid salary, accrued vacation days,  and severance in a lump sum amount equivalent to one year of annual base salary in effect on the date of termination. The payment of severance is conditioned upon Mr. Seremet’s release of all claims against Zoo Games.

If Mr. Rosenbaum’s employment is terminated by Zoo Publishing without cause, severance must be paid according to the following: if the termination is within the first 12 months of the employment agreement, Mr. Rosenbaum shall receive twenty-four months of compensation less the amount already paid; if the termination is after 12 months but before thirty-six months, Mr. Rosenbaum shall receive 12  months of severance pay; if the termination is after thirty-six months, Mr. Rosenbaum shall receive the remainder of pay due to him under the employment agreement.

Mr. Fremed’s employment is at will and Zoo Games may terminate Mr. Fremed’s employment at any time. If Zoo Games terminates his employment agreement without Cause (as defined in his employment agreement), then Mr. Fremed will continue to receive six months of salary, bonus and benefits. If Zoo Games terminates his employment agreement as a result of Change in Control of Zoo Games (as defined in his employment agreement), or if, in connection with a Change in Control of Zoo Games, Mr. Fremed's duties are diminished below those of the Chief Financial Officer, or are materially diminished below those that he had in the month prior to the Change in Control and Mr. Fremed resigns due to such diminution of duties, then Mr. Fremed will be entitled to receive 12 months of salary, bonus and benefits.

Other than as described above, we have no plans or arrangements with respect to remuneration received or that may be received by the above-referenced named executive officers to compensate such officers in the event of termination of employment (as a result of resignation, retirement, change of control) or a change of responsibilities following a change of control.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND
RELATED STOCKHOLDER MATTERS

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of June 25, 2010 for (i) each of our named executive officers (other than our former chief executive officer who no longer beneficially owns any of our securities), (ii) each of our directors, (iii) all persons, including groups, known to us to own beneficially more than five percent (5%) of any class of our voting stock and (iv) all current executive officers and directors as a group.

As of June 25, 2010, we had 4,630,741 shares of common stock outstanding.  Except as specifically indicated in the footnotes to this table, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission.  In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options, warrants or rights held by that person that are currently exercisable or exercisable, convertible or issuable within 60 days of May 12, 2010, are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

Name and Address of Owner (1)	Shares of Common Stock	Percentage of Voting Power

5% Stockholders:
Patricia Peizer (2)	536,140	11.6%
Harris Toibb (3)	447,805	9.7
Peter Brant (4)	379,541	8.2

Directors and Named Executive Officers:
Jay Wolf (5)	343,496	7.4
Barry Regenstein (6)	14,078	*
John Bendheim (7)	113,718	2.5
Drew Larner (8)	9,883	*
Moritz Seidel (9)	203,082	4.4
Mark Seremet (10)	279,134	5.7
David Fremed (11)	42,831	*
David Rosenbaum (12)	311,277	6.4
David Smith (13)	1,493,834	32.2
Steve Buchanan (14)	-	*

All current directors and executive officers as a group (ten persons) (15)	2,811,333	54.1

* Less than one percent

(1) The address of each of the directors and officers is c/o Zoo Entertainment, Inc., 3805 Edwards Road, Suite 400, Cincinnati, OH 45209.

(2) Consists of an aggregate of 536,140 shares of common stock, of which 327,010 shares are held by Socius Capital Group, LLC and 209,130 shares are held by Focus Capital Partners, LLC, each of which are entities owned and controlled by Patricia Peizer. Ms. Peizer has sole voting and investment power with respect to the shares. This amount does not include warrants to purchase an aggregate of 1,017,194 shares of common stock held by Socius Capital Group, LLC and Focus Capital Partners that are not exercisable within 60 days of June 25, 2010 as a result of a 9.9% ownership limitation contained in the warrants. The address for Ms. Peizer is 11150 Santa Monica Boulevard, Los Angeles, CA 90025.

(3) Consists of 447,342 shares of common stock and immediately exercisable warrants to purchase 463 shares of common stock, but does not include warrants to purchase 3,788 shares of common stock that are not exercisable within 60 days of June 25, 2010 as a result of a 4.99% ownership limitation contained in the warrants. The address of Harris Toibb is 6355 Topenga Boulevard, Suite 335, Woodland Hills, CA 91367.

(4) Consists of 376,010 shares of common stock owned by Ariza, LLC, a company controlled by Mr. Brant, and 3,414 shares of common stock, immediately exercisable warrants to purchase 63 shares of common stock and options to purchase 54 shares of common stock, held by Mr. Brant. The amount does not include 317 shares of common stock and warrants to purchase 80 shares of common stock held by The Bear Island Paper Company LLC Thrift Plan-Aggressive Growth Fund, of which Mr. Brant is the economic beneficiary and shares investment and dispositive power with the trustees of the Plan of which Mr. Brant is one trustee. The address for Mr. Brant is c/o Brant Industries, Inc., 80 Field Point Road, Greenwich, CT 06830. Peter Brant is the father of Ryan Brant, one of our consultants. Please see the section entitled “Certain Relationships and Related Transactions.”

(5) Consists of 266,069 shares of restricted common stock, 68,324 shares of common stock and non-qualified stock options to purchase up to 9,103 shares of common stock for a purchase price of $2.46 per share that will vest and become exercisable within 60 days of June 25, 2010. This does not include non-qualified stock options to purchase up to 27,310 shares of common stock for a purchase price of $2.46 per share that are not vested and not exercisable within 60 days.

(6) Consists of 7,706 shares of restricted common stock and non-qualified stock options to purchase up to 6,372 shares of common stock for a purchase price of $2.46 per share that will vest and be exercisable within 60 days of June 25, 2010. This does not include non-qualified stock options to purchase up to 19,117 shares of common stock for a purchase price of $2.46 per share that are not vested and not exercisable within the next 60 days.

(7) Consists of 104,942 shares of common stock owned by Bendheim Enterprises Inc., a company controlled by Mr. Bendheim, and 3,466 shares of restricted common stock and non-qualified stock options to purchase up to 5,310 shares of common stock for a purchase price of $2.46 per share that will vest and be exercisable within 60 days of June 25, 2010. This does not include non-qualified stock options to purchase up to 15,931 shares of common stock for a purchase price of $2.46 per share that are not vested and not exercisable within 60 days.

(8) Consists of 4,573 shares of restricted common stock and non-qualified stock options to purchase up to 5,310 shares of common stock for a purchase price of $2.46 per share that will vest and be exercisable within 60 days of May 12, 2010. This does not include non-qualified stock options to purchase up to 15,931 shares of common stock for a purchase price of $2.46 per share that are not vested and not exercisable within 60 days.

(9) Consists of 200,047 shares of common stock held by T7M7 Unternehmensaufbau GmbH. Mr. Seidel is the Managing Director of T7M7 Unternehmensaufbau GmbH, and as a result, may be deemed to indirectly beneficially own an aggregate of 200,047 shares of common stock. Mr. Seidel disclaims beneficial ownership of these securities. Mr. Seidel has the sole voting and investment power with respect to the shares held by T7M7 Unternehmensaufbau GmbH. Also consists of non-qualified stock options held by Mr. Seidel to purchase up to 3,035 shares of common stock for a purchase price of $2.46 per share that will vest and be exercisable within 60 days but does not include non-qualified stock options to purchase up to 9,103 shares of common stock for a purchase price of $2.46 per share that are not vested and not exercisable within 60 days. The address of T7M7 Unternehmensaufbau GmbH is Occam-Strasse 4, Rueckgebauede, 80802, Muenchen, Germany.

(10) Consists of: 34,410 shares of common stock; immediately exercisable warrants to purchase 10 shares of common stock for a purchase price of $1,278 per share; immediately exercisable warrants to purchase 15 shares of common stock for a purchase price of $1,704 per share; non-qualified stock options to purchase up to 1,171 shares of common stock for a purchase price of $912 per share and non-qualified stock options to purchase up to 13 shares of common stock for a purchase price of $1,548 per share, in each case which is fully vested and immediately exercisable; non-qualified stock options to purchase up to 417 shares of common stock for a purchase price of $180 per share that will vest and be exercisable within 60 days; and non-qualified stock options to purchase up to 243,098 shares of common stock for a purchase price of $1.50 per share that will vest and become exercisable within the next 60 days.  This does not include non-qualified stock options to purchase up to 833 shares of common stock for a purchase price of $180 per share that are not vested and not exercisable within the next 60 days and non-qualified stock options to purchase up to 94,538 shares of common stock for a purchase price of $1.50 per share that are not vested and not exercisable within 60 days.

(11) Consists of: 239 shares of common stock; non-qualified stock options to purchase up to 71 shares of common stock for a purchase price of $1,548 per share which are fully vested and immediately exercisable; non-qualified stock options to purchase up to 39 shares of common stock for a purchase price of $1,278 per share that are vested and exercisable; and non-qualified stock options to purchase up to 42,482 shares of common stock for a purchase price of $2.46 per share that will vest and become exercisable within 60 days. This does not include non-qualified stock options to purchase up to 78 shares of common stock for a purchase price of $1,278 per share that are not vested and not exercisable within 60 days and non-qualified stock options to purchase up to 18,207 shares of common stock for a purchase price of $2.46 per share that are not vested and not exercisable within 60 days.

(12) Consists of:  66,863 shares of common stock; immediately exercisable warrants to purchase 49 shares of common stock for a purchase price of $1,278 per share; non-qualified stock options to purchase up to 1,267 shares for a purchase price of $912 per share which are fully vested and immediately exercisable; and non-qualified stock options to purchase up to 243,098 shares of common stock for a purchase price of $1.50 per share that will vest and be exercisable within 60 days, but does not include non-qualified stock options to purchase up to 94,538 shares of common stock for a purchase price of $1.50 per share that are not vested and not exercisable within 60 days.

(13) Consists of: 1,035,139 shares of common stock owned directly by Mr. Smith; 440,758 shares of common stock owned by Mojobear Capital LLC, 10,804 shares of common stock owned by Coast Sigma Fund, LLC and 4,098 shares of common stock owned by Coast Medina, LLC, all companies of which are controlled by Mr. Smith; non-qualified stock options to purchase up to 3,035 shares of common stock for a purchase price of $2.46 per share that will vest and become exercisable within 60 days, but does not include non-qualified stock options to purchase up to 9,103 shares of common stock for a purchase price of $2.46 per share that are not vested and not exercisable within  60 days.  Mr. Smith was appointed to our Board of Directors on December 14, 2009.

(14)  Does not include non-qualified stock options to purchase up to 175,996 shares of common stock for a purchase price of $2.46 per share that are not vested and not exercisable within 60 days.

(15) Includes warrants to purchase 74 shares of common stock and options to purchase 563,820 shares of common stock.  This amount includes the beneficial ownership of all directors, each of our named executive officers, and directors and executive officers of the registrant as a group, except for Robert Ellin who was a director and our Chief Executive Officer during a portion of 2009, but is no longer a director or an executive officer and currently does not beneficially own any securities of the Company.

SELLING STOCKHOLDERS

We issued to certain accredited investors in transactions exempt from the registration requirements of the Securities Act, (i) in connection with the closing of financings on November 20, 2009 and December 16, 2009, shares of our common stock and warrants to purchase our common stock, (ii) on August 31, 2009, we issued a warrant to purchase shares of common stock to Solutions 2 Go, Inc., in consideration of it making certain payments to us in advance of purchasing certain products and (iii) on June 18, 2009, in connection with a settlement agreement, we issued shares of our common stock to certain plaintiffs. For further information about the issuance of these securities, please refer to the section entitled “Management's Discussion and Analysis of Financial Condition and Results of Operations.” This Prospectus relates to the resale from time to time of up to a total of 1,569,204 shares of our common stock by the selling stockholders, which shares are comprised of the following securities:

•	536,140 shares of common stock that we issued upon conversion of 321,684 shares of Series A Preferred Stock;

•	1,017,194 shares of common stock issuable upon exercise of common stock purchase warrants at an exercise price of $0.01;

•	12,777 shares of common stock issuable upon exercise of common stock purchase warrants at an exercise price of $180.

•	3,093 shares of our common stock.

Pursuant to the terms of the financing, we filed a Registration Statement on Form S-1, of which this Prospectus constitutes a part, in order to permit the selling stockholders to resell to the public the shares of our common stock issued or issuable in connection with the financing. The selling stockholders have each represented to us that they have obtained the shares for their own account for investment only and not with a view to, or resale in connection with, a distribution of the shares, except through sales registered under the Securities Act or exemptions thereto.

The following table, to our knowledge, sets forth information regarding the beneficial ownership of our common stock by the selling stockholders as of June 25, 2010 and the number of shares being offered hereby by each selling stockholder. For purposes of the following description, the term “selling stockholder” includes pledgees, donees, permitted transferees or other permitted successors-in-interest selling shares received after the date of this Prospectus from the selling stockholders. The information is based in part on information provided by or on behalf of the selling stockholders. One of the selling stockholders identified herein is expected to sell a portion of the shares held by it in the concurrent Public Offering.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting or investment power with respect to shares, as well as any shares as to which the selling stockholder has the right to acquire beneficial ownership within sixty (60) days after June 25, 2010 through the exercise or conversion of any stock options, warrants, convertible debt or otherwise. All shares that are issuable to a selling stockholder upon exercise of the warrants or conversion of the debt are included in the number of shares being offered in the table below. No estimate can be given as to the amount or percentage of our common stock that will be held by the selling stockholders after any sales or other dispositions made pursuant to this Prospectus because the selling stockholders are not required to sell any of the shares being registered under this Prospectus. The table below assumes that the selling stockholders will sell all of the shares listed in this Prospectus. Unless otherwise indicated below, each selling stockholder has sole voting and investment power with respect to its shares of common stock. The inclusion of any shares in this table does not constitute an admission of beneficial ownership by the selling stockholder. We will not receive any of the proceeds from the sale of our common stock by the selling stockholders. Percentage of ownership is based on 4,630,741 shares of common stock outstanding on June 25, 2010.

Except as set forth below, none of the selling stockholders has held any position or office with us or any of our affiliates, or has had any other material relationship (other than as purchasers of securities) with us or any of our affiliates, within the past three years.

The following table sets forth the beneficial ownership of the selling stockholders:

	Beneficial Ownership Before Offering		Beneficial Ownership After Offering
	Total Shares	Aggregate Number of
Selling Stockholder	Beneficially Owned	Shares Offered	Number of Shares	Percent
Socius Capital Group, LLC (1)	900,000	900,000	0	*

Focus Capital Partners, LLC (2)	653,334	653,334	0	*

Solutions 2 Go, Inc. (3)	12,777	12,777	0	*

Susan J. Kain Jurgensen (4)	1,399	1,399	0	*

Steven W. Newton (5)	198	198	0	*

Mercy R. Gonzalez (6)	402	402	0	*

Bruce C. Kain (7)	402	402	0	*

Wesley M. Kain (8)	402	402	0	*

Raymond Pierce (9)	145	145	0	*

Cristie E. Walsh (10)	145	145	0	*

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

(1)
Consists of 327,010 shares of common stock issued upon conversion of 196,206 shares of Series A Preferred Stock, and 572,990 shares of common stock issuable upon exercise of warrants. Patricia Peizer has the sole power to vote or dispose of the shares held by Socius Capital Group, LLC.

(2)
Consists of 209,130 shares of common stock issued upon conversion of 125,478 shares of Series A Preferred Stock, and 444,204 shares of common stock issuable upon exercise of warrants. Patricia Peizer has the sole power to vote or dispose of the shares held by Focus Capital Partners, LLC.

(3)
Consists of 12,777 shares of common stock issuable upon exercise of warrants. Oliver Block has the sole power to vote or dispose of the shares issuable upon exercise of the warrants held by Solutions 2 Go, Inc.

(4)	Susan J. Kain Jurgensen served as the President of Zoo Publishing, Inc., a wholly-owned subsidiary of Zoo Games, Inc., our wholly-owned subsidiary, from December 18, 2007 through March 30, 2009.

(5)	Steve W. Newton served as our Vice President of Sales from December 18, 2007 through June 26, 2009.

(6)	Mercy R. Gonzalez served as our Senior Vice President of Logistics from December 14, 2007 through June 26, 2009.

(7)	Bruce C. Kain served as Vice President of Operations of Zoo Publishing, Inc. from December 18, 2007 through June 26, 2009.

(8)	Wesley M. Kain, the brother of Susan J. Kain Jurgensen, served as Counsel of Zoo Publishing, Inc., from December 18, 2007 through June 26, 2009.

(9)	Raymond Pierce served as one of our an accountants from December 18, 2007 through February 2009.

(10)	Cristie E. Walsh has served as our Products Manager since December 18, 2007.

On each of November 20, 2009 and December 16, 2009, we entered into Securities Purchase Agreements (the “Purchase Agreements”), with certain investors identified therein (collectively, the “Investors”), pursuant to which we agreed to sell to the Investors in a private offering an aggregate of up to 2,000,000 shares of our Series A Preferred Stock (the “Financings”).  In connection with the Financings, we also entered into a Registration Rights Agreement on November 20, 2009, as subsequently amended by Amendment No. 1 to the Registration Rights Agreement on December 16, 2009, with each of Focus Capital Partners, LLC and Socius Capital Group, LLC, two of the lead Investors in the Financings (the “Lead Investors”), pursuant to which we agreed to register the resale of the shares of common stock issuable upon conversion of the Series A Preferred Stock issued to the Lead Investors.

In connection with the Financings described above, we issued  to the Lead Investors, warrants to purchase 1,017,194 shares of our common stock. We agreed to register the resale of the shares of common stock issuable upon conversion of the Series A Preferred Shares.

On August 31, 2009, Zoo Publishing, a wholly-owned subsidiary of Zoo Games, Inc., our wholly-owned subsidiary, entered into an Exclusive Distribution Agreement with Solutions 2 Go Inc., a Canadian corporation (“S2G Inc.”) and an Exclusive Distribution Agreement with Solutions 2 Go, LLC, a California limited liability company (“S2G LLC,” and together with S2G Inc., “S2G”), pursuant to which Zoo Publishing granted to S2G the exclusive rights to market, sell and distribute certain video games, related software and products, with respect to which Zoo Publishing owns rights, in the territories specified therein (collectively, the “Distribution Agreements”).   In connection with the Distribution Agreements, on August 31, 2009, we entered into an Advance Agreement (the “Advance Agreement”) with S2G, pursuant to which S2G made a payment to us in the amount of $1,999,999, in advance of S2G’s purchases of certain products pursuant to the Distribution Agreements (the “Advance”).   In  consideration of S2G entering into the Advance Agreement, we issued to S2G Inc. a warrant to purchase 12,777 shares of our common stock, par value $0.001 per share, with a term of five years and an exercise price equal to $180.

On February 19, 2009, Susan J. Kain Jurgensen, Steven W. Newton, Mercy R. Gonzalez, Bruce C. Kain, Wesley M. Kain, Raymond Pierce and Cristie E. Walsh filed a complaint against Zoo Publishing, Zoo Games and the Company.  On June 18, 2009, we reached a settlement whereby we agreed to pay to the plaintiffs an aggregate of $560,000 in full satisfaction of the disputed claims, without any admission of any liability of wrongdoing.  The plaintiffs, former stockholders of Destination Software, Inc. (now known as Zoo Publishing.), were issued an aggregate of 12,365 shares of our common stock as consideration in connection with Zoo Games’ acquisition of the issued and outstanding capital stock of Zoo Publishing. As part of  the settlement, the plaintiffs returned to us an aggregate of 9,274 shares of our common stock owned by them prior to such date and retained 3,091 shares of our common stock.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.

These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this Prospectus.

The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

One of the selling stockholders is expected to sell a portion of the shares held by it in the concurrent Public Offering.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as an agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this Prospectus after we have filed an amendment to this Prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this Prospectus.

  The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this Prospectus and may sell the shares of common stock from time to time under this Prospectus after we have filed an amendment to this Prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this Prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this Prospectus. If the selling stockholders use this Prospectus for any sale of the shares of common stock, they will be subject to the Prospectus delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of our common stock and activities of the selling stockholders.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following is a description of transactions that were entered into with our executive officers, directors or 5% stockholders during the past two fiscal years.  We believe that all of the transactions described below were made on terms no less favorable to us than could have been obtained from an unaffiliated third party.  All related transactions are approved by our audit committee or the full Board of Directors.

Zoo Entertainment

On July 7, 2008, we entered into a Note Purchase Agreement with TCMF and the investors set forth on the schedule thereto, as subsequently amended on July 15, 2008, July 31, 2008 and August 15, 2008 (the “Note Purchase Agreement”), pursuant to which the investors agreed to provide a loan to the Company in the aggregate principal amount of $9,000,000, in consideration for the issuance and delivery of senior secured convertible promissory notes (the “Notes”). As partial inducement to purchase the Notes, we issued to the investors warrants to purchase common stock of the Company (the “Warrants,” and together with the issuance of the Notes, the “Financing”). The offering period of the Financing closed on August 15, 2008. Pursuant to the Note Purchase Agreement on July 7, 2008, we issued to TCMF, a principal stockholder of the Company of which Robert Ellin, our former Chief Executive Officer and a former director is the managing director, and of which Jay Wolf, our Secretary and a director, was a managing director until September 2009, a Note in the aggregate principal amount of $2,500,000. The Note bore an interest rate of five percent (5%) per annum for the time period began on July 7, 2008 and ended on July 7, 2009, unless extended. Upon the occurrence of an investor sale, as defined in the Note, the entire outstanding principal amount of the Note and any accrued interest thereon were to be automatically converted into shares of our common stock. In connection with the Note Purchase Agreement, we issued to TCMF a Warrant to purchase 3,788 shares of our common stock. The Warrant has a five year term and an exercise price of $6.00 per share. On July 30, 2008, TCMF exercised its Warrant to purchase 3,788 shares of common stock of the Company. On November 20, 2009, the Notes issued to TCMF converted into shares of Series B Preferred Stock. On January 13, 2010, our Board of Directors and stockholders holding approximately 66.7% of our outstanding voting capital stock approved the Charter Amendment, which increased our authorized shares of common stock from 250,000,000 to 3,500,000,000. On March 10, 2010, we filed the Charter Amendment with the Secretary of State of the State of Delaware. Upon the filing of the Charter Amendment on March 10, 2010, the Series B Preferred Stock automatically converted to shares of common stock.

In connection with an amendment to the Management Agreement, as described below, we issued to Trinad Management, LLC, an affiliate of TCMF, of which (“Trinad”) a Note in the principal amount of $750,000 and a Warrant to purchase 1,137 shares of our common stock, on the same terms and conditions as the Notes and Warrants issued in the financing. On November 20, 2009, the Note issued to Trinad converted into shares of Series B Preferred Stock. Upon the filing of the Charter Amendment on March 10, 2010, the Series B Preferred Stock automatically converted to shares of common stock.

Pursuant to a Security Agreement, dated as of July 7, 2008, as amended, we granted a security interest in all of our assets to each of the investors, including TCMF, to secure our obligations under the Notes. Additionally, on July 7, 2008, Trinad executed a joinder to the Security Agreement. The security interests were terminated upon the conversion of the Notes into shares of Series B Preferred Stock.

On July 31, 2008, TCMF executed a counterpart signature page to the Note Purchase Agreement, pursuant to which we issued to TCMF a Note in the principal amount of $1,500,000. As partial inducement to purchase the Note, TCMF received a Warrant to purchase 2,273 shares of our common stock. The Note and Warrant issued to TCMF were issued on the same terms and conditions as the Notes and Warrants that were issued in the initial closing of the Financing. On August 1, 2008, TCMF exercised its Warrant to purchase 2,273 shares of our common stock. On November 20, 2009, the Note issued to TCMF converted into shares of Series B Preferred Stock. Upon the filing of the Charter Amendment on March 10, 2010, the Series B Preferred Stock automatically converted to shares of common stock.

On September 26, 2008, we entered into a note purchase agreement with TCMF and the investors set forth on the schedule thereto, pursuant to which the investors agreed to provide a loan to the Company in the aggregate principal amount of up to $5,000,000 (the “Second Financing”). Pursuant to the note purchase agreement, we issued to TCMF a Note in the principal amount of $500,000. As partial inducement to purchase the Note, TCMF received a Warrant to purchase 758 shares of our common stock. The Note and Warrant issued to TCMF in the Second Financing were issued on the same terms and conditions as the Notes and Warrants that were issued in the initial closing of the Financing. On September 26, 2008, TCMF exercised its Warrant to purchase 758 shares of our common stock. As of April 30, 2009, $515,000 of principal plus accrued interest was outstanding on the Note issued to TCMF, and no payments of principal or interest have been made. Pursuant to a Security Agreement, dated as of September 26, 2008, we granted a security interest in all of our assets to the investors, including TCMF, to secure our obligations under the Notes issued in the Second Financing. On November 20, 2009, the Note issued to TCMF converted into shares of Series B Preferred Stock. The security interests were terminated upon the conversion of the Note into shares of Series B Preferred Stock. Upon the filing of the Charter Amendment on March 10, 2010, the Series B Preferred Stock automatically converted to shares of common stock.

On October 24, 2007, we executed a loan agreement, as subsequently amended on November 21, 2007 and April 18, 2008 (the "Loan Agreement") with TCMF, whereby TCMF agreed to loan to the Company a principal amount of up to $500,000 (the “Loan”) and to increase the entire outstanding principal amount of the Loan and any accrued interest thereon, which was to be due and payable by the Company upon, and not prior to, a Next Financing (as defined in the Loan Agreement), to an amount of not less than $750,000. On July 7, 2008, pursuant to a further amendment to the Loan Agreement and in consideration of TCFM’s participation in the Financing and receipt of the Notes and Warrants issued thereunder, the Loan Agreement automatically terminated upon the initial closing of the Financing, and the loan thereunder, in the principal amount of $360,000, plus any accrued interest, was cancelled and extinguished with no obligation or liability of the Company.

On October 24, 2007, we entered into a Management Agreement (the “Management Agreement”) with Trinad, an affiliate of TCMF. Pursuant to the terms of the Management Agreement, Trinad agreed to provide certain management services, including, without limitation, the sourcing, structuring and negotiation of a potential business combination transaction involving the Company. We agreed to pay Trinad a management fee of $90,000 per quarter, plus reimbursement of all expenses reasonably incurred by Trinad in connection with the provision of management services. The fees incurred for the year ended December 31, 2007 were waived by Trinad. The Management Agreement was terminable by either party upon written notice, subject to a termination fee of $1,000,000 upon termination by the Company. On July 7, 2008, the Company and Trinad amended the Management Agreement to provide that it automatically terminated upon the initial closing of the Financing, in which such case the termination fee was reduced to $750,000. The Management Agreement, as amended, also provided that we may satisfy the payment of such termination fee by delivery to Trinad of Notes in the aggregate amount of $750,000 and a Warrant to purchase 1,137 shares of our common stock, such Notes and Warrants to be on the same terms of the Notes and Warrants sold and issued by the Company to the purchasers in the Financing. The Management Agreement automatically terminated upon the initial closing of the Financing on July 7, 2008. In accordance with the terms of Amendment No. 1 to the Management Agreement, the termination fee was reduced from $1,000,000 to $750,000, which we satisfied by delivery to Trinad of a Note in the principal amount of $750,000 and 1,137 Warrants to purchase our common stock. On November 20, 2009, the Note issued to Trinad converted into shares of Series B Preferred Stock. Upon the filing of the Charter Amendment on March 10, 2010, the Series B Preferred Stock automatically converted into shares of common stock.

On May 12, 2009, we entered into a letter agreement with each of Mark Seremet and David Rosenbaum (the “Fee Letters”), pursuant to which, in consideration for Messrs. Seremet and Rosenbaum each entering into a Guaranty with Wells Fargo for the full and prompt payment and performance by the Company and its subsidiaries of the obligations in connection with a purchase order financing (the “Loan”), we agreed to compensate Mr. Seremet in the amount of $10,000 per month, and Mr. Rosenbaum in the amount of $7,000 per month, for so long as the executive remains employed while the Guaranty and Loan remain in full force and effect. If the Guaranty is not released by the end of the month following termination of employment of either Messrs. Seremet or Rosenbaum, the monthly fee shall be doubled for each month thereafter until the Guaranty is removed.

In connection with the financing consummated on November 20, 2009, Messrs. Seremet and Rosenbaum agreed to amend their respective Fee Letters, pursuant to which: in the case of Mr. Seremet, we will pay to Mr. Seremet a fee of $10,000 per month for so long as the Guaranty remains in full force and effect, but only until November 30, 2010; and, in the case of Mr. Rosenbaum, we will pay to Mr. Rosenbaum a fee of $7,000 per month for so long as the Guaranty remains in full force and effect, but only until November 30, 2010. In addition, the amended Fee Letters provide that, in consideration of each of their continued personal guarantees, we will issue to each of Messrs. Seremet and Rosenbaum, an option to purchase shares of common stock or restricted shares of common stock, equal to approximately a 6.25% ownership interest on a fully diluted basis, respectively.  On February 11, 2010, we issued options to purchase 337,636 shares of common stock to each of Mark Seremet and David Rosenbaum pursuant to the Fee Letters. The options have an exercise price of $1.50 per share and vest as follows:   72% vested immediately, 14% on May 12, 2010 and 14% vest on May 12, 2011.

On November 20, 2009, we entered into a Securities Purchase Agreement with certain investors identified therein, including Mark Seremet, our Chief Executive Officer and President, David Rosenbaum, President of Zoo Publishing, Moritz Seidel, one of our directors, and David E. Smith, who became a director on December 14, 2009, pursuant to which we agreed to sell to certain investors in a private offering an aggregate of up to 2,000,000 shares of our Series A Preferred Stock at a price per share equal to $2.50, for gross proceeds to us of up to $5,000,000 (the “November Financing”). On November 20, 2009, we sold 20,000 shares of Series A Preferred Stock to Mr. Seremet for gross proceeds of $50,000, 40,000 shares of Series A Preferred Stock to Mr. Rosenbaum for gross proceeds of $100,000, 120,000 shares of Series A Preferred Shares to Mr. Seidel for gross proceeds of $300,000 and 400,000 shares of Series A Preferred Stock to Mr. Smith for gross proceeds of $1,000,000. The Series A Preferred Shares sold to Messrs. Seremet, Rosenbaum, Seidel and Smith were issued on the same terms and conditions as the Series A Preferred Stock sold to the other investors in the November Financing.

On December 16, 2009, we entered into a Securities Purchase Agreement, with certain investors identified therein, including David E. Smith, one of our directors, pursuant to which we agreed to sell to certain investors in a private offering the balance of the authorized Series A Preferred Stock that were not sold in the November Financing described above, at a price per share equal to $2.50 and on the same terms and conditions as the Series A Preferred Stock sold in the November Financing. On December 16, 2009, we sold 100,000 shares of Series A Preferred Stock to Mr. Smith for gross proceeds of $250,000. The Series A Preferred Stock sold to Mr. Smith were issued on the same terms and conditions as the Series A Preferred Stock sold to the other investors in the financing.

Peter M. Brant, one of our principal stockholders, is the father of Ryan Brant.  Ryan Brant is one of the founders of Zoo Games and until April 1, 2010, was the Director of Content Acquisition of Zoo Games. He was responsible for identifying new content available for publishing and distribution, as well as other business opportunities for Zoo Games, although his suggestions were informative only and did not determine strategy.

 On April 1, 2010, we terminated Ryan Brant’s employment agreement and entered into a consulting agreement with him, pursuant to which he will provide consulting services with respect to identifying new content available for publishing by Zoo Publishing or other opportunities consistent with the business of Zoo Publishing, and provide other services incidentally related thereto as requested by Zoo Publishing.  The consulting agreement is for an initial term ending on August 31, 2011, subject to automatic renewal for two additional one-year terms upon 60 days prior written notice by Zoo Publishing.  Ryan Brant is entitled to receive $25,000 per month during the term of the consulting agreement.  In addition, the consulting agreement provides that during the term of the consulting agreement and for a period of one year thereafter, Ryan Brant is prohibited from engaging in activities competitive with our business and from soliciting the employment of Zoo Publishing’s employees.

Ryan Brant spent nearly his entire professional career in the interactive entertainment software industry. He was one of the founders of Take-Two Interactive Software, Inc. (“Take-Two”), which under his leadership became one of the leading publicly traded companies in the industry. In June 2005, Ryan Brant and the Securities and Exchange Commission entered into a consent decree concerning revenue recognition issues at Take-Two. In connection with separate investigations conducted by the New York County District Attorney’s Office and the Securities and Exchange Commission concerning the backdating of stock options at Take-Two (the “Investigation”), Ryan Brant (1) pled guilty to falsifying business records in the first degree on February 14, 2007; and (2) entered into an additional Consent Judgment with the Commission on or about February 16, 2007. In connection with the Consent Judgment, Ryan Brant, among other things, agreed to a permanent bar from holding any control management positions in publicly traded companies.

Pursuant to the consulting agreement, Ryan Brant is subject to the same strict guidelines as were set forth in his employment agreement, which were approved by our Board of Directors and the Board of Directors of Zoo Games, and are designed to ensure compliance with Mr. Brant’s agreement with the Securities and Exchange Commission. With respect to us or any of our subsidiaries (the “Group”), these guidelines, among other things, restrict Ryan Brant from (i) becoming a director or executive officer of any member of the Group; (ii) attending or participating in any Board of Directors meeting of any member of the Group; (iii) participating in any financial reporting functions or accounting decisions, (iv) working directly with the financial staff or regularly working in the principal headquarters, (v) having power to bind any member of the Group, or (vi) having control over any policy making decisions. Adherence to these guidelines is monitored by the Board of Directors of Zoo Publishing and requires quarterly updates by the Board of Directors of Zoo Publishing to our Board of Directors regarding Ryan Brant’s activities as well as his and our compliance with such guidelines.

Zoo Games

Zoo Games engages in various business relationships with its shareholders and officers and their related entities. The significant relationships are as follows:

Lease of Premises

Zoo Games leased its office space in New York, New York from 575 Broadway Associates, LLC a company owned principally by Peter M. Brant, a former member of the Board of Directors of Zoo Games and one our principal stockholders. Zoo Games leased 5,000 square feet at this location for a monthly rent of $23,750 from April 2007 to October 2008. Zoo Games has paid rent in the amount of $183,000 for 2007 and $234,000 during 2008. Zoo Games believes that the rent and lease terms are at market and are no more favorable to the landlord than comparable leases that could be obtained under an independent third party arrangement.

Transactions

Mark Seremet, President of Zoo Games, received $549,000 in connection with the sale of a portion of his shares in Cyoob, Inc to Zoo Games. The agreement entitled Mr. Seremet to receive an additional $549,000 from Zoo Games for such shares. However, this amount was converted to an aggregate of 429 shares of our common stock in April, 2008.

In connection with Zoo Publishing’s factoring facility with Working Capital Solutions, Inc., in August 2008, Mr. Seremet provided Working Capital Solutions with a personal validity guarantee pursuant to which Mr. Seremet made certain representations and warranties on behalf of Zoo Publishing and agreed to be personally liable for a breach of those representations and warranties. We granted Mr. Seremet a fully vested non-qualified stock option to purchase up to 1,171 shares of common stock of the Company for an exercise price of $912 per share in consideration for Mr. Seremet’s provision of such guaranty.

From October 2007 to December 2007, Zoo Games issued 12% convertible notes in the aggregate original principal amounts of approximately $2.8 million in its bridge financing (the “Bridge Financing”). The principal outstanding amounts under the notes issued in the Bridge Financing, and the accrued interest, were to be automatically converted into equity at the first closing of an equity financing (the “Equity Financing”) in which Zoo Games raised at least $15,000,000 inclusive of the amounts converted from the Bridge Financing, at a value of 75% of the average price at which the equity securities were sold in the Equity Financing. In connection with the conversion of the convertible notes into equity, participants in the Bridge Financing were given the right to receive warrants in the Equity Financing to purchase Zoo Games’ common units for a purchase price equal to 75% of the exercise price of the warrants issued in the Equity Financing. Mr. Seremet, Zoo Games’ Chief Executive Officer, invested $50,000 in the Bridge Financing. Mr. Peter Brant, a former director of Zoo Games and one of  the  our principal stockholders and an entity related to Mr. Brant invested an aggregate of $714,583 in the Bridge Financing. Of that amount, convertible notes in the amount of $114,583 were issued to Mr. Brant in exchange for rent payments due to 575 Broadway Associates.

From December 2007 through May 2008, prior to its conversion from a limited liability company to a corporation, Zoo Games issued common shares and warrants to purchase common shares in an equity financing pursuant to which Zoo Games raised an aggregate of approximately $16.4 million, inclusive of the convertible notes which were automatically converted into the securities issued in the equity financing, as described above. Mr. Seremet’s convertible note was converted into 40 common shares and warrants to purchase up to 10 common shares for an exercise price of $1,278 per share. In addition, Mr. Seremet invested $100,000 in the equity financing in exchange for 59 common shares and warrants to purchase up to 15 common shares for an exercise price of $1,704 per unit. The convertible notes of Mr. Brant and his related entities were converted into an aggregate of 565 common shares and warrants to purchase up to 142 shares for an exercise price of $1,278 per share. S.A.C. Venture Investments, LLC, one of  the  our principal stockholders, invested an aggregate of $1,250,000 in exchange for an aggregate of 732 common shares and warrants to purchase an aggregate of 183 common shares for an exercise price of $1,704 per share. Mr. Harris Toibb, one of  the  our principal stockholders, and entities related to Mr. Toibb invested an aggregate of $3,150,000 in exchange for an aggregate of 1,844 common shares and warrants to purchase an aggregate of 461 common shares for an exercise price of $1,704 per share. Mr. Toibb also provided various consulting services to the Company in connection with the restructuring of Zoo Games’ indebtedness and certain other strategic matters. In connection with the provision of those services, in July 2008 we issued 1,171 shares of its common stock to Mr. Toibb.

Zoo Publishing

Donald Rosenbaum, a regional sales manager at Zoo Publishing, is the son of David Rosenbaum, the President of Zoo Publishing. Donald Rosenbaum earns an annual base salary of $90,000.

DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue up to 3,500,000,000 shares of common stock, par value $0.001 per share, of which 4,630,741 shares are outstanding as of June 25, 2010. Holders of common stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders.

There is no cumulative voting for election of directors. Subject to the prior rights of any series of preferred stock which may from time to time be outstanding, if any, holders of common stock are entitled to receive ratably, dividends when, as, and if declared by the Board of Directors out of funds legally available therefore and, upon the liquidation, dissolution, or winding up of the Company, are entitled to share ratably in all assets remaining after payment of liabilities and payment of accrued dividends and liquidation preferences on the preferred stock, if any. Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities. The outstanding common stock is validly authorized and issued, fully paid, and nonassessable.

On January 13, 2010, our Board of Directors and stockholders holding approximately 66.7% of our outstanding voting capital stock approved an amendment to our Certificate of Incorporation to authorize the reverse stock split, and our Board of Directors authorized the implementation of the reverse stock split on April 23, 2010.   Effective on May 10, 2010, we filed with the Secretary of State of the State of Delaware the Certificate of Amendment effecting a one-for-600 reverse stock split of the Company’s outstanding shares of common stock.  As a result of the reverse stock split, every 600 shares of the Company’s issued and outstanding common stock were combined into one share of common stock.

Preferred Stock

Under our Certificate of Incorporation, our Board of Directors is authorized to designate, and cause the Company to issue, up to five million (5,000,000) shares of preferred stock, par value $0.001 per share, without stockholder approval, of any class or series, having such rights, preferences, powers and limitations as the Board of Directors shall determine.

There is no restriction on the repurchase or redemption of shares of preferred stock while there is any arrearage in the payment of dividends or sinking fund installments.

On November 20, 2009, we filed with the Secretary of State of the State of Delaware a Certificate of Designation, Preferences and Rights of Series A Convertible Preferred Stock (the “Series A Certificate of Designation”) designating 2,000,000 shares of our authorized preferred stock, par value $0.001 per share, as Series A Convertible Preferred Stock (the “Series A Preferred Stock”), and a Certificate of Designation, Preferences and Rights of Series B Convertible Preferred Stock (the “Series B Certificate of Designation”) designating 1,200,000 shares of our authorized preferred stock, par value $0.001 per share, as Series B Convertible Preferred Stock (the “Series B Preferred Stock”). The Series A Certificate of Designation and the Series B Certificate of Designation were approved by our Board of Directors on November 13, 2009. As of March 10, 2010, prior to the effectiveness of the amendment to our Certificate of Incorporation to increase the number of our authorized shares of common stock from 250,000,000 to 3,500,000,000 shares, there were 1,389,684 shares of Series A Preferred Stock and 1,188,439 shares of Series B Preferred Stock issued and outstanding.

The holders of Series A Preferred Stock and Series B Preferred Stock are entitled to vote together along with the holders of the common stock and any other class or series of capital stock of the Company entitled to vote together with the holders of the common stock as a single class, on all matters submitted for a vote (or written consents in lieu of a vote) of the holders of common stock, and are entitled to other voting rights as set forth in our Company’s Certificate of Incorporation and the Series A Certificate of Designation and Series B Certificate of Designation, as applicable. On all matters as to which shares of Series A Preferred Stock, Series B Preferred Stock or common stock are entitled to vote or consent, each share of Series A Preferred Stock or Series B Preferred Stock, as applicable, entitles its holder to the number of votes that the common stock into which it is convertible would have if such Series A Preferred Stock or Series B Preferred Stock, as applicable, had been so converted into common stock.

Dividends on the Series A Preferred Stock and Series B Preferred Stock are not mandatory, but if and when our Board of Directors declares such dividends, they shall be payable pari passu with one another, and in preference and priority to any payment of any dividends on the common stock.  After payment of any preferential dividends to the holders of Series A Preferred Stock and Series B Preferred Stock, if our Board of Directors declares a dividend on the common stock, it shall also declare a dividend at such time on each share of Series A Preferred Stock and Series B Preferred Stock.

In the event of any liquidation, dissolution or winding up of the Company, or in the event of its insolvency, the holders of the Series A Preferred Stock and the Series B Preferred Stock shall be entitled, pari passu with distributions to the other, to have set apart for them or to be paid out of the assets of the Company available for distribution to stockholders (after provision for the payment of all debts and liabilities, and before any distribution made to any holders of common stock or any class of securities junior to the Series A Preferred Stock and the Series B Preferred Stock), an amount equal to $2.50 per share with respect to the Series A Preferred Stock and $10 per share with respect to the Series B Preferred Stock.

On March 10, 2010, we filed an amendment to our Certificate of Incorporation to increase the number of authorized shares of common stock from 250,000,000 shares to 3,500,000,000 shares.  The amendment increased our authorized shares of common stock, par value $0.001 per share, from 250,000,000 shares to 3,500,000,000 shares. Upon the filing of the amendment on March 10, 2010, the outstanding shares of Series A Preferred Stock and Series B Preferred Stock automatically converted into 2,316,145 shares of our common stock and 1,980,739 shares of our common stock, respectively.

Outstanding Stock Options, Warrants and Convertible Securities

As of December 31, 2008, our  2007 Employee, Director and Consultant Stock Plan allowed for an aggregate of 1,667 shares of common stock with respect to which stock rights may be granted and a 417 maximum number of shares of common stock with respect to which stock rights may be granted to any participant in any fiscal year. As of December 31, 2008, an aggregate of 1,625 shares of our restricted common stock are outstanding under our 2007 Employee, Director and Consultant Stock Plan, and 42 shares of common stock were reserved for future issuance under this plan.

On January 14, 2009,our Board of Directors approved and adopted an amendment to the 2007 Employee, Director and Consultant Stock Plan, which increased the number of shares of common stock that may be issued under the plan from 1,667 shares to 6,667 shares, and increased the maximum number of shares of common stock with respect to which stock rights may be granted to any participant in any fiscal year from 417 shares to 1,250 shares. All other terms of the plan remain in full force and effect.  Effective February 11, 2010, our Board of Directors approved and adopted the Second Amendment (the “Second Amendment”) to our 2007 Employee, Director and Consultant Stock Plan, as amended.  The Second Amendment was adopted in order to modify the number of shares of common stock issuable pursuant to the stock plan from 6,667 shares to 2,014 shares, after giving effect to those certain amendments to our Certificate of Incorporation authorizing an increase in the number of authorized shares of our common stock, par value $0.001 per share, from 250,000,000 shares to 3,500,000,000 shares, and effecting a reverse stock split at a ratio of one for 600 shares of common stock, and to modify the maximum number of shares with respect to which stock rights may be granted to any participant in any fiscal year under the stock plan from 1,250 shares to 500 shares, after giving effect to such charter amendments.  All other terms of the stock plan remain in full force and effect. The Board of Directors intends to submit the Second Amendment to our stockholders for approval.

On January 14, 2009, we granted Mr. Seremet an option to purchase 1,250 shares of our common stock at an exercise price of $180 per share, pursuant to our 2007 Employee, Director and Consultant Stock Plan, as amended.

On May 12, 2009, we entered into a letter agreement with each of Mark Seremet and David Rosenbaum, pursuant to which, in consideration for Messrs. Seremet and Rosenbaum entering into a Guaranty with Wells Fargo for the full and prompt payment and performance by the Company and its subsidiaries of the obligations in connection with a purchase order financing (the “Loan”) (see Note 18), we agreed to grant under our 2007 Employee, Director and Consultant Stock Plan, as amended to each of Messrs. Seremet and Rosenbaum, on such date that is the earlier of the conversion of at least 25% of all currently existing convertible debt of the Company into equity, or November 8, 2009 (the earlier of such date, the “Grant Date”), an option to purchase that number of shares of our common stock equal to 6% and 3% respectively, of the then issued and outstanding shares of common stock, based on a fully diluted current basis assuming those options and warrants that have an exercise price below $240 per share are exercised on that date but not counting the potential conversion to equity of any outstanding convertible notes that have not yet been converted and, inclusive of any options or other equity securities or securities convertible into equity securities of the Company that each may own on the Grant Date. The options shall be issued at an exercise price equal to the fair market value of ours common stock on the Grant Date and pursuant to our standard form of nonqualified stock option agreement; provided however that in the event the Guaranty has not been released by Wells Fargo as of the date of the termination of the option due to termination of service, the option termination date shall be extended until the earlier of the date of the release of the Guaranty or the expiration of the ten year term of the option. In addition any options owned by Messrs. Seremet and Rosenbaum as of the Grant Date with an exercise price that is higher than the exercise price of the new options shall be cancelled as of the Grant Date.  In connection with the financing consummated on November 20, 2009, Messrs. Seremet and Rosenbaum agreed to amend their respective Fee Letters, pursuant to which: in the case of Mr. Seremet, we will pay to Mr. Seremet a fee of $10,000 per month for so long as the Guaranty remains in full force and effect, but only until November 30, 2010; and, in the case of Mr. Rosenbaum, we will pay to Mr. Rosenbaum a fee of $7,000 per month for so long as the Guaranty remains in full force and effect, but only until November 30, 2010.  In addition, the amended Fee Letters provide that, in consideration of each of their continued personal guarantees, we will issue to each of Messrs. Seremet and Rosenbaum, an option to purchase shares of common stock or restricted shares of common stock, equal to approximately a 6.25% ownership interest on a fully diluted basis, respectively. On February 11, 2010, we issued options to purchase 337,636 shares of common stock to each of Mark Seremet and David Rosenbaum pursuant to the Fee Letters. The options have an exercise price of $1.50 per share and vest as follows: 72% vested immediately, 14% on May 12, 2010 and 14% vest on May 12, 2011.

On February 11, 2010, we issued an aggregate of  281,104 shares of restricted common stock and options to purchase 1,260,917 shares of common stock to various employees, directors and consultants, outside of our 2007 Employee, Director and Consultant Stock Plan, as set forth below.

We issued to Jay Wolf, our Executive Chairman of the Board of Directors and Secretary, 265,860 shares of restricted common stock in consideration for Mr. Wolf agreeing to serve as Chairman of the Board of Directors, and options to purchase 36,413 shares of common stock in consideration for his services as a director.  The options have an exercise price of $2.46 per share and vest as follows:  25% vested immediately, and 25% vest on each of the first, second and third anniversaries of the date of grant.

In consideration for agreeing to serve as Chief Operating Officer of Zoo Publishing, we also issued to Steve Buchanan options to purchase 175,996 shares of common stock.  The options have an exercise price of $2.46 per share and  25% vested on each of the first, second, third and fourth anniversaries of the date of grant.

Additionally, we issued to David Fremed, our Chief Financial Officer, options to purchase 60,688 shares of common stock in consideration for his services as Chief Financial Officer.  The options have an exercise price of $2.46 per share and vest as follows:  70% vest immediately, and 15% vest on each of the first and second anniversaries of the date of grant.

In consideration for their services as directors, we issued options to purchase 21,241 shares, 12,138 shares, 12,138 shares, 21,241 shares and 25,489 shares, respectively, to each of Drew Larner, David Smith, Moritz Seidel, John Bendheim and Barry Regenstein.  The options have an exercise price of $2.46 per share and vest as follows: 25% vested immediately, and 25% vest on each of the first, second and third anniversaries of the date of grant.  We issued 4,573 shares, 3,049 shares and 7,622 shares, respectively, of restricted common stock to each of  Drew Larner, John Bendheim and Barry Regenstein in consideration for each of them serving as a member of our compensation committee.

Additionally, we issued options to purchase an aggregate of 220,301 shares of common stock to various employees  in consideration for their services, at an exercise price of $2.46 per share and with the vesting schedule as set forth in each option holder’s respective option agreement.

As of March 31, 2010, there was approximately $527,000 of unrecognized compensation cost related to non-vested stock option awards, which is expected to be recognized over a remaining weighted-average vesting period of 1.5 - 4.0 years.

The intrinsic value of options outstanding at March 31, 2010 is $0.

In addition, there are various warrants outstanding that have been previously issued to acquire 22,509 shares of our common stock. Exercise of such options and warrants will result in further dilution. On August 31, 2009, Zoo Publishing entered into an Exclusive Distribution Agreement with Solutions 2 Go Inc., a Canadian corporation (“S2G Inc.”) and an Exclusive Distribution Agreement with Solutions 2 Go, LLC, a California limited liability company (“S2G LLC,” and together with S2G Inc., “S2G”), pursuant to which Zoo Publishing granted to S2G the exclusive rights to market, sell and distribute certain video games, related software and products, with respect to which Zoo Publishing owns rights, in the territories specified therein (collectively, the “Distribution Agreements”).  In connection with the Distribution Agreements, on August 31, 2009, we entered into an Advance Agreement (the “Advance Agreement”) with S2G, pursuant to which S2G made a payment to us in the amount of $1,999,999, in advance of S2G’s purchases of certain products pursuant to the Distribution Agreements.  In  consideration of S2G entering into the Advance Agreement, we agreed to issue to S2G Inc. a warrant to purchase shares of common stock representing 6% our modified fully-diluted shares, computed as if all outstanding convertible stock, warrants and stock options that are, directly or indirectly, convertible into common stock at a price of $450 or less, have been so converted), upon the occurrence of an “Anticipated Qualified Financing”, which means (i) the consummation of the sale of shares of common stock by the Company which results in aggregate gross proceeds to the Company of at least $4,000,000 and (ii) the conversion of the Company’s senior secured convertible notes, in the aggregate original principal amount of $11,150,000, into shares of common stock.  On August 31, 2009, we issued a warrant to purchase 12,777 shares of common stock, at an exercise price equal to $180 to S2G Inc.  The warrant has a term of five years. The warrant may be adjusted such that the number of shares of common stock represents 6% of our modified fully-diluted shares, computed as if all outstanding convertible stock, warrants and stock options that are, directly or indirectly, convertible into common stock at a price of $450 or less, have been so converted.    While the warrant is outstanding, but only until November 20, 2010, (i) if the Company issues any common stock purchase warrants at an exercise price of less than $180, then the exercise price of the warrant will be reduced to equal such lower exercise price and the number of shares which the warrant is exercisable for will be increased such that the aggregate purchase price payable thereunder shall remain the same, and (ii) if the Company issues any common stock or common stock equivalents at a price per share of common stock less than $120, then the exercise price of the warrant will be reduced to equal such lower per share price and the number of shares which the warrant is exercisable for will be increased such that the aggregate purchase price payable thereunder shall remain the same; provided that, such adjustments shall not be made in the case of certain exempt issuances by the Company, as provided in the warrant.

Each of the warrants issued to Focus Capital Partners, LLC and Socius Capital Group, LLC on November 20, 2009 and to Focus Capital Partners, LLC on December 16, 2009 have an exercise price equal to $0.01 per share, and a term of five years. The warrants contain certain customary limitations with respect to the amount of the warrants that can be exercised.  In the event of any subdivision, combination, consolidation, reclassification or other change of our common stock into a lesser number, a greater number or a different class of stock, the number of shares of common stock deliverable upon exercise of the warrants issued to Focus Capital Partners, LLC and Socius Capital Group, LLC, will be proportionately decreased or increased, as applicable, but the exercise price of such warrants will remain at $0.01 per share.

Registration Rights

On November 20, 2009, we entered into a Securities Purchase Agreement, with certain investors identified therein, pursuant to which we agreed to sell to such investors in a private offering an aggregate of up to 2,000,000 shares of our Series A Preferred Stock at a price per share equal to $2.50, for gross proceeds to us of up to $5,000,000 (the “November Financing”). On November 20, 2009, we sold 1,180,282 shares of Series A Preferred Stock for gross proceeds to the Company of $4,224,015. Each share of Series A Preferred Stock was automatically convertible into 1.67 shares of our common stock upon the effectiveness of the filing of an amendment to our Certificate of Incorporation authorizing a sufficient number of shares of common stock to permit the conversion of all of the Series A Preferred Stock. In connection with the Financing, we issued to each of Focus Capital Partners, LLC and Socius Capital Group, LLC, two of the lead investors in the financing (the “Lead Investors”), a warrant to purchase 275,884 shares and 572,990 shares of common ctock, respectively (the “Financing Warrants”). We also entered into a Registration Rights Agreement with the Lead Investors (the “Registration Rights Agreement”), pursuant to which we agreed to register the resale of the shares of common stock issuable upon conversion of the 290,676 shares of Series A Preferred Stock and exercise of the Financing Warrants that were issued to the Lead Investors (the “Registrable Securities”). Pursuant to the Registration Rights Agreement, we are filing a registration statement of which this Prospectus is a part. Subject to an amendment to the Registration Rights Agreement as described below, we are required to file such registration statement no later than December 5, 2009 (the “Filing Date”). We are obligated to use our best efforts to cause the registration statement to be declared effective under the Securities Act as soon as possible, but in any event within 60 days of the closing date of the Financing (“Closing Date”). We are required to use our best efforts to keep the registration statement effective under the Securities Act until the date when all Registrable Securities have been sold, or can be sold without restrictions pursuant to Rule 144 promulgated under the Securities Act. In the event that (a) the registration statement is not filed on or before the Filing Date, (b) the registration statement is not declared effective within 60 days of the Closing Date, (c) the registration statement is not declared effective within 90 days from the Closing Date (and in such case the penalty will increase to 2% for the following 30 days or until earlier declared effective), (d) the registration statement is not declared effective within 120 days from the Closing Date (and in such case the penalty will increase to 3% and will be and remain payable until the registration statement is declared effective), (e) we fail to file with the Commission a request for acceleration of a registration statement within five trading days of the date that we are notified that such registration statement will not be reviewed or will not be subject to further review by the Commission or (f) we do not respond to comments received from the Commission with respect to the registration statement as soon as practicable and, in any event, within seven business days of receipt of such comments (if such comments relate to accounting issues) and within five business days of receipt of such comments (if such comments relate to any other issue), then we are required to pay to each Lead Investor an amount in cash equal to 1% of the number of Registrable Securities held by such Lead Investor as of the date of such event, multiplied by the purchase price paid by such Investor for such Registrable Securities then held, on the date of such event and on every monthly anniversary of such event until it is cured. Notwithstanding the foregoing, penalties for any of the events under subsections (a) and (f) above, shall be half a percent, and all penalties shall not exceed 1.5% for each of the first two 30 day periods, 1% for the next 30 day period, or 3% for each of the next three 30 day periods. As of the date of this Prospectus, accrued penalties under such provisions aggregated approximately $246,750. The Lead Investors agreed to extend the payment date of all penalties until the consummation of the concurrent Public Offering, in consideration for an additional payment by the Company equal to 25% of the aggregate penalties owed under the Registration Rights Agreement. The registration rights set forth in the Registration Rights Agreement are also subject to customary cut-back provisions pursuant to Rule 415 of the Securities Act. As set forth below, the Registration Rights Agreement was subsequently amended on December 16, 2009.

On December 16, 2009, we entered into a new Securities Purchase Agreement, with certain investors identified therein, pursuant to which we agreed to sell to certain investors in a private offering the balance of the shares of Series A Preferred Stock that were not sold in the November Financing described above, at a price per share equal to $2.50 and on the same terms and conditions as the Series A Preferred Shares sold in the November Financing. On December 16, 2009, we sold 209,402 shares of Series A Preferred Stock for gross proceeds to the Company of $775,985. Each share of Series A Preferred Stock automatically converted into 1.67 shares of our common stock in March 2010, upon the effectiveness of the filing of an amendment to our Certificate of Incorporation authorizing a sufficient number of shares of common stock to permit the conversion of all of the Series A Preferred Stock. In connection with the December 16, 2009 financing, we issued to Focus Capital Partners, LLC, one of the lead investors, a warrant to purchase 168,320 shares of common stock. We also entered into an amendment to the Registration Rights Agreement (the “Amendment”), pursuant to which we agreed to register the resale of the 51,680 shares of common stock issuable upon conversion of the 31,008 shares of Series A Preferred Stock and the 168,320 shares of common stock issuable upon exercise of the warrant issued to Focus Capital Partners, LLC, pursuant to which we are filing a registration statement of which this Prospectus is a part. The Amendment also extended the date that we are required to file the registration statement to no later than December 24, 2009, and provided that we are obligated to use our best efforts to cause the registration statement to be declared effective under the Securities Act as soon as possible, but in any event prior to February 22, 2010. We anticipate that we will be required to pay penalties, as discussed above.

On June 18, 2009 (the “Settlement Effective Date”), the Company, Zoo Games and Zoo Publishing (collectively, the “Zoo Companies”) entered into a Mutual Settlement, Release and Waiver Agreement, as amended (the “Settlement Agreement”), with Susan J. Kain Jurgensen, Steven W. Newton, Mercy Gonzalez, Bruce C. Kain, Wesley M. Kain, Cristie E. Walsh and Raymond Pierce (collectively, the “Plaintiffs”). The Plaintiffs originally filed a complaint on February 19, 2009 alleging claims for breach of certain loan agreements and employment agreements, intentional interference and fraudulent transfer, and seeking compensatory damages, punitive damages and preliminary and permanent injunctive relief, among other remedies. Prior to the Settlement Effective Date, Plaintiffs collectively owned 12,365 shares of our common stock (the “Plaintiffs Shares”). In connection with that certain Agreement and Plan of Merger entered into by and among the Company, DFTW Merger Sub, Inc., Zoo Games and the stockholder representative, dated as of July 7, 2008, as amended, pursuant to which the Company acquired Zoo Games, 1,237 of Plaintiffs Shares were held in escrow until December 31, 2009 (the “Escrowed Shares”). Pursuant to the Settlement Agreement, among other things, each of the Plaintiffs agreed to assign, convey, transfer and surrender to the Company an aggregate of 9,274 shares of the Plaintiffs Shares (the “Surrendered Shares”), including all right, title and interest in and to the Escrowed Shares. We issued to the Plaintiffs new certificates representing an aggregate of the total remaining 3,091 shares of the Plaintiffs Shares (the “Retained Shares”). The Settlement Agreement also provided for “piggyback” registration rights with respect to the Retained Shares.

On August 31, 2009, we issued a warrant to purchase 12,777 shares of common stock, at an exercise price equal to $180 to S2G Inc.  The warrant may be adjusted such that the number of shares of common stock represents 6% of our modified fully-diluted shares, computed as if all outstanding convertible stock, warrants and stock options that are, directly or indirectly, convertible into common stock at a price of $450 or less, have been so converted. While the warrant is outstanding, but only for a period ending on November 20, 2010, (i) if we issue any common stock purchase warrants at an exercise price of less than $180, then the exercise price of the warrant will be reduced to equal such lower exercise price and the number of shares which the warrant is exercisable for will be increased such that the aggregate purchase price payable thereunder shall remain the same, and (ii) if we issue any common stock or common stock equivalents at a price per share of common stock less than $120, then the exercise price of the warrant will be reduced to equal such lower per share price and the number of shares which the warrant is exercisable for will be increased such that the aggregate purchase price payable thereunder shall remain the same; provided that, such adjustments shall not be made in the case of certain exempt issuances by the Company, as provided in the warrant.  The warrant provides for “piggyback” registration rights with respect to the shares underlying the warrant.

MARKET PRICE OF COMMON STOCK
AND OTHER STOCKHOLDER MATTERS

Market Information

Our common stock is listed for trading on the OTC Bulletin Board under the symbol “ZOOE.OB.”   Prior to January 30, 2009, our common stock was listed for trading on the OTC Bulletin Board under the symbol “DFTW.OB.”  The market for our common stock has often been sporadic, volatile and limited. The closing sales price as reported by the OTC Bulletin Board on June 2, 2010, the last day any shares of our common stock were reported to have traded, was $8.00 per share.

The following table sets forth, for the periods indicated, the high and low bid quotations for our common stock as reported by the OTC Bulletin Board (as adjusted to reflect the one-for-600 reverse split effectuated on May 10, 2010). The prices reflect inter-dealer quotations, without retail markup, markdown or commissions, and may not represent actual transactions.

	High	Low

First Quarter 2008	$810	$600
Second Quarter 2008	870	660
Third Quarter 2008	1,500	870
Fourth Quarter 2008	1,020	150

First Quarter 2009	510	180
Second Quarter 2009	660	510
Third Quarter 2009	660	450
Fourth Quarter 2009	450	450

First Quarter 2010	450	6

Holders of Common Stock.

On June 25, 2010, we had approximately 200 registered common stockholders of record of the 4,630,741 outstanding shares of common stock. There were also an undetermined number of holders who hold their stock in nominee or "street" name.

Dividends and Dividend Policy.

Since our inception, we have not declared or paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our Board of Directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Securities Authorized for Issuance Under Equity Compensation Plans.

The following table sets forth information concerning our equity compensation plans as of December 31, 2009:

Equity Compensation Plan Information

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding Securities Reflected in Column (a)) (c)

Equity compensation plans approved by Zoo security holders	-	*	$-	42

Equity compensation plans approved by Zoo Games security holders	4,317		$774	-

Equity compensation plans not approved by security holders	-			-

Total	4,317		$774	42

* This number does not include an aggregate of 1,500 restricted shares of our common stock that we issued on June 23, 2008, and an aggregate of 125 restricted shares of our common stock that we issued on June 27, 2008, at a purchase price of $0.60 per share to certain employees, directors and consultants, pursuant to our 2007 Plan.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

Our By-laws provide for the elimination of the personal liability of our officers, directors, corporate employees and agents to the fullest extent permitted by the provisions of Delaware law. Under such provisions, the director, officer, corporate employee or agent who in her capacity as such is made or threatened to be made, party to any suit or proceeding, shall be indemnified if it is determined that such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of our Company. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and persons controlling our Company pursuant to the  foregoing provision, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

Transfer Agent

Our transfer agent currently is Empire Stock Transfer Inc., 1859 Whitney Mesa Dr. Henderson, NV 89014.

INTERESTS OF NAMED EXPERTS AND COUNSEL

 No expert or counsel named in this Prospectus as having prepared or certified any part of this Prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the Company or any of our subsidiaries. Nor was any such person connected with the Company or any of our subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

The consolidated financial statements of Zoo Entertainment, Inc. as of December 31, 2009 and 2008 and for the years then ended, included in this Prospectus have been audited by Amper, Politziner & Mattia, LLP, independent registered public accountants, as stated in their report appearing in this Prospectus, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

As previously disclosed in that Current Report on Form 8-K filed with the Securities and Exchange Commission on November 5, 2008, effective October 30, 2008, we dismissed Raich Ende Malter & Co. LLP (“Raich Ende”) as our independent public accounting firm and appointed Amper, Politziner & Mattia, LLP (“AP&M”) as our independent public accounting firm to provide audit services for us. The decision to change accountants was approved by our Board of Directors.

From April 18, 2008 to October 30, 2008, the period of time that Raich Ende served as our principal accountant, no audits were performed by Raich Ende and, therefore, no reports were issued that (i) contained an adverse opinion or disclaimers of opinion and (ii) were qualified or modified as to uncertainty, audit scope or accounting principles.

From April 18, 2008 to October 30, 2008, there were no disagreements between us and Raich Ende on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Raich Ende, would have caused Raich Ende to make reference to the subject matter of the disagreements in connection with its reports on our financial statements during such periods. None of the events described in Item 304(a)(1)(v) of Regulation S-K occurred during the period that Raich Ende served as our principal accountant.

During our fiscal years ended December 31, 2007 and December 31, 2006, and through October 30, 2008, we did not consult with AP&M regarding the application of accounting principles to a specified transaction, or the type of audit opinion that might be rendered on our financial statements and no written or oral report was provided by AP&M that was a factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issues, and we did not consult AP&M on or regarding any matters set forth in Item 304(a)(2)(i) or (ii) of Regulation S-K.

LEGAL MATTERS

The legality of the shares of common stock offered hereby will be passed upon for us by Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C., Chrysler Center, 666 Third Avenue, New York, New York 10017.

No person is authorized to give any information or to make any representations with respect to shares not contained in this Prospectus in connection with the offer contained herein, and, if given or made, such information or representation must not be relied upon as having been authorized by us. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any security other than the shares of common stock offered by the Prospectus, nor does it constitute an offer to sell or the solicitation of an offer to buy shares of common stock in any jurisdiction where such offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sales made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the common stock offered by this Prospectus. This Prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to us or our common stock, reference is made to the registration statement and the exhibits and schedules to the registration statement. Statements contained in this Prospectus as to the contents or provisions of any documents referred to in this Prospectus are not necessarily complete, and in each instance where a copy of the document has been filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matters involved.

We file annual, quarterly and special reports, and other information with the SEC. You may read and copy all or any portion of the registration statement without charge at the public reference room of the SEC at 100 F Street, N.E., Washington, D.C. 20549, on official business days during the hours of 10:00 a.m. to 3:00 p.m. Copies of the registration statement may be obtained from the SEC at prescribed rates from the public reference room of the SEC at such address. You may obtain information regarding the operation of the public reference room by calling 1-800-SEC-0330. In addition, registration statements and certain other filings made with the SEC electronically are publicly available through the SEC’s web site at http://www.sec.gov. The registration statement, including all exhibits and amendments to the registration statement, has been filed electronically with the SEC.

The information and reporting requirements of the Exchange Act currently apply to us and will continue to apply to us following this offering.  We do not intend to furnish holders of our common stock and preferred stock with annual reports.  We intend to furnish other reports as we may determine or as may be required by law.

We maintain an internet website at www.zoogamesinc.com.  We have not incorporated by reference into this Prospectus the information on, or accessible through, our website, and you should not consider it to be a part of this Prospectus.

ZOO ENTERTAINMENT, INC.  AND SUBSIDIARIES

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

To the Board of Directors
Zoo Entertainment, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of Zoo Entertainment, Inc. and Subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Zoo Entertainment, Inc. and Subsidiaries as of December 31, 2009 and 2008, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Amper, Politziner & Mattia, LLP

March 31, 2010, except with respect to the effects of the retroactive adjustment for the one-for-600 reverse stock split described in Note 3 to the Consolidated Financial Statements, for which the date is May 10, 2010.
New York, New York

Zoo Entertainment, Inc. and Subsidiaries
Consolidated Balance Sheets
(in thousands except share and per share amounts)

	December 31,
	2009	2008
ASSETS
Current Assets

Cash	$2,664	$849
Accounts receivable and due from factor, net of allowances for returns and discounts of $835 and $1,160	4,022	1,832
Inventory	2,103	3,120
Prepaid expenses and other current assets	2,409	2,124
Product development costs, net	4,399	5,338
Deferred tax assets	578	688
Total Current Assets	16,175	13,951

Fixed assets, net	141	214
Goodwill	-	14,704
Intangible assets, net	15,733	14,747
Total Assets	$32,049	$43,616

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable	$3,330	$5,709
Financing arrangements	1,659	849
Customer advances	3,086	1,828
Accrued expenses and other current liabilities	2,333	3,099
Notes payable, net of discount of $0 and $145 - current portion	120	1,803
Convertible notes payable, net of discount of $0 and $1,576, including accrued interest of $0 and $240	-	9,814
Total Current Liabilities	10,528	23,102

Notes payable, net of discount of $0 and $885 - non current portion	180	1,772
Deferred tax liabilities	3,461	688
Other long- term liabilities	2,770	620

Total Liabilities	16,939	26,182

Commitments and Contingencies

Stockholders' Equity
Preferred Stock, par value $0.001, 5,000,000 authorized
Series A Preferred Stock, 1,389,684 issued and outstanding	1	-
Series B Preferred Stock, 1,188,439 issued and outstanding	1	-
Common Stock, par value $0.001, 250,000,000 authorized, 65,711 issued and 52,708 outstanding December 31, 2009 and 63,740 issued and 60,011 outstanding December 31, 2008	-	-
Additional paid-in-capital	64,714	52,730
Accumulated deficit	(45,137)	(31,940)
Treasury Stock, at cost, 13,003 at December 31, 2009 and 3,729 at December 31, 2008	(4,469)	(3,356)
Total Stockholders' Equity	15,110	17,434
Total Liabilities and Stockholders' Equity	$32,049	$43,616
See accompanying notes to consolidated financial statements

Zoo Entertainment, Inc. and Subsidiaries
Consolidated Statements of Operations
For the Years Ended December 31, 2009 and 2008
(in thousands except share and per share amounts)

	Year Ended December 31,
	2009	2008

Revenue	$48,709	$36,313

Cost of goods sold	39,815	30,883

Gross profit	8,894	5,430

Operating expenses:

General and administrative	6,788	10,484
Selling and marketing	2,484	4,548
Research and development	390	5,857
Impairment of goodwill	14,704	-
Depreciation and amortization	1,875	1,760

Total operating expenses	26,241	22,649

Loss from operations	(17,347)	(17,219)

Interest expense, net	(2,975)	(3,638)
Gain on extinguishment of debt	5,315	-
Gain on legal settlement	4,328	-
Other income - insurance recovery	860	1,200

Loss from continuing operations before income tax (expense) benefit	(9,819)	(19,657)

Income tax (expense) benefit	(3,143)	4,696

Loss from continuing operations	(12,962)	(14,961)

Loss from discontinued operations, net of tax benefit of $1,390 for the year ended December 31, 2008	(235)	(6,734)

Net loss	$(13,197)	$(21,695)

Loss per common share - basic and diluted:

Continuing operations	$(234)	$(354)

Discontinued operations	-	(159)

Net loss	$(234)	$(513)

Weighted average common shares outstanding - basic and diluted	55,826	42,324
See accompanying notes to consolidated financial statements

Zoo Entertainment, Inc. and Subsidiaries
Consolidated Statements of Cash Flow
For the Years Ended December 31, 2009 and 2008
(in thousands)

	Year Ended December 31,
	2009	2008
Operating activities:

Net loss	$(13,197)	$(21,695)
Loss from discontinued operations	(235)	(6,734)
Loss from continuing operations	(12,962)	(14,961)
Adjustments to reconcile net loss from continuing operations to net cash used in operating activities:
Gain on legal settlement	(4,328)	-
Gain on extinguishment of debt	(5,315)	-
Impairment of goodwill	14,704	-
Depreciation and amortization	1,875	1,760
Amortization of deferred debt discount	1,870	3,443
Deferred income taxes	2,883	(4,782)
Stock -based compensation	588	2,759
Other changes in assets and liabilities, net	(4,801)	(291)

Net cash used in continuing operations	(5,486)	(12,072)

Net cash used in discontinued operations	-	(2,184)

Net cash used in operating activities	(5,486)	(14,256)

Investing activities:

Purchases of fixed assets	(26)	(67)
Purchase of intellectual property	(312)	-
Disposition of assets of discontinued operations, net of cash acquired	-	477
Acquisition of stock of Zoo Publishing, net of cash acquired	-	(2)
Cash received from acquisition of Driftwood	-	1,669

Net cash (used in) provided by investing activities	(338)	2,077

Financing activities:

Proceeds from sale of equity securities	7	6,118
Proceeds from sale of Series A Preferred Stock, net of $178 costs	4,822	-
Proceeds from Solutions 2 Go note for customer advance	2,000	-
Proceeds from Driftwood issuance of convertible notes - pre-merger	-	7,785
Proceeds from issuance of convertible notes - post-merger	-	1,000
Net borrowings (repayments) in connection with financing facilities	810	(2,044)

Net cash provided by financing activities	7,639	12,859

Net increase in cash	1,815	680

Cash at beginning of year	849	169

Cash at end of year	$2,664	$849
See accompanying notes to consolidated financial statements

Zoo Entertainment, Inc. and Subsidiaries
Consolidated Statement of Stockholders' Equity
For the Years Ended December 31, 2009 and 2008
(in thousands)

	Preferred Stock
	Series A		Series B		Common Stock		Additional	Accumulated	Treasury Stock
	Shares	Par Value	Shares	Par Value	Shares	Par Value	Paid-in-Capital	Deficit	Shares	Cost	Total

Balance January 1, 2008	-	$-	-	$-	26	$-	$31,808	$(10,245)	-	$-	$21,563

Stock issued in connection with private placement offering					4	-	6,435				6,435
Costs incurred in connection with private placement offering							(317)				(317)
Stock issued in connection with the acquisition of Zoo Digital					3	-	4,086				4,086
Exchange of promissory notes for common stock at fair value					10	-	6,028				6,028
Beneficial conversion feature of debt issued					-	-	200				200
Shares issued for consulting services					1	-	1,065				1,065
Value of warrants issued for consulting services					-		63				63
Compensation expense related to shares issued to employees					-	-	25				25
Compensation expense related to options issued to employees					-	-	1,605				1,605
Driftwood shares acquired upon the completion of the reverse merger					19	-	1,197				1,197
Value of warrants issued in connection with debt financing							527				527
Value of Shares to be returned to Treasury for SVS and Zoo Digital sale									4	(3,356)	(3,356)
Shares issued for warrants exercised					1	-	8				8
Net loss								(21,695)			(21,695)

Balance December 31, 2008	-	-	-	-	64	-	52,730	(31,940)	4	(3,356)	17,434

Issuance of Series A Preferred Stock, net of $178 in costs	1,390	1					4,821				4,822
Conversion of Convertible Notes to Series B Preferred -Stock			1,188	1			6,568				6,569
Stock-based compensation					-	-	88				88
Value of shares returned to Treasury from settlement of litigation									9	(1,113)	(1,113)
Warrants exercised					1	-	7				7
Shares issued to employee in exchange for personal guaranty					1	-	100				100
Value of warrants issued for Solutions 2 Go distribution advance							400				400
Net loss								(13,197)			(13,197)

Balance December 31, 2009	1,390	$1	1,188	$1	66	$-	$64,714	$(45,137)	13	$(4,469)	$15,110

See accompanying notes to consolidated financial statements

Zoo Entertainment, Inc. And Subsidiaries
Notes to Condensed Consolidated Financial Statements

NOTE 1.   DESCRIPTION OF ORGANIZATION AND REVERSE MERGER

Zoo Entertainment, Inc., (“Zoo” or the “Company”) was incorporated under the laws of the State of Nevada on February 13, 2003 under the name Driftwood Ventures, Inc. On December 20, 2007, the Company reincorporated in Delaware and increased its authorized capital stock from 75,000,000 shares to 80,000,000 shares, consisting of 75,000,000 shares of common stock, par value $0.001, per share, and 5,000,000 shares of preferred stock, par value $0.001, per share.  In August 2009, the Company increased its authorized shares of common stock to 250,000,000, par value $0.001 per share. On November 20, 2009, as a result of the Company consummating an approximately $4.2 million equity raise, the Company issued Series A Convertible Preferred Stock (“Series A Preferred Stock”) and warrants.  Concurrently, as a result of the aforementioned preferred equity raise, the Company’s noteholders converted approximately $11.8 million of existing debt and related accrued interest into Series B Convertible Preferred Stock (“Series B Preferred Stock”).  On December 16, 2009, as a result of the Company consummating an additional preferred equity raise of $776,000, the Company issued to investors Series A Preferred Stock.  The Series A Preferred Stock and the Series B Preferred Stock will convert into shares of the Company’s common stock upon a sufficient increase in authorized common shares of the Company. (See Notes 14 and 21 for further details in connection with the conversion features and details of the actual conversion on March 10, 2010).   The Company was engaged in acquiring and exploring mineral properties until September 30, 2007 when this activity was abandoned. The Company had been inactive until July 7, 2008 when the Company entered into an Agreement and Plan of Merger, as subsequently amended on September 12, 2008 with DFTW Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), Zoo Games, Inc. (“Zoo Games”) (formerly known as Green Screen Interactive Software, Inc.) and a stockholder representative, pursuant to which Merger Sub would merge with and into Zoo Games, with Zoo Games as the surviving corporation through an exchange of common stock of Zoo Games for common stock of the Company (the “Merger”). On December 3, 2008, Driftwood Ventures, Inc. changed its name to Zoo Entertainment, Inc.

On September 12, 2008, upon the completion of the Merger, each outstanding share of Zoo Games common stock, $0.001 par value per share (the “Zoo Games common stock”) on a fully-converted basis, converted automatically into and became exchangeable for shares of the Company’s common stock, $0.001 par value per share based on an exchange ratio equal to 7.023274. In addition, by virtue of the Merger, each of the 559 options to purchase shares of Zoo Games common stock (the “Zoo Games Options”) outstanding under Zoo Games’ 2008 Long-Term Incentive Plan were assumed by the Company, subject to the same terms and conditions as were applicable under such plan immediately prior to the Merger, and converted into 405 options to purchase shares of the Company’s common stock at an exercise price of $1,548 per share, 703 options to purchase shares of the Company’s common stock at an exercise price of $1,350 per share and 2,814 options to purchase shares of the Company’s common stock at an exercise price of $912 per share. The 411 warrants to purchase shares of Zoo Games common stock outstanding at the time of the Merger (the “Zoo Games Warrants”) were assumed by the Company and converted into 2,383 warrants to acquire shares of the Company’s common stock at an exercise price of $1,704 and 531 warrants to acquire shares of the Company’s common stock at an exercise price of $1,278 per share. The merger consideration consisted (i) 43,498 shares of the Company’s common stock, (ii) the reservation of 3,922 shares of the Company’s common stock that are required for the assumption of the Zoo Games Options and (iii) the reservation of 2,914 shares of the Company’s common stock that are required for the assumption of the Zoo Games Warrants.  Upon the closing of the Merger, as the sole remedy for the Zoo Games stockholders’ indemnity obligations, on behalf of the Zoo Games stockholders pursuant to the Merger Agreement, the Company deposited 4,350 shares of the Company’s common stock (the “Escrow Shares”), otherwise payable to such stockholders, into escrow to be held by the escrow agent until December 31, 2009 in accordance with the terms and conditions of an escrow agreement. No claims were made against the Zoo Games stockholders pursuant to the Merger Agreement, and the Escrow Shares were released from escrow on March 30, 2010.

Zoo Games was treated as the acquirer for accounting purposes in this reverse merger and the financial statements of the Company for all periods presented represent the historical activity of Zoo Games and include the activity of Zoo beginning on September 12, 2008, the date of the reverse merger. As a result of the reverse merger, the equity transactions through September 12, 2008 have been adjusted to reflect this recapitalization.

Zoo Games, a Delaware corporation, is a developer, publisher and distributor of interactive entertainment software for use on all major platforms including Nintendo’s Wii and DS, Sony’s PSP and PlayStation 3, Microsoft’s Xbox 360, and personal computers (PCs). Zoo Games sells primarily to major retail chains and video game distributors. Zoo Games began business in March 2007, acquired the assets of Supervillain Studios, Inc. (“SVS”) on June 13, 2007, acquired the stock of Zoo Publishing, Inc. (“Zoo Publishing”) on December 18, 2007 and acquired the stock of Zoo Digital Publishing Limited (“Zoo Digital”) on April 4, 2008. The consolidated financial statements include the results of their operations from their respective acquisition dates. The Company also acquired an interest in Cyoob, Inc., also known as Repliqa (“Repliqa”), on June 28, 2007. During January 2008, Zoo Games’ Board of Directors made a determination to discontinue its involvement with the operations of Repliqa. During September 2008, Zoo Games sold SVS back to its original owners. In November 2008, Zoo Games sold Zoo Digital back to its original owners. Repliqa, SVS and Zoo Digital have been reflected as discontinued operations for all periods presented. In May 2009, the Company entered into a license agreement with New World IP (“Licensor”) pursuant to which the Licensor granted to Zoo Publishing all of the Licensor’s rights to substantially all the intellectual property of Empire Interactive Europe, Ltd. for a minimum royalty of $2.6 million. In May 2009, the Company formed a new company called Zoo Entertainment Europe Ltd. (“Zoo Europe”), a 100% subsidiary of Zoo Games based in the United Kingdom for the purpose of sales and distribution of our product in Europe.  The Company terminated the operations of Zoo Europe in December 2009.

Currently, the Company has determined that it operates in one segment in the United States and will focus on developing, publishing and distributing interactive entertainment software under the Zoo brand both in North American and international markets.

On May 16, 2008, Zoo Games converted from a limited liability company to a C-corporation and changed its name to Green Screen Interactive Software, Inc. from Green Screen Interactive Software, LLC. In August 2008, it changed its name to Zoo Games, Inc.

NOTE 2.   LIQUIDITY

The Company has incurred losses since inception, resulting in an accumulated deficit of approximately $45.1 million as of December 31, 2009.  For the year ended December 31, 2009 the Company generated negative cash flows from continuing operations of approximately $5.5 million, and for the year ended December 31, 2008, the Company generated negative cash flows from continuing operations of approximately $12.1 million.

As a result of the Company consummating an aggregate of $5.0 million of equity raises in the fourth quarter of 2009 and the conversion of approximately $11.9 million in existing debt including related accrued interest into equity during that period (See Note 7), the Company’s net working capital position became positive.  As of December 31, 2009, the working capital was approximately $5.6 million.

In March 2010, the Company extended its purchase order financing facility (See Note 9) and agreed in principle to increase the borrowing capacity at lower fees and interest rates through April 2011.  In addition, the Company agreed in principal to increase its receivable factoring facility (See Note 9) effective April 1, 2010 to $5.25 million, which allows us to factor up to $7.0 million of receivables at any point in time.

The Company believes the existing cash and cash generated from operations are sufficient to meet our immediate operating requirements, along with our current financial arrangements through March 31, 2011.  The Company may need to raise additional capital to strengthen our cash position, facilitate expansion, pursue strategic investments or to take advantage of business opportunities as they arise.

NOTE 3.   BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements of the Company include the accounts of Zoo Games and its wholly- and majority -owned subsidiaries, Supervillain Studios LLC, Zoo Publishing, Zoo Entertainment Europe Ltd., Zoo Digital Publishing Limited and Repliqa during the periods that each subsidiary was directly or indirectly owned by Zoo Games. All intercompany accounts and transactions are eliminated in consolidation.

On May 10, 2010, the Company effectuated a one-for-600 reverse stock split of its outstanding common stock, par value $0.001 per share, pursuant to previously obtained stockholder authorization. As a result of the reverse stock split, every 600 shares of the Company's common stock was combined into one share of common stock. All common stock equity transactions have been adjusted to reflect the reverse stock split for all periods presented.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. The estimates affecting the consolidated financial statements that are particularly significant include the recoverability of product development costs, adequacy of allowances for returns, price concessions and doubtful accounts, lives of intangibles, realization of goodwill and intangibles, valuation of equity instruments and the valuation of inventories. Actual amounts could differ from these estimates.

Concentration of Credit Risk

The Company maintains cash balances at what it believes are several high quality financial institutions. While the Company attempts to limit credit exposure with any single institution, balances often exceed FDIC insurable amounts.

If the financial condition and operations of our customers deteriorate, our risk of collection could increase substantially. A majority of our trade receivables are derived from sales to major retailers and distributors. In October 2008, the Company entered into an agreement with Atari, Inc. where sales from October 24, 2008 through March 31, 2009 for all customers that Atari deemed acceptable would be through Atari and Atari would prepay us for the cost of goods and they would bear the credit risk from the ultimate customer. This agreement was subsequently amended to include sales to certain customers through March 31, 2010. As of December 31, 2009, Atari had prepaid us approximately $1.5 million which is included in customer advances in current liabilities in the consolidated balance sheet and the receivable due from Atari was approximately $1.8 million, before allowances, which is included in accounts receivable in the consolidated balance sheet. Our five largest ultimate customers accounted for approximately 76% (customer A-29%, customer B-21%, customer C-11%) and 60% (customer A-14%, customer B-30%) of net revenue for the years ended December 31, 2009 and 2008, respectively. These five largest customers accounted for 57% and 3% of our gross accounts receivable as of December 31, 2009 and 2008, respectively. The Company believes that the receivable balances from Atari and our ultimate customers do not represent a significant credit risk based on past collection experience. During the year ended December 31, 2009, the Company sold approximately $4.6 million of receivables to our factor with recourse.  There were approximately $1.4 million of receivables due from our factor included in our gross accounts receivable and due from factor as of December 31, 2009 and $0 as of December 31, 2008. The Company regularly reviews its outstanding receivables for potential bad debts and have had no history of significant write-offs due to bad debts.

Inventory

Inventory is stated at the lower of actual cost or market. The Company periodically evaluates the carrying value of our inventory and make adjustments as necessary. Estimated product returns are included in the inventory balances and also recorded at the lower of actual cost or market.

Product Development Costs

The Company utilizes third party product developers to develop the titles it publishes.

The Company frequently enters into agreements with third party developers that require it to make payments based on agreed upon milestone deliverable schedules for game design and enhancements. The Company receives the exclusive publishing and distribution rights to the finished game title as well as, in some cases, the underlying intellectual property rights for that game. The Company typically enters into these development agreements after it has completed the design concept for its products. The Company contracts with third party developers that have proven technology and the experience and ability to build the designed video game as conceived by the Company. As a result, technological feasibility is determined to have been achieved at the time in which the Company enters into the agreement, and it therefore capitalizes such payments as prepaid product development costs.  On a product by product basis, the Company reduces prepaid product development costs and records amortization using the proportion of current year unit sales and revenues to the total unit sales and revenues expected to be recorded over the life of the title.

At each balance sheet date, or earlier if an indicator of impairment exists, the Company evaluates the recoverability of capitalized prepaid product development costs,  development payments and any other unrecognized minimum commitments that have not been paid, using an undiscounted future cash flow analysis, and charge any amounts that are deemed unrecoverable to cost of goods sold if the product has already been released. If the product development process is discontinued prior to completion, any prepaid unrecoverable amounts are charged to research and development expense. The Company uses various measures to estimate future revenues for its product titles, including past performance of similar titles and orders for titles prior to their release. For sequels, the performance of predecessor titles is also taken into consideration.

Prior to establishing technological feasibility, the Company expenses research and development costs as incurred. During the years ended December 31, 2009 and 2008, the Company wrote-off $390,000 and approximately $5.1 million, respectively, of expense relating to costs incurred for the development of games that were abandoned during those periods. In the 2008 period, the Company expensed $720,000 for a game still in development that the Company deemed unrecoverable.  Those costs are included in the Company’s consolidated statement of operations under research and development expenses.  In addition in 2008, approximately $1.4 million of other costs were incurred by its discontinued internal development studio prior to technological feasibility that could not be capitalized, and these costs are included in the loss from discontinued operations in the consolidated statement of operations.

In December 2007, the Financial Accounting Standards Board (“FASB”) issued FASB Accounting Standards Codification (“ASC”) Topic 808-10-15, “Accounting for Collaborative Arrangements” (“ASC 808-10-15”), which defines collaborative arrangements and requires collaborators to present the result of activities for which they act as the principal on a gross basis and report any payments received from (made to) the other collaborators based on other applicable authoritative accounting literature, and in the absence of other applicable authoritative literature, on a reasonable, rational and consistent accounting policy is to be elected.  Effective January 1, 2009, the Company adopted the provisions of ASC 808-10-15.  The adoption of this statement did not have an impact on the Company’s consolidated financial position, results of operations or cash flows. Our arrangements with third party developers are not considered collaborative arrangements because the third party developers do not have significant active participation in the design and development of the video games, nor are they exposed to significant risks and rewards as their compensation is fixed and not contingent upon the revenue that the Company will generate from sales of our product.  If the Company enters into any future arrangements with product developers that are considered collaborative arrangements, the Company will account for them accordingly.

Licenses and Royalties

Licenses consist of payments and guarantees made to holders of intellectual property rights for use of their trademarks, copyrights, technology or other intellectual property rights in the development of our products. Agreements with rights holders generally provide for guaranteed minimum royalty payments for use of their intellectual property.

Certain licenses extend over multi-year periods and encompass multiple game titles. In addition to guaranteed minimum payments, these licenses frequently contain provisions that could require us to pay royalties to the license holder, based on pre-agreed unit sales thresholds.

Licensing fees are capitalized on the consolidated balance sheet in prepaid expenses and are amortized as royalties in cost of goods sold, on a title-by-title basis, at a ratio of current period revenues to the total revenues expected to be recorded over the remaining life of the title. Similar to product development costs, the Company reviews its sales projections quarterly to determine the likely recoverability of our capitalized licenses as well as any unpaid minimum obligations. When management determines that the value of a license is unlikely to be recovered by product sales, capitalized licenses are charged to cost of goods sold, based on current and expected revenues, in the period in which such determination is made. Criteria used to evaluate expected product performance and to estimate future sales for a title include: historical performance of comparable titles; orders for titles prior to release; and the estimated performance of a sequel title based on the performance of the title on which the sequel is based.

Fixed Assets

Office equipment and furniture and fixtures are depreciated using the straight-line method over their estimated useful life of five years. Computer equipment and software are generally depreciated and amortized using the straight-line method over three years. Leasehold improvements are amortized over the lesser of the term of the related lease or seven years. The cost of additions and betterments are capitalized, and repairs and maintenance costs are charged to operations, in the periods incurred. When depreciable assets are retired or sold, the cost and related allowances for depreciation are removed from the accounts and the gain or loss is recognized. The carrying amounts of these assets are recorded at historical cost.

Goodwill and Intangible Assets

Goodwill represents the premium paid over the fair value of the net tangible and intangible assets acquired in a business combination.  Intangible assets consist of trademarks, customer relationships, content and product development. Certain intangible assets acquired in a business combination are recognized as assets apart from goodwill. Identified intangibles other than goodwill are generally amortized using the straight-line method over the period of expected benefit ranging from one to ten years, except for intellectual property, which are usage-based intangible assets that are amortized using the shorter of the useful life or expected revenue stream.

The Company is required to perform a goodwill impairment test on at least an annual basis.  The goodwill impairment test is a two-step process, which requires management to make judgments in determining what assumptions to use in the calculation.  Application of the goodwill impairment test requires significant judgments including estimation of future cash flows, which is dependent on internal forecasts, estimation of the long-term rate of growth for the business, the useful life over which cash flows will occur and determination of weighted average cost of capital.  Changes in these estimates and assumptions could materially affect the determination of fair value and/or conclusions on goodwill impairment.  The Company conducts its annual goodwill impairment test during the fourth quarter of each fiscal year, or more frequently if indicators of impairment exist.  The Company periodically analyzes whether any such indicators of impairment exist.  A significant amount of judgment is involved in determining if an indicator of impairment has occurred.  Such indicators may include a sustained, significant decline in share price and market capitalization, a decline in expected future cash flows, a significant adverse change in legal factors or in the business climate, unanticipated competition and/or slower expected growth rates, among others.  The Company compares the fair value of each reporting unit to the carrying value and if the carrying amount of the goodwill exceeds the implied fair value of the goodwill, an impairment loss is recognized.  As of September 30, 2009, the Company determined that goodwill was impaired and as such recorded an impairment charge of $14.7 million against the goodwill (see Note 8).

Impairment of Long-Lived Assets, Including Definite Life Intangible Assets

The Company reviews all long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, including assets to be disposed of by sale, whether previously held and used or newly acquired. The Company compares the carrying amount of the asset to the estimated undiscounted future cash flows expected to result from the use of the asset. If the carrying amount of the asset exceeds estimated expected undiscounted future cash flows, the Company records an impairment charge for the difference between the carrying amount of the asset and its fair value. The estimated fair value is generally measured by discounting expected future cash flows at our incremental borrowing rate or fair value, if available.  The Company determined that no impairment for definite lived intangible assets was identified in 2009 or 2008.

Revenue Recognition

The Company earns its revenue from the sale of internally developed interactive software titles and from the sale of titles developed by and/or licensed from third party developers ("Publishing Revenue").

The Company recognizes Publishing Revenue upon the transfer of title and risk of loss to our customers.  Accordingly, the Company recognizes revenue for software titles when there is (1) persuasive evidence that an arrangement with the customer exists, which is generally a customer purchase order, (2) the product is delivered, (3) the selling price is fixed or determinable and (4) collection of the customer receivable is deemed probable. Our payment arrangements with customers typically provide net 30 and 60-day terms. Advances received from customers are reported on the consolidated balance sheet as customer advances and are included in current liabilities until the Company meets its performance obligations, at which point it recognizes the revenue.

Revenue is presented net of estimated reserves for returns, price concessions and other allowances. In circumstances when the Company does not have a reliable basis to estimate returns and price concessions or is unable to determine that collection of a receivable is probable, it defers the revenue until such time as it can reliably estimate any related returns and allowances and determine that collection of the receivable is probable.

Allowances for Returns, Price Concessions and Other Allowances

The Company may accept returns and grant price concessions in connection with our publishing arrangements. Following reductions in the price of its products, the Company grants price concessions that permit customers to take credits for unsold merchandise against amounts they owe us. Our customers must satisfy certain conditions to allow them to return products or receive price concessions, including compliance with applicable payment terms and confirmation of field inventory levels.

Although the Company’s distribution arrangements with customers do not give them the right to return titles or to cancel firm orders, the Company sometimes accept returns from our distribution customers for stock balancing and make accommodations to customers, which include credits and returns, when demand for specific titles fall below expectations.

The Company makes estimates of future product returns and price concessions related to current period product revenue based upon, among other factors, historical experience and performance of the titles in similar genres, historical performance of a hardware platform, customer inventory levels, analysis of sell-through rates, sales force and retail customer feedback, industry pricing, market conditions and changes in demand and acceptance of our products by consumers.

Significant management judgments and estimates must be made and used in connection with establishing the allowance for returns and price concessions in any accounting period. The Company believes that it can make reliable estimates of returns and price concessions. However, actual results may differ from initial estimates as a result of changes in circumstances, market conditions and assumptions. Adjustments to estimates are recorded in the period in which they become known.

Consideration Given to Customers and Received from Vendors

The Company has various marketing arrangements with retailers and distributors of our products that provide for cooperative advertising and market development funds, among others, which are generally based on single exchange transactions. Such amounts are accrued as a reduction to revenue when revenue is recognized, except for cooperative advertising, which is included in selling and marketing expense if there is a separate identifiable benefit and the benefit's fair value can be established.

The Company receives various incentives from our manufacturers, including up-front cash payments as well as rebates based on a cumulative level of purchases. Such amounts are generally accounted for as a reduction in the price of the manufacturer's product and included as a reduction of inventory or cost of goods sold, based on (1) a ratio of current period revenue to the total revenue expected to be recorded over the remaining life of the product or (2) an agreed upon per unit rebate, based on actual units manufactured during the period.

Equity-Based Compensation

The Company issued options and warrants to purchase shares of common stock of the Company to certain members of management and employees during 2009 and 2008.  Grants vest over periods ranging from immediate to three years and expire within ten years of issuance.  Stock options that vest in accordance with service conditions amortize over the applicable vesting period using the straight-line method.

The fair value of our equity-based compensation is estimated using the Black-Scholes option-pricing model. This model requires the input of assumptions regarding a number of complex and subjective variables that will usually have a significant impact on the fair value estimate. These variables include, but are not limited to, the volatility of our stock price and estimated exercise behavior.  As a privately-held company until September 12, 2008, the Company used the stock prices of equity raises to assist us in our calculations for 2008 grants.  There was no activity subsequent to such date for the balance of 2008.  The Company had limited trading volume in 2009; however, the Company determined the fair value of each of the three equity grants during 2009 by using the current market price, bid-ask spreads and a marketability discount to determine the fair value of the stock at the time of each of the equity grants.  In January 2009, the stock price was listed at $180, and the Company used that price in the Black-Scholes option-pricing model to determine the fair value of the stock option grant in that period.  In August 2009, the stock price was listed at $450, but an independent third party had offered $120 to acquire a significant amount of our stock.  Since the trading volume was minimal and the $120 value was within the bid-ask spread, the Company assigned a marketability discount to the quoted market price to determine that the fair value of the stock price for that equity grant was $120. The equity grant in November 2009 was valued at the common stock equivalent price of the cash infusion for the equity raise in the fourth quarter of 2009 of $1.50.  The Company issued those options on February 11, 2010 and performed a Black-Scholes valuation to determine the value of the arrangements on that date to be $542,000.  Of the $542,000, $403,000 is included as stock-based compensation expense in the year ended December 31, 2009 based on the value ascribed for the period from November 20, 2009 to December 31, 2009, and has been included in accrued expenses in the December 31, 2009 consolidated balance sheet.

The following table summarizes the assumptions and variables used by us to compute the weighted average fair value of stock option grants:

	Year Ended December 31,
	2009	2008
Risk-free interest rate	3.45%	3.07%
Expected stock price volatility	60.0%	70.0%
Expected term until exercise (years)	5	5
Expected dividend yield	None	None

For the years ended December 31, 2009 and 2008, the Company estimated the implied volatility for publicly traded options on our common shares as the expected volatility assumption required in the Black-Scholes option-pricing model. The selection of the implied volatility approach was based upon the historical volatility of companies with similar businesses and capitalization and our assessment that implied volatility is more representative of future stock price trends than historical volatility.

Loss Per Share

Basic loss per share ("EPS") is computed by dividing the net loss applicable to common stockholders for the period by the weighted average number of shares of common stock outstanding during the same period. Diluted EPS is computed by dividing the net income applicable to common stockholders for the period by the weighted average number of shares of common stock outstanding and common stock equivalents, which includes warrants and options outstanding during the same period. Since the inclusion of the 1,039,703 warrants, 4,321 options, 2,316,145 shares of common stock related to Series A Preferred Stock and 1,980,739 shares of common stock related to  Series B Preferred Stock outstanding as of December 31, 2009 and the 10,837 warrants and 3,895 options outstanding as of December 31, 2008 are anti-dilutive because of losses, they are excluded from the calculation of diluted loss per share and the diluted loss per share is the same as the basic loss per share.

Foreign Currency Translation

The functional currency for our former foreign operations was primarily the applicable local currency, British pounds sterling and Euro. Accounts of foreign operations were translated into U.S. dollars using exchange rates for assets and liabilities at the balance sheet date and average prevailing exchange rates for the period for revenue and expense accounts.  Realized and unrealized transaction gains and losses are included in income in the period in which they occur.  There was no translation adjustment required at December 31, 2009 and 2008.

Income Taxes

Zoo Games was a limited liability company from inception until May 16, 2008, when it converted to a corporation. As a limited liability company, it was not required to provide for any corporate tax. The loss from the Company’s operations was passed to the unit holders via Form K-1 and the unit holders were responsible for any resulting taxes. One of our subsidiaries, Zoo Publishing, was not a limited liability company and it therefore was required to record a corporate tax provision upon the acquisition of Zoo Publishing.

As a corporation, the Company recognizes deferred taxes under the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred income taxes are recognized for differences between the financial statement and tax basis of assets and liabilities at currently enacted statutory tax rates for the years in which the differences are expected to reverse. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when the Company determines that it is more likely than not that such deferred tax assets will not be realized.

Fair Value Measurement

In accordance with “Fair Value Measurements and Disclosures”,” Topic 820 of the FASB, ASC defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price).  Topic 820 of the FASB ASC establishes a fair value hierarchy, which prioritizes the inputs used in measuring fair value into three broad levels as follows:

•	Level 1 – Unadjusted quoted market prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.
•
Level 2 – Quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assts or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asst or liability (i.e. interest rates, yield curves, etc.) an inputs that are derived principally from or corroborated by observable market data by correlation or other means

•	Level 3 – Unobservable inputs that reflect assumptions about what market participants would use in pricing assets or liabilities based on the best information available.

This hierarchy requires the Company to use observable market data, when available, and to minimize the use of unobservable inputs when determining fair value.

As of December 31, 2009, the carrying value of cash, accounts receivable, inventory, prepaid expenses, accounts payable, accrued expenses, due to factor, and advances from customers are reasonable estimates of the fair values because of their short-term maturity. Notes payable are recorded net of the discount which is computed as the difference between the market interest rate that the Company would pay for financing at the time the note is issued and the stated interest rate on the note.

Non-recurring Fair Value Estimates

The Company’s non-recurring fair value measurements recorded during the year, ended December 31, 2008 and 2009 were as follows (in thousands):

Quoted
Prices in
		Active	Significant
		Markets for	Other	Significant
	Fair Value at	Identical	Observable	Unobservable
	Measurement	Assets	Inputs	Inputs	Gains
Year Ended December 31, 2008	Date	(Level 1)	(Level 2)	(Level 3)	(losses)

Warrants issued in connection with:
Zoo Entertainment Notes	$5,879	$-	$-	$5,879	$-

Year Ended December 31, 2009
Warrants issued in connection with Solutions 2 Go advance agreement	$400	$-	$-	$400	$-

Non-recurring Level 3 Basis for Valuation

The fair value of the warrants under both the Zoo Entertainment Notes in 2008 (See Note 11) and the Solutions 2 Go, Inc. warrants in 2009 (See Note 9) were determined based upon Level 3 inputs. The Company used the income and market valuation approaches to derive the Company’s business enterprise value and then used the Black-Scholes option-pricing model, applying discounts for illiquidity and dilution, to calculate the value of the warrants.

Recently Issued Accounting Pronouncements

Effective January 1, 2009, the Company adopted ASC Topic 815, which clarifies the determination of whether an instrument (or an embedded feature) is indexed to an entity’s own stock. The adoption of ASC Topic 815 did not have a significant impact on our results of operations or financial position.

In June 2009, the FASB issued ASC Topic 105, which establishes the FASB Accounting Standards Codification (the “Codification”) as the single source of authoritative GAAP for all non-governmental entities, with the exception of the SEC and its staff. ASC Topic 105 changes the referencing and organization of accounting guidance and is effective for interim and annual periods ending after September 15, 2009. Since it is not intended to change or alter existing GAAP, the Codification did not have any impact on the Company’s financial condition or results of operations. Going forward, the Board will not issue new standards in the form of Statements, FASB Staff Positions, or Emerging Issues Task Force (“EITF”) Abstracts; instead, it will issue ASUs. The FASB will not consider Accounting Standards Updates as authoritative in their own right; these updates will serve only to update the Codification, provide background information about the guidance, and provide the bases for conclusions on the change(s) in the Codification. In the description of ASUs that follows, references in “italics” relate to Codification Topics and Subtopics, and their descriptive titles, as appropriate.

Accounting Standards Updates Not Yet Effective

In June 2009, an update was made to “Consolidation – Consolidation of Variable Interest Entities.” Among other things, the update replaces the calculation for determining which entities, if any, have a controlling financial interest in a variable interest entity (“VIE”) from a quantitative based risks and rewards calculation, to a qualitative approach that focuses on identifying which entities have the power to direct the activities that most significantly impact the VIE’s economic performance and the obligation to absorb losses of the VIE or the right to receive benefits from the VIE. The update also requires ongoing assessments as to whether an entity is the primary beneficiary of a VIE (previously, reconsideration was only required upon the occurrence of specific events), modifies the presentation of consolidated VIE assets and liabilities, and requires additional disclosures about a company’s involvement in VIEs. This update will be effective for the company beginning January 1, 2010. Management concluded that the adoption of this update will have no material impact on the company’s consolidated financial position and results of operations when it becomes effective in 2010.

Other Accounting Standards Updates not effective until after December 31, 2009 and are not expected to have a significant effect on the Company’s consolidated financial position or results of operations.

NOTE 4.  DISCONTINUED OPERATIONS

The loss from discontinued operations for the years ended December 31, 2009 and 2008 is summarized as follows:

	(Amounts in Thousands)
	Years Ended December 31,
	2009	2008
Supervillain	$-	$3,174
Zoo Digital	235	4,585
Repliqa	-	219
Online concept	-	146
Tax benefit	-	(1,390)
Loss from discontinued operations	$235	$6,734

The revenues from the discontinued operations for the years ended December 31, 2009 and 2008 were $0 and approximately $2.5 million, respectively.

NOTE 5. INVENTORY

Inventory consisted of:
	(Amounts in Thousands)
	Years Ended December 31,
	2009	2008
Finished products	$1,247	$2,939
Parts and supplies	856	181
Totals	$2,103	$3,120

Estimated product returns included in inventory at December 31, 2009 and 2008 were $261,000 and $337,000, respectively.

NOTE 6. PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets consisted of:

	(Amounts in Thousands)
	Years Ended December 31,
	2009	2008
Vendor advances for inventory	$1,545	$555
Prepaid royalties	474	1,072
Income taxes receivable	-	55
Other prepaid expenses	390	442
Totals	$2,409	$2,124

NOTE 7. PRODUCT DEVELOPMENT COSTS

Details of our capitalized product development costs were as follows:

	(Amounts in Thousands)
	Years Ended December 31,
	2009	2008
Product development costs, externally developed, net of amortization	$4,399	$5,168
Product development costs, internally developed, net of amortization	-	170
Totals	$4,399	$5,338

NOTE 8. GOODWILL AND INTANGIBLE ASSETS, NET

The Company incurred a triggering event as of September 30, 2009 based on the equity infusion of approximately $4.0 million for a 50% ownership in the Company and the conversion of the existing convertible debt during the fourth quarter of 2009. As such, the Company performed an impairment analysis utilizing an approach employing multiple valuation methodologies, including a market approach (market price multiples of comparable companies) and an income approach (discounted cash flow analysis). This approach is consistent with the requirement to utilize all appropriate valuation techniques as described in ASC 820-10-35-24 “Fair Value Measurements and Disclosures”.” The values ascertained using these methods were weighted to obtain a total fair value, which was less the carrying value, therefore the Company recorded an impairment charge of $14.7 million to fully impair the goodwill during the third quarter of 2009.

The following table sets forth the components of the intangible assets subject to amortization:

	Estimated		(Amounts in Thousands)
	Useful	Gross	December 31, 2009		December 31, 2008
	Lives	Carrying	Accumulated	Net Book	Net Book
	(Years)	Amount	Amortization	Value	Value
Content	10	$14,965	$2,620	$12,345	$10,931
Trademarks	10	1,510	309	1,201	1,353
Customer relationships	10	2,749	562	2,187	2,463
Totals		$19,224	$3,491	$15,733	$14,747

Amortization expense related to intangible assets was approximately $1.8 million and approximately $2.0 million for the years ended December 31, 2009 and 2008, respectively.

In May 2009, the Company entered into a license agreement with New World IP, LLC (“Licensor”) pursuant to which the Licensor granted to Zoo Publishing all of the Licensor’s rights to substantially all the intellectual property of Empire Interactive Europe, LLC for a minimum royalty of $2.6 million to be paid within two years. At any time prior to April 1, 2011, Zoo Publishing has the option to purchase all rights in and to such games. At any time after April 1, 2011, Licensor has the right to sell all rights in and to the games to Zoo Publishing. The $2.6 million of costs related to this agreement have been capitalized and are included as Content in Intangible Assets and will be amortized over ten years. During 2009, the Company paid $150,000 of these costs and as of December 31, 2009, approximately $2.2 million of the liability is recorded in other long-term liabilities and $300,000 is recorded in accrued expenses in the balance sheet.

The following table presents the estimated amortization of intangible assets, based on our present intangible assets, for the next five years as follows:

Year Ending December 31,	(Amounts in Thousands)
2010	$1,922
2011	1,922
2012	1,922
2013	1,922
2014	1,922
Thereafter	6,123
Total	$15,733

NOTE 9. CREDIT AND FINANCING ARRANGEMENTS, ATARI AGREEMENT AND OTHER CUSTOMER ADVANCES

In connection with the Zoo Publishing acquisition, the Company entered into the following credit and finance arrangements:

The Company and Zoo Publishing entered into a purchase order financing agreement with Transcap Trade Finance, LLC (“Transcap”) on December 19, 2007. This agreement made the Company a party to a Master Purchase Order Assignment Agreement dated August 20, 2001 pursuant to which Transcap agreed to provide purchase order financing to or for the benefit of Zoo Publishing. Total advances under the factoring arrangement include letters of credit for purchase order financing and is limited to $10.0 million. The amounts outstanding as of December 31, 2009 and 2008 were $759,000 and $849,000, respectively. The interest rate is prime plus 4.0% on outstanding advances. As of December 31, 2009 and 2008, the effective interest rates were 7.25%. The charges and interest expense on the advances are included in the cost of goods sold in the accompanying condensed consolidated statement of operations and were $326,000 and approximately $1.1 million for 2009 and 2008, respectively.

On April 6, 2009, the Company entered into an amended and restated purchase order financing arrangement with Wells Fargo Bank, National Association (“Wells Fargo”) pursuant to an amended and restated master purchase order assignment agreement (the “Assignment Agreement”). The Assignment Agreement amended and restated in its entirety the master purchase order assignment agreement between Transcap and Zoo Publishing, dated as of August 20, 2001, as amended.

Pursuant to the Assignment Agreement, the Company will assign purchase orders received from customers to Wells Fargo, and request that Wells Fargo purchase the required materials to fulfill such purchase orders. Wells Fargo, which may accept or decline the assignment of specific purchase orders, will retain us to manufacture, process and ship ordered goods, and will pay us for our services upon Wells Fargo’s receipt of payment from the customers for such ordered goods. Upon payment in full of the purchase order invoice by the applicable customer to Wells Fargo, Wells Fargo will re-assign the applicable purchase order to us. The Company will pay to Wells Fargo a fee upon their funding of each purchase order and the Company commits to pay a total fee for 12 months in the aggregate amount of $337,500. If the fees earned during the 12 month period do not exceed $337,500, the Company is required to pay the difference between the $337,500 and the amounts already paid on the earlier of the 12 month anniversary of the date of the Assignment Agreement, or the date of termination of the Assignment Agreement. Wells Fargo is not obligated to provide purchase order financing under the Assignment Agreement if the aggregate outstanding funding exceeds $5,000,000. The Assignment Agreement is for an initial term of 12 months, and shall continue thereafter for successive 12 month renewal terms unless either party terminates the Assignment Agreement by written notice to the other no later than 30 days prior to the end of the initial term or any renewal term. If the term of the Assignment Agreement is renewed for one or more 12 month terms, for each such 12 month term, the Company will pay to Wells Fargo a commitment fee in the sum of $337,500, to be offset against actual fees paid by us upon their payment of each purchase order, to be paid on the earlier of the 12 month anniversary of such renewal date or the date of termination of the Assignment Agreement. The initial and renewal commitment fees are subject to waiver if certain product volume requirements are met.

In connection with the Assignment Agreement, on April 6, 2009, the Company also entered into an amended and restated security agreement and financing statement (the “Security Agreement”) with Wells Fargo. The Security Agreement amends and restates in its entirety that certain security agreement and financing statement, by and between Transcap and Zoo Publishing, dated as of August 20, 2001. Pursuant to the Security Agreement, the Company granted to Wells Fargo a first priority security interest in certain of our assets as set forth in the Security Agreement, as well as a subordinate security interest in certain other of our assets (the “Common Collateral”), which security interest is subordinate to the security interests in the Common Collateral held by certain of our senior lenders, as set forth in the Security Agreement.

Also in connection with the Assignment Agreement, on April 6, 2009, Mark Seremet, President, Chief Executive Officer and a director of Zoo Entertainment and Zoo Games, and David Rosenbaum, the President of Operations of Zoo Publishing, entered into a Guaranty with Wells Fargo, pursuant to which Messrs. Seremet and Rosenbaum agreed to guarantee the full and prompt payment and performance of the obligations under the Assignment Agreement and the Security Agreement.

On May 12, 2009, the Company entered into a letter agreement with each of Mark Seremet and David Rosenbaum (the “Fee Letters”), pursuant to which, in consideration for Messrs. Seremet and Rosenbaum entering into the Guaranty with Wells Fargo for the full and prompt payment and performance by the Company and its subsidiaries of the obligations in connection with a purchase order financing (the “Loan”), the Company agreed to compensate Mr. Seremet in the amount of $10,000 per month, and Mr. Rosenbaum in the amount of $7,000 per month, for so long as the executive remains employed while the Guaranty and Loan remain in full force and effect. If the Guaranty is not released by the end of the month following termination of employment of either Messrs. Seremet or Rosenbaum, the monthly fee shall be doubled for each month thereafter until the Guaranty is removed.

Additionally, pursuant to the Fee Letters, the Company agreed to grant under the Company’s 2007 Employee, Director and Consultant Stock Plan, as amended (the “2007 Plan”) to each of Messrs. Seremet and Rosenbaum, on such date that is the earlier of the conversion of at least 25% of all currently existing convertible debt of the Company into equity, or November 8, 2009 (the earlier of such date, the “Grant Date”), an option to purchase that number of shares of the Company’s common stock equal to 6% and 3% respectively, of the then issued and outstanding shares of common stock, based on a fully diluted current basis assuming those options and warrants that have an exercise price below $240 per share are exercised on that date but not counting the potential conversion to equity of any outstanding convertible notes that have not yet been converted and, inclusive of any options or other equity securities or securities convertible into equity securities of the Company that each may own on the Grant Date. The options shall be issued at an exercise price equal to the fair market value of the Company’s common stock on the Grant Date and pursuant to the Company’s standard form of nonqualified stock option agreement; provided however that in the event the Guaranty has not been released by Wells Fargo Bank as of the date of the termination of the option due to termination of service, the option termination date shall be extended until the earlier of the date of the release of the Guaranty or the expiration of the ten year term of the option. In addition any options owned by Messrs. Seremet and Rosenbaum as of the Grant Date with an exercise price that is higher than the exercise price of the new options shall be cancelled as of the Grant Date. As part of the November 2009 financing, Messrs. Seremet and Rosenbaum agreed to amend their respective Fee Letters, pursuant to which: in the case of Mr. Seremet, the Company will pay to Mr. Seremet a fee of $10,000 per month for so long as the Guaranty remains in full force and effect, but only for a period ending on November 30, 2010; and, in the case of Mr. Rosenbaum, the Company will pay to Mr. Rosenbaum a fee of $7,000 per month for so long as the Guaranty remains in full force and effect, but only for a period ending on November 30, 2010. In addition, the amended Fee Letters provide that, in consideration of each of their continued personal guarantees, the Company’s Board of Directors has approved an increase in the issuance of an option to purchase (restricted stock or other incentives intended to comply with Section 409A of the Internal Revenue Code, equal to) a 6.25% ownership interest, to each of Mr. Seremet and Mr. Rosenbaum, respectively. On February 11, 2010, the Company issued options to purchase shares of common stock of the Company to each of Mr. Seremet and Mr. Rosenbaum in consideration for their continued personal guarantees (see Note 21). The Company issued the options on February 11, 2010 and performed a Black-Scholes valuation to determine the value of the arrangements on that date to be $542,000. Of the $542,000, $403,000 is included as stock compensation expense in the year ended December 31, 2009 based on the value ascribed for the period from November 20, 2009 to December 31, 2009, and has been included in accrued expenses in the December 31, 2009 consolidated balance sheet.

Zoo Publishing uses a factor to approve credit and to collect the proceeds from a portion of its sales. In August 2008, Zoo Publishing entered into a factoring agreement with Working Capital Solutions, Inc. (“WCS”), which utilizes existing accounts receivable in order to provide working capital to fund all aspects of our continuing business operations. A new factoring agreement was entered into on September 29, 2009 with WCS. Under the terms of our factoring and security agreement, the Company sell its receivables to the factor, with recourse. The factor, in its sole discretion, determines whether or not it will accept each receivable based upon the credit risk factor of each individual receivable or account. Once a receivable is accepted by the factor, the factor provides funding subject to the terms and conditions of the factoring and security agreement. The amount remitted to us by the factor equals the invoice amount of the receivable adjusted for any discounts or allowances provided to the account, less 25% which is deposited into a reserve account established pursuant to the agreement, less allowances and fees. In the event of default, valid payment dispute, breach of warranty, insolvency or bankruptcy on the part of the receivable account, the factor can require the receivable to be repurchased by us in accordance with the agreement. The amounts to be paid by us to the factor for any accepted receivable include a factoring fee of 0.6% for each ten (10) day period the account is open. Since the factor acquires the receivables with recourse, the Company records the gross receivables including amounts due from our customers to the factor and the Company records a liability to the factor for funds advanced to us from the factor. During the year ended December 31, 2009, the Company sold approximately $4.6 million of receivables to the factor with recourse. At December 31, 2009, approximately $1.4 million of amounts due from our customers to the factor are included in accounts receivable and due from factor in the current assets section of the balance sheet. The advance outstanding from the factor of $900,000 as of December 31, 2009 is included as a borrowing in the current liabilities section of the balance sheet. At December 31, 2008, accounts receivable did not include any amounts due from our customers to the factor and the factor did not have any advance outstanding to the Company. In connection with the factoring facility, on September 29, 2009, Mark Seremet, President, Chief Executive Officer and a director of the Company and Zoo Games, and David Rosenbaum, the President of Operations of Zoo Publishing, entered into a Guaranty with Working Capital Solutions, Inc., pursuant to which Messrs. Seremet and Rosenbaum agreed to guaranty the full and prompt payment and performance of the obligations under factoring and security agreement.

Atari Agreement

As a result of a fire in October 2008 that destroyed our inventory and impacted our cash flow from operations, the Company entered into an agreement with Atari, Inc. (“Atari”). This agreement became effective on October 24, 2008 and provided for Zoo Publishing to sell its products to Atari without recourse and Atari will resell the products to wholesalers and retailers that are acceptable to Atari in North America. The agreement initially expired on March 31, 2009, but was amended to extend the term for certain customers until March 31, 2010. This agreement provided for Atari to prepay to the Company for the cost of goods and pay the balance due within 15 days of shipping the product. Atari’s fees approximate 10% of our standard selling price and they have been recorded as a reduction in revenue. During the years ended December 31, 2009 and 2008, the Company recorded approximately $33.6 million and $10.9 million, respectively, of net sales to Atari. Atari takes a reserve from the initial payment for potential customer sales allowances, returns and price protection that is analyzed and reviewed within a sixty day period to be liquidated no later than July 31, 2010. As of December 31, 2009 and 2008, Atari had prepaid the Company approximately $1.5 million and approximately $1.8 million, respectively, for goods not yet shipped which is recorded as customer advances in current liabilities. Also, as of December 31, 2009 and 2008, Atari owed the Company approximately $1.8 million and approximately $1.8 million, respectively, before allowances, for goods already shipped which are recorded in accounts receivable.

Other Customer Advance – Solutions 2 Go, Inc.

On August 31, 2009, Zoo Publishing entered into an Exclusive Distribution Agreement with Solutions 2 Go Inc., a Canadian corporation (“S2G Inc.”) and an Exclusive Distribution Agreement with Solutions 2 Go, LLC, a California limited liability company (“S2G LLC,” and together with S2G Inc., “S2G”), pursuant to which Zoo Publishing granted to S2G the exclusive rights to market, sell and distribute certain video games, related software and products, with respect to which Zoo Publishing owns rights, in the territories specified therein. In connection with these distribution agreements, on August 31, 2009, the Company entered into an Advance Agreement (the “Advance Agreement”) with S2G, pursuant to which S2G made a payment to the Company in the amount of $1,999,999, in advance of S2G’s purchases of certain products pursuant to these distribution agreements. From August 31, 2009 until recoupment of the advance in full, interest on the outstanding amount shall accrue at the rate of ten percent (10%) per annum. Interest expense of $58,000 is recorded for the year ended December 31, 2009. The amount of any unrecouped advance outstanding shall be repaid in its entirety to S2G no later than September 15, 2010. The advance shall be recouped, in whole or in part, from sales generated by S2G of products purchased by S2G under the distribution agreements. A percentage of the gross margin on the S2G Sales shall be applied to a recoupment of the advance until the earlier of (i) the date on which the amount of the unrecouped advance has been reduced to zero or (ii) September 15, 2010, on which any unrecouped advance shall be repaid. As of December 31, 2009, the balance remaining on the advance is approximately $1.4 million and this is included in customer advances in the current liabilities section of the balance sheet.

Notwithstanding the foregoing, if, at any time prior to the recoupment of the advance in full, the Company receives proceeds in connection with any sale of securities, or otherwise raises additional capital, exceeding an aggregate of five million dollars ($5,000,000), other than under a defined anticipated qualified financing, the entire unrecouped advance under the advance agreement shall at once become due and payable in full as of the funding date of the additional capital transaction without written notice of acceleration to the Company. Additional capital transaction shall include, but not be limited to the sale or issuance of any security by the Company, or any subsidiary of the Company, of any kind or character whatsoever, where “security” is given its broadest meaning including stock, warrants, options, convertible notes, and similar instruments of all types.

In consideration of S2G entering into the advance agreement, the Company agreed to issue to S2G Inc. a warrant to purchase 12,777 shares of the Company’s common stock (or such other number of shares of common stock that on the warrant grant date (as defined below), represents 6% of the Company’s modified fully-diluted shares, computed as if all outstanding convertible stock, warrants and stock options that are, directly or indirectly, convertible into common stock at a price of $450 or less, have been so converted), upon the occurrence of an anticipated qualified financing, which means (i) the consummation of the sale of shares of common stock by the Company which results in aggregate gross proceeds to the Company of at least $4,000,000 and (ii) the conversion of the Company’s senior secured convertible notes, in the aggregate original principal amount of $11,150,000, into shares of common stock. The warrant will have a term of five years and an exercise price equal to $180. The warrant to acquire 12,777 shares was issued on August 31, 2009. The warrant, which was issued in connection with the loan, was accounted for as a financing instrument under ASC Topic 470-20-05, “Debt Instruments with Detachable Warrants,” and valued at $400,000 using the Black-Scholes model, and this amount will be amortized over a period not to exceed 12 months from the maturity date of the investment through interest expense. For the period ended December 31, 2009, $132,000 of additional interest expense was recorded in the consolidated statement of operations for this advance.

The advance is guaranteed by Messrs. Seremet, Rosenbaum and another employee. Messrs. Seremet and Rosenbaum did not receive any additional compensation for this guarantee. The employee who guaranteed the advance was granted 500,000 shares of common stock. The value of the shares issued was computed at $100,000 using the bid-ask spread of the Company’s stock price and is recorded in the general and administrative expenses in the year ended December 31, 2009.

NOTE 10. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consisted of:

	(Amounts in Thousands)
	December 31,
	2009	2008
Operating expenses	$773	982
Obligations to compensate current and former employees	561	720
Royalties	430	252
Obligations arising from acquisitions	233	354
Taxes payable	260	-
Due to customers	18	710
Interest	58	81
Totals	$2,333	$3,099

NOTE 11. NOTES PAYABLE

Outstanding notes payable, net of unamortized discounts, are as follows:

	(Amounts in Thousands)
	December 31,
	2009	2008
Zoo Entertainment convertible notes, net of discounts attributable to the warrant value of $0 and $1,576	$-	$9,574
Interest on convertible notes	-	240
3.9% Zoo Publishing notes, net of discount of $0 and $1,030	-	2,536
2.95% note due June 2012 assumed from Zoo Publishing acquisition	300	370
8.25% Wachovia demand note assumed from Zoo Publishing acquisition	-	45
Note assumed from Zoo Publishing acquisition, 12% interest	-	25
Employee loans, payable on demand	-	331
Zoo Publishing employee loans at 4% interest	-	268
Totals	300	13,389
Current portion	120	11,617
Non-current portion	$180	$1,772

The principal and interest amounts for the Zoo Entertainment convertible notes were converted into equity as part of the November 2009 financing.

The face amounts of the notes payable as of December 31, 2009 are due as follows:

(Amounts in Thousands)
Year Ending December	Amount Due
2010	$120
2011	120
2012	60
Total	$300

Zoo Entertainment Notes

On July 7, 2008, as amended on July 15, 2008 and July 31, 2008, the Company entered into a note purchase agreement under which the purchasers agreed to provide loans to the Company in the aggregate principal amount of $9.0 million, in consideration for the issuance and delivery of senior secured convertible promissory notes. In connection with the issuance of such notes, the Company issued to the note holders warrants to purchase 13,637 shares of common stock of the Company. The notes had an interest rate of five percent (5%) for the one year term of the note commencing from issuance, unless extended. In connection with the note purchase agreement, the Company satisfied a management fee obligation by issuing additional senior secured convertible promissory notes in the principal amount of $750,000 and warrants to purchase 1,137 shares of common stock of the Company. All of the warrants have a five year term and an exercise price of $6.00 per share. Pursuant to a security agreement, by and among the Company and the purchasers, dated as of July 7, 2008, as amended on August 12, 2008, the Company granted a security interest in all of its assets to each of the purchasers to secure the Company’s obligations under the notes.

On September 26, 2008, the Company entered into a note purchase agreement pursuant to which the purchasers agreed to provide a loan to the Company in the aggregate principal amount of $1.4 million, in consideration for the issuance and delivery of senior secured convertible promissory notes. In connection with the issuance of such notes, the Company also issued warrants to purchase 2,122 shares of common stock of the Company to the note holders. The notes had an interest rate of five percent (5%) for the time period beginning on September 26, 2008 and ending on September 26, 2009, unless extended. On October 6, 2009, the maturity date was extended to November 2, 2009 and on November 2, 2009, the maturity date was subsequently extended to February 2, 2010. The warrants have a five year term and an exercise price of $6.00 per share. Pursuant to a security agreement, by and among the Company and the purchasers, dated September 26, 2008, the Company granted a security interest in all of its assets to each of the purchasers to secure the Company’s obligations under the notes.

The total principal amount of all of the notes described above was approximately $11.15 million, $9.8 million of which was incurred prior to the date of the reverse merger. The warrants issued with all the notes were valued at approximately $5.9 million by the Company. The Company used the income and market valuation approaches to derive the Company’s business enterprise value and then used the Black-Scholes option-pricing model, applying discounts for illiquidity and dilution, to calculate the value of the warrants. The total deferred debt discount of $5.9 million is amortized over the one year life of the notes. Prior to September 12, 2008, 7,576 warrants were exercised and the interest expense related to the discount of these warrants was accelerated. As of September 12, 2008, the deferred debt discount of the existing notes was approximately $2.4 million and the net value of the notes recorded as of September 12, 2008 was approximately $7.8 million. On September 26, 2008, the Company issued $1.0 million of the notes and 1,516 of the warrants which were valued at $527,000 using consistent valuation methodologies as those used for all the previously issued notes. As of November 20, 2009, the net value of the notes was approximately $11.9 million including $734,000 of accrued interest.

On June 26, 2009, the Company entered into Amendment No. 2 to Senior Secured Convertible Note (“Amendment No. 2”), with the requisite holders (the “Holders”) of the Company’s senior secured convertible notes issued in the aggregate principal amount of $11.15 million. Pursuant to Amendment No. 2, the parties agreed to extend the maturity date of the notes that were originally scheduled to mature during July 2009 to August 31, 2009, or, if the Company receives comments from the SEC with respect to the Information Statement Pursuant to Section 14(c) (the “Information Statement”) that the Company filed on July 7, 2009 in connection with an amendment to the Company’s Certificate of Incorporation authorizing a sufficient number of shares of the Company’s common stock to permit the conversion of the notes (“Certificate of Amendment”), on September 15, 2009. The Company did not receive comments from the SEC with respect to the Information Statement and, as such, the maturity dates of such notes became August 31, 2009. The Company entered into subsequent amendments with the Holders extending the maturity date to November 2, 2009 and then subsequently to February 2, 2010.

On November 20, 2009, the requisite Senior Secured Convertible Note Holders agreed that if the Company raises a minimum of $4.0 million of new capital, they will convert their debt into convertible preferred shares of the Company that will ultimately convert into common shares that represent 36.5% of the equity of the Company. As a result of the Company consummating an approximately $4.2 million preferred equity raise on November 20, 2009, upon which approximately $11.9 million of existing debt including related accrued interest converted into convertible preferred equity, the Company issued 1,188,439 shares of Series B Preferred Stock that automatically convert into 1,980,739 shares of common stock to the Senior Convertible Note Holders’ in exchange for their Notes, when there are sufficient common shares authorized. (See Note 21 for further details in connection with the actual conversion on March 10, 2010).  The total fair value of the Series B Preferred Stock was determined to be approximately $3.0 million, based on a $1.50 value per common share, which is the same value paid per share by investors on the sale of Series A Preferred Stock with identical rights and features during the same time period (See Note 14). The price per share paid by investors on the sale of Series A Preferred Stock was agreed upon as a result of arms length negotiations with investors who agreed to invest an aggregate of at least $4.0 million to acquire 50% of the equity of the Company. Such investment for such equity reflects a value per common share of $1.50. Of the $8.9 million gain on extinguishment of debt, approximately $3.6 million is recorded as additional paid-in-capital because that debt holder was also a shareholder with greater than 10% of the outstanding common stock at the time of the debt conversion and deemed to be a related party. The remaining $5.3 million balance was recorded as a gain on extinguishment of the debt.

Zoo Publishing Notes

In connection with the acquisition of Zoo Publishing, the Company issued various promissory notes (“Zoo Publishing Note”) in an aggregate of approximately $6.8 million. Approximately $1.8 million of principal was payable at the earlier of the Company’s completion of another round of financing or by December 2008 with the $5.0 million balance to be paid in two installments pursuant to the “Zoo Publishing Note.” The first installment of $2.5 million of principal together with accrued interest at the rate of 3.9% per annum would be due on the earlier of June 18, 2009 and the date on which the Company consummates a round of equity financing of $40.0 million or more. The balance of the Zoo Publishing Note (including accrued interest) would be payable December 18, 2010. In connection with the aforementioned note, the Company recorded a debt discount of approximately $2.3 million. For the years ended December 31, 2009 and 2008, amortization of deferred debt discount was $294,000 and $988,000 and interest expense was $64,000 and $213,000, respectively. In July 2008, the $6.8 million of notes were restructured and approximately $3.2 million of this debt was converted to common stock of the Company based on fair value and of the remaining $3.6 million, approximately $1.1 million became due September 18, 2009, $113,000 became due September 18, 2010, $2.0 million became due December 18, 2010 and approximately $316,000 became due July 31, 2011.

In connection with the Settlement Agreement dated June 18, 2009 (See Notes 15 and 19), all the Zoo Publishing Notes were cancelled and no cash payments were required to be made for either the principal amounts of the notes or the interest accrued. The net amount of the obligation relieved for the Zoo Publishing Notes was approximately $3.0 million and is included in the gain on legal settlement on the statement of operations.

In connection with the acquisition of Zoo Publishing, the Company also assumed a liability of $1.2 million as part of the Zoo Publishing purchase price. Other notes payable assumed from the Zoo Publishing acquisition included:

•
$200,000 demand note with 12.0% percent interest per annum, callable in six months, minimum guaranteed interest per renewal is $12,000. The note is guaranteed by the Zoo Publishing President. The note was totally paid off by March 31, 2009.

•
Zoo Publishing purchased treasury stock from a former employee in December 2006 for the amount of $650,000. The balance on the note as of December 31, 2009 was $300,000; $120,000 was classified as current and $180,000 was classified as long-term. The payments are due monthly and the amount of the payment is $10,000 per month.

NOTE 12. COMMITMENTS

Leases

A summary of annual minimum lease commitments as of December 31, 2009 is as follows:

Operating
Leases

2010	$49
2011	10

Total	$59

Our office facilities are occupied under non-cancelable operating leases that expire in February 2010 and January 2011. Rent expense amounted to $174,000 and $310,000 for the years ending December 31, 2009 and 2008, respectively. In January 2010, the Company signed a lease for new office facilities in Cincinnati through February 2014 that provide for commitments of $67,000 in 2010, $115,000 in 2011, $102,000 in 2012, $113,000 in 2013 and $21,000 in 2014.

NOTE 13. INCOME TAXES

Through May 15, 2008, the Company and certain of its consolidated subsidiaries were taxed as a partnership under the provisions of the Internal Revenue Code. Accordingly, the losses incurred by the Company and those subsidiaries through May 15, 2008 were allocated to the respective members and reported on their individual tax returns. Effective May 16, 2008, the Company changed its tax status from a partnership to a corporation and, as a result, began filing consolidated corporate tax returns with its domestic subsidiaries. The provision for income taxes is based on income recognized for financial statement purposes and includes the effects of temporary differences between such income and that recognized for tax return purposes as well as the deferred tax assets and liabilities recognized for existing timing items relating to the Company's change in tax status.

For financial reporting purposes, loss before income taxes include the following components (in thousands):

	2009	2008
Pretax (loss):
United States	$(10,054)	$(23,196)
Foreign (discontinued operations)	-	(4,585)
	$(10,054)	$(27,781)

For 2008, the United States pretax loss includes approximately $5.6 million for the period through May 15, 2008 attributable to entities that are taxed as partnerships.

The components of income tax expense (benefit) for the years ended December 31, 2009 and 2008 are as follows (in thousands):

	2009	2008
Current:
Federal	$135	$—
State	125	86
Total Current	260	86

Deferred:
Federal	1,897	(3,765)
State	986	(1,017)
Foreign	—	(1,390)
Total Deferred	2,883	(6,172)

Total	$3,143	$(6,086)

During 2008, $4,696 of the tax benefit was allocated to continuing operations and $1,390 was allocated to discontinued operations.

The Company paid $23,000 to various state jurisdictions for income taxes during the year ended December 31, 2009. No income taxes were paid during the year ended December 31, 2008.

The reconciliations of income tax benefit computed at the U.S. statutory tax rates to income tax expense (benefit) for the years ended December 31, 2009 and 2008 are:

	2009	2008
Tax at U.S. federal income tax rates	(34.0)%	(34.0)%
State taxes, net of federal income tax benefit	6.9	(5.8)
Permanent differences:
Goodwill	49.7	-
Cancellation of indebtedness income	12.2	-
Litigation settlement - Purchase money debt reduction	(7.9)	-
Adjustment to NOL carryover balance
net of adjustment to valuation allowance	5.6	-
Impact of foreign tax rates and credits	2.5	1.1
Change in valuation allowance	-	7.0
Amount not subject to corporate income taxes	-	6.8
Deferred taxes related to change in tax status	-	0.6
Nondeductible expenses and other	(3.7)	2.4

	31.3%	(21.9)%

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities as of December 31, 2009 and 2008 are as follows (in thousands):

	December 31,
	2009		2008
	Current	Long-Term	Current	Long-Term
Deferred tax assets:
Net operating loss carried forward	$-	$719	$-	$5,887
Capital loss carryforwards		431		515
Allowance for returns and discount	315	-	548	-
Bonuses payable	-	-	461	111
Bonus and other accruals	363	-	263	74
Non-qualified options	-	569	-	558
Alternative minimum tax credit carryforward	135	-	-	-
Gross deferred tax assets	813	1,719	1,272	7,145
Valuation allowance	(138)	(293)	(299)	(1,800)
Net deferred tax assets	675	1,426	973	5,345

Deferred tax liabilities:
Property and equipment	-	(17)	-	(19)
Inventory	(97)	-	-	-
Discounts on notes	-	-	(285)	(183)
Intangibles	-	(4,870)	-	(5,831)
Total deferred tax liabilities	(97)	(4,887)	(285)	(6,033)
Net deferred tax asset (liability)	$578	$(3,461)	$688	$(688)

As of December 31, 2008, the Company had approximately $1.2 million of available capital loss carryforwards which expire in 2013. A valuation allowance of approximately $431,000 was recognized to offset the deferred tax assets related to these carryforwards. The Company currently does not have any capital gains to utilize against this capital loss. If realized, the tax benefit of this item will be applied to reduce future capital gains of the Company.

As of December 31, 2009, the Company has U.S. federal net operating loss (“NOL”) carryforwards of approximately $1.6 million. As a result of statutory limitations, the company will only be able to utilize approximately $160,000 of NOL and capital loss carryforwards per year. The federal NOL will begin to expire in 2028. The Company has state NOL carryforwards of approximately $3.0 million which will be available to offset taxable state income during the carryforward period. The state NOL will also begin to expire in 2028. The tax benefit of this item is reflected in the above table of deferred tax assets and liabilities.

NOTE 14. STOCKHOLDERS’ EQUITY AND STOCK-BASED COMPENSATION ARRANGEMENTS

The Company has authorized 250,000,000 shares of common stock, par value $0.001, and 5,000,000 shares of preferred stock, par value $0.001 as of December 31, 2009. (See Notes 14 and 21 for further details in connection with the conversion features of the preferred shares and details of the March 2010 increase in authorized shares of common stock).

Common Stock

As of December 31, 2009, there were 65,711 shares of common stock issued and 52,708 shares of common stock outstanding.

On June 26, 2009, our Board of Directors and stockholders holding approximately 63.6% of our outstanding common stock approved an amendment to our Certificate of Incorporation to increase the number of authorized shares of common stock from 75,000,000 shares to 250,000,000 shares (the “Share Increase”). The consents the Company received constitute the only stockholder approval required for the Share Increase under the Delaware General Corporation Law (the “DGCL”) and our existing Certificate of Incorporation and Bylaws. Pursuant to Rule 14c-2 of the Exchange Act, stockholder approval of these amendments will become effective on or after such date that is approximately 20 calendar days following the date the Company first mailed the Information Statement to our stockholders. After such date, the Board of Directors may implement the Share Increase at any time, at its discretion, by filing a Certificate of Amendment to our Certificate of Incorporation with the Secretary of State of the State of Delaware. The Information Statement was first sent to our stockholders on July 31, 2009. The Board of Directors effectuated the Share Increase on August 26, 2009.

In conjunction with the settlement of the litigation with the sellers of Zoo Publishing on June 18, 2009 (see Notes 15 and 19), the sellers returned 9,274 shares of common stock to the Company.  These shares were valued at $120, based on the bid-ask spread of the Company’s stock price and assigning a marketability discount to the quoted market price of the stock, and were recorded as treasury shares.

Preferred Stock

As of December 31, 2009, there were 1,389,684 shares of Series A Preferred Stock and 1,188,439 shares of Series B Preferred Stock issued and outstanding. Both Series A Preferred Stock and Series B Preferred Stock will automatically convert to shares of common stock of the Company at a rate of 1:1.667 when there are a sufficient number of shares of common stock authorized.

Preferred stock was issued in lieu of common stock in connection with the November 2009 and December 2009 equity raises because the Company did not have a sufficient number of shares of common stock authorized. On November 20, 2009, the Company determined that it had the requisite number of votes of its holders of common stock and preferred stock in order to effect an increase in its authorized shares of common stock as soon as practicable to allow for all the then outstanding preferred stock to automatically convert to common stock immediately upon the effectiveness of an amendment to the Company's certificate of incorporation authorizing an increase in its authorized shares of common stock. On January 13, 2010, our Board of Directors and stockholders holding approximately 66.7% of our outstanding voting capital stock approved an amendment to our Certificate of Incorporation to increase the number of authorized shares of common stock from 250,000,000 shares to 3,500,000,000 shares (the “Charter Amendment”). The consents the Company received constituted the only stockholder approval required for the Charter Amendment under the DGCL and our existing Certificate of Incorporation and Bylaws. Pursuant to Rule 14c-2 of the Exchange Act, stockholder approval of this amendment will become effective on or after such date that is approximately 20 calendar days following the date the Company first mailed the definitive Information Statement Pursuant to Section 14(c) (the “Information Statement”) to our stockholders. The Information Statement was first sent to our stockholders on February 16, 2010. On March 10, 2010, the Company filed the Charter Amendment with the Delaware Secretary of State. The Charter Amendment increased the Company’s authorized shares of common stock, par value $0.001 per share, from 250,000,000 shares to 3,500,000,000 shares (See Note 21).

On November 20, 2009, the Company entered into a securities purchase agreement (the “SPA”) with certain investors, consummating an approximately $4.2 million convertible preferred equity raise, pursuant to which the Company issued Series A Preferred Stock that will convert into common shares of the Company upon an increase in sufficient authorized common shares, representing 50% of the equity of the Company. The Series A Preferred Stock have a rate of one (1) share of Series A Preferred Stock for each $2.50 of value of the investment amount. The Company issued 1,180,282 shares of Series A Preferred Stock on November 20, 2009. On December 16, 2009, the Company received an additional $776,000 from certain investors and issued an additional 209,402 shares of Series A Preferred Stock.

On November 20, 2009, the Company entered into Amendment No. 6 to Senior Secured Convertible Note with the requisite holders of the Company’s outstanding senior secured convertible notes issued in the aggregate principal amount of $11,150,000. The amendment provides that, among other things, the outstanding principal balance and all accrued and unpaid interest of $734,000 under the notes shall convert into shares of the Company’s Series B Preferred Stock upon the consummation of an investor sale that results in aggregate gross proceeds to the Company of at least $4,000,000, at a rate of one (1) share of Series B Preferred Stock for each $10.00 of value of the note. Moreover, the amendment provides that the notes shall no longer be deemed to be outstanding and all rights with respect to the notes shall immediately cease and terminate upon the conversion, except for the right of each holder to receive the shares to which it is entitled as a result of such conversion. The Company issued 1,188,439 shares of Series B Preferred Stock on November 20, 2009 as a result of the conversion of the notes.

Options

As of December 31, 2008, the Company’s 2007 Plan allowed for an aggregate of 1,667 shares of common stock with respect to which stock rights may be granted and a 417 maximum number of shares of common stock with respect to which stock rights may be granted to any participant in any fiscal year. As of December 31, 2008, an aggregate of 1,625 shares of restricted common stock of the Company are outstanding under the Company’s 2007 Employee, Director and Consultant Stock Plan, and 42 shares of common stock were reserved for future issuance under this plan.

On January 14, 2009, the Company’s Board of Directors approved and adopted an amendment to the 2007 Plan, which increased the number of shares of common stock that may be issued under the plan from 1,667 shares to 6,667 shares, and increased the maximum number of shares of common stock with respect to which stock rights may be granted to any participant in any fiscal year from 417 shares to 1,250 shares. All other terms of the plan remain in full force and effect.

On January 14, 2009, the Company granted Mr. Seremet an option to purchase 1,250 shares of the Company’s common stock at an exercise price of $180 per share, pursuant to the Company’s 2007 Plan, as amended. There were no other options issued during the year ended December 31, 2009.

On May 12, 2009, the Company entered into a letter agreement with each of Mark Seremet and David Rosenbaum, pursuant to which, in consideration for Messrs. Seremet and Rosenbaum entering into a Guaranty with Wells Fargo for the full and prompt payment and performance by the Company and its subsidiaries of the obligations in connection with a purchase order financing (the “Loan”) (see Note 9), the Company agreed to compensate Mr. Seremet in the amount of $10,000 per month, and Mr. Rosenbaum in the amount of $7,000 per month, for so long as the executive remains employed while the Guaranty and Loan remain in full force and effect. If the Guaranty is not released by the end of the month following termination of employment of either Messrs. Seremet or Rosenbaum, the monthly fee shall be doubled for each month thereafter until the Guaranty is removed. As part of the November 2009 financing, Messrs. Seremet and Rosenbaum agreed to amend their respective letter agreements, pursuant to which, in consideration of each of their continued personal guarantees, the Company’s Board of Directors has approved the issuance of an option to purchase (restricted stock or other incentives intended to comply with Section 409A of the Internal Revenue Code), equal to) a 6.25% ownership interest, to each of Mr. Seremet and Mr. Rosenbaum respectively. Subject to the effectiveness of an amendment to the Company’s Certificate of Incorporation authorizing an increase in the number of authorized shares of the Company’s common stock, on February 11, 2010, the Company issued options to purchase shares of common stock to each of Mr. Seremet and Mr. Rosenbaum in consideration for their continued personal guarantees (see Note 21).

On February 11, 2010, the Company issued shares of common stock and options to acquire common stock to various employees, directors and consultants, outside of the Company’s 2007 Plan (see Note 21).

A summary of the status of the Company’s outstanding stock options as of December 31, 2009 and 2008 and changes during the years then ended is presented below:

	December 31,
	2009		2008
		Weighted		Weighted
		Average		Average
	Number of	Exercise	Number of	Exercise
	Shares	Price	Shares	Price
Outstanding at beginning of year	3,895	$1,056	406	$1,548
Granted	1,250	180	3,517	1,002
Canceled	(824)	1,176	(28)	1,548
Outstanding at end of year	4,321	$774	3,895	$1,056

Options exercisable at year-end	2,836	$1,104	3,192	$990

The fair value of options granted during the year was $107,000.

The following table summarizes information about outstanding stock options at December 31, 2009:

	Options Outstanding			Options Exercisable
		Weighted-
		Average	Weighted-		Weighted-
		Remaining	Average		Average
Range of	Number	Contractual	Exercise	Number	Exercise
Exercise Prices	Outstanding	Life (Years)	Price	Exercisable	Price
$1,548	280	3.5	$1,548	280	$1,548
$1,350	353	3.7	1,350	118	1,350
$912	2,438	3.6	912	2.438	912
$180	1,250	4.1	180	-	180
$180 to $1,548	4,321	3.8	$774	2,836	$1,104

The following table summarizes the activity of non-vested outstanding stock options:

			Weighted-Average
		Weighted-Average	Remaining
	Number	Fair Value at	Contractual Life
	Outstanding	Grant Date	(Years)
Non-vested shares at December 31, 2008	703	$1,350	4.7
Options granted	1,250	180	4.1
Options vested	(117)	1,350	3.7
Options forfeited or expired	(351)	1,350	3.7
Non-vested shares at December 31, 2009	1,485	$474	4.0

As of December 31, 2009, there was approximately $162,000 of unrecognized compensation cost related to non-vested stock option awards, which is expected to be recognized over a remaining weighted-average vesting period of 1.7 - 2.0 years.

The intrinsic value of options outstanding at December 31, 2009 is $0.

Warrants

On August 31, 2009, in consideration of Solutions 2 GO Inc. entering into an advance agreement with the Company, the Company issued to Solutions 2 GO Inc. a warrant to purchase 12,777 shares of the Company’s common stock, par value $0.001 per share. The warrants have a term of five years and an exercise price equal to $180.

As part of the equity raise on November 20, 2009 and on December 16, 2009, the Company issued warrants to purchase 1,017,194 shares of the Company’s common stock.   The warrants have a five year term and an exercise price of $0.01 per share. The warrants contain customary limitations on the amount that can be exercised. Additionally, the warrants provide that they cannot be exercised until the effectiveness of the filing of an amendment to the Company’s Certificate of Incorporation authorizing a sufficient number of shares of common stock to permit the exercise of the warrants (see Preferred Stock discussion above). In the event of any subdivision, combination, consolidation, reclassification or other change of common stock into a lesser number, a greater number or a different class of stock, the number of shares of common stock deliverable upon exercise of the warrants will be proportionally decreased or increased, as applicable, but the exercise price of the warrants will remain at $0.01 per share.

As of December 31, 2009, there were 1,039,703 warrants outstanding with five-year lives expiring in 2012 through 2014, of which 22,509 are currently exercisable.

A summary of the status of the Company’s outstanding warrants as of December 31 and changes during the years then ended is presented below:

	December 31,
	2009		2008
		Weighted		Weighted
		Average		Average
	Number Of	Exercise	Number Of	Exercise
	Warrants	Price	Warrants	Price
Outstanding at beginning of period	10,869	$438	1,714	$1,572
Granted	1,029,971	6.00	3,325	618
Assumed with reverse merger	-	-	7,197	6.00
Exercised	(1,137)	6.00	(1,367)	6.00
Outstanding at end of year	1,039,703	$6.82	10,869	$438

Warrants exercisable at year-end	22,509	$214	10,869	$438

The following table summarizes information about outstanding warrants at December 31, 2009:

	Warrants Outstanding
		Weighted-
		Average	Weighted-
		Remaining	Average
Range of	Number	Contractual	Exercise
Exercise Prices	Outstanding	Life (Years)	Price

$1,704	2,383	3.3	$1,704
$1,278	531	3.4	$1,278
$180	12,777	4.9	$180
$6	6,818	3.7	$6
$0.01	1,017,194	4.9	$0.01

$0.01 to $1,704	1,039,703	4.9	$6.82

NOTE 15.  GAIN ON LEGAL SETTLEMENT

On June 18, 2009, the Company settled a lawsuit brought by the former sellers of Zoo Publishing, resulting in a net gain on legal settlement of approximately $4.3 million. (See Note 19)

The settlement eliminated the following Company’s obligations totaling $3,925,000:
•	outstanding notes with a face value of $3,565,900, discounted as of June 18, 2009 for $736,000 and interest accrued of $219,000;
•	employee loans totaling $574,000; and
•	other obligations for an aggregate amount of $302,000.

In conjunction with the settlement of the litigation with the sellers of Zoo Publishing, the sellers returned 9,274 shares of common stock to the Company. These treasury shares were valued at $120.00 and included as part of the gain on legal settlement for approximately $1.1 million.

The Company’s remaining cash obligations and litigation expense amounted to approximately $710,000, resulting in a total net gain on settlement of approximately $4.3 million.

NOTE 16.   FIRE LOSS AND INSURANCE RECOVERY

On October 13, 2008, a third party warehouse in San Bernardino, California that the Company uses for packing our product from Zoo Publishing and shipping finished goods to our customers was consumed by fire, destroying our entire inventory stored at that location, with an approximate cost of $3.0 million. The Company collected on its property insurance policy in the amount of approximately $2.1 million, which was paid directly to our inventory financing company and was recorded as a reduction of cost of goods sold.  The Company collected $1.2 million from our business income insurance policy and this was recorded as other income on the statement of operations in 2008.  During the 2009 period, our third party warehouse received $860,000 from their insurance company relating to losses incurred by us from the fire in October 2008.  Those proceeds were applied against other amounts due to the third party warehouse by reducing our payables and are reported as other income in the consolidated statement of operations in 2009.

NOTE 17.   INTEREST, NET
	(Amounts in Thousands)
	Year Ended December 31,
	2009	2008
Interest arising from amortization of debt discount	$2,003	$3,562
Interest on various notes	618	624
Interest on financing arrangements	354	-
Less interest income	-	(9)

Net interest – all operations	2,975	4,177

Interest relating to discontinued operations	-	(539)

Interest expense, net	$2,975	$3,638

NOTE 18.   SUPPLEMENTAL CASH FLOW INFORMATION

Supplemental cash flow information for the years ended December 31, 2009 and 2008 is as follows:

	(Amounts in Thousands)
	Year Ended December 31,
	2009	2008
Changes in other assets and liabilities:
Accounts receivable and due from factor	$(2,190)	$(516)
Inventory	1,017	(1,565)
Prepaid expenses and other current assets	(153)	645
Product development costs	939	155
Accounts payable	(2,379)	1,726
Customer advances	(742)	-
Accrued expenses and other current liabilities	(1,293)	(736)
Net changes in other assets and liabilities	$(4,801)	$(291)

Cash paid during the year for interest	$-	$56
Cash paid during the year for taxes	$23	$3

Non-cash investing and financing activities:
Conversion of convertible notes to Series B Preferred Stock	$11,884	$-
Receipt of 9,274 shares for partial settlement of litigation	$1,113	$-
Notes and obligations relieved for partial settlement of litigation	$3,925	$-
Acquisition of Intangible for long-term obligation	$2,600	$-
Issuance of 2,634 shares for partial payment of Zoo Digital	$-	$4,086

Receipt of 586 shares in Treasury in connection with the sale of Supervillain	$-	$527
Receipt of 3,111 shares in Treasury in connection with the sale of Zoo Digital	$-	$2,829
Exchange of debt for equity at original face value	$-	$5,950

NOTE 19.   LITIGATION

On February 19, 2009, Susan Kain Jurgensen, Steven Newton, Mercy Gonzalez, Bruce Kain, Wesley Kain, Raymond Pierce and Cristie Walsh filed a complaint against Zoo Publishing, Zoo Games and Zoo in the Supreme Court of the State of New York, New York County, index number 09 / 102381 alleging claims for breach of certain loan agreements and employment agreements, intentional interference and fraudulent transfer. The complaint sought compensatory damages, punitive damages and preliminary and permanent injunctive relief, among other remedies. On June 18, 2009, the Company reached a settlement whereby it agreed to pay to the plaintiffs an aggregate of $560,000 (the “Settlement Amount”) in full satisfaction of the disputed claims, without any admission of any liability of wrongdoing as follows: (a) $300,000 on June 26, 2009; (b) $60,000 on or before the earlier of (i) the date that is 90 days from June 18, 2009 or (ii) the date the Company obtains new and available financing, including any amounts currently held in escrow that will be released from escrow after June 18, 2009, in any form and from any source, in an amount totaling at least $2,000,000; (c) $100,000 on or before December 18, 2009; and (d) $100,000 on or before June 18, 2010. To date, $460,000 of the Settlement Amount has been paid to the plaintiffs. The Zoo Publishing Notes and all other notes, employment,  agreements, loan agreements, options, warrants and other agreements  relating to the plaintiffs (except with respect to that certain Employment Agreement between Zoo Publishing and Cristie Walsh) were terminated and all outstanding obligations of the Company related to these agreements were cancelled. In addition, the plaintiffs returned to us an aggregate of 9,274 shares of our common stock owned by them prior to such date.

The Company is also involved in various other legal proceedings and claims incident to the normal conduct of our business. Although it is impossible to predict the outcome of any legal proceeding and there can be no assurances, the Company believes that its legal proceedings and claims, individually and in the aggregate, are not likely to have a material adverse effect on its financial condition, results of operations or cash flows.

NOTE 20.   RELATED PARTY TRANSACTIONS

The Company leased office space in New York from 575 Broadway Associates, LLC, a company owned principally by one of its principal investors, from April 2007 to October 2008. The Company paid rent expense of $0 and $234,000 during the years ended December 31, 2009 and 2008, respectively, to this related party.

Certain Zoo Publishing employees loaned the Company an aggregate of up to $765,000 in 2008 on a short-term basis. The Company accrued interest at 4% per annum and all amounts were cancelled as part of the Settlement Agreement (see Note 15).

On April 6, 2009, the Company entered into an amended and restated purchase order financing arrangement with Wells Fargo Bank, National Association (“Wells Fargo”) pursuant to an amended and restated master purchase order assignment agreement (the “Assignment Agreement”). In connection with the Assignment Agreement, on April 6, 2009 the Company also entered into an amended and restated security agreement and financing statement (the “Security Agreement”) with Wells Fargo, pursuant to which the Company granted to Wells Fargo a first priority security interest in certain of our assets as set forth in the Security Agreement, as well as a subordinate security interest in certain other of our assets (the “Common Collateral”), which security interest is subordinate to the security interests in the Common Collateral held by certain of our senior lenders, as set forth in the Security Agreement. Also in connection with the Assignment Agreement, on April 6, 2009, Mark Seremet, President and Chief Executive Officer of Zoo Games and a director of Zoo Entertainment, and David Rosenbaum, the President of Zoo Publishing, entered into a Guaranty with Wells Fargo, pursuant to which Messrs. Seremet and Rosenbaum agreed to guaranty the full and prompt payment and performance of the obligations under the Assignment Agreement and the Security Agreement. On May 12, 2009, the Company entered into a letter agreement with each of Mark Seremet and David Rosenbaum (the “Fee Letters”), pursuant to which, in consideration for Messrs. Seremet and Rosenbaum entering into the Guaranty with Wells Fargo for the full and prompt payment and performance by the Company and its subsidiaries of the obligations in connection with a purchase order financing (the “Loan”), the Company agreed to compensate Mr. Seremet in the amount of $10,000 per month, and Mr. Rosenbaum in the amount of $7,000 per month, for so long as the executive remains employed while the Guaranty and Loan remain in full force and effect. If the Guaranty is not released by the end of the month following termination of employment of either Messrs. Seremet or Rosenbaum, the monthly fee shall be doubled for each month thereafter until the Guaranty is removed.

Additionally, pursuant to the Fee Letters, the Company agreed to grant under the Company’s 2007 Plan, to each of Messrs. Seremet and Rosenbaum, on such date that is the earlier of the conversion of at least 25% of all currently existing convertible debt of the Company into equity, or November 8, 2009, an option to purchase that number of shares of the Company’s common stock equal to 6% and 3%, respectively, of the then issued and outstanding shares of common stock, based on a fully diluted current basis assuming those options and warrants that have an exercise price below $240 per share are exercised on that date but not counting the potential conversion to equity of any outstanding convertible notes that have not yet been converted and, inclusive of any options or other equity securities or securities convertible into equity securities of the Company that each may own on the Grant Date. The options shall be issued at an exercise price equal to the fair market value of the Company’s common stock on the Grant Date and pursuant to the Company’s standard form of nonqualified stock option agreement; provided however that in the event the Guaranty has not been released by Wells Fargo Bank as of the date of the termination of the option due to termination of service, the option termination date shall be extended until the earlier of the date of the release of the Guaranty or the expiration of the ten year term of the option. In addition any options owned by Messrs. Seremet and Rosenbaum as of the Grant Date with an exercise price that is higher than the exercise price of the new options shall be cancelled as of the Grant Date.  As part of the November 2009 financing, Messrs. Seremet and Rosenbaum agreed to amend their respective Fee Letters, pursuant to which: in the case of Mr. Seremet, the Company will pay to Mr. Seremet a fee of $10,000 per month for so long as the Guaranty remains in full force and effect, but only for a period ending on November 30, 2010; and, in the case of Mr. Rosenbaum, the Company will pay to Mr. Rosenbaum a fee of $7,000 per month for so long as the Guaranty remains in full force and effect, but only for a period ending on November 30, 2010.  In addition, the amended Fee Letters provides that, in consideration of each of their continued personal guarantees, the Company’s Board of Directors has approved an increase in the issuance of an option to purchase (restricted stock or other incentives intended to comply with Section 409A of the Internal Revenue Code, equal to) a 6.25% ownership interest, to each of Mr. Seremet and Mr. Rosenbaum respectively.  Subject to the effectiveness of an amendment to the Company’s Certificate of Incorporation authorizing an increase in the number of authorized shares of the Company’s common stock, on February 11, 2010, the Company issued options to purchase shares of common stock to each of Mr. Seremet and Mr. Rosenbaum in consideration for their continued personal guarantees (see Note 21).

NOTE 21.   SUBSEQUENT EVENTS

Subject to the effectiveness of an amendment to the Company’s Certificate of Incorporation authorizing an increase in the number of authorized shares of the Company’s common stock, par value $0.001 per share, from 250,000,000 shares to 3,500,000,000 shares (the “Charter Amendment”) on February 11, 2010, the Company issued an aggregate of 281,104 shares of restricted common stock and options to purchase 585,645 shares of common stock at an exercise price of $2.46 per share to various employees, directors and consultants primarily for their prospective services to the Company.  These options were outside of the Company’s 2007 Employee, Director and Consultant Stock Plan.  The Company also issued options to purchase 337,636 shares of common stock to each of Mark Seremet, a director, Chief Executive Officer and President of the Company, and David Rosenbaum, President of Zoo Publishing, Inc., in consideration for their continued personal guarantees of the payment and performance by the Company of certain obligations in connection with previously entered into financing arrangements, pursuant to Fee Letters entered into between the Company and each of Messrs. Seremet and Rosenbaum, dated as of May 12,2009,  as amended on August 31, 2009 and November 20, 2009. The options have an exercise price of $1.50 per share and vest as follows:  72% vested  immediately, 14% vest on May 12, 2010 and 14% vest on May 12, 2011. The Company performed a Black-Scholes valuation to determine the value of the arrangements on February 11, 2010 to be $542,000.  Of the $542,000, $403,000 is included as stock compensation expense in the year ended December 31, 2009 based on the value ascribed for the period from November 20, 2009 to December 31, 2009, and has been included in accrued expenses in the December 31, 2009 consolidated balance sheet.

On January 13, 2010, our Board of Directors and stockholders holding approximately 66.7% of our outstanding voting capital stock approved an amendment to our Certificate of Incorporation to increase the number of authorized shares of common stock from 250,000,000 shares to 3,500,000,000 shares.  The consents the Company received constituted the only stockholder approval required for the Charter Amendment under the Delaware General Corporation Law (the “DGCL”) and our existing Certificate of Incorporation and Bylaws. Pursuant to Rule 14c-2 of the Exchange Act, stockholder approval of this amendment will become effective on or after such date that is approximately 20 calendar days following the date the Company first mailed the definitive Information Statement Pursuant to Section 14(c) (the “Information Statement”) to our stockholders.  The Information Statement was first sent to our stockholders on February 16, 2010. On March 10, 2010, the Company filed the Charter Amendment with the Secretary of State of the State of Delaware.  The Charter Amendment increased the Company’s authorized shares of common stock, par value $0.001 per share, from 250,000,000 shares to 3,500,000,000 shares.

Upon the filing of the Charter Amendment on March 10, 2010, all of the outstanding Series A Preferred Stock and Series B Preferred Stock automatically converted to common shares of the Company at a rate of 1:1.667.

NOTE 22.   RESTATEMENT OF SEPTEMBER 30, 2009 FINANCIAL STATEMENTS

The Company incurred a triggering event as of September 30, 2009 based on the equity infusion of approximately $4.0 million for 50% ownership in the Company and the conversion of the existing convertible debt during the fourth quarter of 2009.  For the September 30, 2009 financial statements, the Company estimated impairment of goodwill at $14.7 million and impairment of other intangible assets at $7.3 million for a total impairment charge of $22.0 million.  After the Company performed a formal impairment analysis, the Company concluded that the resulting impairment of goodwill is $14.7 million and there should be no impairment of other intangible assets.  Therefore, the Company has restated its September 30, 2009 financial statements to reflect this reduction in impairment of other intangible assets of approximately $7.3 million.

In addition, the Company erroneously reported the $2.0 million proceeds from a loan for a customer advance in other changes in assets and liabilities, net in the operating activities section of the statement of cash flows for the nine months ended September 30, 2009.  Accordingly, it should be included in the financing activities section of the statement of cash flows and has been restated accordingly.

The effects of our restatement on previously reported unaudited consolidated financial statements as of September 30, 2009 are summarized as follows:

The effects on the Consolidated Balance Sheet as of September 30, 2009 (in thousands):

	September 30, 2009
	(as previously reported)	(restated)
Selected Balance Sheet Data:
Intangible assets, net	$8,914	$16,210
Total assets	25,713	33,009
Accumulated deficit	(55,967)	(48,671)
Total stockholders’ equity (deficiency)	(7,125)	171

The following table reflects the impact of the restatements on the Consolidated Statements of Operations (in thousands except per share amounts):

	Three Months Ended September 30, 2009
	(as previously reported)	(restated)
Selected Statement of Operations Data:
Impairment of goodwill and other intangible assets (as restated, goodwill only)	$22,000	$14,704
Total operating expenses	24,802	17,506
Loss from operations	(22,881)	(15,585)
Loss from continuing operations	(22,391)	(15,095)
Net loss	(22,626)	(15,330)
Net loss per share – basic and diluted	(435)	(295)
Weighted average shares outstanding – basic and diluted	52,023	52,023

	Nine Months Ended September 30, 2009
	(as previously reported)	(restated)
Selected Statement of Operations Data:
Impairment of goodwill and other intangible assets (as restated, goodwill only)	$22,000	$14,704
Total operating expenses	30,826	23,530
Loss from operations	(26,577)	(19,281)
Loss from continuing operations	(23,792)	(16,496)
Net loss	(24,027)	(16,731)
Net loss per share – basic and diluted	(422)	(294)
Weighted average shares outstanding – basic and diluted	56,878	56,878

The following table reflects the impact of the restatements on the Consolidated Statements of Cash Flows for the nine months ended September 30, 2009 (in thousands):

	Nine Months Ended September 30, 2009
	(as previously reported)	(restated)
Selected Cash Flow Data:
Net loss	$(24,027)	$(16,731)
Loss from continuing operations	(23,792)	(16,496)
Impairment of goodwill and other intangible assets (as restated, goodwill only)	22,000	14,704
Other changes in assets and liabilities, net	(412)	(2,412)
Net cash used in continuing operations	(2,723)	(4,723)
Proceeds from Solutions 2 Go note for customer advance	-	2,000
Net cash provided by financing activities	2,661	4,661

Zoo Entertainment, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands except share and per share amounts)

	March 31, 2010	December 31, 2009
	(unaudited)
ASSETS
Current Assets

Cash	$838	$2,664
Accounts receivable and due from factor, net of allowances for returns and discounts of $803 and $835	4,948	4,022
Inventory	3,284	2,103
Prepaid expenses and other current assets	1,643	2,409
Product development costs, net	5,512	4,399
Deferred tax assets	564	578

Total Current Assets	16,789	16,175

Fixed assets, net	196	141
Intangible assets, net	15,257	15,733
Total Assets	$32,242	$32,049

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable	$3,390	$3,330
Financing arrangements	3,019	1,659
Customer advances	1,099	3,086
Accrued expenses and other current liabilities	2,407	2,333
Notes payable, current portion	120	120
Total Current Liabilities	10,035	10,528

Notes payable, non-current portion	180	180
Deferred tax liabilities	3,283	3,461
Other long-term liabilities	2,695	2,770
Total Liabilities	16,193	16,939

Commitments and Contingencies

Stockholders' Equity
Preferred Stock, par value $0.001, 5,000,000 authorized
Series A, 0 issued and outstanding at March 31, 2010, 1,389,684 issued and outstanding at December 31, 2009	-	1
Series B, 0 issued and outstanding at March 31, 2010 1,188,439 issued and outstanding at December 31, 2009	-	1
Common Stock, par value $0.001, 3,500,000,000 authorized, 4,643,744 issued and 4,630,741 outstanding at March 31, 2010 and 250,000,000 authorized, 65,711 issued and 52,708 outstanding at December 31, 2009	5	-
Additional paid-in-capital	65,360	64,714
Accumulated deficit	(44,847)	(45,137)
Treasury Stock, at cost, 13,003 at March 31, 2010 and December 31, 2009	(4,469)	(4,469)
Total Stockholders' Equity	16,049	15,110
Total Liabilities and Stockholders' Equity	$32,242	$32,049

See accompanying notes to condensed consolidated financial statements

Zoo Entertainment, Inc. and Subsidiaries
Unaudited Condensed Consolidated Statements of Operations
For the Three Months Ended March 31, 2010 and 2009
(in thousands except share and per share amounts)

	Three Months Ended March 31,
	2010	2009

Revenue	$17,132	$13,884

Cost of goods sold	13,515	11,483

Gross profit	3,617	2,401

Operating expenses:

General and administrative (includes stock-based compensation of $246 and $22)	1,605	1,394

Selling and marketing	836	863

Research and development	-	80

Depreciation and amortization	500	434

Total operating expenses	2,941	2,771

Income (loss) from operations	676	(370)

Interest expense, net	253	1,033

Income (loss) from operations before income tax expense	423	(1,403)

Income tax expense	133	-

Net income (loss)	$290	$(1,403)

Earnings (loss) per common share - basic and diluted:

Earnings (loss) per common share - basic	$0.26	$(22.01)

Earnings (loss) per common share - diluted	$0.10	$(22.01)

Weighted average common shares outstanding - basic	1,098,947	63,740

Weighted average common shares outstanding - diluted	2,873,225	63,740

See accompanying notes to condensed consolidated financial statements

Zoo Entertainment, Inc. and Subsidiaries
Unaudited Condensed Consolidated Statements of Cash Flow
For the Three Months Ended March 31, 2010 and 2009
(in thousands)

	Three Months Ended March 31,
	2010	2009
Operating activities:

Net income (loss)	$290	$(1,403)
Adjustments to reconcile net income (loss) from operations to net cash (used in) provided by operating activities:

Depreciation and amortization	500	434

Amortization of deferred debt discount	-	858

Deferred income taxes	(164)	-

Stock-based compensation	246	22

Other changes in assets and liabilities, net	(3,979)	559

Net cash (used in) provided by operating activities	(3,107)	470

Investing activities:

Purchases of fixed assets	(79)	(2)

Net cash used in investing activities	(79)	(2)

Financing activities:

Net borrowings (repayments) in connection with financing facilities	1,360	(849)

Net cash provided by (used in) financing activities	1,360	(849)

Net decrease in cash	(1,826)	(381)

Cash at beginning of period	2,664	849

Cash at end of period	$838	$468

See accompanying notes to condensed consolidated financial statements

Zoo Entertainment, Inc. and Subsidiaries
Unaudited Condensed Consolidated Statement of Stockholders' Equity
For the Three Months Ended March 31, 2010
(in thousands)

	Preferred Stock
	Series A		Series B		Common Stock				Treasury Stock
	Shares	Par Value	Shares	Par Value	Shares	Par Value	Additional Paid-in-Capital	Accumulated Deficit	Shares	Cost	Total

Balance at January 1, 2010	1,390	$1	1,188	$1	66	$-	$64,714	$(45,137)	13	$(4,469)	$15,110

Conversion of Series A Preferred Stock to common stock	(1,390)	(1)			2,316	2	(1)				-
Conversion of Series B Preferred Stock to common stock			(1,188)	(1)	1,981	2	(1)				-
Common stock issued to directors					281	1	110				111
Issuance of management options accrued for in 2009 as a liability							403				403
Stock-based compensation 2010						-	135				135
Net income								290			290

Balance at March 31, 2010	-	$-	-	$-	4,644	$5	$65,360	$(44,847)	13	$(4,469)	$16,049

See accompanying notes to condensed consolidated financial statements

Zoo Entertainment, Inc. And Subsidiaries
Notes to Condensed Consolidated Financial Statements

NOTE 1.   DESCRIPTION OF ORGANIZATION

Zoo Entertainment, Inc., (“Zoo” or the “Company”) was incorporated under the laws of the State of Nevada on February 13, 2003 under the name Driftwood Ventures, Inc. On December 20, 2007, the Company reincorporated in Delaware and increased its authorized capital stock from 75,000,000 shares to 80,000,000 shares, consisting of 75,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001, per share.  In August 2009, the Company increased its authorized shares of common stock to 250,000,000, par value $0.001 per share. On November 20, 2009, as a result of the Company consummating an approximately $4.2 million equity raise, the Company issued Series A Convertible Preferred Stock (“Series A Preferred Stock”) and warrants.  Concurrently, as a result of the aforementioned preferred equity raise, the Company’s noteholders converted approximately $11.8 million of existing debt and related accrued interest into Series B Convertible Preferred Stock (“Series B Preferred Stock”).  On December 16, 2009, as a result of the Company consummating an additional preferred equity raise of $776,000, the Company issued to investors Series A Preferred Stock.  On March 10, 2010, the Company increased its authorized shares of common stock to 3,500,000,000.  As a result, all of the outstanding shares of Series A Preferred Stock and the Series B Preferred Stock converted into shares of common stock of the Company on March 10, 2010.   The Company was engaged in acquiring and exploring mineral properties until September 30, 2007 when this activity was abandoned. The Company had been inactive until July 7, 2008 when the Company entered into an Agreement and Plan of Merger, as subsequently amended on September 12, 2008, with DFTW Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), Zoo Games, Inc., a Delaware corporation (“Zoo Games”) (formerly known as Green Screen Interactive Software, Inc.) and a stockholder representative, pursuant to which Merger Sub merged with and into Zoo Games, with Zoo Games surviving the merger and becoming a wholly-owned subsidiary of the Company (the “Merger”).  In connection with the Merger, the outstanding shares of common stock of Zoo Games were exchanged for shares of common stock of the Company. On December 3, 2008, Driftwood Ventures, Inc. changed its name to Zoo Entertainment, Inc.

Zoo Games is a developer, publisher and distributor of interactive entertainment software for use on all major platforms including Nintendo’s Wii and DS, Sony’s PlayStation Portable (“PSP”), PlayStation 2 (“PS2”)  and PlayStation 3 (“PS3”), Microsoft’s Xbox 360, and personal computers (“PCs”). Zoo Games sells primarily to major retail chains and video game distributors. Zoo Games began business in March 2007 and, on December 18, 2007, acquired all of the outstanding capital stock of Destination Software, Inc., which was later renamed Zoo Publishing, Inc.  (“Zoo Publishing”).

Zoo Games was treated as the acquirer for accounting purposes in this reverse merger, and the financial statements of the Company for all periods presented represent the historical activity of Zoo Games and include the activity of Zoo beginning on September 12, 2008, the effective date of the reverse merger.

On May 10, 2010, the Company effectuated a one-for-600 reverse stock split of its outstanding common stock, par value $0.001 per share, pursuant to previously obtained stockholder authorization. As a result of the reverse stock split, every 600 shares of the Company's common stock was combined into one share of common stock. All common stock equity transactions have been adjusted to reflect the reverse stock split for all periods presented.

The Company operates in one segment in the United States and focuses on developing, publishing and distributing interactive entertainment software under the Zoo brand both in North American and international markets.

Unless the context otherwise indicates, the use of the terms “we,” “our” or “us” refer to the Company and its operating subsidiaries, Zoo Games and Zoo Publishing.

NOTE 2.   BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation and Interim Financial Information

The accompanying unaudited interim condensed consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and the interim financial statement rules and regulations of the Securities and Exchange Commission.  Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements.  In the opinion of management, these statements include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the condensed consolidated financial statements.  The condensed consolidated financial statements should be read in conjunction with the condensed consolidated financial statements of the Company together with the Company’s management discussion and analysis in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.  The Company’s results for the three months ended March 31, 2010 might not be indicative of the results for the full year or any future period.

The condensed consolidated financial statements of the Company include the accounts of Zoo Games and its wholly-owned subsidiaries, Zoo Publishing and Zoo Entertainment Europe Ltd.  All intercompany accounts and transactions are eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. The estimates affecting the condensed consolidated financial statements that are particularly significant include the recoverability of product development costs, adequacy of allowances for returns, price concessions and doubtful accounts, lives and realization of intangibles, valuation of equity instruments and the valuation of inventories. Actual amounts could differ from these estimates.

Concentration of Credit Risk

The Company maintains cash balances at what it believes are several high quality financial institutions. While the Company attempts to limit credit exposure with any single institution, balances often exceed FDIC insurable amounts.

If the financial condition and operations of the Company’s customers deteriorate, its risk of collection could increase substantially. A majority of the Company’s trade receivables are derived from sales to major retailers and distributors. In October 2008, the Company entered into an agreement with Atari, Inc. where sales from October 24, 2008 through March 31, 2009 for all customers that Atari deemed acceptable would be through Atari, and Atari would prepay the Company for the cost of goods and they would bear the credit risk from the ultimate customer. This agreement was subsequently amended to include sales to certain customers through March 31, 2010. As of March 31, 2010, the receivable due from Atari was approximately $2.0 million, before allowances, which is included in accounts receivable in the condensed consolidated balance sheet. The Company’s five largest ultimate customers accounted for approximately 87% (of which the following customers constituted balances greater than 10%: customer A-35%, customer B-24% and customer C-10%) and 85% (of which the following customers constituted balances greater than 10%: customer A-14%, customer C-20%, customer D-27% and customer E-15%) of net revenue for the three months ended March 31, 2010 and 2009, respectively. These five largest customers accounted for 53% of the Company’s gross accounts receivable as of March 31, 2010. The Company believes that the receivable balances from Atari and its customers do not represent a significant credit risk based on past collection experience. During the three months ended March 31, 2010 and 2009, the Company sold approximately $4.2 million and $0, respectively, of receivables to its factor with recourse.  The factored receivables were approximately $2.8 million and $1.4 million of the Company’s gross accounts receivable and due from factor, net as of March 31, 2010 and December 31, 2009, respectively. The Company regularly reviews its outstanding receivables for potential bad debts and have had no history of significant write-offs due to bad debts.

Inventory

Inventory is stated at the lower of actual cost or market. The Company periodically evaluates the carrying value of its inventory and makes adjustments as necessary. Estimated product returns are included in the inventory balances and also recorded at the lower of actual cost or market.

Product Development Costs

The Company utilizes third party product developers to develop the titles it publishes.

The Company frequently enters into agreements with third party developers that require it to make payments based on agreed upon milestone deliverable schedules for game design and enhancements. The Company receives the exclusive publishing and distribution rights to the finished game title as well as, in some cases, the underlying intellectual property rights for that game. The Company typically enters into these development agreements after it has completed the design concept for its products. The Company contracts with third party developers that have proven technology and the experience and ability to build the designed video game as conceived by the Company. As a result, technological feasibility is determined to have been achieved at the time in which the Company enters the agreement and it therefore capitalizes such payments as prepaid product development costs.  On a product by product basis, the Company reduces prepaid product development costs and record amortization using the proportion of current year unit sales and revenues to the total unit sales and revenues expected to be recorded over the life of the title.

At each balance sheet date, or earlier if an indicator of impairment exists, the Company evaluates the recoverability of capitalized prepaid product development costs, development payments and any other unrecognized minimum commitments that have not been paid, using an undiscounted future cash flow analysis, and charge any amounts that are deemed unrecoverable to cost of goods sold if the product has already been released. If the product development process is discontinued prior to completion, any prepaid unrecoverable amounts are charged to research and development expense. The Company uses various measures to estimate future revenues for its product titles, including past performance of similar titles and orders for titles prior to their release. For sequels, the performance of predecessor titles is also taken into consideration.

In December 2007, the Financial Accounting Standards Board (“FASB”) issued FASB Accounting Standards Update (“ASC”) Topic 808-10-15, “Accounting for Collaborative Arrangements” (“ASC 808-10-15”), which defines collaborative arrangements and requires collaborators to present the result of activities for which they act as the principal on a gross basis and report any payments received from (made to) the other collaborators based on other applicable authoritative accounting literature, and in the absence of other applicable authoritative literature, on a reasonable, rational and consistent accounting policy is to be elected.  Effective January 1, 2009, the Company adopted the provisions of ASC 808-10-15.  The adoption of this statement did not have an impact on the Company’s consolidated financial position, results of operations or cash flows. The Company’s arrangements with third party developers are not considered collaborative arrangements because the third party developers do not have significant active participation in the design and development of the video games, nor are they exposed to significant risks and rewards as their compensation is fixed and not contingent upon the revenue that the Company will generate from sales of its product.  If the Company enters into any future arrangements with product developers that are considered collaborative arrangements, it will account for them accordingly.

Licenses and Royalties

Licenses consist of payments and guarantees made to holders of intellectual property rights for use of their trademarks, copyrights, technology or other intellectual property rights in the development of the Company’s products. Agreements with rights holders generally provide for guaranteed minimum royalty payments for use of their intellectual property.

Certain licenses extend over multi-year periods and encompass multiple game titles. In addition to guaranteed minimum payments, these licenses frequently contain provisions that could require the Company to pay royalties to the license holder, based on pre-agreed unit sales thresholds.

Licensing fees are capitalized on the consolidated balance sheet in prepaid expenses and are amortized as royalties in cost of goods sold, on a title-by-title basis, at a ratio of current period revenues to the total revenues expected to be recorded over the remaining life of the title. Similar to product development costs, the Company reviews its sales projections quarterly to determine the likely recoverability of its capitalized licenses as well as any unpaid minimum obligations. When management determines that the value of a license is unlikely to be recovered by product sales, capitalized licenses are charged to cost of goods sold, based on current and expected revenues, in the period in which such determination is made. Criteria used to evaluate expected product performance and to estimate future sales for a title include: historical performance of comparable titles; orders for titles prior to release; and the estimated performance of a sequel title based on the performance of the title on which the sequel is based.

Impairment of Long-Lived Assets, Including Definite Life Intangible Assets

The Company reviews all long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, including assets to be disposed of by sale, whether previously held and used or newly acquired. The Company compares the carrying amount of the asset to the estimated undiscounted future cash flows expected to result from the use of the asset. If the carrying amount of the asset exceeds estimated expected undiscounted future cash flows, the Company records an impairment charge for the difference between the carrying amount of the asset and its fair value. The estimated fair value is generally measured by discounting expected future cash flows at the Company’s incremental borrowing rate or fair value, if available.  The Company determined that no impairment for definite lived intangible assets was identified in the three months ended March 31, 2010 or 2009.

Revenue Recognition

The Company earns its revenue from the sale of internally developed interactive software titles and from the sale of titles developed by and/or licensed from third party developers ("Publishing Revenue").

The Company recognizes Publishing Revenue upon the transfer of title and risk of loss to its customers.  Accordingly, the Company recognizes revenue for software titles when there is (1) persuasive evidence that an arrangement with the customer exists, which is generally a customer purchase order, (2) the product is delivered, (3) the selling price is fixed or determinable and (4) collection of the customer receivable is deemed probable. The Company’s payment arrangements with customers typically provide net 30 and 60-day terms. Advances received from customers are reported on the consolidated balance sheet as customer advances and are included in current liabilities until the Company meets its performance obligations, at which point it recognizes the revenue.

Revenue is presented net of estimated reserves for returns, price concessions and other allowances. In circumstances when the Company does not have a reliable basis to estimate returns and price concessions or is unable to determine that collection of a receivable is probable, the Company defers the revenue until such time as it can reliably estimate any related returns and allowances and determine that collection of the receivable is probable.

Allowances for Returns, Price Concessions and Other Allowances

The Company may accept returns and grant price concessions in connection with its publishing arrangements. Following reductions in the price of the Company’s products, it grants price concessions that permit customers to take credits for unsold merchandise against amounts they owe it. The Company’s customers must satisfy certain conditions to allow them to return products or receive price concessions, including compliance with applicable payment terms and confirmation of field inventory levels.

Although the Company’s distribution arrangements with customers do not give them the right to return titles or to cancel firm orders, the Company sometimes accepts returns from its distribution customers for stock balancing and makes accommodations to customers, which include credits and returns, when demand for specific titles fall below expectations.

The Company makes estimates of future product returns and price concessions related to current period product revenue based upon, among other factors, historical experience and performance of the titles in similar genres, historical performance of a hardware platform, customer inventory levels, analysis of sell-through rates, sales force and retail customer feedback, industry pricing, market conditions and changes in demand and acceptance of the Company’s products by consumers.

Significant management judgments and estimates must be made and used in connection with establishing the allowance for returns and price concessions in any accounting period. The Company believes it can make reliable estimates of returns and price concessions. However, actual results may differ from initial estimates as a result of changes in circumstances, market conditions and assumptions. Adjustments to estimates are recorded in the period in which they become known.

Consideration Given to Customers and Received from Vendors

The Company has various marketing arrangements with retailers and distributors of its products that provide for cooperative advertising and market development funds, among others, which are generally based on single exchange transactions. Such amounts are accrued as a reduction to revenue when revenue is recognized, except for cooperative advertising which is included in selling and marketing expense if there is a separate identifiable benefit and the benefit's fair value can be established.

The Company receives various incentives from its manufacturers, including up-front cash payments as well as rebates based on a cumulative level of purchases. Such amounts are generally accounted for as a reduction in the price of the manufacturer's product and included as a reduction of inventory or cost of goods sold, based on (1) a ratio of current period revenue to the total revenue expected to be recorded over the remaining life of the product or (2) an agreed upon per unit rebate, based on actual units manufactured during the period.

Equity-Based Compensation

The Company issued restricted common stock and options to purchase shares of common stock of the Company to certain members of management and employees during the three months ended March 31, 2010 and 2009.  Stock option grants vest over periods ranging from immediate to four years and expire within ten years of issuance.  Stock options that vest in accordance with service conditions amortize over the applicable vesting period using the straight-line method.

The fair value of the options granted is estimated using the Black-Scholes option-pricing model.  This model requires the input of assumptions regarding a number of complex and subjective variables that will usually have a significant impact on the fair value estimate. These variables include, but are not limited to, the volatility of the Company’s stock price and estimated exercise behavior.  The Company used the current market price to determine the fair value of the stock price for the grant made during the period ended March 31, 2009, and used the price of the Company’s equity raise in the fourth quarter of 2009 to determine the fair value of the stock price for the grant made during the period ended March 31, 2010.  The following table summarizes the assumptions and variables used by the Company to compute the weighted average fair value of stock option grants:

	Three Months
	Ended March 31,
	2010	2009
Risk-free interest rate	3.00%	1.36%
Expected stock price volatility	60.0%	70.0%
Expected term until exercise (years)	5	5
Expected dividend yield	None	None

For the three months ended March 31, 2010 and 2009, the Company estimated the implied volatility for publicly traded options on its common shares as the expected volatility assumption required in the Black-Scholes option-pricing model. The selection of the implied volatility approach was based upon the historical volatility of companies with similar businesses and capitalization and the Company’s assessment that implied volatility is more representative of future stock price trends than historical volatility.

The fair value of the restricted common stock grants in 2010 was determined based on the price of the Company’s equity raise in the fourth quarter of 2009 and, where appropriate, a marketability discount.

Earnings (Loss) Per Share

Basic earnings (loss) per share ("EPS") is computed by dividing the net income (loss) applicable to common stockholders for the period by the weighted average number of shares of common stock outstanding during the same period.  An unvested restricted stock grant totaling 191,087 shares as of March 31, 2010 is excluded from the basic earnings (loss) per share.   Diluted EPS is computed by dividing the net income applicable to common stockholders for the period by the weighted average number of shares of common stock outstanding and common stock equivalents, which includes warrants and options outstanding during the same period. For the period ended March 31, 2010, 2,914 warrants and 4,321 options were anti-dilutive because their exercise price exceeded the average stock price over the period. Therefore, they are excluded from the diluted EPS calculation.  For the period ended March 31, 2009, the inclusion of the 10,837 warrants and 5,144 options outstanding as of March 31, 2009 were anti-dilutive because the Company had net losses from the period. Therefore, the dilutive net loss per share is the same as the basic net loss per share.

Income Taxes

The Company recognizes deferred taxes under the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred income taxes are recognized for differences between the financial statement and tax basis of assets and liabilities at currently enacted statutory tax rates for the years in which the differences are expected to reverse. The effect on deferred taxes of a change in tax rates is recognized as income in the period that includes the enactment date. Valuation allowances are established when the Company determine that it is more likely than not that such deferred tax assets will not be realized.

Fair Value Measurement

In accordance with “Fair Value Measurements and Disclosures,” Topic 820 of the FASB (“Topic 820”), ASC defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price).  Topic 820 establishes a fair value hierarchy, which prioritizes the inputs used in measuring fair value into three broad levels as follows:

•	Level 1 – Unadjusted quoted market prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.
•
Level 2 – Quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (i.e., interest rates, yield curves, etc.) and inputs that are derived principally from or corroborated by observable market data by correlation or other means

•	Level 3 – Unobservable inputs that reflect assumptions about what market participants would use in pricing assets or liabilities based on the best information available.

As of March 31, 2010 and December 31, 2009, the carrying value of cash, accounts receivable and due from factor, inventory, prepaid expenses, accounts payable, accrued expenses, due to factor, and advances from customers were reasonable estimates of the fair values because of their short-term maturity.

NOTE 3.   INVENTORY

Inventory consisted of:
	(Amounts in Thousands)
	March 31, 2010	December 31, 2009
Finished products	$2,771	$1,247
Parts and supplies	513	856
Totals	$3,284	$2,103

Estimated product returns included in inventory at March 31, 2010 and December 31, 2009 were $189,000 and $261,000, respectively.

NOTE 4.   PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets consisted of:

	(Amounts in Thousands)
	March 31, 2010	December 31, 2009
Vendor advances for inventory	$190	$1,545
Prepaid royalties	820	474
Other prepaid expenses	633	390
Totals	$1,643	$2,409

NOTE 5.   PRODUCT DEVELOPMENT COSTS

The Company’s capitalized product development costs for the three months ended March 31, 2010 were as follows (amounts in thousands):

Product development costs, net - December 31, 2009	$4,399
New product development costs incurred	2,072
Amortization of product development costs	(959)
Product development costs, net – March 31, 2010	$5,512

NOTE 6.   INTANGIBLE ASSETS, NET

The following table sets forth the components of the intangible assets subject to amortization:

	Estimated		(Amounts in Thousands)
	Useful	Gross	March 31, 2010		December 31, 2009
	Lives	Carrying	Accumulated	Net Book	Net Book
	(Years)	Amount	Amortization	Value	Value
Content	10	$14,965	$2,991	$11,974	$12,345
Trademarks	10	1,510	346	1,164	1,201
Customer relationships	10	2,749	630	2,119	2,187
Totals		$19,224	$3,967	$15,257	$15,733

Amortization expense related to intangible assets was $476,000 and $412,000 for the three months ended March 31, 2010 and 2009, respectively.

The following table presents the estimated amortization of intangible assets, based on the Company’s present intangible assets, for the next five years as follows:

Year Ending December 31,	(Amounts in Thousands)
Balance of 2010	$1,446
2011	1,922
2012	1,922
2013	1,922
2014	1,922
Thereafter	6,123
Total	$15,257

NOTE 7.   CREDIT AND FINANCING ARRANGEMENTS, ATARI AGREEMENT AND OTHER CUSTOMER ADVANCES

In connection with the Zoo Publishing acquisition, the Company entered into the following credit and finance arrangements:

Purchase Order Financing

Zoo Publishing utilizes purchase order financing with Wells Fargo Bank, National Association (“Wells Fargo”) to fund the manufacturing of video game products. Under the terms of the Company’s agreement (the “Assignment Agreement”), the Company assigns purchase orders received from customers to Wells Fargo, and request that Wells Fargo purchase the required materials to fulfill such purchase orders.  Wells Fargo, which may accept or decline the assignment of specific purchase orders, retains the Company to manufacture, process and ship ordered goods, and pays the Company for its services upon Wells Fargo’s receipt of payment from the customers for such ordered goods.  Upon payment in full of the purchase order invoice by the applicable customer to Wells Fargo, Wells Fargo re-assigns the applicable purchase order to the Company.  The Company pays to Wells Fargo a commitment fee in the aggregate amount of $337,500 on the earlier of the anniversary of the date of the Assignment Agreement or the date of termination of the Assignment Agreement.  Wells Fargo is not obligated to provide purchase order financing under the Assignment Agreement if the aggregate outstanding funding exceeds $5,000,000.  The Assignment Agreement is for an initial term of 12 months, and continues thereafter for successive 12 month renewal terms unless either party terminates the Assignment Agreement by written notice to the other no later than 30 days prior to the end of the initial term or any renewal term.  If the term of the Assignment Agreement is renewed for one or more 12 month terms, for each such 12 month term, the Company will pay to Wells Fargo a commitment fee in the sum of $337,500, paid on the earlier of the anniversary of such renewal date or the date of termination of the Assignment Agreement.  The initial and renewal commitment fees are subject to waiver if certain product volume requirements are met.

The amounts outstanding as of March 31, 2010 and December 31, 2009 were approximately $1.1 million and $759,000, respectively. The interest rate is prime plus 4.0% on outstanding advances. As of March 31, 2010 and December 31, 2009, the effective interest rate was 7.25%.  The charges and interest expense on the advances are included in the cost of goods sold in the accompanying condensed consolidated statement of operations and were $203,000 and $40,000 for the three months ended March 31, 2010 and 2009, respectively.

On April 6, 2010, Zoo Publishing, the Company and Wells Fargo entered into an amendment to the existing agreement.   Pursuant to the amendment, the parties agreed to, among other things: (i) increase the amount of funding available pursuant to the facility to $10,000,000; (ii) reduce the set-up funding fee to 2% and increase the total commitment fee to approximately $407,000 for the next 12 months and to $400,000 for the following 12 months if the agreement is renewed for an additional year; (iii) reduce the interest rate to prime plus 2% on outstanding advances and (ii) extend its term until April 5, 2011, subject to automatic renewal for successive 12 month terms unless either party terminates the agreement with written notice 30 days prior to the end of the initial term or any renewal term. In consideration for the extension, the Company paid to Wells Fargo an aggregate fee of approximately $32,000.

Receivable Financing

Zoo Publishing uses a factor to approve credit and to collect the proceeds from a portion of its sales. In August 2008, Zoo Publishing entered into a factoring agreement with Working Capital Solutions, Inc. (“WCS”), which utilizes existing accounts receivable in order to provide working capital to fund all aspects of the Company’s continuing business operations. The Company entered into a new factoring agreement with WCS on September 29, 2009 (the “Factoring Agreement”).  Under the terms of the Factoring Agreement, the Company sells its receivables to the factor, with recourse. The factor, in its sole discretion, determines whether or not it will accept each receivable based upon the credit risk factor of each individual receivable or account. Once a receivable is accepted by the factor, the factor provides funding subject to the terms and conditions of the factoring and security agreement. The amount remitted to the Company by the factor equals the invoice amount of the receivable adjusted for any discounts or allowances provided to the account, less 25% which is deposited into a reserve account established pursuant to the agreement, less allowances and fees. In the event of default, valid payment dispute, breach of warranty, insolvency or bankruptcy on the part of the receivable account, the factor can require the receivable to be repurchased by the Company in accordance with the agreement. The amounts to be paid by the Company to the factor for any accepted receivable include a factoring fee of 0.6% for each ten (10) day period the account is open. Since the factor acquires the receivables with recourse, the Company records the gross receivables including amounts due from its customers to the factor and it records a liability to the factor for funds advanced to the Company from the factor. During the three months ended March 31, 2010 and 2009, the Company sold approximately $4.2 million and $0, respectively, of receivables to the factor with recourse.  At March 31, 2010 and December 31, 2009, accounts receivable and due from factor included approximately $2.8 million and approximately $1.4 million of amounts due from the Company’s customers to the factor.  The factor had an advance outstanding to the Company of approximately $1.9 million and $900,000 as of March 31, 2010 and December 31, 2009, respectively which is included in financing arrangements in the current liability section of the respective condensed consolidated balance sheets.  In connection with the factoring facility, on September 29, 2009, Mark Seremet, President, Chief Executive Officer and a director of the Company and Zoo Games, and David Rosenbaum, the President of Operations of Zoo Publishing, entered into a Guaranty with WCS, pursuant to which Messrs. Seremet and Rosenbaum agreed to guaranty the full and prompt payment and performance of the obligations under the Factoring Agreement.

On April 1, 2010, Zoo Publishing, Zoo Games and the Company entered into a First Amendment to Factoring and Security Agreement (the “WCS Amendment”) with WCS.  Pursuant to the WCS Amendment, the parties amended the Factoring Agreement to, among other things: (i) increase the maximum amount of funds available pursuant to the facility to $5,250,000;  and (ii) extend its term to a period initially ending on April 1, 2012, subject to automatic renewal for successive one year periods unless Zoo Publishing terminates the Factoring Agreement with written notice 90 days prior to the next anniversary of the date of the Factoring Agreement, or  unless  Zoo Publishing terminates the Factoring Agreement on a date other than an anniversary date with 30 days prior written notice.

Atari Agreement

As a result of a fire in October 2008 that destroyed the Company’s inventory and impacted its cash flow from operations, the Company entered into an agreement with Atari, Inc. (“Atari”). This agreement became effective on October 24, 2008 and provided for Zoo Publishing to sell its products to Atari without recourse and Atari will resell the products to wholesalers and retailers that are acceptable to Atari in North America. The agreement initially expired on March 31, 2009, but was amended to extend the term for certain customers until March 31, 2010. This agreement provided for Atari to prepay to the Company for the cost of goods and pay the balance due within 15 days of shipping the product. Atari’s fees approximate 10% of the Company’s standard selling price and they have been recorded as a reduction in revenue. During the three months ended March 31, 2010 and 2009, the Company recorded approximately $8.6 million and $15.7 million, respectively, of net sales to Atari.  Atari takes a reserve from the initial payment for potential customer sales allowances, returns and price protection that is analyzed and reviewed within a sixty day period to be liquidated no later than July 31, 2010.  As of March 31, 2010 and December 31, 2009, Atari had prepaid the Company $0 and approximately $1.5 million, respectively, for goods not yet shipped which is recorded as customer advances in current liabilities. Also, as of March 31, 2010 and December 31, 2009, Atari owed the Company approximately $2.0 million and approximately $1.8 million, respectively, before allowances, for goods already shipped which are recorded in accounts receivable and due from factor.

Other Customer Advance – Solutions 2 Go, Inc.

On August 31, 2009, Zoo Publishing entered into an exclusive distribution agreement with Solutions 2 Go Inc., a Canadian corporation (“S2G Inc.”) and an Exclusive Distribution Agreement with Solutions 2 Go, LLC, a California limited liability company (“S2G LLC,” and together with S2G Inc., “S2G”), pursuant to which Zoo Publishing granted to S2G the exclusive rights to market, sell and distribute certain video games, related software and products, with respect to which Zoo Publishing owns rights, in the territories specified therein.  In connection with these distribution agreements, on August 31, 2009, the Company entered into an Advance Agreement (the “Advance Agreement”) with S2G, pursuant to which S2G made a payment to the Company in the amount of $1,999,999, in advance of S2G’s purchases of certain products pursuant to these distribution agreements. From August 31, 2009 until recoupment of the advance in full, interest on the outstanding amount shall accrue at the rate of ten percent (10%) per annum. Interest expense of $30,000 is recorded for the three months ended March 31, 2010.  The amount of any unrecouped advance outstanding shall be repaid in its entirety to S2G no later than September 15, 2010. The advance shall be recouped, in whole or in part, from sales generated by S2G of products purchased by S2G under the distribution agreements. A percentage of the gross margin on the S2G sales shall be applied to  recoupment of the advance until the earlier of (i) the date on which the amount of the unrecouped advance has been reduced to zero or (ii) September 15, 2010, on which any unrecouped advance shall be repaid. As of March 31, 2010 and December 31, 2009, the balance remaining on the advance was approximately $1.1 million and $1.4 million, respectively, and is included in customer advances in the current liabilities section of the condensed consolidated balance sheets.

Notwithstanding the foregoing, if, at any time prior to the recoupment of the advance in full, the Company receives proceeds in connection with any sale of securities, or otherwise raises additional capital, exceeding an aggregate of $5.0 million, other than under a defined anticipated qualified financing, the entire unrecouped advance under the advance agreement shall at once become due and payable in full as of the funding date of the additional capital transaction without written notice of acceleration to the Company.  Additional capital transaction shall include, but not be limited to, the sale or issuance of any security by the Company, or any subsidiary of the Company, of any kind or character whatsoever, where “security” is given its broadest meaning including stock, warrants, options, convertible notes, and similar instruments of all types.

In consideration of S2G entering into the Advance Agreement, the Company agreed to issue to S2G Inc. a warrant to purchase 12,777 shares of the Company’s common stock (or such other number of shares of common stock that on the warrant grant date (as defined below), represents 6% of the Company’s modified fully-diluted shares, computed as if all outstanding convertible stock, warrants and stock options that are, directly or indirectly, convertible into common stock at a price of $450 or less, have been so converted), upon the occurrence of an anticipated qualified financing, which means (i) the consummation of the sale of shares of common stock by the Company which results in aggregate gross proceeds to the Company of at least $4,000,000 and (ii) the conversion of the Company’s senior secured convertible notes (“Zoo Entertainment Notes”), in the aggregate original principal amount of $11,150,000, into shares of common stock.  The warrant will have a term of five years and an exercise price equal to $180.  The warrant to acquire 12,777 shares was issued on August 31, 2009.  The warrant was valued at $400,000 using the Black-Scholes model and this cost will be amortized over 12 months through interest expense.  For the three months ended March 31, 2010, $100,000 of additional interest expense was recorded in the condensed consolidated statement of operations for this advance.

The advance is guaranteed by Messrs. Seremet and Rosenbaum and another employee.  Messrs. Seremet and Rosenbaum did not receive any additional compensation for this guarantee.  The employee who guaranteed the advance was granted 834 shares of common stock.  The value of the shares issued was computed at $100,000 using the bid-ask spread of the Company’s stock price and is recorded in the general and administrative expenses in the year ended December 31, 2009.

NOTE 8.   INCOME TAXES

The provision for income taxes is based on income recognized for financial statement purposes and includes the effects of temporary differences between such income and that recognized for tax return purposes.

The components of income tax expense for the three months ended March 31, 2010 and 2009 are as follows (in thousands):

	Three Months Ended March 31,
	2010	2009
Current:
Federal	$271	$—
State	26	77
Total Current	297	77

Deferred:
Federal	(149)	-
State	(15)	(77)
Total Deferred	(164)	(77)

Total	$133	$-

The Company paid $38,000 and $0 to various state jurisdictions for income taxes during the three months ended March 31, 2010 and 2009, respectively.

The reconciliations of income tax expense computed at the U.S. statutory tax rates to income tax expense for the three months ended March 31, 2010 and 2009 are as follows:

	Three Months Ended March 31,
	2010	2009
Tax at U.S. federal income tax rates	(34.0)%	(34.0)%
State taxes, net of federal income tax benefit	(1.8)	(12.1)
Change in valuation allowance	-	34.4
Nondeductible expenses and other	4.4	11.7

	(31.4)%	0.0%

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities as of March 31, 2010 and December 31, 2009 are as follows (in thousands):

	March 31, 2010		December 31, 2009
	Current	Long-Term	Current	Long-Term
Deferred tax assets:
Net operating loss carried forwards	$-	$654	$-	$719
Capital loss carryforwards		431		431
Allowance for returns and discounts	299	-	315	-
Bonus and other accruals	320	-	363	-
Non-qualified options	-	658	-	569
Alternative minimum tax credit carryforward	135	-	135	-
Gross deferred tax assets	754	1,743	813	1,719
Valuation allowance	(130)	(301)	(138)	(293)
Net deferred tax assets	624	1,442	675	1,426

Deferred tax liabilities:
Property and equipment	-	(16)	-	(17)
Inventory	(60)	-	(97)	-
Intangibles	-	(4,709)	-	(4,870)
Total deferred tax liabilities	(60)	(4,725)	(97)	(4,887)
Net deferred tax asset (liability)	$564	$(3,283)	$578	$(3,461)

As of March 31, 2010, the Company had approximately $1.2 million of available capital loss carryforwards which expire in 2013.  A valuation allowance of approximately $431,000 was recognized to offset the deferred tax assets related to these carryforwards.  The Company currently does not have any capital gains to utilize against this capital loss.  If realized, the tax benefit of this item will be applied to reduce future capital gains of the Company.

As of March 31, 2010, the Company has U.S. federal net operating loss (“NOL”) carryforwards of approximately $1.5 million.  As a result of statutory limitations, the company will only be able to utilize approximately $160,000 of NOL and capital loss carryforwards per year.  The federal NOL will begin to expire in 2028.  The Company has state NOL carryforwards of approximately $3.0 million which will be available to offset taxable state income during the carryforward period. The state NOL will also begin to expire in 2028.  The tax benefit of this item is reflected in the above table of deferred tax assets and liabilities.

NOTE 9.  STOCKHOLDERS’ EQUITY AND STOCK-BASED COMPENSATION ARRANGEMENTS

The Company has authorized 3,500,000,000 shares of common stock, par value $0.001, and 5,000,000 shares of preferred stock, par value $0.001 as of March 31, 2010.  All references to common stock reflect the one-for-600 reverse stock split of  the Company’s common stock, par value $0.001 per share, that became effective on May 10, 2010, and all historical information has been restated to reflect the reverse stock split.

Common Stock

As of March 31, 2010, there were 4,643,744 shares of common stock issued and 4,630,741 shares of common stock outstanding.

On February 11, 2010, the Board of Directors approved the issuance of 281,104 shares of restricted common stock to various members of the board.  The fair value of the restricted common stock grants was determined to be $397,000, based on the price of the Company’s equity raise in the fourth quarter of 2009and a marketability discount.  The stock-based compensation expense recorded in the three months ended March 31, 2010 is $111,000 and $286,000 will be expensed throughout the remaining vesting period of the restricted common stock grants until February 2013.

 On January 13, 2010, a certificate of amendment to the Company’s Certificate of Incorporation (the “Certificate of Amendment”) to increase the Company’s authorized shares of common stock, par value $0.001 per share, from 250,000,000 shares to 3,500,000,000 shares was approved by the Company’s Board of Directors and by the Company’s stockholders holding a majority of the Company’s issued and outstanding shares of common stock.  On March 10, 2010, the Company filed the Certificate of Amendment with the Secretary of State of the State of Delaware .

In conjunction with the increase in authorized shares, 1,389,684 shares of Series A Preferred Stock automatically converted into 2,316,145 shares of common stock and 1,188,439 shares of Series B Preferred Stock automatically converted into 1,980,739 shares of common stock.  See below for descriptions and features of the Series A Preferred Stock and Series B Preferred Stock.

The following table summarizes the activity of non-vested outstanding restricted stock:

Number
Outstanding
Non-Vested shares at December 31, 2009	-
Shares granted	281,104
Shares vested	(90,017)

Non-Vested shares at March 31, 2010	191,087

Preferred Stock

As of March 31, 2010, there were no shares of Series A Preferred Stock or Series B Preferred Stock issued or outstanding.  As of December 31, 2009, there were 1,389,684 shares of Series A Preferred Stock and 1,188,439 shares of Series B Preferred Stock issued and outstanding.  The Series A Preferred Stock and Series B Preferred Stock automatically converted to common shares of the Company at a rate of 1:1.667 on March 10, 2010 when there was a sufficient number of common shares authorized.

Preferred stock was issued in lieu of common stock in connection with the November and December 2009 equity raises because the Company did not have a sufficient number of shares of common stock authorized.  On November 20, 2009, the Company determined that it had the requisite number of votes of its holders of common stock and preferred stock in order to effect an increase in its authorized shares of common stock as soon as practicable to allow for all the then outstanding preferred stock to automatically convert to common stock immediately upon the effectiveness of an amendment to the Company's Certificate of Incorporation authorizing an increase in its authorized shares of common stock. On January 13, 2010, the Company’s Board of Directors and stockholders holding approximately 66.7% of the Company’s outstanding voting capital stock approved an amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of common stock from 250,000,000 shares to 3,500,000,000 shares (the “Charter Amendment”). The consents the Company received constituted the only stockholder approval required for the Charter Amendment under the Delaware General Corporation Law (the “DGCL”) and the Company’s existing Certificate of Incorporation and Bylaws. Pursuant to Rule 14c-2 of the Securities Exchange Act of 1934, as amended, this amendment was not effected until a date that was at least 20 calendar days following the date the Company first mailed the definitive Information Statement to the Company’s stockholders pursuant to Section 14(c) regarding the stockholder approval by written consent of such amendment (the “Information Statement”).  The Information Statement was first sent to the Company’s stockholders on February 16, 2010. On March 10, 2010, the Company increased the Company’s authorized shares of common stock,  from 250,000,000 shares to 3,500,000,000 shares.

On November 20, 2009, the Company entered into a securities purchase agreement (the “SPA”) with certain investors, consummating an approximately $4.2 million convertible preferred equity raise, pursuant to which the Company issued Series A Preferred Stock that will convert into common shares of the Company upon an increase in sufficient authorized common shares, representing 50% of the equity of the Company. The Series A Preferred Stock have a rate of one (1) share of Series A Preferred Stock for each $2.50 of value of the investment amount.  The Company issued 1,180,282 shares of Series A Preferred Stock on November 20, 2009.  On December 16, 2009, the Company received an additional $776,000 from certain investors and issued an additional 209,402 shares of Series A Preferred Stock.

On November 20, 2009, the Company entered into Amendment No. 6 to Senior Secured Convertible Note with the requisite holders of the Company’s outstanding senior secured convertible notes issued in the aggregate principal amount of $11,150,000.  The amendment provided that, among other things, the outstanding principal balance and all accrued and unpaid interest of $734,000 under the notes shall convert into shares of the Company’s Series B Preferred Stock upon the consummation of an investor sale that results in aggregate gross proceeds to the Company of at least $4,000,000, at a rate of one (1) share of Series B Preferred Stock for each $10.00 of value of the note.   Moreover, the amendment provided that the notes shall no longer be deemed to be outstanding and all rights with respect to the notes shall immediately cease and terminate upon the conversion, except for the right of each holder to receive the shares to which it is entitled as a result of such conversion.  The Company issued 1,188,439 shares of Series B Preferred Stock on November 20, 2009 as a result of the conversion of the above notes.

Options

As of December 31, 2008, the Company’s 2007 Employee, Director and Consultant Stock Plan (the “2007 Plan”) allowed for an aggregate of 1,667 shares of common stock with respect to which stock rights may be granted with no more than 417 shares of common stock with respect to which stock rights may be granted to any participant in any fiscal year. As of December 31, 2008, an aggregate of 1,625 shares of restricted common stock of the Company were outstanding under the Company’s 2007 Plan, and 42 shares of common stock were reserved for future issuance under this plan.

On January 14, 2009, the Company’s Board of Directors approved and adopted an amendment to the 2007 Plan, which increased the number of shares of common stock that may be issued under this plan from 1,667 shares to 6,667 shares, and increased the maximum number of shares of common stock with respect to which stock rights may be granted to any participant in any fiscal year from 417 shares to 1,250 shares. All other terms of this plan remain in full force and effect.

On January 14, 2009, the Company granted Mr. Seremet an option to purchase 1,250 shares of the Company’s common stock at an exercise price of $180 per share, pursuant to the Company’s 2007 Plan. There were no other options granted during the year ended December 31, 2009.   As of December 31, 2009, 3,792 shares of common stock remained available for future issuance under the Company’s 2007 Employee, Director and Consultant Stock Plan.

On May 12, 2009, the Company entered into a letter agreement with each of Mark Seremet and David Rosenbaum, pursuant to which, in consideration for Messrs. Seremet and Rosenbaum entering into a guaranty with Wells Fargo for the full and prompt payment and performance by the Company and its subsidiaries of the obligations in connection with a purchase order financing (the “Loan”), the Company agreed to compensate Mr. Seremet in the amount of $10,000 per month, and Mr. Rosenbaum in the amount of $7,000 per month, for so long as the executive remains employed while the guaranty and Loan remain in full force and effect. If the guaranty is not released by the end of the month following termination of employment of either Messrs. Seremet or Rosenbaum, the monthly fee shall be doubled for each month thereafter until the guaranty is removed.  As part of the November 2009 financing, Messrs. Seremet and Rosenbaum agreed to amend their respective letter agreements, pursuant to which, in consideration of each of their continued personal guarantees, the Company’s Board of Directors has approved the issuance of an option to purchase restricted stock or other incentives intended to comply with Section 409A of the Internal Revenue Code, equal to a 6.25% ownership interest, to each of Mr. Seremet and Mr. Rosenbaum respectively. Subject to the effectiveness of an amendment to the Company’s Certificate of Incorporation authorizing an increase in the number of authorized shares of the Company’s common stock and the one-for-600 reverse stock split, on February 11, 2010, the Company issued 337,636 options to purchase shares of common stock to each of Mr. Seremet and Mr. Rosenbaum in consideration for their continued personal guarantees. The Company performed a Black-Scholes valuation to determine the value of the arrangements on February 11, 2010 to be $542,000.  Of the $542,000, $403,000 was included as stock-based compensation expense in 2009 based on the value ascribed for the period from November 20, 2009 to December 31, 2009, and was included in accrued expenses in the December 31, 2009 consolidated balance sheet.  The stock-based compensation expense recorded in the three months ended March 31, 2010 is $28,000, and $111,000 will be expensed throughout the remaining vesting period of the options until May 2011.

On February 11, 2010, the Company granted options to purchase 585,645 shares of common stock to various employees, directors and consultants, outside of the Company’s 2007 Plan.

A summary of the status of the Company’s outstanding stock options as of March 31, 2010 and changes during the period then ended are presented below:

	March 31, 2010
		Weighted
		Average
	Number of	Exercise
	Shares	Price
Outstanding at beginning of period	4,321	$774.00
Granted (outside of the 2007 Plan)	1,260,917	1.95
Canceled	-	-

Outstanding at end of period	1,265,238	$4.59

Options exercisable at end of period	3,253	$888.00

The fair value of options granted during the three months ended March 31, 2010 was $903,000, of which $403,000 was accrued for in 2009 as a liability.

The following table summarizes information about outstanding stock options at March 31, 2010:

	Options Outstanding			Options Exercisable
		Weighted-
		Average	Weighted-		Weighted-
		Remaining	Average		Average
Range of	Number	Contractual	Exercise	Number	Exercise
Exercise Prices	Outstanding	Life (Years)	Price	Exercisable	Price
$1,548.00	280	3.2	$1,548	280	$1,548
$1,350.00	353	3.5	1,350	118	1,350
$912.00	2,438	3.3	912	2438	912
$180.00	1,250	3.8	180	417	180
$2.46	585,645	10.0	2.46	-	-
$1.50	675,272	10.0	1.50	-	-
$1.50 to $1,548	1,265,238	10.0	$4.59	3,253	$888

The following table summarizes the activity of non-vested outstanding stock options:

			Weighted-Average
		Weighted-Average	Remaining
	Number	Fair Value at	Contractual Life
	Outstanding	Grant Date	(Years)
Non-Vested shares at December 31, 2009	1,485	$1,350	4.4
Options Granted	1,260,917	1.95	10.0
Options Vested	(417)	180	3.5
Options forfeited or expired	-	-	-
Non-Vested shares at March 31, 2010	1,261,985	$3.48	10.0

As of March 31 2010, there was  $527,000 of unrecognized compensation cost related to non-vested stock option awards, which is expected to be recognized over a remaining weighted-average vesting period of 1.5 to 4.0 years.

The intrinsic value of options outstanding at March 31, 2010 is $0.

Warrants

As part of the equity raise on November 20, 2009 and on December 16, 2009, the Company issued warrants to purchase an aggregate of 1,017,194 shares of the Company’s common stock.   The warrants have a five year term and an exercise price of $0.01 per share. The warrants contain customary limitations on the amount that can be exercised. Additionally, the warrants provide that they could not be exercised until the effectiveness of the filing of an amendment to the Company’s Certificate of Incorporation authorizing a sufficient number of shares of common stock to permit the exercise of the warrants, which was completed on March 10, 2010. In the event of any subdivision, combination, consolidation, reclassification or other change of common stock into a lesser number, a greater number or a different class of stock, the number of shares of common stock deliverable upon exercise of the warrants will be proportionally decreased or increased, as applicable, but the exercise price of the warrants will remain at $0.01 per share.

As of March 31, 2010, there were 1,039,703 warrants outstanding with terms expiring in 2012 through 2014, all of which are currently exercisable.

A summary of the status of the Company’s outstanding warrants as of March 31, 2010 and changes during the period then ended are presented below:

	March 31, 2010
		Weighted
		Average
	Number of	Exercise
	Warrants	Price
Outstanding at beginning of period	1,039,703	$6.82
Granted	-	-
Exercised	-	-
Outstanding at end of period	1,039,703	$6.82

Warrants exercisable at March 31, 2010	1,039,703	$6.82

The following table summarizes information about outstanding and exercisable warrants at March 31, 2010:

	Warrants Outstanding and Exercisable
		Weighted-
		Average	Weighted-
		Remaining	Average
Range of	Number	Contractual	Exercise
Exercise Prices	Outstanding	Life (Years)	Price

$1,704.00	2,383	3.1	$1,704.00
$1,278.00	531	3.1	1,278.00
$180.00	12,777	4.6	180.00
$6.00	6,818	3.5	6.00
$0.01	1,017,194	4.6	0.01
$0.01 to $1,704.00	1,039,703	4.7	$6.82

NOTE 10.   INTEREST, NET
	(Amounts in Thousands)
	Three Months Ended March 31,
	2010	2009
Interest arising from amortization of debt discount	$-	$858
Interest on various notes	30	175
Interest arising from amortization of Solutions 2 Go warrants	100	-
Interest on financing arrangements	123	-
Interest expense, net	$253	$1,033

NOTE 11.   SUPPLEMENTAL CASH FLOW INFORMATION

Supplemental cash flow information for the three months ended March 31, 2010 and 2009 is as follows:

	(Amounts in Thousands)
	Three Months Ended March 31,
	2010	2009
Changes in other assets and liabilities:
Accounts receivable and due from factor	$(926)	$536
Inventory	(1,181)	976
Prepaid expenses and other current assets	766	(166)
Product development costs	(1,113)	(371)
Accounts payable	60	726
Customer advances	(1,987)	-
Accrued expenses and other current liabilities	402	(1,142)
Net changes in other assets and liabilities	$(3,979)	$559

Cash paid during the period for interest	$123	$-
Cash paid during the period for taxes	$38	$-

Non-cash investing and financing activities:
Transfer of option liability to equity	$403	$-
Par Value of Series A Preferred Stock converted to common stock	$1	$-
Par Value of Series B Preferred Stock converted to common stock	$1	$-

NOTE 12.   LITIGATION

The Company is involved, from time to time, in various legal proceedings and claims incident to the normal conduct of its business. Although it is impossible to predict the outcome of any legal proceeding and there can be no assurances, the Company believes that these legal proceedings and claims, individually and in the aggregate, are not likely to have a material adverse effect on its consolidated financial condition, results of operations or cash flows.

NOTE 13.   RELATED PARTY TRANSACTIONS

On April 6, 2009, the Company entered into an amended and restated purchase order financing arrangement with Wells Fargo. In connection with the amended agreement, Mark Seremet, President and Chief Executive Officer of Zoo Games and a director of Zoo Entertainment, and David Rosenbaum, the President of Zoo Publishing, entered into a Guaranty with Wells Fargo, pursuant to which Messrs. Seremet and Rosenbaum agreed to guaranty the full and prompt payment and performance of the obligations under the Assignment Agreement and the Security Agreement. On May 12, 2009, the Company entered into a letter agreement with each of Mark Seremet and David Rosenbaum (the “Fee Letters”), pursuant to which, in consideration for Messrs. Seremet and Rosenbaum entering into the guaranty with Wells Fargo for the full and prompt payment and performance by the Company and its subsidiaries of the obligations in connection with a purchase order financing (the “Loan”), the Company agreed to compensate Mr. Seremet in the amount of $10,000 per month, and Mr. Rosenbaum in the amount of $7,000 per month, for so long as the executive remains employed while the Guaranty and Loan remain in full force and effect. If the Guaranty is not released by the end of the month following termination of employment of either Messrs. Seremet or Rosenbaum, the monthly fee shall be doubled for each month thereafter until the Guaranty is removed.

Additionally, pursuant to the Fee Letters, the Company agreed to grant under the Company’s 2007 Plan,  to each of Messrs. Seremet and Rosenbaum, on such date that is the earlier of the conversion of at least 25% of all currently existing convertible debt of the Company into equity or November 8, 2009 (the earlier of such date, the “Grant Date”), an option to purchase that number of shares of the Company’s common stock equal to 6% and 3%, respectively, of the then issued and outstanding shares of common stock, based on a fully diluted current basis assuming those options and warrants that have an exercise price below $0.40 per share are exercised on that date but not counting the potential conversion to equity of any outstanding convertible notes that have not yet been converted and, inclusive of any options or other equity securities or securities convertible into equity securities of the Company that each may own on the Grant Date. The options were granted at an exercise price equal to the fair market value of the Company’s common stock on the Grant Date and pursuant to the Company’s standard form of nonqualified stock option agreement; provided however, that in the event the guaranty has not been released by Wells Fargo Bank as of the date of the termination of the option due to termination of service, the option termination date shall be extended until the earlier of the date of the release of the guaranty or the expiration of the ten year term of the option. In addition any options owned by Messrs. Seremet and Rosenbaum as of the Grant Date with an exercise price that is higher than the exercise price of the new options shall be cancelled as of the Grant Date.  As part of the November 2009 financing, Messrs. Seremet and Rosenbaum agreed to amend their respective Fee Letters, pursuant to which: in the case of Mr. Seremet, the Company will pay to Mr. Seremet a fee of $10,000 per month for so long as the guaranty remains in full force and effect, but only until November 20, 2010; and, in the case of Mr. Rosenbaum, the Company will pay to Mr. Rosenbaum a fee of $7,000 per month for so long as the guaranty remains in full force and effect, but only until November 20, 2010.  In addition, the amended Fee Letters provide that, in consideration of each of their continued personal guarantees, the Company’s Board of Directors approved an increase in the issuance of an option to purchase restricted stock or other incentives intended to comply with Section 409A of the Internal Revenue Code, equal to a 6.25% ownership interest, to each of Messrs. Seremet and Rosenbaum.    On February 11, 2010, the Company issued options to purchase 337,636 shares of common stock to each of Messrs. Seremet and Rosenbaum in consideration for their continued personal guarantees. (See Note 9 for the valuation of the options.)

NOTE 14.   SUBSEQUENT EVENTS

On May 4, 2010, the Company announced that its Board of Directors approved the implementation of a one-for-600 reverse stock split of its common stock pursuant to previously obtained stockholder authorization. The Company's common stock began trading on a post-split basis on May 11, 2010.  As a result of the reverse stock split, every 600 shares of the Company's common stock were combined into one share of common stock. The reverse stock split affected all of the Company's common stock, stock options and warrants outstanding immediately prior to the effective date of the reverse stock split. Any fractional share resulting from the reverse stock split will be rounded up to the nearest whole number. The split reduced the number of the Company's outstanding shares of common stock from 2,778,409,829 to 4,630,741 as of May 10, 2010.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

We estimate that expenses in connection with the distribution described in this prospectus (other than brokerage commissions, discounts or other expenses relating to the sale of the shares by the selling stockholders) will be as set forth below. We will pay all such expenses with respect to the distribution, and such amounts, with the exception of the Securities and Exchange Commission registration fee, are estimates.

SEC registration fee	$50,348
Accounting fees and expenses	92,000
Legal fees and expenses	175,000
Printing and related expenses	10,000
Transfer agent fees and expenses	0
Miscellaneous	325,000
Total	652,348

Item 14. Indemnification of Directors and Officers

Our Certificate of Incorporation includes provisions eliminating the personal liability of a director to the company and its stockholders for certain breaches of his or her fiduciary duty of care as a director. This provision does not, however, eliminate or limit the personal liability of a director (i) for any breach of such director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Delaware statutory provisions making directors personally liable, under a negligence standard, for unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit.  As a result of this provision, the ability of the Company or a stockholder thereof to successfully prosecute an action against a director for a breach of his duty of care has been limited. However, the provision does not affect the availability of equitable remedies such as an injunction or rescission based upon a director’s breach of his duty of care. The Securities and Exchange Commission has taken the position that the provision will have no effect on claims arising under the federal securities laws.

In addition, our Certificate of Incorporation provides mandatory indemnification rights, subject to limited exceptions, to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. Such indemnification rights include reimbursement for expenses incurred by such person in advance of the final disposition of such proceeding in accordance with the applicable provisions of the Delaware General Corporation Law.

Item 15. Recent Sales of Unregistered Securities

On June 23, 2008, pursuant to our 2007 Plan, we issued an aggregate of 1,500 restricted shares of our common stock, at a purchase price of $0.60 per share to certain employees, directors and consultants. On June 27, 2008, pursuant to the 2007 Plan, we issued an aggregate of 125 restricted shares of our common stock. The restricted shares are subject to a right of forfeiture back to us in the event that the holder terminates his or her position with us before June 23, 2011 with respect to the restricted shares granted on June 23, 2008, and June 27, 2011 with respect to the restricted shares granted on June 27, 2008. In addition, the right of forfeiture will lapse in its entirety upon a change of control of the Company. The Restricted Shares were issued pursuant to the exemptions from registration afforded by Section 4(2) of the Securities Act.

Pursuant to a Note Purchase Agreement, dated as of July 7, 2008, as amended on July 15, 2008, July 31, 2008 and August 12, 2008 (the “ First Financing Note Purchase Agreement”), we consummated a financing to raise $9,000,000 through the sale of senior secured convertible promissory notes, bearing interest at a rate of 5% per annum.  As partial inducement to purchase the notes, we issued to the purchasers warrants to purchase shares of our common stock at an exercise price of $6.00 per share for a five year term.  The First Financing Note Purchase Agreement provided for subsequent closings whereby we could issue additional notes and warrants to one or more additional purchasers at any time and from time to time on or before August 15, 2008, subject to extension.  Pursuant to the First Financing Note Purchase Agreement, on July 7, 2008 we issued to each of TCMF and Back Bay LLC notes in the aggregate principal amount of $2,500,000 and $2,000,000 respectively, and warrants to purchase 3,788 shares and 3,031 shares of our common stock, respectively.  On July 10, 2008, we issued to Cipher 06 LLC a note in the principal amount of $150,000 and a warrant to purchase 228 pursuant to the First Financing Note Purchase Agreement. On July 24, 2008, we issued to each of Soundpost Capital, LP and Soundpost Capital Offshore Ltd. a note in the principal amount of $500,000 and a warrant to purchase 758 shares of common stock, pursuant to the First Financing Note Purchase Agreement. On July 31, 2008, we issued to Trinad a note in the principal amount of $1,500,000 and a warrant to purchase 2,273 shares of common stock, pursuant to the First Financing Note Purchase Agreement. On August 13, 2008, we issued to S.A.C. Venture Investments, LLC a note in the principal amount of $1,850,000 and a warrant to purchase 2,804 shares of common stock.  Such securities were issued pursuant to Rule 506 of Regulation D promulgated under the Securities Act.

In addition, in connection with an amendment to that certain Management Agreement with Trinad we issued a note in the principal amount of $750,000 and 1,137 warrants to Trinad, on the same terms and conditions as the notes and warrants that were issued under the First Financing Note Purchase Agreement. Such securities were issued pursuant to Rule 506 of Regulation D promulgated under the Securities Act. As set forth below, on November 20, 2009, the notes issued to Trinad converted into shares of Series B Convertible Preferred Stock.

Pursuant to a Note Purchase Agreement, dated as of September 26, 2008 (the “ Second Financing Note Purchase Agreement”), we consummated a financing to raise $1,400,000 through the sale of senior secured convertible promissory notes, bearing interest at a rate of 5% per annum.  As partial inducement to purchase the notes, we issued to the purchasers warrants to purchase shares of our common stock at an exercise price of $6.00 per share for a five year term.  The Second Financing Note Purchase Agreement provides for subsequent closings whereby we may issue additional notes and warrants to one or more additional purchasers at any time and from time to time on or before October 15, 2008.  Pursuant to the Second Financing Note Purchase Agreement, on September 26, 2008 we issued to each of TCMF, Back Bay, Sandor Capital Master Fund, LP and John S. Lemak, notes in the aggregate principal amount of $500,000, $500,000, $300,000 and $100,000, respectively, and warrants to purchase 758 shares, 758 shares, 455 shares and 152 shares, respectively, of common stock. Such securities were issued pursuant to Rule 506 of Regulation D promulgated under the Securities Act .  As set forth below, in connection with the November Financing, the notes issued converted into shares of Series B Convertible Preferred Stock on November 20, 2009.

On July 7, 2008, we entered into an Agreement and Plan of Merger, as subsequently amended on September 12, 2008 (the “Merger Agreement”) with DFTW Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), Zoo Games and a stockholder representative, pursuant to which Merger Sub would merge with and into Zoo Games, with Zoo Games as the surviving corporation through an exchange of common stock of Zoo Games for common stock of the Company (the “Merger”).  On September 12, 2008, the Company, Merger Sub, Zoo Games and the stockholder representative completed the Merger and each outstanding share of Zoo Games common stock, $0.001 par value per share (the “Zoo Games common stock”), on a fully-converted basis, converted automatically into and became exchangeable for shares of the Company’s common stock, $0.001 par value per share, based on an exchange ratio equal to 7.023274. In addition, each of the 559 options to purchase shares of Zoo Games common stock (the “Zoo Games Options”) outstanding under Zoo Games’ 2008 Long-Term Incentive Plan were assumed by the Company, subject to the same terms and conditions as were applicable under such plan immediately prior to the Merger, and converted into 405 options to purchase shares of the Company’s common stock at an exercise price of $1,548 per share, 703 options to purchase shares of the Company’s common stock at an exercise price of $1,350 per share and 2,814 options to purchase shares of the Company’s common stock at an exercise price of $912 per share. The 411 warrants to purchase shares of Zoo Games common stock outstanding at the time of the Merger (the “Zoo Games Warrants”) were assumed by the Company and converted into 2,383 warrants to acquire shares of the Company’s common stock at an exercise price of $1,704 and 531 warrants to acquire shares of the Company’s common stock at an exercise price of $1,278 per share. The merger consideration consisted of (i) 43,498 shares of the Company’s common stock, (ii) the reservation of 3,922 shares of the Company’s common stock that are required for the assumption of the Zoo Games Options and (iii) the reservation of 2,914 shares of the Company’s common stock that are required for the assumption of the Zoo Games Warrants.  Such issuance was made pursuant to the exemption from registration permitted under Section 4(2) of the Securities Act.

On January 14, 2009, the Company granted to Mark Seremet, a director, President and Chief Executive Officer of the Company, an option to purchase 1,250 shares of the Company’s common stock at an exercise price of $180 per share (the “Options”), pursuant to the Company’s 2007 Plan.  The Options were granted in connection with Mr. Seremet entering into an employment agreement with Zoo Games, pursuant to which Mr. Seremet became Chief Executive Officer of Zoo Games.  The Options have a ten-year term and vest as follows: Options to purchase 417 shares will vest on January 14, 2010, Options to purchase 417 shares will vest on January 14, 2011 and Options to purchase the remaining 417 shares will vest on January 14, 2012. The Options were granted pursuant to the exemption from registration permitted under Rule 506 of Regulation D of the Securities Act.

On August 31, 2009, in consideration for an employee entering into a guaranty with S2G Inc. and S2G LLC for the full and prompt payment and performance by the Company and its subsidiaries of the obligations in connection with an advance agreement, the Company entered into a letter agreement with the employee, pursuant to which, among other things, the Company agreed to deliver to the employee 834 shares of common stock. Such securities were issued pursuant to Section 4(2) promulgated under the Securities Act.

On August 31, 2009, Zoo Publishing entered into an Exclusive Distribution Agreement with S2G Inc. and an Exclusive Distribution Agreement with S2G LLC, pursuant to which Zoo Publishing granted to S2G the exclusive rights to market, sell and distribute certain video games, related software and products, with respect to which Zoo Publishing owns rights, in the territories specified therein.  In connection with the Distribution Agreements, on August 31, 2009, we entered into an Advance Agreement with S2G, pursuant to which S2G made a payment to us in the amount of $1,999,999, in advance of S2G’s purchases of certain products pursuant to the Distribution Agreements.  In  consideration of S2G entering into the Advance Agreement, we agreed to issue to S2G Inc. a warrant to purchase shares of common stock representing 6% of the Company’s modified fully-diluted shares, computed as if all outstanding convertible stock, warrants and stock options that are, directly or indirectly, convertible into common stock at a price of $450 or less, have been so converted), upon the occurrence of an “Anticipated Qualified Financing”.  On August 31, 2009, we issued a warrant to purchase 12,777 shares of common stock, at an exercise price equal to $180  to S2G Inc.  The warrant has a term of five years, and may be adjusted such that the number of shares of common stock represents 6% of the Company’s modified fully-diluted shares, computed as if all outstanding convertible stock, warrants and stock options that are, directly or indirectly, convertible into common stock at a price of $450 or less, have been so converted.  While the warrant is outstanding, but only for a period ending on November 30, 2010, (i) if the Company issues any common stock purchase warrants at an exercise price of less than $180, then the exercise price of the warrant will be reduced to equal such lower exercise price and the number of shares which the warrant is exercisable for will be increased such that the aggregate purchase price payable thereunder shall remain the same, and (ii) if the Company issues any common stock or common stock equivalents at a price per share of common stock less than $120, then the exercise price of the warrant will be reduced to equal such lower per share price and the number of shares which the warrant is exercisable for will be increased such that the aggregate purchase price payable thereunder shall remain the same; provided that, such adjustments shall not be made in the case of certain exempt issuances by the Company, as provided in the warrant. Such securities were issued pursuant to Regulation S promulgated under the Securities Act.

On November 20, 2009, we entered into a Securities Purchase Agreement with certain investors identified therein, pursuant to which we agreed to sell to the investors in a private offering an aggregate of up to 2,000,000 shares of our Series A Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred Shares”), at a price per share equal to $2.50, for gross proceeds of up to $5,000,000 (the “November Financing”).  On November 20, 2009,we sold Series A Preferred Shares and Warrants (as defined below), that when converted and exercised, will equal 2,816,010 shares of common stock, for gross proceeds of $4,224,015. Such amount includes an aggregate $450,000 investment made by certain of our officers and directors, which investment of at least $300,000 was a condition to the closing of the November Financing.  Each Series A Preferred Share automatically converted into 1.67 shares of common stock in March 2010 upon the effectiveness of the filing of an amendment to our Certificate of Incorporation authorizing a sufficient number of shares of common stock to permit the conversion of the Series A Preferred Shares. The Series A Preferred Shares were issued pursuant to Rule 506 of Regulation D promulgated under the Securities Act.

In connection with the November Financing, we also issued to each of Focus Capital Partners, LLC and Socius Capital Group, LLC, two of the lead Investors in the November Financing, a warrant to purchase a certain number of shares of common stock included as part of the 2,816,010 shares described above.   The warrants have a five year term and an exercise price of $0.01 per share.  The warrants contain customary limitations on the amount of the warrants that can be exercised.  Additionally, the warrants provide that they cannot be exercised until the effectiveness of the filing of an amendment to our Certificate of Incorporation authorizing a sufficient number of shares of common stock to permit the exercise of the warrants.  The warrants were issued pursuant to Rule 506 of Regulation D promulgated under the Securities Act.

As a condition to the closing of the November Financing, on November 20, 2009, we entered into Amendment No. 6 to Senior Secured Convertible Note (“Amendment No. 6”), with the requisite number of holders (the “Holders”) of our senior secured convertible notes issued in the aggregate principal amount of $11,150,000 (the “Notes”).  Amendment No. 6 provides that the principal balance and all accrued and unpaid interest underlying all of the Notes shall automatically convert into shares of our Series B Convertible Preferred Stock, par value $0.001 per share (“Series B Preferred Shares”), at a rate of one Series B Preferred Share for every $10.00 of principal plus accrued and unpaid interest underlying the Notes, following the consummation of a sale of Series A Preferred Shares, provided that such sale results in aggregate gross cash proceeds of at least $4,000,000, and each Series A Preferred Share is initially convertible into 1,000 shares of common stock.  Additionally, pursuant to Amendment No. 6, the Company and the Holders terminated that certain letter agreement, dated as of June 26, 2009, which provided for certain registration rights with respect to the shares of common stock issuable upon conversion of the Notes.  On November 20, 2009, upon consummation of the November Financing, $11,884,390 of principal plus accrued and unpaid interest underlying the Notes converted into an aggregate of 1,188,439 Series B Preferred Shares, which, when converted, will represent 1,980,739 shares of common stock.  All outstanding rights with respect to the Notes were terminated and all obligations of the Company under the Notes were discharged in full.  Each Series B Preferred Share automatically converted into 1.67 shares of common stock upon the effectiveness of the filing of an amendment to our Certificate of Incorporation in March 2010 authorizing a sufficient number of shares of common stock to permit the conversion of the Series B Preferred Shares. The Series B Preferred Shares were issued pursuant to Rule 506 of Regulation D promulgated under the Securities Act.

On December 16, 2009, we entered into a new Securities Purchase Agreement (the “Second Purchase Agreement”), with certain investors identified therein, pursuant to which we agreed to sell to certain investors in a private offering the balance of the Series A Preferred Shares that were not sold in the November Financing described above, at a price per share equal to $2.50 and on the same terms and conditions as the Series A Preferred Shares sold in the November Financing.  On December 16, 2009, we sold 209,402 Series A Preferred Shares for gross proceeds to the Company of $775,985. Each Series A Preferred Share was automatically convertible into 1.67 shares of our common stock upon the effectiveness of the filing of an amendment to our Certificate of Incorporation authorizing a sufficient number of shares of common stock to permit the conversion of the Series A Preferred Shares.  In connection with the December 16, 2009 financing, we issued to Focus Capital Partners, LLC, one of the lead investors, a warrant to purchase 168,320 shares of common stock.   The Series A Preferred Shares and the warrant were issued pursuant to Rule 506 of Regulation D promulgated under the Securities Act.

Subject to the effectiveness of an amendment to our Certificate of Incorporation effectuating the Reverse Stock Split, on February 11, 2010, we issued an aggregate of  281,104 shares of restricted common stock and options to purchase 1,260,917 shares of common stock to various employees, directors and consultants, outside of our 2007 Employee, Director and Consultant Stock Plan, as set forth below.  On January 13, 2010, our Board of Directors and stockholders holding approximately 66.7% of our outstanding voting capital stock approved an amendment to our Certificate of Incorporation to authorize the reverse stock split, and our Board of Directors authorized the implementation of the reverse stock split on April 23, 2010.   Effective on May 10, 2010, the Company filed with the Secretary of State of the State of Delaware a Certificate of Amendment to its Certificate of Incorporation (the “Certificate of Amendment”), effecting a reverse stock split of the Company’s common stock, par value $0.001 per share, at a ratio of one-for-600.    As a result of the reverse stock split, every 600 shares of the Company’s issued and outstanding common stock were combined into one share of common stock.

We issued options to purchase 337,636 shares of common stock to each of Mark Seremet, a director, Chief Executive Officer and President of the Company, and David Rosenbaum, President of Zoo Publishing, Inc., in consideration for their continued personal guarantees of the payment and performance by the Company of certain obligations in connection with a previously entered into purchase order financing, pursuant to Fee Letters entered into between the Company and each of Messrs. Seremet and Rosenbaum, dated as of May 12, 2009, as amended on August 31, 2009 and November 20, 2009.  The options have an exercise price of $1.50 per share and vest as follows: 72% vested immediately, 14% vest on May 12, 2010 and 14% vest on May 12, 2011.

We issued to Jay Wolf, our Executive Chairman of the Board of Directors and Secretary, in consideration for Mr. Wolf agreeing to serve as Executive Chairman of the Board of Directors, 265,860 shares of restricted common stock, and in consideration for his services as a director, options to purchase 36,413 shares of common stock.  The options have an exercise price of $2.46 per share and vest as follows: 25% vested immediately, and 25% vest on each of the first, second and third anniversaries of the date of grant.

In consideration for agreeing to serve as Chief Operating Officer of Zoo Publishing, we also issued to Steve Buchanan options to purchase 175,996 shares of common stock.  The options have an exercise price of $2.46 per share and 25% vest on each of the first, second, third and fourth anniversaries of the date of grant.

Additionally, we issued to David Fremed, our Chief Financial Officer, options to purchase 60,688 shares of common stock in consideration for his services as Chief Financial Officer.  The options have an exercise price of $2.46 per share and vest as follows: 70% vested immediately, and 15% vest on each of the first and second anniversaries of the date of grant.

In consideration for their services as directors, we issued options to purchase 21,241 shares, 12,138 shares, 12,138 shares, 21,241 shares and 25,489 shares, respectively, to each of Drew Larner, David Smith, Moritz Seidel, John Bendheim and Barry Regenstein.  The options have an exercise price of $2.46 per share and vest as follows: 25% vested immediately, and 25% vest on each of the first, second and third anniversaries of the date of grant.  We issued 4,573 shares, 3,049 shares and 7,622 shares, respectively, of restricted common stock to each of  Drew Larner, John Bendheim and Barry Regenstein in consideration for each of them serving as a member of the Company’s compensation committee.

Additionally, we issued options to purchase an aggregate of 220,301 shares of common stock to various employees  in consideration for their services, at an exercise price of $2.46 per share and with the vesting schedule as set forth in each option holder’s respective option agreement.

The securities issued on February 11, 2010 were issued pursuant to Rule 506 of Regulation D promulgated under the Securities Act~~.~~

Item 16. Exhibits and Financial Statements Schedules

(a) Exhibits

See the Exhibit Index on the page immediately following the signature page for a list of exhibits filed as part of this registration statement, which Exhibit Index is incorporated herein by reference.

(b)  Financial Statement Schedules.

The financial statement schedules required by Item 16 have been omitted because of the absence of conditions under which they are required or because the required information is included in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS.

(a)          The undersigned registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any Prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)          That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)          That, for the purpose of determining liability under the Securities Act to any purchaser: Each Prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than Prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or Prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or Prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or Prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-1/A to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, on this 25th day of June, 2010.

ZOO ENTERTAINMENT, INC.

By	/s/ Mark Seremet
Mark Seremet
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-1/A has been signed by the following persons in the capacities and on the dates indicated.

Signatures		Title	Date

By:	/s/ Mark Seremet	Chief Executive Officer	June 25, 2010
	Mark Seremet	(principal executive
officer) and Director

By:	*	Chief Financial Officer	June 25, 2010
	David Fremed	(principal financial
officer and principal accounting officer)

By:	*	Secretary and Director	June 25, 2010
Jay A. Wolf

By:	*	Director	June 25, 2010
Barry Regenstein

By:	*	Director	June 25, 2010
John Bendheim

By:	*	Director	June 25, 2010
Drew Larner

By:	*	Director	June 25, 2010
Moritz Seidel

By:	*	Director	June 25, 2010
David Smith

*	/s/ Mark Seremet		June 25, 2010
Mark Seremet
Attorney-in-Fact

INDEX OF EXHIBITS

Exhibit
No.	Description

2.1
Plan and Agreement of Merger, between Zoo Entertainment, Inc. f/k/a Driftwood Ventures, Inc., a Delaware corporation (“Zoo”), and Driftwood Ventures, Inc., a Nevada corporation, dated as of November 19, 2007 (incorporated by reference to that DEF 14C Information Statement filed with the Securities and Exchange Commission on November 30, 2007).

2.2
Agreement and Plan of Merger, by and among Zoo, DFTW Merger Sub, Inc., Zoo Games Interactive Software, Inc. (“Zoo Games”) and the stockholder representative, dated as of July 7, 2008 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on July 11, 2008.)

2.3
Amendment to Agreement and Plan of Merger, by and among Zoo, DFTW Merger Sub, Inc., Zoo Games and the stockholder representative, dated as of September 12, 2008 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on September 18, 2008).

3.1	Certificate of Incorporation (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on December 21, 2007).

3.2
Certificate of Ownership and Merger, filed with the Secretary of State of the State of Delaware on December 3, 2008 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on December 8, 2008).

3.3
Certificate of Amendment to Certificate of Incorporation, filed on August 26, 2009 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on August 31, 2009).

3.4
Certificate of Designation, Preferences and Rights of Series A Convertible Preferred Stock (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on November 27, 2009).

3.5
Certificate of Designation, Preferences and Rights of Series B Convertible Preferred Stock (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on November 27, 2009).

3.6	Bylaws (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on December 21, 2007).

3.7
Certificate of Amendment to Certificate of Incorporation, filed on March 10, 2010 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on March 16, 2010).

3.8
Certificate of Amendment to Certificate of Incorporation, filed on May 6, 2010 (incorporated by reference to that Current Report on Form 8-K filed the Securities and Exchange Commission on May 10, 2010).

4.1	Form of Note issued to investors (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on July 11, 2008).

4.2	Form of Note issued to investors (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on October 2, 2008).

4.3	Form of Warrant issued to investors (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on July 11, 2008).

4.4	Form of Warrant issued to investors (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on October 2, 2008).

4.5
Form of Warrant issued to Focus Capital Partners, LLC and Socius Capital Group, LLC (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on December 21, 2009).

4.6	Warrant issued to Solutions 2 Go, Inc. (incorporated by reference to that Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 23, 2009).

5.1	Form of Opinion of counsel as to legality of securities being registered. †

10.1
Loan Agreement with Trinad Capital Master Fund, Ltd. (“Trinad”), dated as of October 24, 2007, as amended on November 21, 2007 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on October 25, 2007 and November 21, 2007, respectively).

10.2
Amendment No. 2 to Loan Agreement, by and between Zoo and Trinad, dated as of April 18, 2008 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on April 22, 2008).

10.3
Amendment No. 3 to the Loan Agreement, by and between Zoo and Trinad, dated as of July 7, 2008 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on July 11, 2008).

10.4*
Management Agreement, between Zoo and Trinad Management, LLC, dated as of October 24, 2007 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on October 25, 2007).

10.5*
Amendment No. 1 to the Management Agreement, by and between Zoo and Trinad Management, LLC, dated as of July 7, 2008 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on July 11, 2008).

10.6*	2007 Employee, Director and Consultant Stock Plan (incorporated by reference to that Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on April 8, 2008).

10.7*	Amendment to 2007 Employee, Director and Consultant Stock Plan (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on January 16, 2009).

10.8
Commercial Lease Agreement, by and between Trinad Management, LLC and Zoo, dated as of May 1, 2008 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on May 7, 2008).

10.9
Letter Agreement, dated as of June 1, 2008, by and between Zoo and DDK Consulting (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on June 2, 2008).

10.10
Note Purchase Agreement, by and among Zoo, Trinad, Back Bay LLC (“Back Bay”), Cipher 06 LLC (“Cipher”), Soundpost Capital, LP (“Soundpost LP”), Soundpost Capital Offshore Ltd. (“Soundpost Offshore”) and S.A.C. Venture Investments, LLC (“S.A.C.”), dated as of July 7, 2008 (incorporated by reference to those Current Reports on Form 8-K filed with the Securities and Exchange Commission on July 11, 2008, July 30, 2008, August 1, 2008 and August 15, 2008).

10.11
Amendment No. 1 to the Note Purchase Agreement, dated as of July 15, 2008 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on July 17, 2008).

10.12
Amendment No. 2 to the Note Purchase Agreement, dated as of July 31, 2008 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on August 1, 2008).

10.13
Security Agreement, by and among Zoo, Trinad, Back Bay, Cipher, Soundpost LP, Soundpost Offshore and S.A.C., dated as of July 7, 2008. (incorporated by reference to those Current Reports on Form 8-K filed with the Securities and Exchange Commission on July 11, 2008, July 30, 2008, August 1, 2008 and August 15, 2008).

10.14
Securities Purchase Agreement, by and between Zoo Games and Zoo, dated as of July 7, 2008 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on July 11, 2008).

10.15
Amendment No. 1 to the Securities Purchase Agreement, dated as of July 15, 2008 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on July 17, 2008).

10.16	Senior Secured Note, issued by Zoo Games on July 7, 2008 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on July 11, 2008).

10.17
Pledge Agreement, by and between Zoo and Zoo Games, dated as of July 7, 2008 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on July 11, 2008).

10.18
Security Agreement, by and among Zoo, Zoo Games, Zoo Games Online LLC, Zoo Digital Publishing Limited, Supervillain Studios, LLC and Zoo Games, Inc. (the “Subsidiaries”), dated as of July 7, 2008 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on July 11, 2008).

10.19	Guaranty, by and among the Subsidiaries, dated as of July 7, 2008 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on July 11, 2008).

10.20
Note Purchase Agreement, by and among Zoo, Trinad, Back Bay, Sandor Capital Master Fund LP (“Sandor”) and John S. Lemak (“Lemak”), dated as of September 26, 2008  (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on October 2, 2008).

10.21
Security Agreement, by and among Zoo, Trinad, Back Bay, Sandor and Lemak, dated as of September 26, 2008  (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on October 2, 2008).

10.22
1st Amended and Restated Employment Agreement between Zoo Games and Mark Seremet, dated as of April 16, 2006. (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on September 18, 2008).

10.23*
Amendment Number One to the 1st Amended and Restated Employment Agreement between Zoo Games and Mark Seremet, dated as of July 15, 2008. (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on September 18, 2008).

10.24*
Employment Agreement, by and between Zoo Games and Mark Seremet, dated as of January 14, 2009 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on January 16, 2009).

10.25*
Employment Agreement between Zoo Games and David J. Fremed, dated as of June 4, 2007 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on September 18, 2008).

10.26*
Amendment Number One to the June 4, 2007 David Fremed Employment Agreement between Zoo Games and David J. Fremed, effective as of August 8, 2008. (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on September 18, 2008).

10.27*
Employment Agreement between Zoo Games and Evan Gsell, dated as of May 22, 2007 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on September 18, 2008).

10.28*
Employment Agreement between Zoo Publishing, Inc. and Susan J. Kain-Jurgensen, dated as of December 18, 2007 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on September 18, 2008).

10.29*
Amendment Number One to the Susan J. Kain-Jurgensen Employment Agreement between Zoo Publishing, Inc. and Susan J. Kain-Jurgensen effective as of July 16, 2008 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on September 18, 2008).

10.30*	2008 Long-Term Incentive Plan of Zoo Games (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on September 18, 2008).

10.31
Agreement between Barry Hatch and Ian Stewart, and Zoo Games, dated as of April 4, 2008 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on September 18, 2008).

10.32
Amendment to Loan Note Instrument of Zoo Games, dated as of July 31, 2008 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on September 18, 2008).

10.33
Loan facility of £325,000 (approximately U.S. $650,000) from I.C. Stewart 2001 Trust to Zoo Digital Publishing Limited, dated as of April 1, 2008 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on September 18, 2008).

10.34
Cash Flow Financing Facility of Zoo Digital Publishing with Bank of Scotland, dated as of November 21, 2006 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on September 18, 2008).

10.35
Amendment to Cash Flow Financing Facility of Zoo Digital Publishing with Bank of Scotland, dated as of January 7, 2008 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on September 18, 2008).

10.36
Overdraft Financing Facility of Zoo Digital Publishing with Bank of Scotland, dated as of January 8, 2008 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on September 18, 2008).

10.37
Lease Agreement between Paul Andrew Williams and Clare Marie Williams t/a Towers Investments of Valley House and Zoo Digital Publishing, Limited, dated as of February 1, 2007 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on September 18, 2008).

10.38**
First Renewal License Agreement for the Nintendo DS System between Nintendo Co., Ltd. And Zoo Digital Publishing Limited, dated as of May 25, 2008 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on September 18, 2008).

10.39**
Confidential License Agreement for the Wii Console between Nintendo Co., Ltd. and Zoo Digital Publishing Limited, dated as of May 15, 2007 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on September 18, 2008).

10.40	Guaranty of Mark Seremet, dated as of August 11, 2008 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on September 18, 2008).

10.41
Playstation2 Licensed Publisher Agreement between Sony Computer Entertainment Europe Limited and Zoo Digital Publishing Limited, dated as of August 22, 2002 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on September 18, 2008).

10.42
Playstation Portable Licensed Publisher Agreement between Sony Computer Entertainment Europe Limited and Zoo Digital Publishing Limited, dated as of August 7, 2008 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on September 18, 2008).

10.43
Amended and Restated Promissory Note of Supervillain Studios, LLC and TSC Games, Inc., dated as of June 14, 2007, in the aggregate principal amount of $2,100,000 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on September 18, 2008).

10.44
Sublease between Supervillain Studios, LLC and Supervillain Studios, Inc. (now known as TSC Games, Inc.), dated as of June 14, 2007 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on September 18, 2008).

10.45
Confidential License Agreement for the Wii Console between Nintendo of America Inc. and Zoo Publishing, Inc., dated as of July 14, 2008 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on September 18, 2008).

10.46
Confidential License Agreement for Nintendo DS between Nintendo of America Inc. and Zoo Publishing, dated as of October 1, 2005 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on September 18, 2008).

10.47
Confidential License Agreement for the Nintendo DS System between Nintendo Co., Ltd. and Zoo Publishing, dated as of April 4, 2005 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on September 18, 2008).

10.48**
PSP Licensed Publisher Agreement between SONY Computer Entertainment America Inc. and Zoo Publishing, dated as of January 20, 2006 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on September 18, 2008).

10.49**
PS2 Licensed Publisher Agreement between SONY Computer Entertainment America Inc. and Zoo Publishing, dated as of November 20, 2002 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on September 18, 2008).

10.50
Zoo Games, Inc. Form of Non-Qualified Stock Option Award Agreement (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on September 18, 2008).

10.51
Business Lease between Lakeside Business Park, LLC and DSI, dated as of September 20, 2007 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on September 18, 2008).

10.52
Factoring and Security Agreement between Zoo Publishing, Inc. and Working Capital Solutions, Inc., dated as of August 5, 2008 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on September 18, 2008).

10.53
Promissory Note of Zoo Publishing to the estate of Stuart Kaye in the principal amount of $647,830, dated, as of January 1, 2007 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on September 18, 2008).

10.54
Guaranty of Zoo Publishing obligations to Transcap Trade Finance made by Susan J. Kain-Jurgensen, dated as of December 19, 2007 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on September 18, 2008).

10.55
Promissory Note of Zoo Publishing for the benefit of Susan J. Kain-Jurgensen in the principal amount of $506,670.99, dated as of April 15, 2008 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on September 18, 2008).

10.56
Form of Non-Competition Agreement entered into by Mark Seremet and Susan J. Kain-Jurgensen, dated as of September 12, 2008 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on September 18, 2008).

10.57
Sales Agreement, by and between Zoo Publishing, Inc. and Atari, Inc., dated as of October 24, 2008 (incorporated by reference to that Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 19, 2008).

10.58
Agreement for the Sale and Purchase of the entire Issued Share Capital of Zoo Digital Publishing Limited, by and among Zoo Games, Zoo Digital Publishing Limited, Barry Hatch and Ian Clifford Stewart, dated as of December 2, 2008 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on December 8, 2008).

10.59
Amended and Restated Master Purchase Order Assignment Agreement, by and among Zoo Entertainment, Inc., Zoo Games, Zoo Publishing, Inc. and Wells Fargo Bank National Association, dated as of April 6, 2009 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on April 9, 2009).

10.60
Amended and Restated Security Agreement and Financing Statement, by and among Zoo Entertainment, Inc., Zoo Games, Zoo Publishing, Inc. and Wells Fargo Bank National Association, dated as of April 6, 2009 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on April 9, 2009).

10.61
Guaranty, by and among Wells Fargo Bank, National Association and Mark Seremet and David Rosenbaum as guarantors, dated as of April 6, 2009 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on April 9, 2009).

10.62
Exchange Agreement, by and among Zoo Games, Supervillian Studios, LLC, TSC Games, Inc. and Stephen Ganem, Timothy Campbell and Chris Rausch, dated as of September 16, 2008 (incorporated by reference to that Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 15, 2009).

10.63
Amendment Number One to the October 24, 2008 Sales Agreement, by and between Zoo Publishing, Inc. and Atari, Inc., effective as of April 1, 2009 (incorporated by reference to that Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 15, 2009).

10.64
Amendment Number Two to the October 24, 2008 Sales Agreement, by and between Zoo Publishing, Inc. and Atari, Inc., dated as of May 1, 2009 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on May 7, 2009).

10.65
Letter Agreement, by and between Zoo Entertainment, Inc. and Mark Seremet, dated as of May 12, 2009 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on May 18, 2009).

10.66
Letter Agreement, by and between Zoo Entertainment, Inc. and David Rosenbaum, dated as of May 12, 2009 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on May 18, 2009).

10.67
License Agreement, by and among Zoo Entertainment, Inc., Zoo Publishing, Inc. and New World IP, LLC, dated as of May 1, 2009 (incorporated by reference to that Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 20, 2009).

10.68
Amendment No. 2 to Senior Secured Convertible Note, dated as of June 26, 2009, by and among Zoo Entertainment, Inc. and the holders of Notes set forth therein (incorporated by reference to that Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 14, 2009).

10.69
Letter Agreement, dated as of June 26, 2009, by and among Zoo Entertainment, Inc. and the holders of Notes set forth therein (incorporated by reference to that Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 14, 2009).

10.70**
Amendment Number 3 to the October 24, 2008 Sales Agreement, dated as of June 15, 2009, by and between Zoo Publishing, Inc. and Atari, Inc (incorporated by reference to that Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 14, 2009).

10.71
Amendment No. 2 to License Agreement, dated as of May 20, 2009, by and among Zoo Publishing, Inc., Zoo Entertainment, Inc. and New World IP, LLC (incorporated by reference to that Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 14, 2009).

10.72*
Employment Agreement, dated as of January 1, 2008, by and between Zoo Publishing, Inc. and David Rosenbaum (incorporated by reference to that Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 14, 2009).

10.73*
Amendment No. 1 to Employment Agreement, dated as of July 1, 2008, by and between Zoo Publishing, Inc. and David Rosenbaum (incorporated by reference to that Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 14, 2009).

10.74*
Amendment No. 2 to Employment Agreement, dated as of July 23, 2009, by and between Zoo Publishing, Inc. and David Rosenbaum (incorporated by reference to that Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 14, 2009).

10.75
Factoring and Security Agreement, dated as of September 9, 2009 and effective as of September 29, 2009,  by and between Zoo Publishing, Inc. and Working Capital Solutions, Inc. (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on October 2, 2009).

10.76
Continuing Unconditional Guaranty, dated as of September 9, 2009 and effective as of September 29, 2009, by and between Working Capital Solutions, Inc. and Zoo Entertainment, Inc. as guarantor (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on October 2, 2009).

10.77
Continuing Unconditional Guaranty, dated as of September 9, 2009 and effective as of September 29, 2009, by and between Working Capital Solutions, Inc. and Zoo Games, Inc. as guarantor (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on October 2, 2009).

10.78
Individual Guaranty, by and between Working Capital Solutions, Inc. and Mark Seremet as guarantor, dated as of September 9, 2009 and effective as of September 29, 2009 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on October 2, 2009).

10.79
Individual Guaranty, by and between Working Capital Solutions, Inc. and David Rosenbaum as guarantor, dated as of September 9, 2009 and effective as of September 29, 2009 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on October 2, 2009).

10.80
Amendment No. 3 to Senior Secured Convertible Note, dated as of August 31, 2009, by and among Zoo Entertainment, Inc. and the holders of Notes set forth therein (incorporated by reference to that Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 23, 2009).

10.81
Advance Agreement, by and among Zoo Entertainment, Inc., Solutions 2 Go Inc. and Solutions 2 Go LLC, dated as of August 31, 2009 (incorporated by reference to that Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 23, 2009).

10.82
Exclusive Distribution Agreement, by and between Zoo Publishing, Inc. and Solutions 2 Go Inc. and Solutions 2 Go LLC, dated as of August 31, 2009 (incorporated by reference to that Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 23, 2009).

10.83
Exclusive Distribution Agreement, by and between Zoo Publishing, Inc. and Solutions 2 Go LLC, dated as of August 31, 2009 (incorporated by reference to that Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 23, 2009).

10.84
Amendment 1 to Fee Letter Agreement, by and between Zoo Entertainment, Inc. and Mark Seremet, dated as of August 31, 2009 (incorporated by reference to that Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 23, 2009).

10.85
Amendment 1 to Fee Letter Agreement, by and between Zoo Entertainment, Inc. and David Rosenbaum, dated as of August 31, 2009 (incorporated by reference to that Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 23, 2009).

10.86
Continuing Personal Guaranty of Mark Seremet for the benefit of Solutions 2 Go Inc. and Solutions 2 Go LLC, dated as of August 31, 2009 (incorporated by reference to that Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 23, 2009).

10.87
Continuing Personal Guaranty of David Rosenbaum for the benefit of Solutions 2 Go Inc. and Solutions 2 Go LLC, dated as of August 31, 2009 (incorporated by reference to that Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 23, 2009).

10.88
Amendment No. 4 to Senior Secured Convertible Note, dated as of October 6, 2009, by and among Zoo Entertainment, Inc. and the holders of Notes set forth therein (incorporated by reference to that Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 23, 2009).

10.89
Amendment No. 2 to Letter Agreement, by and between Zoo Entertainment, Inc. and Mark Seremet, dated as of November 20, 2009 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on November 27, 2009).

10.90
Amendment No. 2 to Letter Agreement, by and between Zoo Entertainment, Inc. and David Rosenbaum, dated as of November 20, 2009 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on November 27, 2009).

10.91
Amendment No. 6 to Senior Secured Convertible Promissory Note, by and among Zoo Entertainment, Inc. and the note holders set forth therein, dated as of November 20, 2009 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on November 27, 2009).

10.92
Amendment No. 5 to Senior Secured Convertible Note, dated as of November 2, 2009, by and among Zoo Entertainment, Inc. and the holders of Notes set forth therein (incorporated by reference to the Registration Statement on Form S-1 filed with the Securities and Exchange Commission on December 22, 2009).

10.93
Securities Purchase Agreement, by and among Zoo Entertainment, Inc. and the investors set forth therein, dated as of November 20, 2009 (incorporated by reference to the Registration Statement on Form S-1 filed with the Securities and Exchange Commission on December 22, 2009).

10.94
Registration Rights Agreement, by and among Zoo Entertainment, Inc., Focus Capital Partners, LLC and Socius Capital Group, LLC, dated as of November 20, 2009 (incorporated by reference to the Registration Statement on Form S-1 filed with the Securities and Exchange Commission on December 22, 2009).

10.95
Securities Purchase Agreement, by and among Zoo Entertainment, Inc. and the investors set forth therein, dated as of December 16, 2009 (incorporated by reference to the Registration Statement on Form S-1 filed with the Securities and Exchange Commission on December 22, 2009).

10.96
Amendment No. 1 to Registration Rights Agreement, by and among Zoo Entertainment, Inc., Focus Capital Partners, LLC and Socius Capital Group, LLC, dated as of December 16, 2009 (incorporated by reference to the Registration Statement on Form S-1 filed with the Securities and Exchange Commission on December 22, 2009).

10.97
Employment Agreement, by and between Zoo Publishing, Inc. and Steve Buchanan, effective as of February 15, 2010 (incorporated by reference to that Current Report on Form 8-K filed the Securities and Exchange Commission on February 18, 2010).

10.98
Amendment Number Two to the June 4, 2007 David Fremed Employment Agreement, by and between Zoo Games, Inc. and David Fremed, effective as of February 15, 2010 (incorporated by reference to that Current Report on Form 8-K filed the Securities and Exchange Commission on February 18, 2010).

10.99
Amendment No. 2 to the 2007 Employee, Director and Consultant Stock Plan (incorporated by reference to that Current Report on Form 8-K filed the Securities and Exchange Commission on February 18, 2010).

10.100	Form of Non-qualified Option Agreement (incorporated by reference to that Current Report on Form 10-K filed the Securities and Exchange Commission on March 31, 2010).

10.101	Form of Restricted Stock Agreement (incorporated by reference to that Current Report on Form 10-K filed the Securities and Exchange Commission on March 31, 2010).

10.102
First Amendment to Factoring and Security Agreement, by and between Zoo Publishing, Inc. and Working Capital Solutions, Inc., dated as of April 1, 2010 (incorporated by reference to that Current Report on Form 8-K filed the Securities and Exchange Commission on April 7, 2010).

10.103
 First Amendment to Master Purchase Order Assignment Agreement, by and among Zoo Entertainment, Inc., Zoo Games, Inc., Zoo Publishing, Inc. and Wells Fargo Bank, National Association, dated as of April 6, 2010 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission on April 7, 2010).

14.1	Code of Conduct and Ethics (incorporated by reference to that Registration Statement on Form S-1/A filed with the Securities and Exchange Commission on June 15, 2010).

16.1	Letter from Rothstein, Kass & Company, P.C., dated as of April 21, 2008 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission April 22, 2008).

16.2	Letter from Raich Ende Malter & Co. LLP, dated as of November 4, 2008 (incorporated by reference to that Current Report on Form 8-K filed with the Securities and Exchange Commission November 5, 2008).

21.1	Subsidiaries of Zoo Entertainment, Inc. (incorporated by reference to the Registration Statement on Form S-1 filed with the Securities and Exchange Commission on December 22, 2009).

23.1	Consent of Independent Registered Public Accounting Firm.†

24.1	Power of Attorney (incorporated by reference to the Registration Statement on Form S-1 filed with the Securities and Exchange Commission on December 22, 2009).

99.1
Consulting Agreement, by and between Zoo Publishing, Inc. and Ryan Brant, dated as of April 1, 2010 (incorporated by reference to that Registration Statement on Form S-1/A filed with the Securities and Exchange Commiission on June 10, 2010).

99.2	Audit Committee Charter (incorporated by reference to that Registration Statement on Form S-1/A filed with the Securities and Exchange Commission on June 15, 2010).

99.3	Nominating and Governance Committee Charter (incorporated by reference to that Registrration Statement on Form S-1/A filed with the Securities and Exchange Commission on June 15, 2010).

99.4	Compensation Committee Charter (incorporated by reference to that Registration Statement on Form S-1/A filed with the Securities and Exchange Commission on June 15, 2010).

* Management compensation agreements
**Confidential treatment as to certain portions requested
† Filed herewith